As filed with the U.S. Securities and Exchange Commission on January 26, 2024

Registration No. 333-276292

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Pre-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUSHI GINZA ONODERA, INC.

(Exact name of registrant as specified in its charter)

Delaware	5812	93-2631297
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

SUSHI GINZA ONODERA, INC.

1-1-3 Otemachi Chiyoda-ku

Tokyo 100-0004, Japan

Telephone: +81-3-5220-8550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporate Creations Network Inc.

3411 Silverside Road Tatnall, Building #104

Wilmington, Delaware 19810

Telephone: (302) 351-3367

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq. Craig D. Linder, Esq. Anthony, Linder & Cacomanolis, PLLC 1700 Palm Beach Lakes Blvd., Suite 820 West Palm Beach, Florida 33401 Telephone: (561) 514-0936	David Huberman, Esq. Koji Ishikawa, Esq. Win Rutherfurd, Esq. Greenberg Traurig, P.A. 333 SE 2nd Avenue, Suite 4400 Miami, FL 33131 Telephone: +972 3-636-6000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 26, 2024

1,066,667 Shares

Common Stock

Sushi Ginza Onodera, Inc.

This is a firm commitment initial public offering of common stock, par value $0.00001 per share (“Common Stock”), of Sushi Ginza Onodera Inc. Prior to the offering, there has been no public market for our Common Stock. We expect the initial public offering price to be between $7.00 and $8.00 per share.

We have applied to list our Common Stock on The Nasdaq Capital Market (the “Nasdaq”) under the symbol “ONDR” and this offering is contingent on the listing of our Common Stock on the Nasdaq.

Currently, Hiroshi Onodera indirectly beneficially owns through LEOC Co., Ltd., a Japanese corporation, an aggregate of 7,000,000 shares of our Common Stock, which represents 100% of the voting power of our outstanding capital stock. LEOC Co., Ltd. is owned by Onodera Group Co., Ltd., which is in turn owned by Mr. Onodera. Following this offering, Mr. Onodera will control indirectly through Onodera Group Co., Ltd. and LEOC Co., Ltd. approximately 86.78% of the voting power of our outstanding capital stock if all the Common Stock being offered hereby are sold (or 85.09% of our outstanding voting power if the underwriters’ option to purchase additional shares is exercised in full). As a result of his voting power, Mr. Onodera will be able to control any action requiring the general approval of our stockholders, including the election of our Board of Directors, the adoption of amendments to our certificate of incorporation and bylaws and the approval of any merger or sale of substantially all of our assets. If we obtain a listing on Nasdaq, we will be a “controlled company” as defined in Rule 5615(c)(1) of the Nasdaq listing standards because more than 50% of our voting power will be held by LEOC Co., Ltd. after the offering. As a “controlled company,” we are exempt by Rule 5615(c)(2) of the Nasdaq listing standards from the requirements of Rule 5605(b), (d) and (e) of the Nasdaq listing standards that would otherwise require us to have (i) a majority of the Board of Directors consist of “independent” directors under the listing standards of Nasdaq, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the requirements of Nasdaq, and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of Nasdaq. Consequently, we are exempt from independent director requirements of Rule 5605(b), (d) and (e) of the Nasdaq listing standards, except for the requirements under subsection (b)(2) thereof pertaining to executive sessions of independent directors and those under subsection (c) thereof pertaining to the Audit Committee. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Prospectus Summary—Implications of Being a Controlled Company.”

Unless otherwise noted, the share and per share information in this prospectus have been adjusted to give effect to the one for four point two eight five seven one four two nine (1-for-4.28571429) reverse stock split (“Reverse Stock Split”) of our outstanding common stock, which was effective on December 1, 2023.

We are an “emerging growth company” under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

We are a holding company and conduct our business through our operating subsidiaries in the United States, Japan and China.

Investing in our Common Stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our Common Stock under the heading “Risk Factors” beginning on page 19 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1)	This table does not include a non-accountable expense allowance equal to 1.0% of the gross proceeds of this offering payable to the underwriters. For a description of the other compensation to be received by the underwriter, see “Underwriting” beginning on page 111.

We have granted a 45-day option to the Representative to purchase up to 160,000 additional shares of Common Stock from us solely to cover over-allotments, if any.

Delivery of the shares of Common Stock is expected to be made on or about , 2024.

ThinkEquity

The date of this prospectus is             , 2024

# 銀座 おのでら
# GINZA ONODERA

【Location】

| | | |
|---|---|---|
| Onodera Food Service Co.,Ltd. | Sushi Ginza Onodera Souhonten | Tokyo |
| | Sushi Ginza Onodera Honten | Tokyo |
| | Sushi Ginza Onodera Otouto Honten | Tokyo |
| | Sushi Ginza Onodera Toryumon | Tokyo |
| | Kaiten Sushi Ginza Onodera Honten | Tokyo |
| | Kaiten Sushi Ginza Onodera Kyoto | Kyoto |
| | Tachigui Sushi Ginza Onodera Honten | Tokyo |
| | Tempura Ginza Onodera Namiki-dori | Tokyo |
| | Tempura Ginza Onodera Higashi-ginza | Tokyo |
| | Makiyaki Ginza Onodera | Tokyo |
| Ginza Onodera California Inc. | Sushi Ginza Onodera California | Los Angeles |
| Ginza Onodera USA Inc. | Sushi Ginza Onodera Hawaii | Honolulu |
| Ginza Onodera Shanghai. | Ginza Onodera Shanghai | Shanghai |

廻転鮨
おのでら
銀座
Kaiten Sushi
Ginza Onodera
GRAND MENU
This is a part of the menu of Kaiten Sushi Ginza Onodera Kyoto restaurant.
Yamayuki Blue Fin Fatty Tuna
Yamayuki Blue Fin Medium-Fatty Tuna
Yamayuki Blue Fin Tuna
Yamayuki Blue Fin Tuna Soy Sauce Marinated
Fresh Tiger Prawn
Homemade Conger Eel
Homemade Gizzard Shad
Sea Urchin
Japanese Sea Urchin
Yamayuki Blue Fin Tuna Scraped off from the bone
Bigfin Reef Squid
Japanese Horse Mackerel
Japanese Sea Bream
Homemade Vinegared Mackerel
Tofu Skin
Salmon Belly
Salmon
Whelk
Sea Eel
Pickled Eggplant
Freshly opened Scallop
Alfonsino
Japanese Sardine
Sweet Shrimp
Pickled Cucumber
California
Yamayuki Toro and Pickled Radish Maki
Salmon Roe
Homemade Vinegared Mackerel wrapped in Kelp
Young Green Onion Shoots
a la carte menu
Assorted Seasonal Tempura
Sanuki Udon Small
Japanese Fried Chicken
French Fries
Onodera Savory Egg Custard
Sea Eel and Tomato Salad
Variety of Ramen Noodle
Assorted Seasonal Pickled Vegitable
Edamame
This menu uses plant-based ingredients. The contents may differ depending on the condition of purchase.
All images are for illustrative purposes only.

You should rely only on the information contained in this prospectus and any free writing prospectus we may authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information from that contained in this prospectus and any free writing prospectus we have authorized. We and the underwriters take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. “Risk Factors” and “Special Note Regarding Forward-Looking Statements” contain additional information regarding these risks.

For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering of the shares of common stock and the distribution of this prospectus outside of the United States. See “Underwriting.”

DEALER PROSPECTUS DELIVERY OBLIGATION

Through and including                    , 2024 (the 25th day after the date of the prospectus), all dealers that affect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

i

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets which we believe to be reasonable. Any industry forecasts are based on data (including third-party data), models and experience of various professionals and are based on various assumptions, all of which are subject to change without notice. Although we believe the data from these third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate, and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or food products in this prospectus is not intended to imply a relationship with, or endorsement or sponsorship by, these other parties. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names.

BASIS OF PRESENTATION

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

In this prospectus, “Sushi Ginza Onodera,” “we,” “us,” “our,” and the “Company” refer to Sushi Ginza Onodera, Inc., a Delaware corporation, and its subsidiaries unless expressly indicated or the context otherwise requires. “LEOC Co., Ltd.,” “Parent” and “parent company” refer to LEOC Co., Ltd., a Japanese corporation, our parent company and sole holder of all outstanding common stock. Onodera Group Co., Ltd. was formerly known as Onodera Holdings Co., Ltd. prior to effecting a name change to Onodera Group Co., Ltd. on April 1, 2021. LEOC Co., Ltd. is a wholly owned subsidiary of Onodera Group Co., Ltd. Prior to this offering, Hiroshi Onodera beneficially owns all of the outstanding common shares of Onodera Group Co., Ltd., representing 100% of the voting power of the outstanding capital stock of Onodera Group Co., Ltd. Therefore, Mr. Onodera indirectly beneficially owns, through LEOC Co., Ltd., an aggregate of 7,000,000 shares of our common stock, which represents 100% of the voting power of our outstanding capital stock of the Company. The terms “yen” and “¥” refers to Japanese Yen, the lawful currency of Japan, and the terms “dollar” or “$” refer to U.S. dollars, the lawful currency of the United States. Unless otherwise indicated, U.S. dollar translations of yen amounts presented in this prospectus are translated using the rate of 135.47 yen to $1.00, based on the central rate as reported by the Bank of Japan on March 31, 2023.

The Company’s fiscal year begins on April 1 and ends on March 31. Our financial statements are prepared in U.S. dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”).

NON-GAAP FINANCIAL MEASURES

“EBITDA” is defined as net income before interest, income taxes and depreciation and amortization. EBITDA presented in this prospectus is not recognized under GAAP.

EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We are presenting EBITDA because we believe that they provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and operating results.

1

We believe that the use of EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. In addition, you should be aware when evaluating EBITDA that in the future we may incur expenses similar to those excluded when calculating this measure. Our presentation of this measure should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate EBITDA in the same fashion.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA on a supplemental basis. For a reconciliation of net income to EBITDA, see “Summary Historical Financial and Operating Data.” You should review the reconciliation and accompanying disclosures carefully in connection with your consideration of such non-GAAP measure and note that the way in which we calculate this measure may not be comparable to similarly titled measures employed by other companies.

ADDITIONAL FINANCIAL MEASURES AND OTHER DATA

●	“Average Unit Volumes” or “AUVs” consist of the average annual sales of all restaurants that have been open for 18 months or longer at the end of the fiscal year presented. AUVs are calculated by dividing (x) annual sales for the fiscal year presented for all such restaurants by (y) the total number of restaurants in that base. The AUVs measure is calculated excluding one restaurant, which closed in the year ended March 31, 2021 and one restaurant, which closed in the year ended March 31, 2022 and one restaurant, which closed in the six months ended September 30, 2023 (Discontinued operations). Since AUVs are calculated based on annual sales for the fiscal year presented, they are not shown on an interim basis for the six-months ended September 30, 2023 and 2022.

Typically, our new restaurants have historically tended to gain recognition and sales as the number of months in operation increases, with no “honeymoon” period during which sales generally rise at the time of opening. In new markets, the length of time before average sales for new restaurants stabilize is less predictable as a result of our limited knowledge of these markets and consumers’ limited awareness of our brand. First quarter sales for the three stores opened in the year ended March 31, 2022 increased 71.8% in the second year compared to the same period in the first year. New restaurants usually become profitable in the second or third quarter after opening. New restaurants may not be profitable, and their sales performance may not follow historical patterns. In addition, our average restaurant sales and comparable restaurant sales may not increase at the rates achieved over the past several years.

●	“Comparable restaurant sales growth” refers to the change in year-over-year sales for the comparable restaurant base. We include restaurants in the comparable restaurant base that have been in operation for at least 18 months prior to the start of the accounting period presented. Growth in comparable restaurant sales represents the percent change in sales from the same period in the prior year for the comparable restaurant base. For the years ended March 31, 2023, and March 31, 2022, there were eight and eight restaurants, respectively, in our comparable restaurant base. For the six months ended September 30, 2023 and September 30, 2022, there were eight and eight restaurants, respectively, in our comparable restaurant base. This measure highlights the performance of existing restaurants, as the impact of new restaurant openings is excluded. The small number of restaurants in our comparable restaurant base may cause this measure to fluctuate and be unpredictable. The comparable restaurant sales growth measure is calculated excluding one restaurant, which closed in the year ended March 31, 2021 and one restaurant, which closed in the year ended March 31, 2022 and one restaurant, which closed in the six months ended September 30, 2023. For more information about the various factors impacting comparable restaurant sales, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Key Performance Indicators – Comparable Restaurant Sales Growth” on page 52 of this prospectus.

●	“Number of restaurant openings” reflects the number of restaurants opened during a particular reporting period. Before we open new restaurants, we incur pre-opening costs. New restaurants may not be profitable, and their sales performance may not follow historical patterns. The number and timing of restaurant openings has had, and is expected to continue to have, an impact on our results of operations.

●	“Payback Period” means the length of time, in years, required to recoup Net Build-Out Costs after the restaurant opening date.

●	“Average check” is defined as (x) dine-in sales, divided by (y) restaurant guest count for a given period of time. This is an indicator which management uses to analyze the dollars spent per guest in our restaurants and aids management in identifying trends in guest preferences and the effectiveness of menu changes and price increases.

2

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements and related notes included elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the matters set forth under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” sections of this prospectus and our financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. All figures are in U.S. dollars, unless otherwise stated.

Unless otherwise noted, the share and per share information in this prospectus reflects a reverse stock split of the outstanding common stock of the Company at a one for four point two eight five seven one four two nine (1-for-4.28571429) ratio, which was effected on December 1, 2023.

Company Overview

Sushi Ginza Onodera, Inc., a Delaware corporation, is a food service company headquartered in the Otemachi district of the Chiyoda ward in Tokyo, Japan. The Company opened its first restaurant in Ginza, Tokyo in 2013. The Company now operates thirteen sushi, tempura, teppanyaki, and makiyaki (firewood cuisine) restaurants in regions around the world. The restaurants in Japan that are operated by the Company consist of Kaiten Sushi Ginza Onodera Kyoto in Kyoto, Japan, as well as Sushi Ginza Onodera Souhonten, Sushi Ginza Onodera Honten, Tempura Ginza Onodera Higashi-ginza, Tempura Ginza Onodera Namiki-dori, Makiyaki Ginza Onodera, Sushi Ginza Onodera Otouto Honten, Sushi Ginza Onodera Toryumon, Kaiten Sushi Ginza Onodera Honten, and Tachigui Sushi Ginza Onodera Honten in Tokyo, Japan. The Company also operates restaurants within the United States and China, consisting of Sushi Ginza Onodera in Los Angeles, California, Sushi Ginza Onodera in Honolulu, Hawaii and Ginza Onodera in Shanghai, China. The Company’s slogan is “From Ginza to the World”, which embodies the Company’s mission of spreading refined Japanese culture throughout the world by providing a unique and culturally authentic food experience to every customer.

The Company is a wholly owned subsidiary of LEOC Co., Ltd., a Japan limited company. LEOC Co., Ltd., founded in September 2008, established the “Ginza Onodera” brand in 2013 and began operations in the U.S. and Tokyo. LEOC Co., Ltd. is a wholly owned subsidiary of Onodera Group Co., Ltd., a Japan limited company which is in turn owned by Hiroshi Onodera. The Company was established in February 2023 with the goal of further expanding its sushi business in the U.S. Hiroshi Onodera indirectly beneficially owns through LEOC Co., Ltd. an aggregate of 7,000,000 shares of our Common Stock, which represents 100% of the voting power of our outstanding capital stock. Following this offering, Mr. Onodera will control indirectly through Onodera Group Co., Ltd. and LEOC Co., Ltd. approximately 86.78% of the voting power of our outstanding capital stock if all the Common Stock being offered hereby are sold (or 85.09% of our outstanding voting power if the underwriters’ option to purchase additional shares is exercised in full). As a result of his voting power, Mr. Onodera will have the ability to determine all matters requiring approval by stockholders. In other words, Mr. Onodera will be able to control any action requiring the general approval of our stockholders, including the election of our Board of Directors, the adoption of amendments to our certificate of incorporation and bylaws and the approval of any merger or sale of substantially all of our assets. If we obtain a listing on Nasdaq, we will be a “controlled company” as defined in Rule 5615(c)(1) of the Nasdaq listing standards because more than 50% of our voting power will be held by LEOC Co., Ltd., which is indirectly controlled by Mr. Onodera after this offering. As a “controlled company,” we are exempt by Rule 5615(c)(2) of the Nasdaq listing standards from the requirements of Rule 5605(b), (d) and (e) of the Nasdaq listing standards that would otherwise require us to have (i) a majority of the Board of Directors consist of “independent” directors under the listing standards of Nasdaq, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the requirements of Nasdaq, and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of Nasdaq. Consequently, we are exempt from independent director requirements of Rule 5605(b), (d) and (e) of the Nasdaq listing standards, except for the requirements under subsection (b)(2) thereof pertaining to executive sessions of independent directors and those under subsection (c) thereof pertaining to the Audit Committee. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. In addition, Mr. Onodera can exercise significant voting influence over fundamental and important corporate matters and transactions and may have interests that differ from yours. For details, please see “Risk Factors - Risk Related to Our Business and Industry - If the voting power of our capital stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.”

The following diagram depicts our organization structure prior to this offering:

Hiroshi Onodera
(Japan / Tokyo)
10,000 shares
(representing 100% of voting power)
ONODERA GROUP CO., LTD
(Japan / Tokyo)
10,000 shares
(representing 100% of voting power)
LEOC CO., LTD.
(Japan / Tokyo)
7,000,000 shares
(representing 100% of voting power)
SUSHI GINZA ONODERA, INC.
(USA／Delaware)
100 shares
(representing 100% of voting power)
ONODERA
FOOD SERVICE CO., LTD
(Japan)
10,000 shares
(representing 100% of voting power)
100 shares
(representing 100% of voting power)
10,000 shares
(representing 100% of voting power)
CNY 16,144 thousands*
(representing 90% of voting power)
GINZA ONODERA
TEXAS INC.
(USA / Houston)
GINZA ONODERA CALIFORNIA INC.
(USA / Los Angels)
GINZA ONODERA USA INC.
(USA / Hawaii)
GINZA ONODERA SHANGHAI
(China / Shanghai)

* Ginza Onodera Shanghai is a “limited liability company”. Ownership share (equity interest) is determined by the amount of subscribed capital of each shareholder; in other words, the degree to which each shareholder has a vote in company decisions and a right to the company’s profits is dependent on the capital subscribed to at the time the company incorporated. Accela Catering Group Limited (formerly Sun Restaurant Group Limited) invested 10% of the total investment in Ginza Onodera Shanghai, representing a 10% equity interest, and it has voting rights corresponding to the same percentage of investment.

3

The following diagram depicts our organization structure following this offering (assuming no exercise of the overallotment option):

Hiroshi Onodera
(Japan / Tokyo)
10,000 shares
(representing 100% of voting power)
ONODERA GROUP CO., LTD
(Japan / Tokyo)
10,000 shares
(representing 100% of voting power)
Public Shareholders
LEOC CO., LTD.
(Japan / Tokyo)
1,066,667 shares
(representing 13.22% of voting power)
7,000,000 shares
(representing 86.78% of voting power)
SUSHI GINZA ONODERA, INC.
(USA／Delaware)
100 shares
(representing 100% of voting power)
ONODERA
FOOD SERVICE CO., LTD
(Japan)
10,000 shares
(representing 100% of voting power)
100 shares
(representing 100% of voting power)
10,000 shares
(representing 100% of voting power)
CNY 16,144 thousands*
(representing 90% of voting power)
GINZA ONODERA
TEXAS INC.
(USA / Houston)
GINZA ONODERA CALIFORNIA INC.
(USA / Los Angels)
GINZA ONODERA USA INC.
(USA / Hawaii)
GINZA ONODERA SHANGHAI
(China / Shanghai)

* Ginza Onodera Shanghai is a “limited liability company”. Ownership share (equity interest) is determined by the amount of subscribed capital of each shareholder; in other words, the degree to which each shareholder has a vote in company decisions and a right to the company’s profits is dependent on the capital subscribed to at the time the company incorporated. Accela Catering Group Limited (formerly Sun Restaurant Group Limited) invested 10% of the total investment in Ginza Onodera Shanghai, representing a 10% equity interest, and it has voting rights corresponding to the same percentage of investment.

For the years ended March 31, 2023, and March 31, 2022, we generated revenues of $20,692 thousand and $17,714 thousand, respectively, we reported net income of $2,181 thousand and $1,857 thousand, respectively, and cash flow provided by operating activities of $1,308 thousand and cash flow used in operating activities of $284 thousand, respectively. For the six months ended September 30, 2023 and 2022, we generated revenues of $11,794 thousand and $9,416 thousand, respectively, we reported net income of $2,004 thousand and $2,393 thousand, respectively, and cash flow provided by operating activities of $435 thousand and $275 thousand, respectively.

Our Philosophy

What we value most is “people.” Our corporate philosophy is to “delight and impress our customers,” “provide growth and happiness to partner,” and “contribute to society.” We deliver happiness by facing each and every customer with our high-quality dishes to create an authentic Japanese cuisine that immerses customers in a rich, traditional cultural experience.

Our Strengths

Our Company has established the Ginza Onodera brand in Japan and the United States during the last ten years of our operations. Each of our restaurants follows a traditional Japanese style of sushi called “Edomae sushi,” which is a style of sushi that emerged a few hundred years ago in Tokyo, Japan. “Edo” is a historical name for the location currently known as Tokyo and “Mae” means in front or “waterfront.” Each piece of Edomae sushi is well prepared using a variety of techniques depending on the available raw ingredients, such as utilizing salt, two types of red vinegar, and/or soy sauce to marinate and cure the raw fish, as well as boiling water to flash blanch the raw fish. The techniques encompassed by the “Edomae” approach to sushi serve a dual purpose – it reveals flavors not otherwise present in the raw fish prior to the application of the technique (including but not limited to the umami taste) and promotes aging in order to maximize the original flavor of the fish, rather than just placing raw fish on top of the sushi. The rice component of our sushi is made combined with carefully selected high quality sake lees (pressed lees leftover from the production of sake) that are kept airtight for a long period of time, as well as aged red vinegar, which creates an exquisite harmony with the final raw fish components of Edomae sushi and is highly appreciated by our customers.

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The skills cultivated by our itamae (skilled sushi chefs) have been recognized by the Michelin Restaurant Guide, which shows the rating of exemplary restaurants by a number of stars. Two of our existing restaurants, Sushi Ginza Onodera in Los Angeles, California and Makiyaki (Firewood Cuisine) in Tokyo, Japan, have received Michelin stars. Furthermore, Sushi Ginza Onodera in Los Angeles, California has received two Michelin stars for four consecutive years (2020, 2021, 2022, and 2023) and our closed Sushi Ginza Onodera New York was listed in the Michelin Guide five times in a row through 2022.

To secure a firm foothold in the sushi industry, we have strategically established a two-pronged business strategy to differentiate ourselves and target two distinct customer segments. At one end of the spectrum, the high-end Sushi Ginza Onodera restaurants offer an exclusive dining experience for individuals with higher-than-average disposable income, seeking an intimate, one-on-one experience with the head chef in a traditional, Edo Japan atmosphere with desires to savor the Michelin-quality sushi artistry. On the other spectrum, the recently developed Kaiten Sushi establishments are designed for cost-conscious individuals who are passionate about quality sushi but may not have the available financial resources for the high-end omakase experience. By providing this alternative, we can offer a diverse range of options that maintain the brand’s quality commitment while ensuring that a broader audience can enjoy the dishes and traditions integral to the Onodera brand.

Restaurants in the United States. The Company operates two restaurants in the United States, consisting of Sushi Ginza Onodera in Los Angeles, California and Sushi Ginza Onodera in Honolulu, Hawaii. Our restaurants in the United States import fish several times a week from the Toyosu Fish Market in Tokyo, Japan, to ensure fresh authentic Edomae sushi. Additionally, the rice is imported from the Niigata prefecture and other famous Japanese production areas and tinted in red vinegars. These restaurants generally offer our customers a prix fixe lunch and dinner menu dining experience at set rates with limited seating. The menu for each of these seats can include appetizer courses, Edomae sushi, specialty nigiri, soup, and dessert. This permits us to cultivate a more private and authentic dining event as well as showcase our Ginza Onodera style specialties. Our menus may vary according to both daily and seasonal availability, especially since we import many of our food items. We also offer beverage pairing upon request, which generally includes sake, Japanese whiskey, champagne, and wine. Our dinner course experience is intended to be enjoyed by our customers over the course of at least a two-hour period. The Edomae sushi style involves using the aging process to preserve the fish, develop umami flavors, and create a more tender texture. A variety of methods are employed, including but not limited to marinating raw fish in soy sauce, simmering raw fish in broth, and curing raw fish in salt or kombu sea kelp. Each of these methods may be employed from a few hours to several days. Each time fresh fish arrives at our restaurants in the United States from Japan, our artisans examine it and decide the best Edomae techniques to use.

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Restaurants in Japan. The Company operates 10 restaurants in Japan, consisting of Kaiten Sushi Ginza Onodera Kyoto in Kyoto, Japan, as well as Sushi Ginza Onodera Souhonten, Sushi Ginza Onodera Honten, Tempura Ginza Onodera Higashi-ginza, Tempura Ginza Onodera Namiki-Dori, Makiyaki (Firewood Cuisine) Ginza Onodera, Sushi Ginza Onodera Otouto Honten, Sushi Ginza Onodera Toryumon, Kaiten Sushi Ginza Onodera Honten, and Tachigui Sushi Ginza Onodera Honten in Tokyo, Japan. Each of our restaurants in Japan adheres to a traditional Japanese style of sushi called “Edomae sushi.” In order to encourage more people to enjoy the thorough attention to authenticity that our restaurants strive to offer to its customers, we opened the Kaiten Sushi Ginza Onodera Honten in Tokyo, Japan in October 2021 and Kaiten Sushi Ginza Onodera Kyoto, Japan in July 2023. These restaurants were intended to provide a more casual dining experience with the use of Kaiten style (customer access to sushi through use of a conveyer belt) at an affordable pricing while retaining the quality that is expected of our Ginza Onodera brand. Our executive chefs thoroughly supervise the restaurant and pursue uncompromising service and quality to provide well-prepared Edomae sushi at a more affordable price. At Kaiten Sushi Ginza Onodera Honten and Kaiten Sushi Ginza Onodera Kyoto, we are creating a Kaiten style sushi culture that combines the traditional practice of Edomae sushi with an innovative restaurant space. The Kaiten service model at our two Kaiten style restaurants allows our guests to control their dining experience, from food variety to time spent on a meal, and from portions to check size. With access to food on the revolving conveyor belt, our guests can drop in for a quick meal or stay longer for a more relaxed dining experience. Our guests can enjoy high-quality dishes at affordable prices because of our efficient kitchen operations and low front-of-house labor needs. We believe that our authentic approach to a popular Japanese cuisine coupled with our unique and flexible dining experience appeal to a wide range of demographics. In addition, we believe our commitment to high-quality and non-artificial ingredients in our food is at the forefront of current dining trends as consumers continue to seek healthy and natural food options. We also improve the customer’s experience in various locations in Japan by frequently holding events, such as the pairing and comparison of various Japanese Sakes.

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Our Growth

As a result, the Company achieved significant growth from the year ended March 31, 2022 to the year ended March 31, 2023, our sales grew 16.8% to $20.7 million and net income grew 17.4% to $2.2 million. Comparing sales trends for our stores that have been in operation for more than one year as March 31, 2023, sales have more than doubled, growing 109.9% over the five-year period from the year ended March 31, 2018 to the year ended March 31, 2023, as shown in the table below (The number of stores has also grown from six in the year ended March 31, 2018 to 13 in the year ended March 31, 2023).

The Kaiten Sushi Ginza Onodera Honten, which opened in October 2021, has grown into a high-margin business with gross sales of $4.8 million per restaurant and $1.1 million net income (22.9% of sales) for the year ended March 31, 2023. These Kaiten sushi establishments create a more accessible, value-oriented avenue for customers who seek to taste the high-quality associated with the Onodera brand at an affordable price. By targeting a new target market of individuals separate from the high-end establishments, we aim to diversify our offerings and broaden our customer base to reach more cost cautious individuals.

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Site Development and Expansion

Site Selection Process and Expansion Strategy

As of March 31, 2023, the Company had been operating 13 stores in three countries (Japan, China and United States) since the launch of the “Ginza Onodera” brand in 2013. Despite negative impacts from the pandemic in recent years, the Company has been aggressively opening new stores in different business categories and implementing new price ranges, opening three new stores in the year ended March 31, 2022 and one new store in the year ended March 31, 2023.

Restaurants Name	State / City	Opened
Sushi Ginza Onodera Souhonten	Ginza / Tokyo	March-2013
Sushi Ginza Onodera Hawaii	Honolulu / Hawaii	November-2013
Tempura Ginza Onodera Namiki-dori	Ginza / Tokyo	October-2015
Ginza Onodera Shanghai	Shanghai / China	March-2016
Sushi Ginza Onodera California	Los Angeles / California	January-2016
Sushi Ginza Onodera New York	New York / New York	May-2016
Sushi Ginza Onodera Honten	Ginza / Tokyo	December-2018
Tempura Higashi-ginza	Ginza / Tokyo	January-2019
Makiyaki Ginza Onodera	Ginza / Tokyo	July-2019
Kaiten Sushi Ginza Onodera Honten	Omotesando / Tokyo	October-2021
Tachigui Sushi Ginza Onodera Honten	Omotesando / Tokyo	October-2021
Sushi Ginza Onodera Otouto Honten	Futakotamagawa / Tokyo	October-2021
Sushi Ginza Onodera Toryumon	Ginza / Tokyo	April-2022

Sushi Ginza Onodera Otouto, which opened in October 2021, is the second line of Sushi Ginza Onodera, where you can enjoy sushi casually and at a reasonable price, while keeping to the same spirit and quality of food expected from Sushi Ginza Onodera. Sushi Ginza Onodera Toryumon, which opened in April 2022 and is located next to the Sushi Ginza Onodera Souhonten, uses the same ingredients as the main restaurant, but the price is set at a reasonable level to allow young, inexperienced chefs to study at the restaurant. The Kaiten Sushi Honten opened because we believe there are more customers who want to try the authentic Omakase course at the Sushi Ginza Souhonten or Honten after using Kaiten Sushi Ginza Onodera Honten, and each store has a synergistic effect.

The sushi industry has a high turnover rate, and it is very difficult to nurture artisans. Generally, it is said that sushi artisans need more than 10 years of training before they can make sushi, and many young apprentices cannot endure a long period of training and quit halfway through. However, we believe that by operating stores in different business categories and price ranges, we are able to give apprentices places to work and opportunities to learn according to their level of growth, and we can reduce turnover and nurture artisans by giving them opportunities to practice making sushi from an early stage of their career. By doing so, we can continue to provide customers with high quality products even as we open new stores.

Site Selection Process

Our establishments share a common target market demographic characterized by similar age groups, income level, lifestyle preferences, and culinary tastes, with variation depending on the specific restaurant type. The high-end Sushi Ginza Onodera establishments caters to individuals and families with high disposable income, primarily from the older generation and those in well-paying jobs or enjoying retirement, who values and have a taste for the authenticity of Japanese cuisines and enjoy dining out for the unique niche experience of sushi omakase. In contrast, the Kaiten Sushi establishments target a similar audience in terms of lifestyle, eating habits, and taste preference, but caters to a younger generation who values the experience of a revolving sushi bar but also desires a more upscale and sophisticated ambiance at a more affordable price point.

We strategically target regions with a high concentration of individuals who align with the mentioned demographics, often leading to a focus on cities with dense populations. We also evaluate foot traffic patterns in potential areas while conducting comprehensive analysis of competitor presence. Moreover, we consider prime tourist attraction spots as potential locations, recognizing the opportunity to cater to both the local population and tourists seeking the authentic, Japanese dining experience. As we continue to expand our global footprint, we aim to leverage our high-end image cultivated to attract the existing clientele and maximize interest and customer engagement at our strategically located restaurant establishments.

Expansion Strategy

Since launching the brand in 2013, Ginza Onodera has tried various styles of restaurants, but the most successful of these has been the Kaiten Sushi style of restaurant. After 10 years of testing different types of stores in different regions, we believe the Kaiten Sushi business has the highest profit margins and growth potential.

Kaiten Sushi is a style of restaurant that typically offers sushi with a high quality image at a low price, thanks to automation and cost reductions attendant machines. We believe Kaiten Sushi Ginza Onodera revolutionized the industry.

Generally speaking, compared to other Kaiten Sushi style restaurants, which mainly sell sushi at the 100 yen (less than $1) level for two pieces per plate, the most popular product of Kaiten Sushi Ginza Onodera is the “Yamayuki Medium-Fatty Tuna” at a price of 564 yen ($4) for one piece per plate, which is about 10 times the price of other stores. We believe customers are drawn to our Kaiten Sushi restaurants because they appreciate the quality produced by the artisans of the Ginza Onodera, who use the machines but also use the artisans’ skills cultivated by Onodera in the final process of preparing materials and making nigiri sushi. We also believe that our ability to sell sushi at $4.00 per piece allows us to achieve higher average customer checks and profit margins than our competitors, while paying for the same store space.

We believe that opening new Kaiten Sushi restaurants that utilize the techniques of Michelin Guide-listed Ginza Onodera will further broaden our customer base, increase awareness, and increase the number of Ginza Onodera fans, thereby supporting the growth of food services as a whole.

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Each Sushi Ginza Onodera restaurant offers a chef’s special Omakase course using seasonal ingredients. Despite the high price range of 27,500 yen (approximately $200) for the Omakase dinner course at the Sushi Ginza Souhonten and Honten, $300 at the Sushi Ginza Onodera Hawaii, and $400 at the Sushi Ginza Onodera California, our restaurants often have a waiting list.

We think that what makes the experience of eating sushi more delicious is a clean and lively atmosphere in a restaurant that seeks to convey a sense of Edo (Japan) and the meticulous attention of the artisans and employees. We believe this atmosphere and attention by our artisans and employees satisfies people and creates unforgettable new experiences. In the Kaiten Sushi Ginza Onodera, various events are held once or twice an hour, such as the sale of recommended products using seasonal ingredients at a special price for a limited time to savor unique dishes depending on the current season and the blind tasting of the different kinds of Japanese sake which allow customers to get a taste of rich and diverse flavors which pairs seamlessly with traditional Edomae sushi. The company holds an event planning contest for store staff, and we invite our staff who come up with ideas to attract customers to dine at Ginza Onodera restaurant. Additionally, in collaboration with Yamayuki Co., Ltd., we have established the bi-monthly fish dismantling demonstration, an event that has quickly become a favorite among customers and provides them with a unique opportunity to gain insight into the meticulous preparation process and skill that goes into crafting their sushi dishes. In order to memorialize the whole wonderful experience, we offer a free photography service by our staff in the store, which we believe is another reason why customers seek out and remain loyal to our restaurants.

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We closed Sushi Ginza Onodera New York in August 2023 after seven years of operation on New York’s prestigious Fifth Avenue. Sushi Ginza Onodera New York was listed in the Michelin Guide five times in a row until the year ended March 31, 2023, and was one of our flagship restaurants in the U.S. It helped create an Omakase sushi boom in New York and raised the awareness of “Ginza Onodera.” However, this location was not profitable due to the high store operating costs created by its prime location. Closing this unprofitable store, allowed us to make further investments in growth areas, consistent with our primary strategic focus on store profitability and we are trying to shorten the time from store opening to positive return on capital within 3.5 years.

Going forward, the Company plans to utilize the skills and recognition gained from its existing high-end restaurants and concentrate its investment of human resources (artisans) and capital on the high-margin Kaiten Sushi business to expand the number of restaurants while maintaining profitability, thereby achieving further synergies.

We have already opened the Kaiten Sushi Ginza Onodera Kyoto in July 2023, and plan to open the following restaurants in the next twelve month: the Kaiten Sushi Ginza Onodera Hawaii in the beginning of 2024, the Kaiten Sushi Ginza Onodera Osaka in the Spring of 2024, and the Kaiten Sushi Ginza Onodera Houston, Texas in the summer of 2024. We plan to open approximately thirty stores over the next five years, mainly in the United States, Japan and China, where we have existing high-end restaurants. The Kaiten Sushi Ginza Onodera Honten has achieved a return on investment in a year and a half from its opening. Our plan is to achieve steady growth through the opening of new stores in the future, each of which will target a positive return on capital within 3.5 years from opening.

In addition, we have received requests from various commercial facilities to open stores due to the high brand awareness and evaluation from customers through our existing high-end restaurants, and there have been cases where we can open new restaurants without making initial investment in stores. The Sushi Ginza Onodera in “The Royal Park Hotel Iconic Nagoya,” is scheduled to open without any capital investment on our part in spring 2024.

We believe that opening new Kaiten Sushi restaurants that utilize the techniques of Michelin Guide-listed Ginza Onodera will further broaden our customer base, increase awareness, and increase the number of Ginza Onodera fans, thereby supporting the growth of food services as a whole.

We established the Ginza Onodera Sushi Academy in October 2017 and have operated the academy since October 2017, believing that by actively educating and recruiting future sushi artisans from an early stage based on the skills and experience that Ginza Onodera has cultivated, we can provide our high-quality services to even more people. In order to focus our resources as a result of COVID-19’s negative impact on the entire restaurant industry and on our aggressive new store development, we suspended the Academy in June 2022, but with the growing popularity of Sushi in Japan and abroad, and the demand for Sushi artisans rapidly increasing, we have reopened the Ginza Onodera Sushi Academy in October 2023 in order to develop sushi artisans. A significant impediment experienced in the sushi industry is the decade-long development and working experience required for a sushi artisan to qualify as a head chef. This challenge is particularly profound in the echelon of high-end establishments in which our restaurants operate, as these venues heavily rely on the head chef’s skillset to consistently deliver the highest quality dishes and provide an intimate, one-on-one omakase experience to each customer. We believe the Academy serves as an innovative solution to the industry-wide impediment described above to qualify as a head chef and strive to cultivate the next generation of Sushi artisans who embody the Onodera brand’s high standards and commitment to preserving the traditional art of Edomae sushi. After graduating from the Academy, we will support a variety of employment opportunities to the graduates, including employment at Sushi Ginza Onodera, to continue fostering the growth and development of the young artisans. We believe that through the Ginza Onodera Sushi Academy, we can further ensure future expansion by training our own sushi artisans, which is essential to our overall future expansion strategy.

Our wholly owned subsidiary, Onodera Food Service Co., Ltd., completed the development of an authentic “Edomae Frozen Sushi” in September 2023. The objective is to allow those living far away from our restaurants, who cannot go to our restaurants, or who cannot order on the go (for pick-up or delivery), or do not have time to eat at our restaurants, to enjoy the taste of “Sushi Ginza Onodera.” In October 2023, Onodera Food Service Co., Ltd., our subsidiary, launched this business line by making limited sales to clients of LEOC Co., Ltd., our parent company, but has only generated nominal sales to date. Onodera Food Service Co., Ltd. is currently building a frozen sushi factory and anticipates that it will be ready to sell to general consumers by the fall of 2024. Edomae Frozen Sushi can be bought for everyday enjoyment as well as sent as a gift to yourself or others for special occasions. We have realized through our subsidiary, Onodera Food Service Co., Ltd., the commercialization of high-quality frozen sushi through the most advanced special freezing technology. Sushi Ginza Onodera Edomae Frozen Sushi was jointly developed using a special freezer called the “Art Lock Freezer” by DayBreak Co. Ltd. This special freezer ensures that the fish will retain its freshness and flavor even after thawing because of the small ice crystals it forms to keep the moisture.

Stock Split

On November 27, 2023, our board of directors and shareholders approved a reverse stock split in a ratio of 1-for-4.28571429 (the “Reverse Stock Split”) and on December 1, 2023, we filed a certificate of amendment to our Certificate of Incorporation implementing the Reverse Stock Split in a ratio of 1-for-4.28571429, effective December 1, 2023. Therefore, on December 1, 2023, following the Reverse Stock Split, Hiroshi Onodera indirectly beneficially owned through LEOC Co., Ltd., a Japanese corporation, and Onodera Group Co., Ltd., a Japanese corporation which owned 100% of LEOC Co., Ltd., an aggregate of 7,000,000 shares of our common stock, which represents 100% of the voting power of our outstanding capital stock.

Except as otherwise indicated, all references to our common stock, share data, per share data and related information has been adjusted for the Reverse Stock Split ratio of 1-for-4.28571429 as if it had occurred at the beginning of the earliest period presented. The Reverse Stock Split combined each 4.285714285 shares of pre-split common stock into one share of the common stock. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share.

Risk Factors Summary

Investing in our common stock involves significant risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our common stock. If any of these risks actually occur, our business, financial condition and results of operations would likely be materially adversely affected. In such a case, the trading price of our common stock would likely decline, and you may lose all or part of your investment. In reviewing this prospectus, we stress that past experience is no indication of future performance, and “Special Note Regarding Forward-Looking Statements” contains a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus. Below is a summary of some of the significant risks we face:

Risks Related to Our Business and Industry

●	Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets.

●	Our restaurant base is geographically concentrated in Japan, USA and China, and we could be negatively affected by conditions specific to these areas.

●	Our expansion into new markets may present increased risks due in part to our unfamiliarity with the areas and also due to consumer unfamiliarity with our Kaiten Sushi concept and may make our future results unpredictable.

●	New restaurants, once opened, may not be profitable, and the increases in average restaurant sales and comparable restaurant sales that we have experienced in the past may not be indicative of future results.

●	Our sales and profit growth could be adversely affected if comparable restaurant sales are less than we expect.

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●	Our failure to manage our growth effectively could harm our business and operating results.

●	Our limited number of restaurants, the significant expense associated with opening new restaurants, and the unit volumes of our new restaurants make us susceptible to significant fluctuations in the results of operations.

●	Difficulties recruiting, training and retaining sushi artisans could adversely affect our business.

●	A decline in visitors to any of the urban city centers where our restaurants are located could negatively affect our restaurant sales.

●	We have historically received strategic, operational and financial support from Onodera Group Co., Ltd. and affiliated companies, and as we increase our independence from Onodera Group, we may face difficulties replacing certain services, supplies and financial assistance Onodera Group has provided to us.

●	Opening new restaurants in existing markets may negatively affect sales at our existing restaurants.

●	Operating results at our restaurants could be significantly affected by competition in the restaurant industry in general and, in particular, within the dining segments of the restaurant industry in which we compete.

●	Negative publicity relating to one of our restaurants could reduce sales at some or all of our other restaurants.

●	New information or attitudes regarding diet and health could result in changes in regulations and consumer consumption habits that could adversely affect our business, financial condition or results of operations.

●	If we are unable to maintain or increase prices, our margins may decrease.

●	We may not be able to successfully expand our digital and delivery business, which is subject to risks outside of our control.

●	We are subject to all of the risks associated with leasing space subject to long-term non-cancelable leases.

●	We rely significantly on the operation of our Kaiten Sushi conveyor belts, sushi robots and other automated equipment, and any mechanical failure could prevent us from effectively operating our restaurants.

●	We rely significantly on information technology, and any material failure, weakness, interruption or breach of security could prevent us from effectively operating our business.

●	Our marketing programs may not be successful, and our new menu items, advertising campaigns and restaurant designs and remodels may not generate increased sales or profits.

●	Our inability or failure to recognize, respond to and effectively manage the accelerated impact of social media could materially adversely impact our business, financial condition or results of operations.

●	Our current insurance may not provide adequate levels of coverage against claims.

●	Failure to obtain and maintain required licenses and permits or to comply with alcoholic beverage or food control regulations could lead to the loss of our liquor and food service licenses and, thereby, harm our business, financial condition or results of operations.

●	If the benefits of any proposed acquisition do not meet the expectations of investors, stockholders or financial analysts, the market price of our common stock may decline.

●	We may need capital in the future, and we may not be able to raise that capital on favorable terms.

Risks Related to Supply Chain

●	We rely significantly on certain vendors and suppliers, which could adversely affect our business, financial condition or results of operations.

●	Changes in food and supply costs could adversely affect our business, financial condition or results of operations.

●	We may not be able to manage our manufacturing and supply chain effectively, which may adversely affect our results of operation.

●	Failure to receive frequent deliveries of fresh food ingredients and other supplies could harm our business, financial condition or results of operations.

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Risks Related to Management and Employees

●	If the voting power of our capital stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

●	As a controlled company, we are not subject to all of the corporate governance rules of Nasdaq.

●	We depend on our senior management team and other key employees, and the loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel could have an adverse effect on our business, financial condition or results of operations.

●	We will incur increased costs as a result of being a public company.

●	Our management does not have experience managing a U.S. public company and our current resources may not be sufficient to fulfill our public company obligations.

●	Labor disputes may disrupt our operations and affect our profitability, thereby causing a material adverse effect on our business, financial condition or results of operations.

●	The minimum wage, particularly in California, continues to increase and is subject to factors outside of our control.

●	Changes in employment laws may adversely affect our business, financial condition, results of operations or cash flow.

●	If we face labor shortages, increased labor costs or unionization activities, our growth, business, financial condition and operating results could be adversely affected.

●	Our business could be adversely affected by a failure to obtain visas or work permits or to properly verify the employment eligibility of our employees.

Risks Related to Legal, Regulatory, Environmental, Intellectual Property and Privacy Matters

●	The COVID-19 pandemic has adversely affected, and may continue to adversely affect, our operations, financial condition, liquidity and financial results.

●	Compliance with environmental laws may negatively affect our business.

●	Changes in economic conditions could materially affect our ability to maintain or increase sales at our restaurants or open new restaurants.

●	We could be party to litigation that could adversely affect us by distracting management, increasing our expenses or subjecting us to material money damages and other remedies.

●	Failure to comply with antibribery or anticorruption laws could adversely affect our reputation, business, financial condition or results of operations.

●	Food safety and foodborne illness concerns could have an adverse effect on our business, financial condition or results of operations.

●	Governmental regulation may adversely affect our ability to open new restaurants or otherwise adversely affect our business, financial condition or results of operations.

●	We may become involved in lawsuits involving Onodera Food Service Co., Ltd. as the owner of intellectual property, or us as a licensee of intellectual property from Onodera Food Service Co., Ltd., to protect or enforce intellectual property rights, which could be expensive, time consuming, and unsuccessful.

●	A breach of security of confidential consumer information related to our electronic processing of credit and debit card transactions, as well as a breach of security of our employee information, could substantially affect our reputation, business, financial condition of results of operations.

●	Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

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Risks Related to Doing Business in China

●	We require various approvals, licenses and permits to operate our business and the loss of or failure to obtain or renew any or all of these approvals, licenses and permits could adversely affect our business and results of operations.

●	Failure to comply with the existing or new government regulations relating to fire safety, food hygiene, environmental protection and control on indoor smoking of the restaurant industry in China may have a material adverse effect on our businesses and results of operation.

●	Chinese regulation of loans to, and direct investment in, Chinese entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from making loans or additional capital contributions to our Chinese subsidiary, which may materially and adversely affect our liquidity and our ability to fund and expand our business.

●	Unauthorized access to, or improper use, disclosure, theft or destruction of, our customer or employee personal, financial or other data or our proprietary or confidential information that is stored in our information systems or by third parties on our behalf could result in substantial costs, expose us to litigation and damage our reputation.

●	Under the EIT Law, if we are classified as a China resident enterprise for Chinese enterprise income tax purposes, such classification would likely result in unfavorable tax consequences to us and our non-Chinese stockholders.

General Risks

●	If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and have an adverse effect on the value of our securities.

●	Changes to accounting rules or regulations may adversely affect our business, financial condition or results of operations.

●	As an emerging growth company, our auditor will not be required to attest to the effectiveness of our internal controls.

●	We may need capital in the future, and we may not be able to raise that capital on favorable terms.

●	We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

●	We believe we will be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

●	The certificate of incorporation and bylaws provides that state or federal court located within the state of Delaware will be the sole and exclusive forum for substantially all disputes between us and our shareholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

●	By purchasing common stock in this offering, you are bound by the fee-shifting provision contained in our bylaws, which may discourage you to pursue actions against us and could discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

Risks Related to This Offering and Ownership of Our Common Stock

●	Once our common stock is listed on the Nasdaq Capital Market, there can be no assurance that we will be able to comply with Nasdaq Capital Market’s continued listing standards.

●	The price of our common stock could be subject to rapid and substantial volatility.

●	The market price of our common stock may be volatile, and you could lose all or part of your investment.

●	If securities or industry analysts do not publish research or reports, or if they publish adverse or misleading research or reports, regarding us, our business or our market, our stock price and trading volume could decline.

●	Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree.

●	If we are unable to obtain additional funding when needed, our business operations will be harmed, and if we do obtain additional financing, our then-existing shareholders may suffer substantial dilution.

●	Our common stock may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

●	You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

●	Shares eligible for future sale may adversely affect the market.

●	Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

●	Provisions in our charter documents and Delaware law may delay or prevent our acquisition by a third party.

●	We have never paid dividends on our common stock and have no plans to do so in the future.

●	We will indemnify and hold harmless our officers and directors to the maximum extent permitted by Delaware law.

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Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act enacted in 2012 (the “JOBS Act”). As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We may use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.07 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

Implications of Being a Controlled Company

The “controlled company” exception to Nasdaq rules provides that a company of which more than 50% of the voting power is held by an individual, group or another company, a “controlled company,” need not comply with certain requirements of Nasdaq corporate governance rules. As of the date of this prospectus, Hiroshi Onodera indirectly beneficially owns through LEOC Co., Ltd., a Japanese corporation, and Onodera Group Co., Ltd., a Japanese corporation which owns 100% of LEOC Co., Ltd., an aggregate of 7,000,000 shares of our common stock, which represents 100% of the voting power of our outstanding capital stock. Following this offering, Mr. Onodera will control indirectly through LEOC Co., Ltd. approximately 86.78% of the voting power of our outstanding capital stock if all the common stock being offered are hereby sold (or 85.09% of our outstanding voting power if the underwriters’ option to purchase additional shares is exercised in full). Accordingly, if we obtain listing on Nasdaq, we will be a “controlled company” within the meaning of Nasdaq’s corporate governance rules. Controlled companies are exempt from Nasdaq’s corporate governance rules requiring that listed companies have (i) a majority of the Board of Directors consist of “independent” directors under the listing standards of Nasdaq, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the requirements of Nasdaq, and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of Nasdaq. We currently utilize and presently intend to continue to utilize these exemptions. As a result, we may not have a majority of independent directors, our nomination and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees may not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See also “Management—Controlled Company and Director Independence.”

14

Corporate Information

We are currently incorporated and in good standing in the State of Delaware where we were formed on February 24, 2023. Our original name was Sushi Onodera, Inc., and we changed our name to Sushi Ginza Onodera, Inc. on July 31, 2023. Our principal executive offices are located at 1-1-3 Otemachi Chiyoda-ku, Tokyo 100-0004, Japan, and our telephone number is +81-3-5220-8550. Our website address is https://sushionodera.com/. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

Reverse Stock Split

On November 27, 2023, our board of directors and shareholders holding a majority of the voting power of our issued and outstanding voting capital stock approved the Reverse Stock Split in a ratio of 1-for-4.28571429. On December 1, 2023, we filed a certificate of amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), implementing the Reverse Stock Split in a ratio of 1-for-4.28571429, effective December 1, 2023.

Except as otherwise indicated, all references to our common stock, share data, per share data and related information has been adjusted for the Reverse Stock Split as if it had occurred at the beginning of the earliest period presented. The Reverse Stock Split, combined each four point two eight five seven one four two nine shares of our outstanding common stock into one share of common stock, without any change in the par value per share, and the Reverse Stock Split correspondingly adjusted, among other things, the exercise rate of our warrants into our common stock. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share.

THE OFFERING

Securities offered by us:	1,066,667 shares of common stock (or 1,226,667 shares if the Representative exercises its over-allotment option in full).

Public offering price:	We expect the initial public offering price to be between $7.00 and $8.00 per share. For purposes of this prospectus, the assumed initial public offering price per share is $7.50, the midpoint of the anticipated price range set forth on the cover page of this prospectus.

Over-allotment option:	We have granted to the Representative an option to purchase up to an additional 160,000 shares of common stock exercisable solely to cover over-allotments, if any, at the applicable public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The Representative may exercise this option in full or in part at any time and from time to time until 45 days after the date of this prospectus.

Representative’s Warrants	The registration statement of which this prospectus is a part also registers for sale warrants (and the common stock issuable upon exercise of such warrants) we will issue to the Representative, or its permitted designees warrants to purchase up to 53,333 shares of common stock (or 61,333 shares of common stock if the underwriters exercise their over-allotment option in full), representing shares of common stock equal to 5.0% of the number of common stock issued in this offering. The Representative’s Warrants will have an exercise price of 125% of the per shares of common stock public offering price, will be exercisable at any time, in whole or in part, during the four and one-half year period commending 180 days from the commencement of sales under this prospectus. Please see “Underwriting – Representative’s Warrants” for a description of these warrants.

Common stock outstanding before this offering:	7,000,000 shares of common stock. (1)

Common stock to be outstanding after this offering:	8,066,667 shares of common stock. If the Representative’s over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be 8,226,667. (1)

Controlled Company:	Following this offering, Hiroshi Onodera will control indirectly through LEOC Co., Ltd. approximately 86.78% of the voting power of our outstanding capital stock if all the common stock being offered hereby are sold (or 85.09% of our outstanding voting power if the underwriters’ option to purchase additional shares is exercised in full). As a result, if we obtain a listing on Nasdaq Capital Market, we will be a “controlled company” under the Nasdaq Capital Market corporate governance standards and consequently we may elect not to comply with certain corporate governance standards. See “Management – Board Committees and Director Independence - Controlled Company and Director Independence.”

Use of proceeds:	We expect to receive net proceeds from this offering of $6,501,397 (or $7,605,397 if the Representative exercises in full its over-allotment option) after deducting estimated underwriting discounts and commissions (7.0% of the gross proceeds of the offering) of $560,000 (or $644,000 if the Representative exercises in full its over-allotment option) and after our offering expenses, estimated at $938,603 (or $950,603 if the Representative exercises in full its over-allotment option), the assumed initial public offering price per share is $7.50, the midpoint of the anticipated price range set forth on the cover page of this prospectus. We intend to use the net proceeds from this offering to repay $1,300,000 of indebtedness and the remaining balance of the net proceeds to fund capital investments and working capital for opening new restaurants. See “Use of Proceeds.”

Risk factors:	See “Risk Factors” beginning on page 19 of this prospectus for a discussion of some of the factors you should carefully consider before deciding to invest in our common stock.

Listing:	We have applied to list our common stock on Nasdaq under the symbol “ONDR.” No assurance can be given that our application will be approved. The approval of our listing on Nasdaq is a condition of closing this offering.

Lock-Ups:	We, our directors and our officers have agreed not to sell, transfer or dispose of any shares or similar securities for 12 months after the date of this prospectus. Our shareholders have agreed not to sell, transfer or dispose of any shares or similar securities for six months after the date of this prospectus. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Reverse Stock Split:	On November 27, 2023, we obtained approval of our board of directors and shareholders holding a majority of the voting power of our issued and outstanding voting capital stock to conduct a Reverse Stock Split in a ratio of 1-for-4.28571429. On December 1, 2023, we filed a certificate of amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), implementing the Reverse Stock Split in a ratio of 1-for-4.28571429, effective December 1, 2023. Except as otherwise indicated, all references to our common stock, share data, per share data and related information has been adjusted for the Reverse Stock Split as if it had occurred at the beginning of the earliest period presented.

(1) The number of shares of our common stock to be outstanding after this offering is based on 7,000,000 shares of our common stock outstanding as of January 26, 2024.

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Unless we indicate otherwise, all information in this prospectus:

●	is based on 7,000,000 shares of common stock issued and outstanding as of January 26, 2024;

●	assumes no exercise by the Representative of its option to purchase up to an additional 160,000 shares of common stock to cover over-allotments, if any;

●	excludes 89,467 shares of common stock underlying options to be granted to key employees and directors under the Onodera 2023 Equity Incentive Plan (the “Plan”) immediately after the registration statement of which this prospectus is a part is declared effective at an exercise price equal to the initial public offering price;

●	excludes 1,050,000 shares of common stock reserved for future issuance under the Plan, of which we will grant options to purchase an aggregate of 89,467 shares of our common stock to key employees and directors immediately after the registration statement of which this prospectus is a part is declared effective (as described in the bullet immediately above); and

●	excludes 61,333 shares of our common stock underlying the Representative’s Warrants to be issued to the Representative and/or its affiliates in connection with this offering (assuming the Representative exercises the over-allotment option in full).

SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

The following table summarizes our historical financial and operating data for the periods and as of the dates indicated. The statements of income data for the year ended March 31, 2023, and March 31, 2022 and the balance sheet data as of March 31, 2023, and March 31, 2022 have been derived from our audited financial statements included elsewhere in this prospectus. The statements of income data for the six months ended September 30, 2023 and September 30, 2022 and the balance sheet data as of September 30, 2023 and September 30, 2022 have been derived from our unaudited interim financial statements included elsewhere in this prospectus. The financial data presented includes all normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations for such periods.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. This information should be read in conjunction with “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and the unaudited interim financial statements and the related notes included elsewhere in this prospectus.

(amounts in thousands, except share and per share data)	Fiscal Years Ended March 31,		Six Months Ended September 30,
	2023	2022	2023	2022
Statements of Operations Data:
Revenues	$20,692	$17,714	$11,794	$9,416
Restaurant operating costs:
Food and beverage costs	6,536	5,376	3,562	3,021
Labor and related costs	5,956	5,512	3,402	2,893
Occupancy and related expenses	2,365	2,491	1,293	1,099
Depreciation and amortization expenses	601	608	121	328
Costs to related parties	9	451	2	-
Other costs	2,157	2,134	1,354	985

Total restaurant operating costs	17,624	16,572	9,734	8,326

General and administrative expenses	1,771	1,883	1,443	1,018
Depreciation and amortization expenses	1	1	-	1
Total operating expenses	19,396	18,456	11,177	9,345
Income (loss) from continuing operations	1,296	(742)	617	71
Other income (expense):
Other income	533	1,527	701	902
Other expense	(104)	(191)	(4)	(73)
Total other income (expenses)	429	1,336	697	829
Income from continuing operations before income taxes	1,725	594	1,314	900
Income tax (benefit) expense	631	138	378	286
Income from continuing operations	1,094	456	936	614
Income from discontinued operations, net of income taxes	1,087	1,401	1,068	1,779
Net income	2,181	1,857	2,004	2,393
Less: net income (loss) attributable to noncontrolling interests	(6)	70	13	(18)
Net income attributable to Sushi Ginza Onodera, Inc.	$2,187	$1,787	$1,991	$2,411

Income per common share attributable to Sushi Ginza Onodera, Inc. – basic:
Continuing operations	$0.16	$0.06	$0.13	$0.09
Discontinued operations	0.15	0.20	0.15	0.25
Net income per share - basic	$0.31	$0.26	$0.28	$0.34
Income per common share attributable to Sushi Ginza Onodera, Inc. – diluted:
Continuing operations	$0.16	$0.06	$0.13	$0.09
Discontinued operations	0.15	0.20	0.15	0.25
Net income per share - diluted	$0.31	$0.26	$0.28	$0.34
Weighted average common shares outstanding	6,999,999	6,999,999	7,000,000	6,999,999

Comprehensive income:
Net income	$2,181	$1,857	$2,004	$2,393
Other comprehensive income, net of tax
Foreign currency translation adjustment	188	492	(2,074)	405
Other comprehensive income, net of tax	188	492	(2,074)	405
Total comprehensive income	2,369	2,349	(70)	2,798
Comprehensive income (loss) attributable to noncontrolling interests	(23)	76	2	(42)
Comprehensive income attributable to Sushi Ginza Onodera, Inc.	$2,392	$2,273	$(72)	$2,840

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(amounts in thousands)	As of September 30, 2023
	Actual	As Adjusted (1)
Balance Sheet Data:
Cash and cash equivalents	$2,945	$
Total assets	23,932
Total liabilities	14,620
Accumulated deficit	(12,853)
Total stockholder’s equity	9,312

(1)	On an as adjusted basis to give effect to the sale by us of shares of common stock at an assumed public offering price of $ per share in this offering, which is the midpoint of the price range set forth on the cover of this prospectus.

	Fiscal Years Ended March 31,		Six Months Ended September 30,
	2023	2022	2023		2022
Key Financial and Operational Metrics:
Restaurants at the end of period	13	12		13		13
Average Unit Volumes (1) (amount in thousands)	$1,747	$1,832	$	N/A	$	N/A
Revenue per square foot (2)	$1,132	$1,090		$-		$-
Comparable restaurant sales growth(3)	(4.6)%	26.3%		22.4%		(10.7)%
Net Income	$2,181	1,857		2,004		2,393
EBITDA(4) (amount in thousands)	$2,391	$1,271		$1,438		$1,261
Operating income (amount in thousands)	$1,296	$(742)		$617		$71
Operating profit margin	6.3%	-%		5.2%		0.8%

(1)	Average Unit Volumes (AUVs) consist of the average annual sales of all restaurants that have been open for 18 months or longer at the end of the fiscal year presented. AUVs are calculated by dividing (x) annual sales for the fiscal year presented for all such restaurants by (y) the total number of restaurants in that base. The AUVs measure is calculated excluding one restaurant, which closed in the year ended March 31, 2021 and one restaurant, which closed in the year ended March 31, 2022 and one restaurant, which closed in the six months ended September 30, 2023 (Discontinued operations). Since AUVs are calculated based on annual sales for the fiscal year presented, they are not presented in this prospectus on an interim basis, if any.

(2)	Revenue Per Square Foot represents the average annual restaurant sales for all restaurants opened a full 18 months before the end of the period measured divided by average square footage of all such restaurants.

(3)	Comparable restaurant sales growth represents the change in year-over-year sales for restaurants open for at least 18 months prior to the start of the accounting period presented. The comparable restaurant sales growth measure is calculated excluding one restaurant, which closed in the year ended March 31, 2021 and one restaurant, which closed in the year ended March 31, 2022 and one restaurant, which closed in the six months ended September 30, 2023.

(4)	EBITDA is a non-GAAP financial measure and is not intended to replace net income (loss) as determined in accordance with GAAP. EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We are presenting EBITDA because we believe that they provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and operating results.

EBITDA is calculated as net income before interest expense, provision (benefit) for income taxes and depreciation and amortization.

We believe that the use of EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. In addition, you should be aware when evaluating EBITDA that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate EBITDA in the same fashion.

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Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA on a supplemental basis. Our management recognizes that EBITDA have limitations as analytical financial measures, including the following:

●	EBITDA do not reflect our capital expenditures or future requirements for capital expenditures;

●	EBITDA do not reflect interest expense or the cash requirements necessary to service interest or principal payments associated with our indebtedness;

●	EBITDA do not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, and do not reflect cash requirements for such replacements;

●	other companies in our industry may calculate these measures differently, limiting their usefulness as comparative measures.

The following table presents a reconciliation of net income to EBITDA:

(amounts in thousands)	Fiscal Years Ended March 31,		Six Months Ended September 30,
	2023	2022	2023	2022
Net income, as reported	$1,094	$456	$936	$614
Interest expense	-	-	3	-
Interest expenses to related parties	64	68	1	33
Taxes	631	138	378	286
Depreciation and amortization	602	609	120	328

EBITDA	2,391	1,271	1,438	1,261

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RISK FACTORS

An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, including our historical financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common shares. Refer to “Special Note Regarding Forward-Looking Statements.”

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to Our Business and Industry

Our long-term success is highly dependent on our ability to successfully identify and secure appropriate sites and timely develop and expand our operations in existing and new markets.

One of the key means of achieving our growth strategies will be through opening and operating new restaurants on a profitable basis for the foreseeable future. We opened three new restaurants in the year ended March 31, 2022 and one new restaurant in the year ended March 31, 2023. We plan to open three new restaurants in the year ending March 31, 2024. We identify target markets where we can enter or expand, taking into account numerous factors such as the locations of our current restaurants, demographics, traffic patterns and information gathered from various sources. We may not be able to open our planned new restaurants within budget or on a timely basis, if at all, given the uncertainty of these factors, which could adversely affect our business, financial condition and results of operations. As we operate more restaurants, our rate of expansion relative to the size of our restaurant base will eventually decline.

The number and timing of new restaurants opened during any given period may be negatively impacted by a number of factors including, without limitation:

●	identification and availability of locations with the appropriate size, traffic patterns, local retail and business attractions and infrastructure that will drive high levels of guest traffic and sales per unit;

●	competition in existing and new markets, including competition for restaurant sites;

●	the ability to negotiate suitable lease terms;

●	the lack of development and overall decrease in commercial real estate due to a macroeconomic downturn;

●	recruitment and training of qualified personnel in the local market;

●	our ability to obtain all required governmental permits, including zonal approvals, on a timely basis;

●	our ability to control construction and development costs of new restaurants;

●	landlord delays;

●	the proximity of potential sites to an existing restaurant, and the impact of cannibalization on future growth;

●	anticipated commercial, residential and infrastructure development near our new restaurants; and

●	the cost and availability of capital to fund construction costs and pre-opening costs.

Accordingly, we cannot assure you that we will be able to successfully expand as we may not correctly analyze the suitability of a location or anticipate all of the challenges imposed by expanding our operations. Our growth strategy, and the substantial investment associated with the development of each new restaurant, may cause our operating results to fluctuate and be unpredictable or adversely affect our business, financial condition or results of operations. If we are unable to expand in existing markets or penetrate new markets, our ability to increase our sales and profitability may be materially harmed or we may face losses.

19

Our restaurant base is geographically concentrated in Japan, USA and China, and we could be negatively affected by conditions specific to these areas.

100% of our restaurants are located in Japan, USA and China. Adverse changes in demographic, unemployment, economic, regulatory or weather conditions in Japan, USA and China have had, and may continue to have, material adverse effects on our business, financial condition or results of operations. As a result of our concentration in these markets, we have been, and in the future may be, disproportionately affected by adverse conditions in either of these markets compared to other chain restaurants with a national footprint.

Our expansion into new markets may present increased risks due in part to our unfamiliarity with the areas and also due to consumer unfamiliarity with our Kaiten Sushi concept and may make our future results unpredictable.

As of January 26, 2024, we operate our restaurants in Tokyo, Kyoto, California, Hawaii and Shanghai. We plan to continue to increase the number of our restaurants in the next several years as part of our expansion strategy. We may in the future open restaurants in markets where we have little or no operating experience. This growth strategy and the substantial investment associated with the development of each new restaurant may cause our operating results to fluctuate and be unpredictable or adversely affect our business, financial condition or results of operations. Restaurants we open in new markets may take longer to reach expected sales and profit levels on a consistent basis and may have higher construction, occupancy or operating costs than restaurants we open in existing markets, thereby affecting our overall profitability. New markets may have competitive conditions, consumer tastes and discretionary spending patterns that are more difficult to predict or satisfy than our existing markets and there may be little or no market awareness of our brand in these new markets. We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness. We also may find it more difficult in new markets to hire, motivate and keep qualified employees who share our vision, passion and business culture. If we do not successfully execute our plans to enter new markets, our business, financial condition or results of operations could be materially adversely affected.

New restaurants, once opened, may not be profitable, and the increases in average restaurant sales and comparable restaurant sales that we have experienced in the past may not be indicative of future results.

Our new restaurants have historically tended to gain recognition and sales as the number of months in operation increases, with no “honeymoon” period during which sales generally rise at the time of opening. In new markets, the length of time before average sales for new restaurants stabilize is less predictable as a result of our limited knowledge of these markets and consumers’ limited awareness of our brand. First quarter sales for the three stores opened in the year ended March 31, 2022 increased 71.8% in the second year compared to the same period in the first year. However, new restaurants in the future may not be profitable, and their sales performance may not follow historical patterns. In addition, our average restaurant sales and comparable restaurant sales may not increase at the rates achieved over the past several years. Our ability to operate new restaurants profitably and increase average restaurant sales and comparable restaurant sales will depend on many factors, some of which are beyond our control, including:

●	consumer awareness and understanding of our brand and our Kaiten sushi concept;

●	general economic conditions, which can affect restaurant traffic, local labor costs and prices we pay for the food products and other supplies we use;

●	changes in consumer preferences and discretionary spending;

●	competition, either from our competitors in the restaurant industry or our own restaurants;

●	temporary and permanent site characteristics of new restaurants; and

●	changes in government regulation.

If our new restaurants do not perform as planned, our business and future prospects could be harmed. In addition, if we are unable to achieve our expected average restaurant sales, our business, financial condition or results of operations could be adversely affected.

20

Our sales and profit growth could be adversely affected if comparable restaurant sales are less than we expect.

The level of comparable restaurant sales growth, which represents the change in year-over-year sales for restaurants open for at least 18 months, could affect our sales growth. Our ability to increase comparable restaurant sales depends in part on our ability to successfully implement our initiatives to build sales. It is possible such initiatives will not be successful, that we will not achieve our target comparable restaurant sales growth or that the change in comparable restaurant sales could be negative, which may cause a decrease in our profitability and would materially adversely affect our business, financial condition or results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Comparable Restaurant Sales Growth.”

Our failure to manage our growth effectively could harm our business and operating results.

Our growth plan includes opening new restaurants. Our existing restaurant management systems, financial and management controls and information systems may be inadequate to support our planned expansion. Managing our growth effectively will require us to continue to enhance these systems, procedures and controls and to hire, train and retain managers and team members. We may not respond quickly enough to the changing demands that our expansion will impose on our management, restaurant teams and existing infrastructure which could harm our business, financial condition or results of operations.

Our limited number of restaurants, the significant expense associated with opening new restaurants, and the unit volumes of our new restaurants make us susceptible to significant fluctuations in our results of operations.

As of January 26, 2024, we operate thirteen restaurants. We opened three new restaurants in the year ended March 31, 2022 and one new restaurant in the year ended March 31, 2023. We plan to open three new restaurants in the year ending March 31, 2024. The capital resources required to develop each new restaurant are significant. The cost of store investment varies greatly depending on the type, size and location of the store. The average investment in the four new stores opened between 2021 and 2022 was approximately $0.5 million. The investment amount of the Kaiten Sushi Kyoto store, which opened in July 2023, is about 1.7 million dollars. Actual costs may vary significantly depending upon a variety of factors, including the site and size of the restaurant and conditions in the local real estate and labor markets. The combination of our relatively small number of existing restaurants, the significant investment associated with each new restaurant, variance in the operating results in any one restaurant, or a delay or cancellation in the planned opening of a restaurant could materially affect our business, financial condition or results of operations. We have closed some restaurants in the past, and we may continue to close stores that we deem unprofitable after opening.

Difficulties recruiting, training and retaining sushi artisans could adversely affect our business.

Our ability to grow our business through planned expansion in the number of restaurants we operate depends in large part on our ability to recruit, train and retain sushi artisans for such restaurants. The sushi industry has a high turnover rate, and it is very difficult to nurture artisans. Generally, it is said that sushi artisans need more than 10 years of training before they can make sushi, and many young apprentices cannot endure a long period of training and quit halfway through. Although we intend to mitigate this situation through the reopening of the Ginza Onodera Sushi Academy in October 2023 to educate and recruit future sushi artisans from an early stage as well as training our own sushi artisans, there is no assurance we will be successful in recruiting, training and retaining a sufficient number of sushi artisans to support our existing restaurants as well as our future restaurants from our planned expansion.

In the sushi industry, competition for qualified sushi artisans is intense and we may be unable to identify and recruit a sufficient number of sushi artisans to meet our growing needs, especially in markets where our brand is less established. As a result, because we aim to hire the best sushi artisans, we may be required to pay higher wages and provide greater benefits. Our commitment to taking care of our sushi artisans may cause us to incur higher labor costs compared to other restaurant companies. Additionally, as for our restaurants in the United States, several states in which we operate have enacted minimum wage increases and it is possible that other states or the federal government could also enact minimum wage increases, scheduling and benefit changes and increased health care and workers’ compensation insurance costs. Such increases have and may continue to cause an increase to our labor and related expenses and cause the operating profit margins of our restaurants to decline. In the event there are additional minimum wage increases, increases in employee turnover or other legislation related to employee benefits are enacted or changed, such as the Affordable Care Act, we may be required to implement additional pay increases or provide additional benefits in the future in order to continue to recruit, reward and retain the most qualified sushi artisans, which may put further pressure on our operating margins by increasing costs. Overall, we expect wages at all levels to continue to increase in the near term and we expect these rising wages to add pressure to our operating profit.

In addition to the expected increased costs of labor, if we are unable to identify and recruit a sufficient number of sushi artisans to meet our growing needs, we may need to decrease the operating hours of some of our restaurants, which would result in lost sales.

We place a heavy emphasis on the qualification and training of our sushi artisans and spend a significant amount of time and money training them. Any inability to recruit and retain qualified sushi artisans may result in higher turnover and increased labor costs, and could compromise the quality of our service, all of which could adversely affect our business. Any such inability could also delay the planned openings of new restaurants and could adversely impact our existing restaurants. Such increased costs of attracting qualified sushi artisans or delays in restaurant openings could adversely affect our business, financial condition and results of operations.

A decline in visitors to any of the urban city centers where our restaurants are located could negatively affect our restaurant sales.

Our restaurants are primarily located along the street in high-activity areas such as an urban city center. We depend on high visitor rates at these centers to attract guests to our restaurants. Factors that may result in declining visitor rates include economic or political conditions, anchor tenants closing in retail centers or shopping malls in which we operate, changes in consumer preferences or shopping patterns, changes in discretionary consumer spending, increasing petroleum prices, or other factors, which may adversely affect our business, financial condition or results of operations.

We have historically received strategic, operational and financial support from Onodera Group Co., Ltd. and affiliated companies, and as we increase our independence from Onodera Group, we may face difficulties replacing certain services, supplies and financial assistance Onodera Group has provided to us.

Our operating subsidiaries have been subsidiaries of Onodera Group since 2013 and have benefited from our relationship as a consolidated and wholly owned subsidiaries. Being wholly owned subsidiaries of Onodera Group has affected the way we operate and manage our business and we are dependent on Onodera Group and its affiliates (including LEOC Co., Ltd., our parent company) for certain strategic, operational and financial support. Because we have no independent operating history, our historical results may not be indicative of our future performance. Our future results depend on various factors, including those identified in these risk factors.

In addition, Onodera Food Service Co., Ltd. provides operational guidance by providing its expertise and know-how to two affiliates in the United States and one in Shanghai. In return, Onodera Food Service Co., Ltd. collects a monthly management guidance fee.

Onodera Food Service Co., Ltd. is a subsidiary of Sushi Ginza Onodera, Inc., and holds the “Ginza Onodera” trademark rights. LEOC Co., Ltd., currently holds 100% of the shares of Sushi Ginza Onodera, Inc., however, LEOC Co., Ltd. will hold 86.78% of the shares after this offering if all the shares being offered hereby are sold (or 85.09% of the shares if the underwriters’ option to purchase additional shares is exercised in full). As a result, LEOC Co., Ltd. will continue to be a major shareholder of the Company, and Onodera Food Service Co., Ltd. is expected to maintain its influence on the strategic direction of the Company as a whole while operating more independently.

With these changes and developments, Onodera Food Service Co., Ltd. is expected to be able to carry out a wider range of operations on its own and gain further advantage in its domestic and overseas business development and growth. In addition, the Company’s efforts to enhance integration and efficiency as a whole are expected to lead to sustained development and enhanced competitiveness.

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We are also highly dependent on LEOC Co., Ltd., our parent company, to provide labor to us to meet our workforce requirements as the temporarily assigned employees from LEOC Co., Ltd. make up 211 of the 271 employees who work for us as of the date of this prospectus. Our Chief Executive Officer and Chief Administrative Officer were previously employed by LEOC and both were appointed to their respective positions by LEOC Co., Ltd. to lead the operation of our existing businesses in Japan and United States. Our success depends upon LEOC Co., Ltd.’s ability to attract and retain qualified personnel who possess the skills and experience necessary to meet our staffing requirements. LEOC Co., Ltd. must continually evaluate and upgrade its base of available qualified personnel to keep pace with our needs. Furthermore, a substantial number of LEOC Co., Ltd.’s temporary employees during any given year may terminate their employment with LEOC Co., Ltd. and accept regular staff employment with other companies. Competition for individuals, especially qualified sushi artisan personnel, with proven skills remains intense, and demand for these individuals is expected to remain strong for the foreseeable future. There can be no assurance that qualified personnel will continue to be available to LEOC Co., Ltd. in sufficient numbers to support our existing restaurants and/or our opening new restaurants as we intend to expand. If LEOC Co., Ltd. is unable to attract the necessary qualified personnel for us, it may have a negative impact on our business, financial condition and results of operations.

Following this offering, we expect that LEOC Co., Ltd. will own approximately 86.78% of the combined voting power of our common stock if all the common stock being offered hereby are sold (or 85.09% of our outstanding voting power if the underwriters’ option to purchase additional shares is exercised in full). LEOC Co., Ltd. is not subject to any contractual obligation to maintain its ownership position in our shares, except that it has agreed not to sell or otherwise dispose of any of our common stock for a period ending one year after the date of the final prospectus without the prior written consent of the representatives of the underwriters as described in “—Risks Related to Our Organizational Structure—Future sales of our shares by LEOC Co., Ltd. could depress our common stock price.” If LEOC Co., Ltd.’s ownership interest in our Company declines significantly in the future, this may affect our ongoing relationship. LEOC Co., Ltd. does not have any contractual obligation to provide strategic, operational or other support to us except as required under the Business Support Agreement between LEOC Co., Ltd. and our subsidiary, Onodera Food Service Co., Ltd. See “Certain Relationships and Related Party Transactions” for additional information. We do not license any specific intellectual property related to our business, except for the “Ginza Onodera” trademark rights owned by our subsidiary, Onodera Food Service Co., Ltd. This licensing arrangement is unwritten (verbal) without specific terms.

As a final example, historically, we have relied on financial support from Onodera Group Co., Ltd. Onodera Group provided approximately $9 million in loans in the year ended March 31, 2022 and approximately $23 million in past debt settlement by shares in the year ended March 31, 2023. In the year ending March 31, 2024, Onodera Group will provide approximately $3.5 million in additional loans to fund the anticipated transition to public company status as of this offering and Kaiten Sushi Hawaii facilities. Upon completion of this offering, our company will not receive additional funding from Onodera Group and will use other available sources of liquidity, as further described below.

Opening new restaurants in existing markets may negatively affect sales at our existing restaurants.

The consumer target area of our restaurants varies by location, depending on a number of factors, including population density, other local retail and business attractions, area demographics and geography. As a result, the opening of a new restaurant in or near markets in which we already have restaurants could adversely affect the sales of these existing restaurants and thereby adversely affect our business, financial condition or results of operations. Existing restaurants could also make it more difficult to build our consumer base for a new restaurant in the same market. Our core business strategy does not entail opening new restaurants that we believe will materially affect sales at our existing restaurants, but we may selectively open new restaurants in and around areas of existing restaurants that are operating at or near capacity to effectively serve our guests. Sales cannibalization between our restaurants may become significant in the future as we continue to expand our operations and could affect our sales growth, which could, in turn, materially adversely affect our business, financial condition or results of operations.

Operating results at our restaurants could be significantly affected by competition in the restaurant industry in general and, in particular, within the dining segments of the restaurant industry in which we compete.

We face significant competition from a variety of restaurants offering both Asian and non-Asian cuisine, as well as takeout offerings from grocery stores and other outlets where Asian food is sold. These segments are highly competitive with respect to, among other things, product quality, dining experience, ambience, location, convenience, value perception, and price. Our competition continues to intensify as competitors increase the breadth and depth of their product offerings and open new locations. These competitors may have, among other things, chefs who are widely known to the public that may generate more notoriety for those competitors as compared to our brand. We also compete with many restaurants and retail establishments for site locations and restaurant-level employees.

Several of our competitors offering Asian and related choices may look to compete with us on price, quality and service. Any of these competitive factors may materially adversely affect our business, financial condition or results of operations.

Negative publicity relating to one of our restaurants could reduce sales at some or all of our other restaurants.

Our success is dependent in part upon our ability to maintain and enhance the value of our brand and consumers’ connection to our brand. We may, from time to time, be faced with negative publicity relating to food quality, restaurant facilities, guest complaints or litigation alleging illness or injury, health inspection scores, integrity of our or our suppliers’ food processing, employee relationships or other matters, regardless of whether the allegations are valid or whether we are held to be responsible. The negative impact of adverse publicity relating to one restaurant may extend far beyond the restaurant involved to affect some or all of our other restaurants, thereby causing an adverse effect on our business, financial condition or results of operations. A similar risk exists with respect to unrelated food service businesses, if consumers associate those businesses with our own operations.

The considerable expansion in the use of social media over recent years can further amplify any negative publicity that could be generated by such incidents. Many social media platforms immediately publish the content their subscribers and participants post, often without filters or checks on accuracy of the content posted. Information posted on such platforms may be adverse to our interests and/or may be inaccurate. The dissemination of inaccurate or irresponsible information online could harm our business, reputation, prospects, financial condition, or results of operations, regardless of the information’s accuracy. The damage may be immediate without affording us an opportunity for redress or correction.

Additionally, employee claims against us based on, among other things, wage and hour violations, discrimination, harassment or wrongful termination may also create negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. A significant increase in the number of these claims or an increase in the number of successful claims could materially adversely affect our business, financial condition or results of operations. Consumer demand for our restaurants and our brand’s value could diminish significantly if any such incidents or other matters create negative publicity or otherwise erode consumer confidence in us or our restaurants, which would likely result in lower sales and could materially adversely affect our business, financial condition or results of operations.

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New information or attitudes regarding diet and health could result in changes in regulations and consumer consumption habits that could adversely affect our business, financial condition or results of operations.

Changes in attitudes regarding diet and health or new information regarding the adverse health effects of consuming certain foods could result in changes in government regulation and consumer eating habits that may impact our business, financial condition or results of operations. These changes have resulted in, and may continue to result in, laws and regulations requiring us to disclose the nutritional content of our food offerings, and they have resulted in, and may continue to result in, laws and regulations affecting permissible ingredients and menu offerings. For example, a number of jurisdictions have enacted menu labeling laws requiring multi-unit restaurant operators to disclose to consumers certain nutritional information or have enacted legislation restricting the use of certain types of ingredients in restaurants. These requirements may be different or inconsistent with requirements we are subject to under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act, collectively, the “ACA,” which establishes a uniform, federal requirement for certain restaurants to post nutritional information on their menus. Specifically, the ACA requires chain restaurants with 20 or more locations operating under the same name and offering substantially the same menus to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake. The ACA also requires covered restaurants to provide to consumers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information upon request. Unfavorable publicity about, or guests’ reactions to, our menu ingredients, the size of our portions or the nutritional content of our menu items could negatively influence the demand for our offerings, thereby adversely affecting our business, financial condition or results of operations.

Compliance with current and future laws and regulations regarding the ingredients and nutritional content of our menu items may be costly and time-consuming. Additionally, if consumer health regulations or consumer eating habits change significantly, we may be required to modify or discontinue certain menu items, and we may experience higher costs associated with the implementation of those changes, as well as adversely affect the attractiveness of our restaurants to new or returning guests. We cannot predict the impact of any new nutrition labeling requirements. The risks and costs associated with nutritional disclosures on our menus could also impact our operations, particularly given differences among applicable legal requirements and practices within the restaurant industry with respect to testing and disclosure, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of nutritional information obtained from third-party suppliers.

We may not be able to effectively respond to changes in consumer health perceptions or successfully implement the nutrient content disclosure requirements and to adapt our menu offerings to trends in eating habits. The imposition of menu labeling laws and an inability to keep up with consumer eating habits could materially adversely affect our business, financial condition or results of operations, as well as our position within the restaurant industry in general.

If we are unable to maintain or increase prices, our margins may decrease.

We strive to use high-quality ingredients that are often more costly than lower quality ingredients and/or ingredients that are farmed through less environmentally conscious methods. Our continued success depends on our ability to persuade our guests that the variety and choice of quality food that we provide is worth the higher prices compared to eating at many of our competitors. If we are unable to persuade our guests about the quality of our food, we may be required to change our pricing, advertising, or promotional strategies to retain existing guests or attract new guests, which could adversely affect the strength of our brand and our business, financial condition, and results of operations.

We rely in part on price increases from time to time to offset cost increases, including the cost of ingredients, commodities, insurance, labor, marketing, taxes, real estate and other key operating costs, and improve the profitability of our business. We have increased the prices of our food over the past few years, and we expect to further increase prices in the future. Our ability to maintain prices or effectively implement price increases may be affected by a number of factors, including competition, the effectiveness of our marketing programs, the continuing strength of our brand, and general economic conditions, including inflationary pressures. During challenging economic times, consumers may be less willing or able to dine out, making it more difficult for us to maintain prices and/or effectively implement price increases. In addition, increasing prices could negatively affect the loyalty of our existing guest base and cause them to reduce their spending with us or impact our ability to attract new guests, particularly as we expand our footprint into new geographies where guests might have greater price sensitivity. If our price increases are not accepted by guests and reduce sales volume, or are insufficient to offset increased costs, our business, financial condition, and results of operations could be adversely affected.

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We are subject to all of the risks associated with leasing space subject to long-term non-cancelable leases.

We do not own any real property. Payments under our operating leases account for a significant portion of our operating expenses and we expect the new restaurants we open in the future will similarly be leased. The majority of our operating leases have lease terms of within ten years, inclusive of customary extensions which are the option of the Company. Most of our leases require a fixed annual rent which generally increases each year. Generally, our leases are “net” leases, which require us to pay all of the cost of insurance, taxes, maintenance and utilities. We generally cannot cancel these leases. Additional sites that we lease are likely to be subject to similar long-term non-cancelable leases. If an existing or future restaurant is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. In addition, as each of our leases expires, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to pay increased occupancy costs or to close restaurants in desirable locations. If we fail to negotiate renewals, we may have to dispose of assets at such restaurant locations and incur closure costs as well as impairment of property and equipment. Furthermore, if we fail to negotiate renewals, we may incur additional costs associated with moving transferable furniture, fixtures and equipment. This potential increased occupancy and moving costs, as well as closures of restaurants, could materially adversely affect our business, financial condition or results of operations.

Macroeconomic conditions, including economic downturns, may cause landlords of our leases to be unable to obtain financing or remain in good standing under their existing financing arrangements, resulting in failures to pay required tenant improvement allowances or satisfy other lease covenants to us. In addition, tenants at shopping centers in which we are located or have executed leases, or to which our locations are near, may fail to open or may cease operations. Decreases in total tenant occupancy in shopping centers in which we are located, or to which our locations are near, may affect traffic at our restaurants. All of these factors could have a material adverse impact on our business, financial condition or results of operations.

We rely significantly on the operation of our Kaiten Sushi conveyor belts, sushi robots and other automated equipment, and any mechanical failure could prevent us from effectively operating our restaurants.

We operate restaurants that cater to a wide range of needs, from high-class restaurants to reasonably priced Kaiten Sushi Ginza Onodera. While high-class restaurants do not rely on equipment, Kaiten Sushi Ginza Onodera relies on automated equipment such as the compact-shari machine, gunkan-maki machine, roll sushi making machine, automatic rice and vinegar mixer, express lanes, touch screen menus and any mechanical failure could prevent us from effectively operating our restaurants. Our ability to safely, efficiently and effectively manage our restaurants depends significantly on the reliability and capacity of these systems. Mechanical failures and our inability to service such equipment in a timely manner could result in delays in customer service and reduce the efficiency of our restaurant operations, including a loss of sales. Remediation of such problems could result in significant, unplanned capital investments and any equipment failure may have an adverse effect on our business, financial condition or results of operations due to our reliance on such equipment.

We rely significantly on information technology, and any material failure, weakness, interruption or breach of security could prevent us from effectively operating our business.

We rely significantly on information systems, including point-of-sale processing in our restaurants for management of our supply chain, payment of obligations, collection of cash, credit and debit card transactions and other processes and procedures. We also operate tableside access to touch screen ordering systems to allow guests to place special orders. Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems. Failures of these systems to operate effectively, maintenance problems, upgrading or transitioning to new platforms, or a breach in the security of these systems could result in delays in customer service and reduce efficiency in our operations. Remediation of such problems could result in significant, unplanned capital investments.

Our marketing programs may not be successful, and our new menu items, advertising campaigns and restaurant designs and remodels may not generate increased sales or profits.

We incur costs and expend other resources in our marketing efforts on new menu items, advertising campaigns and restaurant designs and remodels to raise brand awareness and attract and retain guests. These initiatives may not be successful, resulting in expenses incurred without the benefit of higher sales. Additionally, some of our competitors have greater financial resources, which enables them to spend significantly more on marketing and advertising and other initiatives than we are able to. Should our competitors increase spending on marketing and advertising and other initiatives, or our marketing funds decrease for any reason, or should our advertising, promotions, new menu items and restaurant designs and remodels be less effective than our competitors, there could be a material adverse effect on our business, financial condition or results of operations.

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Our inability or failure to recognize, respond to and effectively manage the accelerated impact of social media could materially adversely impact our business, financial condition or results of operations.

Our marketing efforts rely heavily on the use of social media. In recent years, there has been a marked increase in the use of social media platforms, including weblogs (blogs), mini-blogs, chat platforms, social media websites, and other forms of Internet-based communications which allow individuals access to a broad audience of consumers and other interested persons. Many of our competitors are expanding their use of social media, and new social media platforms are rapidly being developed, potentially making more traditional social media platforms obsolete. As a result, we need to continuously innovate and develop our social media strategies in order to maintain broad appeal with guests and brand relevance. We also continue to invest in other digital marketing initiatives that allow us to reach our guests across multiple digital channels and build their awareness of, engagement with, and loyalty to our brand. These initiatives may not be successful, resulting in expenses incurred without the benefit of higher sales or increased brand recognition.

Our current insurance may not provide adequate levels of coverage against claims.

There are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Such losses could have a material adverse effect on our business, financial condition or results of operations. In addition, our current insurance policies may not be adequate to protect us from liabilities that we incur in our business in areas such as workers’ compensation, general liability, auto and property. In the future, our insurance premiums may increase, and we may not be able to obtain similar levels of insurance on reasonable terms, or at all. Any substantial inadequacy of, or inability to obtain, insurance coverage could materially adversely affect our business, financial condition and results of operations. As a public company, we intend to adjust our existing directors’ and officers’ insurance. While we expect to obtain such coverage, we may not be able to obtain such coverage at all or at a reasonable cost now or in the future. Failure to obtain and maintain adequate directors’ and officers’ insurance would likely adversely affect our ability to attract and retain qualified officers and directors.

Failure to obtain and maintain required licenses and permits or to comply with alcoholic beverage or food control regulations could lead to the loss of our liquor and food service licenses and, thereby, harm our business, financial condition or results of operations.

The restaurant industry is subject to various federal, state and local government regulations, including those relating to the sale of food and alcoholic beverages. You are required to obtain an Eigyo Kyoka (Business Permit), as stipulated in the Food Sanitation Act, in order to open a restaurant in Japan. The purpose of the Food Sanitation Act is to prevent the sanitation hazards resulting from eating and drinking by enforcing the regulations and other measures necessary, from the viewpoint of public health, to ensure food safety and thereby to protect citizens’ good health. Such regulations are subject to change from time to time. The failure to obtain and maintain licenses, permits and approvals relating to such regulations could adversely affect our business, financial condition or results of operations. Typically, licenses must be renewed annually and may be revoked, suspended or denied renewal for cause at any time if governmental authorities determine that our conduct violates applicable regulations. Difficulties or failure to maintain or obtain the required licenses and approvals could adversely affect our existing restaurants and delay or result in our decision to cancel the opening of new restaurants, which would adversely affect our business, financial condition or results of operations.

Our restaurants sell liquor in Japan, and we are subject to laws and regulations for liquor retailing. The Liquor Tax Act (Act No.6 of February 28, 1953, as amended) imposes tax on liquor and stipulates tax thresholds and tax rates according to types of liquor, etc. In order to operate the business of selling liquor, the operator shall, pursuant to Article 9 of this act, obtain a license for selling liquor. The license remains in effect until it is revoked by the relevant governmental authority. We have duly obtained and maintain such licenses for each of our directly-operated physical restaurants which sell liquor in Japan. We are prohibited from selling liquor to minors (under 20 years old) under Minor Drinking Prohibition Act (Act No. 20 of March 30, 1922, as amended), and must check the ID of customers if they appear to be under 20 years old.

Alcoholic beverage control regulations generally require our restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of our restaurants, including minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages. Any future failure to comply with these regulations and obtain or retain liquor licenses could adversely affect our business, financial condition or results of operations.

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If the benefits of any proposed acquisition do not meet the expectations of investors, stockholders or financial analysts, the market price of our common stock may decline.

If the benefits of any proposed acquisition do not meet the expectations of investors or securities analysts, the market price of our common stock prior to the closing of the proposed acquisition may decline. The market values of our common stock at the time of the proposed acquisition may vary significantly from their prices on the date the acquisition target was identified.

In addition, broad market and industry factors may materially harm the market price of our common stock irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

We may need capital in the future, and we may not be able to raise that capital on favorable terms.

Developing our business will require significant capital in the future. Historically, our main sources of liquidity have been operating cash flows and financing from parent Onodera Group Co., Ltd. Onodera Group provided approximately $9 million in loans in the year ended March 31, 2022 and approximately $23 million in past debt settlement by shares in the year ended March 31, 2023. In the year ending March 31, 2024, Onodera Group will provide approximately $3.5 million in additional loans to fund the anticipated transition to public company status as a result of this offering and Kaiten Sushi Hawaii facilities. After the completion of this offering, we do not expect to receive any additional capital contributions from Onodera Group Co., Ltd. For investment funds for new restaurants in Japan, we plan to borrow from Japanese financial institutions. On July 21, 2023, our subsidiary, Onodera Food Service Co., Ltd., entered into a 250 million yen ($1.7 million) overdraft agreement with Resona Bank, Ltd. and borrowed 210 million yen ($1.4 million) on July 25, 2023, and 40 million yen ($0.3 million) on August 31, 2023 to fund facilities for the Kaiten Sushi Kyoto restaurant. The Company also plans to borrow 280 million yen ($1.9 million) from Japanese financial institutions to fund facilities for the Kaiten Sushi Osaka restaurant. The Company has not entered into agreements as of yet with regard to such anticipated loans with such Japanese financial institutions. These loans are planned to be repaid in 7 years from the earnings of the opened stores. There can be no assurance that the Company will enter into such agreements on the terms contemplated, if at all, or that any such loans will be repaid with such earnings and within the time period described in the preceding sentence. See “Use of Proceeds.” To meet our capital needs, we expect to rely on cash flows from operations, the proceeds from this offering, future offerings and other third-party financing. Third-party financing in the future may not, however, be available on terms favorable to us, or at all. Our ability to obtain additional funding will be subject to various factors, including market conditions, our operating performance, lender sentiment and our ability to incur additional debt in compliance with other contractual restrictions such as financial covenants under term loans or other debt documents. These factors may make the timing, amount, or terms and conditions of additional financing unattractive. Our inability to raise capital could impede our growth and could materially adversely affect our business, financial condition or results of operations.

Risks Related to Supply Chain

We rely significantly on certain vendors and suppliers, which could adversely affect our business, financial condition or results of operations.

Our ability to maintain consistent price and quality throughout our restaurants depends in part upon our ability to acquire specified food products and supplies in sufficient quantities from third-party vendors and suppliers at a reasonable cost. In addition, we are dependent upon a few suppliers for certain specialized equipment utilized in our restaurants. We rely on Yamayuki Co., Ltd. as one of our primary suppliers in Japan. Yamayuki Co., Ltd. provided us with food products, mostly fresh fish, equaling approximately 11.6% and 6.6% of our total food and beverage costs in the year ended March 31, 2023 and 2022, respectively. We rely on US Sakasyu, Inc. as one of our primary suppliers in the US. US Sakasyu, Inc. provided us with food products and fresh fish equaling approximately 9.4% and 7.1% of our total food and beverage costs for the year ended March 31, 2023 and 2022, respectively. We rely on Miaoxinmaiye Co., Ltd. as one of our primary suppliers in China. Miaoxinmaiye Co., Ltd. provided us with food products equaling approximately 3.2% and 5.7% of our total food and beverage costs in the year ended March 31, 2023 and 2022, respectively. We do not control the businesses of our vendors and suppliers and our efforts to specify and monitor the standards by which they perform may not be successful. Furthermore, certain food items are perishable, and we have limited control over whether these items will be delivered to us in appropriate condition for use in our restaurants. If any of our vendors or other suppliers are unable to fulfill their obligations to our standards, or if we are unable to find replacement providers in the event of a supply or service disruption, we could encounter supply shortages and incur higher costs to secure adequate supplies, which could materially adversely affect our business, financial condition or results of operations.

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Changes in food and supply costs could adversely affect our business, financial condition or results of operations.

Our profitability depends in part on our ability to anticipate and react to changes in food and supply costs. Shortages or interruptions in the availability of certain supplies caused by unanticipated demand, problems in production or distribution, food contamination, inclement weather or other conditions could adversely affect the availability, quality and cost of our ingredients, which could harm our operations. Any increase in the prices of the food products most critical to our menu, such as rice, fish and other seafood, as well as fresh vegetables, could adversely affect our business, financial condition or results of operations. Although we try to manage the impact that these fluctuations have on our operating results, we remain susceptible to increases in food costs as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, generalized infectious diseases, product recalls and government regulations. In addition, our supply chain is subject to increased costs caused by the effects of climate change. Increasing weather volatility and changes in global weather patterns can reduce crop size and crop quality, which could result in decreased availability or higher pricing for our produce and other ingredients. These factors are beyond our control and, in many instances, unpredictable. Climate change and government regulation relating to climate change could also result in construction delays for new restaurants and interruptions to the availability or increases in the cost of utilities.

If any of our distributors or suppliers perform inadequately, or our distribution or supply relationships are disrupted for any reason, our business, financial condition, results of operations or cash flows could be adversely affected. If we cannot replace or engage distributors or suppliers who meet our specifications in a short period of time, that could increase our expenses and cause shortages of food and other items at our restaurants, which could cause a restaurant to remove items from its menu. If that were to happen, affected restaurants could experience significant reductions in sales during the shortage or thereafter, if guests change their dining habits as a result. In addition, because we provide moderately priced food, we may choose not to, or may be unable to, pass along commodity price increases to consumers. These potential changes in food and supply costs could materially adversely affect our business, financial condition or results of operations.

We may not be able to manage our manufacturing and supply chain effectively, which may adversely affect our results of operations.

There is risk in our ability to effectively scale production and processing and effectively manage our manufacturing and supply chain requirements. For example, we rely on a limited number of suppliers, and, in some cases, on single-source suppliers, for several ingredients. Some of these suppliers are small family-owned businesses or sole proprietors who may not be able to quickly scale their production to match our growth, or at all. As we continue to grow our business, if we are unable to obtain the desired amount of ingredients from these suppliers, we may be forced to modify our menu offerings or our recipes or obtain ingredients from different suppliers that may be at a higher cost or may be of a lower quality than our original ingredients. Any of these changes could result in changes to our food taste and quality and could be less appealing to our guests, and any increase in costs could have an adverse impact on our profitability and the results of operations. See “—Risks Related to Our Business and Industry — We rely significantly on certain vendors and suppliers, which could adversely affect our business, financial condition or results of operations.”

We must accurately forecast demand for each of our menu offerings to ensure that we have adequate available manufacturing capacity and supply. Our forecasts are based on multiple assumptions which may cause our estimates to be inaccurate and affect our ability to obtain adequate manufacturing capacity and quantities from our distributors, suppliers, and manufacturing partners in order to meet demand, which could prevent us from meeting partner and guest demand and harm our brand and our business.

We must also continuously monitor our inventory against forecasted demand. If we underestimate demand, we risk having inadequate supplies. On the other hand, if we have too much food inventory on hand, it may reach its expiration date and become unusable. If we are unable to manage our supply chain effectively, our operating costs could increase, and our profit margins could decrease.

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Failure to receive frequent deliveries of fresh food ingredients and other supplies could harm our business, financial condition or results of operations.

Our ability to maintain our menu depends in part on our ability to acquire ingredients that meet our specifications from reliable suppliers. Shortages or interruptions in the supply of ingredients caused by unanticipated demand, problems in production or distribution, food contamination, inclement weather or other conditions could adversely affect the availability, quality and cost of our ingredients, which could harm our business, financial condition or results of operations. If any of our distributors or suppliers performs inadequately, or our distribution or supply relationships are disrupted for any reason, our business, financial condition or results of operations could be adversely affected. If we cannot replace or engage distributors or suppliers who meet our specifications in a short period of time, that could increase our expenses and cause shortages of food and other items at our restaurants, which could cause a restaurant to remove items from its menu. If that were to happen, affected restaurants could experience significant reductions in sales during the shortage or thereafter, if guests change their dining habits as a result. This reduction in sales could materially adversely affect our business, financial condition or results of operations.

Risks Related to Management and Employees

If the voting power of our capital stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.

Currently, Hiroshi Onodera indirectly beneficially owns through LEOC Co., Ltd., a Japanese corporation, an aggregate of 7,000,000 shares of our Common Stock, which represents 100% of the voting power of our outstanding capital stock. Following this offering, Mr. Onodera will control indirectly through LEOC Co., Ltd. approximately 86.78% of the voting power of our outstanding capital stock if all the Common Stock being offered are hereby sold (or 85.09% of our outstanding voting power if the underwriters’ option to purchase additional shares is exercised in full). As a result, Hiroshi Onodera will have majority voting power over all matters requiring stockholder votes, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; amendments to our certificate of incorporation or our bylaws; and our winding up and dissolution.

This concentration of voting power may delay, deter or prevent acts that would be favored by our other stockholders. The interests of Hiroshi Onodera may not always coincide with our interests or the interests of our other stockholders. This concentration of voting power may also have the effect of delaying, preventing or deterring a change in control of us. Also, Hiroshi Onodera may seek to cause us to take courses of action that, in his judgment, could enhance his investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders, including investors in this offering. As a result, the market price of our common stock could decline, or stockholders might not receive a premium over the current market price of our common stock upon a change in control. In addition, this concentration of voting power may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders. See “Executive and Director Compensation” and “Description of Securities.”

As a controlled company, we are not subject to all of the corporate governance rules of Nasdaq.

The “controlled company” exception to Nasdaq rules provides that a company of which more than 50% of the voting power is held by an individual, group or another company, a “controlled company,” need not comply with certain requirements of Nasdaq corporate governance rules. As of the date of this prospectus, Hiroshi Onodera indirectly beneficially owns through LEOC Co., Ltd., a Japanese corporation, an aggregate of 7,000,000 shares of our Common Stock, which represents 100% of the voting power of our outstanding capital stock. Following this offering, Mr. Onodera will control indirectly through LEOC Co., Ltd. approximately 86.78% of the voting power of our outstanding capital stock if all the Common Stock being offered are hereby sold (or 85.09% of our outstanding voting power if the underwriters’ option to purchase additional shares is exercised in full). If we obtain a listing on Nasdaq, we will be a “controlled company” within the meaning of the corporate governance rules of the Nasdaq. Controlled companies are exempt from Nasdaq’s corporate governance rules requiring that listed companies have (i) a majority of the Board of Directors consist of “independent” directors under the listing standards of Nasdaq, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the requirements of Nasdaq, and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of Nasdaq. We intend to utilize certain of these exemptions. More specifically, although we intend to have a majority of independent directors on our Board of Directors, we do not intend to have a nomination and corporate governance committee or a compensation committee. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. See “Management — Board Committees and Director Independence — Controlled Company and Director Independence.”

We depend on our senior management team and other key employees, and the loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel could have an adverse effect on our business, financial condition or results of operations.

Our success depends largely upon the continued services of our key executives. We also rely on our leadership team in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying expansion opportunities, arranging necessary financing, and for general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The loss or replacement of one or more of our executive officers or other key employees could have a serious adverse effect on our business, financial condition or results of operations.

To continue to execute our growth strategy, we also must identify, hire and retain highly skilled personnel, which may include the services of personnel who are Japanese expatriates whose services we secure due to our relationship with Onodera Group. We might not be successful in continuing to attract and retain qualified personnel. Failure to identify, hire and retain necessary key personnel could have a material adverse effect on our business, financial condition or results of operations.

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Our management does not have experience managing a U.S. public company and our current resources may not be sufficient to fulfill our public company obligations.

Following the closing of this offering, we will be subject to various regulatory requirements, including those of the SEC and Nasdaq Stock Market. These requirements include recordkeeping, financial reporting and corporate governance rules and regulations. Our management team does not have experience in managing a U.S. public company and, historically, has not had the resources typically found in a public company. Our internal infrastructure may not be adequate to support our increased reporting obligations and we may be unable to hire, train or retain necessary staff and may be reliant on engaging outside consultants or professionals to overcome our lack of experience or employees. Our business, financial condition or results of operations could be adversely affected if our internal infrastructure is inadequate, including if we are unable to engage outside consultants or are otherwise unable to fulfill our public company obligations.

Labor disputes may disrupt our operations and affect our profitability, thereby causing a material adverse effect on our business, financial condition or results of operations.

As an employer, we are presently, and may in the future be, subject to various employment-related claims, such as individual or class actions or government enforcement actions relating to alleged employment discrimination, employee classification and related withholding, wage-hour, labor standards or healthcare and benefit issues. The courts in Japan tend to favor employees, and arbitrary dismissals can lead to legal issues. Employers are required to show socially acceptable reasons for any termination of employment, which means providing a valid reason for termination. Advance notice or payment in lieu of notice of termination is also mandatory. Any future actions brought against us and successful in whole or in part, may affect our ability to compete or could materially adversely affect our business, financial condition or results of operations.

The minimum wage, particularly in California, continues to increase and is subject to factors outside of our control.

We have a substantial number of hourly employees who are paid wage rates based on the applicable federal or state minimum wage. Since June 15, 2022, the State of California has a minimum wage of $15.50 per hour. Moreover, municipalities may set minimum wages above the applicable state standards. The federal minimum wage has been $7.25 per hour since July 24, 2009. The current minimum wage is 961 yen (national weighted average) per hour. The average will rise to 1,004 yen ($7.57) per hour for the 2023 fiscal year starting on October 1, 2023. This increase comes from heightened inflation and the commitment of prime minister Kishida to higher wages. Any of federally mandated, state-mandated or municipality-mandated minimum wages may be raised in the future which could have a materially adverse effect on our business, financial condition or results of operations. If menu prices are increased by us to cover increased labor costs, the higher prices could adversely affect sales and thereby reduce our margins and adversely affect our business, financial condition or results of operations.

Changes in employment laws may adversely affect our business, financial condition, results of operations or cash flow.

Various federal and state labor laws govern the relationship with our employees and affect operating costs. These laws include employee classification as exempt/non-exempt for overtime and other purposes, minimum wage requirements, tips and gratuity payments, unemployment tax rates, workers’ compensation rates, immigration status and other wage and benefit requirements. Significant additional government-imposed increases in the following areas could materially affect our business, financial condition, operating results or cash flow:

●	minimum wages;

●	tips and gratuities;

●	mandatory health benefits;

●	vacation accruals;

●	paid leaves of absence, including paid sick leave; and

●	tax reporting.

If we face labor shortages, increased labor costs or unionization activities, our growth, business, financial condition and operating results could be adversely affected.

Labor is a primary component in the cost of operating our restaurants. If we face labor shortages or increased labor costs because of increased competition for employees, higher employee turnover rates, increases in federal, state or local minimum wage rates or other employee benefits costs (including costs associated with health insurance coverage), our operating expenses could increase, and our growth could be adversely affected. In addition, our success depends in part upon our ability to attract, motivate and retain a sufficient number of well-qualified restaurant operators and management personnel, as well as a sufficient number of other qualified employees, to keep pace with our expansion schedule. Qualified individuals needed to fill these positions are in short supply in some geographic areas. In addition, restaurants have traditionally experienced relatively high employee turnover rates. Although we have not yet experienced significant problems in recruiting or retaining employees, our ability to recruit and retain such individuals may delay the planned openings of new restaurants or result in higher employee turnover in existing restaurants, which could have a material adverse effect on our business, financial condition or results of operations.

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If we are unable to continue to recruit and retain sufficiently qualified individuals, our business and our growth could be adversely affected, thereby adversely affecting our business, financial condition or results of operations. Competition for these employees could require us to pay higher wages, which could result in higher labor costs. In addition, increases in the minimum wage would increase our labor costs. Additionally, costs associated with workers’ compensation are rising, and these costs may continue to rise in the future. We may be unable to increase our menu prices in order to pass these increased labor costs on to consumers, in which case our margins would be negatively affected, which could materially adversely affect our business, financial condition or results of operations.

Although none of our employees are currently covered under collective bargaining agreements, our employees may elect to be represented by labor unions in the future. If a significant number of our employees were to become unionized and collective bargaining agreement terms were significantly different from our current compensation arrangements, it could adversely affect our business, financial condition or results of operations.

Our business could be adversely affected by a failure to obtain visas or work permits or to properly verify the employment eligibility of our employees.

Some of our corporate employees’ ability to work in the United States depends on obtaining and maintaining necessary visas and work permits. On certain occasions we have been, and in the future, we may be, unable to obtain visas or work permits to bring necessary employees to the United States for any number of reasons including, among others, limits set by the U.S. Department of Homeland Security or the U.S. Department of State.

Although we require all workers to provide us with government-specified documentation evidencing their employment eligibility, some of our employees may, without our knowledge, be unauthorized workers. Unauthorized workers are subject to deportation and may subject us to fines or penalties, and if any of our workers are found to be unauthorized, we could experience adverse publicity that may negatively impact our brand and may make it more difficult to hire and keep qualified employees. Termination of a significant number of employees who are unauthorized employees may disrupt our operations, cause temporary increases in our labor costs as we train new employees and result in adverse publicity. We could also become subject to fines, penalties and other costs related to claims that we did not fully comply with all recordkeeping obligations of federal and state immigration compliance laws. These factors could materially adversely affect our business, financial condition or results of operations.

Risks Related to Legal, Regulatory, Environmental, Intellectual Property and Privacy Matters

The COVID-19 pandemic has adversely affected, and may continue to adversely affect, our operations, financial condition, liquidity and financial results.

In March 2020, the World Health Organization declared the novel strain of coronavirus COVID-19 a global pandemic. For the past two and one-half years, this contagious virus has continued to spread and has adversely affected workforces, customers, economies and financial markets globally. In response to this outbreak, many state and local authorities mandated the temporary closure of non-essential businesses and dine-in restaurant activity or limited indoor dining capacities. COVID-19 and the government measures taken to control it have caused a significant disruption to our business operation. As of the filing date of this prospectus, all of our restaurants are operating at 100% indoor dining capacity; however, there can be no assurance that developments with respect to the COVID-19 pandemic and government measures taken to control it will not adversely affect our operations and financial results.

Additionally, consumer behavior has changed and may fundamentally change as a result of COVID-19 in both the near and long term and such change may pose significant challenges to our current service and business models. Traffic in restaurants, including ours, has been affected and may be materially and adversely affected with more consumers relying on off-premises orders. All of this could materially and adversely impact sales at our restaurants and our growth prospects. We have made adjustments to our restaurant operations due to the COVID-19 pandemic and may have to re-design our service and business models to accommodate consumers’ changed behavior patterns. Any such attempted effort could result in capital expenditure, business disruption and lower margin sales, and may not be successful in growing our profitability.

In addition to the COVID-19 pandemic, the United States may experience in the future, outbreaks of other viruses, such as norovirus, the bird/avian flu or other diseases. As we have experienced with the COVID-19 pandemic, if a regional or global health pandemic occurs, depending upon its location, duration and severity, our business could be severely affected.

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Compliance with environmental laws may negatively affect our business.

We are subject to federal, state and local laws and regulations concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handling, release and disposal of, and exposure to, hazardous or toxic substances. These environmental laws provide for significant fines and penalties for noncompliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous toxic substances. Third parties may also make claims against the owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such hazardous or toxic substances at, on or from our restaurants. Environmental conditions relating to releases of hazardous substances at prior, existing or future restaurant sites could materially adversely affect our business, financial condition or results of operations. In May 2019, the Diet, Japan’s parliament, enacted the Act on Promoting Food Loss Reduction (Food Loss Act) (Act No. 19 of 2019 (Reiwa 1).) To reduce food waste, Japan previously enacted the 2001 Food Recycling Act (Act No. 116 of 2000, amended by Act No. 83 of 2007), which promotes reducing and recycling food wastes into fertilizer and feed. One of provisions of the Act obligates businesses that generate large amounts of food waste to take measures to reduce and recycle the waste and report their food waste situation to the government periodically. (Arts. 7 & 9.) Restaurant patrons taking leftover food when they leave a restaurant would be one such proactive measure. Further, environmental laws, and the administration, interpretation and enforcement thereof, are subject to change and may become more stringent in the future, each of which could materially adversely affect our business, financial condition or results of operations.

Changes in economic conditions could materially affect our ability to maintain or increase sales at our restaurants or open new restaurants.

The restaurant industry depends on consumer discretionary spending. The United States in general or the specific markets in which we operate may suffer from depressed economic activity, recessionary economic cycles, higher fuel or energy costs, low consumer confidence, high levels of unemployment, reduced home values, increases in home foreclosures, investment losses, personal bankruptcies, reduced access to credit or other economic factors that may affect consumers’ discretionary spending. Sales in our restaurants could decline if consumers choose to dine out less frequently or reduce the amount they spend on meals while dining out. Negative economic conditions might cause consumers to make long-term changes to their discretionary spending behavior, including dining out less frequently on a permanent basis. If restaurant sales decrease, our profitability could decline as we spread fixed costs across a lower level of sales. Reductions in staff levels, asset impairment charges and potential restaurant closures could result from prolonged negative restaurant sales, which could materially adversely affect our business, financial condition or results of operations.

We could be party to litigation that could adversely affect us by distracting management, increasing our expenses or subjecting us to material money damages and other remedies.

Our guests occasionally file complaints or lawsuits against us alleging we caused an illness or injury they suffered at or after a visit to our restaurants, or that we have problems with food quality or operations. We are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, equal opportunity, discrimination and similar matters, and we are presently subject to class action and other lawsuits with regard to certain of these matters and could become subject to additional class action or other lawsuits related to these or different matters in the future. Regardless of whether any claims against us are valid, or whether we are ultimately held liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment in excess of our insurance coverage for any claims could materially and adversely affect our business, financial condition or results of operations. Any adverse publicity resulting from these allegations may also materially and adversely affect our reputation or prospects, which in turn could materially adversely affect our business, financial condition or results of operations.

We are subject to state and local “dram shop” statutes, which may subject us to uninsured liabilities. These statutes generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Because a plaintiff may seek punitive damages, which may not be fully covered by insurance, this type of action could have an adverse impact on our business, financial condition or results of operations. A judgment in such an action significantly in excess of, or not covered by, our insurance coverage could adversely affect our business, financial condition or results of operations. Further, adverse publicity resulting from any such allegations may adversely affect our business, financial condition or results of operations.

Failure to comply with antibribery or anticorruption laws could adversely affect our reputation, business, financial condition or results of operations.

The U.S. Foreign Corrupt Practices Act and other similar applicable laws prohibiting bribery of government officials and other corrupt practices are the subject of increasing emphasis and enforcement around the world. In Japan, Article 198 of the Criminal Code prohibits giving, offering or promising bribes to public officials in connection with their duties. Although we have implemented policies and procedures designed to promote compliance with these laws, there can be no assurance that our employees, contractors, agents, or other third parties will not take actions in violation of our policies or applicable law. Any such violations or suspected violations could subject us to civil or criminal penalties, including substantial fines and significant investigation costs, and could also materially damage our reputation, brands, international expansion efforts and growth prospects, business, financial condition and results of operations. Publicity relating to any noncompliance or alleged noncompliance could also harm our reputation and adversely affect our business, financial condition or results of operations.

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Food safety and foodborne illness concerns could have an adverse effect on our business, financial condition or results of operations.

We cannot guarantee that our internal controls and training will be fully effective in preventing all food safety issues at our restaurants, including any occurrences of foodborne illnesses such as salmonella, E. coli and hepatitis A. In addition, there is no guarantee that our restaurant locations will maintain the high levels of internal controls and training we require at our restaurants. Furthermore, we rely on third-party vendors, making it difficult to monitor food safety compliance and increasing the risk that foodborne illness would affect multiple locations rather than a single restaurant. Some foodborne illness incidents could be caused by third-party vendors and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, that could give rise to claims or allegations on a retroactive basis. One or more instances of foodborne illness in any of our restaurants or markets or related to food products we sell could negatively affect our restaurant sales nationwide if highly publicized on national media outlets or through social media. This risk exists even if it were later determined that the illness was wrongly attributed to us or one of our restaurants. A number of other restaurant chains have experienced incidents related to foodborne illnesses that have had a material adverse effect on their operations. The occurrence of a similar incident at one or more of our restaurants, or negative publicity or public speculation about an incident, could materially adversely affect our business, financial condition or results of operations.

Governmental regulation may adversely affect our ability to open new restaurants or otherwise adversely affect our business, financial condition or results of operations.

We are subject to various federal, state and local regulations. Our restaurants are subject to state and local licensing and regulation by health, alcoholic beverage, sanitation, food and occupational safety and other agencies. We may experience material difficulties or failures in obtaining the necessary licenses, approvals or permits for our restaurants, which could delay planned restaurant openings or affect the operations at our existing restaurants. In addition, stringent and varied requirements of local regulators with respect to zoning, land use and environmental factors could delay or prevent development of new restaurants in particular locations.

We are subject to the U.S. Americans with Disabilities Act and similar state laws that give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas, including our restaurants. We may in the future have to modify restaurants, for example, by adding access ramps or redesigning certain architectural fixtures, to provide service to or make reasonable accommodations for disabled persons. The expenses associated with these modifications could be material.

Our operations are also subject to the U.S. Occupational Safety and Health Act, which governs worker health and safety, the U.S. Fair Labor Standards Act, which governs such matters as minimum wages and overtime, and a variety of similar federal, state and local laws that govern these and other employment law matters. In addition, federal, state and local proposals related to paid sick leave or similar matters could, if implemented, materially adversely affect our business, financial condition or results of operations.

In Japan, with respect to persons with disabilities, the Act for Eliminating Discrimination against Persons with Disabilities (Act No. 65 of 2013, hereinafter referred to as the “Disability Discrimination Act”) prohibits governments and businesses from engaging in unfair discriminatory treatment on the grounds of disability and prescribes that they are required to provide reasonable accommodation (companies must endeavor to provide reasonable accommodation). The Act on Employment Promotion Etc. of Persons with Disabilities (Act No. 123 of 1960) prohibits businesses from taking discriminatory measures in the area of employment based on disability and requires provision of reasonable accommodation.

In Japanese restaurants, there are various laws and regulations such as food hygiene and fire protection. Below are some of the laws you should be especially aware of in Japanese restaurants.

Restaurant Licensing and Quality Control

The main law that governs food quality and integrity in Japan is the Food Sanitation Act. The Food Sanitation Act (i) establishes standards and specifications for food, additives, apparatus, and food containers and packaging, (ii) provides for inspection to see whether the established standards are met, (iii) provides for hygiene management in the manufacture and sale of food, (iv) and requires food businesses to be licensed. Under the Food Sanitation Act, additives and foods containing additives must not be sold, or be produced, imported, processed, used, stored, or displayed for marketing purposes unless the Minister of Health, Labour and Welfare (“MHLW”) has declared them as having no risk to human health after seeking the views of the Pharmaceutical Affairs and Food Sanitation Council. In addition, it is not permissible to add any processing aids, vitamins, minerals, novel foods or nutritive substances to food unless they have been expressly declared by the MHLW as having no risk to human health. The MHLW may, pursuant to the Food Sanitation Act, establish specifications for methods of producing, processing, using, cooking, or preserving food or additives to be served to the public for marketing purposes, and may establish standards for food ingredients or additives to be served to the public for marketing purposes. Accordingly, where substances are allowed to be added to food, they may only be used within the limits expressly set by the MHLW.

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In order to operate a restaurant in Japan, the operator must apply for and obtain a restaurant license (“Restaurant License”) as described above pursuant to the Food Sanitation Act (Act No. 233 of December 24, 1947) from the local health department overseeing the prefecture in which the restaurant is located. This license system is in place to ensure that proper safety and sanitation is maintained in restaurants where food is cooked and served.

The core requirements for a Restaurant License generally relate to the equipment and facilities within the restaurant. These typically include requirements such as having certain refrigeration, dish washing and hot water facilities, as well as requirements to maintain the store’s cleanliness by making sure that all utensils and plates are stored in cupboards with doors, and that the kitchen is separated from the seating space, among others.

It is the responsibility of each individual restaurant operator of the Company to obtain the Restaurant License. To do so, the operator must file an application with the local health department prior to opening for business. After the application has been submitted, an officer of the health department will conduct an on-site inspection of the restaurant to determine if the restaurant meets the relevant standards. After passing such an inspection, a license may be granted, making it possible for the operator to begin its restaurant business.

Food Sanitation

The purpose of the Food Sanitation Act is to prevent sanitation risks and further the interest of public health in Japan. Under the Food Sanitation Act, any individual or entity that intends to conduct a covered business which has a significant impact on public health, such as restaurants and others, must obtain approval from the prefectural governor (through the local health department). The prefectural governor may set out necessary conditions such as a valid period of not less than five years from the time of approval to operate the establishment. In order to operate the business, the business must meet facility standards set out for each type of business by the prefectural governor. Any such individual or entity that intends to conduct a covered business such as restaurant business, cafe business, and food sales, must appoint a “Food Sanitation Manager” based on the standards determined by the prefectural governor.

We maintain the following principal measures, among others, to prevent against food contamination:

●	Store Hygiene Management Office, a department specializing in hygiene management;

●	hygiene management manual;

●	planned maintenance calendar;

●	temperature check table;

●	hygiene check sheet as a management form for the headquarters;

●	process for the Hygiene Management Office to conduct hygiene checks of stores; and

●	process for supervisors to conduct an operations check and hygiene management check during the supervisor’s monthly store visit.

Labor Laws

There are various labor-related laws in Japan, including the Labor Standards Act (Act No. 49 of April 7, 1947, as amended), the Industrial Safety and Health Act (Act No. 57 of June 8, 1972, as amended), and the Labor Contracts Act (Act No. 128 of December 5, 2007). The Labor Standards Act regulates, among others, minimum standards for working conditions such as working hours, leave period, and leave days. The Industrial Safety and Health Act requires, among others, the implementation of measures to secure employee safety and protect the health of workers in the workplace. The Labor Contracts Act regulates, among others, the change of terms of employment contracts and working rules, and dismissal and disciplinary action. We comply with these regulations.

Environmental Regulations

There are various environmental-related laws in Japan, including the Air Pollution Control Act (Act No. 97 of June 10, 1968, as amended), Water Pollution Prevention Act (Act No. 138 of December 25, 1970, as amended), Soil Contamination Countermeasures Act (Act No. 53 of May 29, 2002, as amended), and Noise Regulation Act (Act No. 98 of June 10, 1968, as amended). In May 2019, the Diet, Japan’s parliament, enacted the Act on Promoting Food Loss Reduction (Food Loss Act) (Act No. 19 of 2019 (Reiwa 1).) To reduce food waste, Japan previously enacted the 2001 Food Recycling Act (Act No. 116 of 2000, amended by Act No. 83 of 2007), which promotes reducing and recycling food wastes into fertilizer and feed. One of provisions of the Act obligates businesses that generate large amounts of food waste to take measures to reduce and recycle the waste and report their food waste situation to the government periodically. (Arts. 7 & 9.) Restaurant patrons taking leftover food when they leave a restaurant would be one such proactive measure. We comply with these regulations to the extent they are applicable to us.

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Regulations on Advertising

The Premiums and Representations Act (Act No. 134 of May 15, 1962) stipulates the restricted methods and means of various advertisements, representations, and sales promotions, in a broad sense. When we advertise our restaurants, we must provide appropriate information under this act, so as not to mislead our customers. We comply with these regulations.

Regulations on Lease Agreements

Our lease agreements are generally subject to the Civil Code (Act No. 89 of April 27, 1896, as amended) and Act on Land and Building Leases (Act No. 90 of October 4, 1991, as amended). The terms and conditions of our lease agreements are consistent with these laws and are valid and enforceable as provided for in these agreements.

Regulations for Liquor Retailing

Our restaurants sell liquor in Japan, and we are subject to laws and regulations for liquor retailing.

The Liquor Tax Act (Act No.6 of February 28, 1953, as amended) imposes tax on liquor and stipulates tax thresholds and tax rates according to types of liquor, etc. In order to operate the business of selling liquor, the operator shall, pursuant to Article 9 of this act, obtain a license for selling liquor. The license remains in effect until it is revoked by the relevant governmental authority. We have duly obtained and maintain such licenses for each of our directly-operated physical restaurants which sell liquor in Japan. We are prohibited from selling liquor to minors (under 20 years old) under Minor Drinking Prohibition Act (Act No. 20 of March 30, 1922, as amended), and must check the ID of customers if they appear to be under 20 years old.

Food Labeling Act

Restaurants must properly label the ingredients and provide allergen information in accordance with the Food Labeling Act. Accuracy is required for food labeling, and care must be taken to make it easier for customers to understand the ingredients and allergens contained in food.

Fire Protection Act

Restaurants must maintain and inspect proper fire protection equipment in accordance with the Fire Protection Act for Fire Prevention and Evacuation. In addition, the security of evacuation routes and measures in the event of a fire must also meet the standards stipulated by law.

Building Code

Designing or renovating a restaurant building or store requires obtaining the appropriate permits in accordance with the Building Code. It is important to ensure that the structure, safety, and barrier-free measures of buildings meet the standards established by law.

We may become involved in lawsuits involving Onodera Food Service Co., Ltd. as the owner of intellectual property, or us as a licensee of intellectual property from Onodera Food Service Co., Ltd., to protect or enforce intellectual property rights, which could be expensive, time consuming, and unsuccessful.

Our business prospects depend in part on our ability to develop favorable consumer recognition of the Sushi Ginza Onodera name. Although “Ginza Onodera” are federally registered service marks owned by Onodera Food Service Co., Ltd., such marks could be imitated in ways that we or Onodera Food Service Co., Ltd. cannot prevent. Alternatively, third parties may attempt to cause us to change our name or not operate in a certain geographic region if our name is confusingly similar to their name. In addition, we rely on trade secrets, proprietary know-how, concepts, and recipes of Onodera Group. Our methods or Onodera Food Service Co., Ltd.’s methods of protecting this information may not be adequate. Moreover, we or Onodera Food Service Co., Ltd. may face claims of misappropriation or infringement of third parties’ rights that could interfere with our use of this information. Defending these claims may be costly and, if unsuccessful, may prevent us from continuing to use this proprietary information in the future, and may result in a judgment or monetary damages. We do not maintain confidentiality and non-competition agreements with all of our executives, key personnel, or suppliers. If competitors independently develop or otherwise obtain access to the trade secrets, proprietary know-how, concepts, or recipes we rely upon to operate our restaurants, some of which we license from Onodera Group Co., Ltd., the appeal of our restaurants could be significantly reduced and our business, financial condition or results of operations could be adversely affected.

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A breach of security of confidential consumer information related to our electronic processing of credit and debit card transactions, as well as a breach of security of our employee information, could substantially affect our reputation, business, financial condition of results of operations.

The majority of our restaurant sales are by credit or debit cards. Other restaurants and retailers have experienced security breaches in which credit and debit card information has been stolen. We may in the future become subject to claims for purportedly fraudulent transactions arising out of the actual or alleged theft of credit or debit card information, and we may also be subject to lawsuits or other proceedings relating to these types of incidents. We may ultimately be held liable for the unauthorized use of a cardholder’s card number in an illegal activity and be required by card issuers to pay charge-back fees. In addition, most states have enacted legislation requiring notification of security breaches involving personal information, including credit and debit card information. Any such claim or proceeding could cause us to incur significant unplanned expenses, which could have an adverse impact on our business, financial condition or results of operations. Further, adverse publicity resulting from these allegations may have a material adverse effect on us and could substantially affect our reputation and business, financial condition or results of operations.

In addition, our business requires the collection, transmission and retention of large volumes of guest and employee data, including personally identifiable information, in various information technology systems that we maintain and in those maintained by third parties with whom we contract to provide services. The collection and use of such information is regulated at the federal and state levels, as well as at the international level, at which regulatory requirements have been increasing. As our environment continues to evolve in the digital age and reliance upon new technologies becomes more prevalent, it is imperative we secure the privacy and sensitive information we collect. Failure to do so, whether through fault of our own information systems or those of outsourced third-party providers, could not only cause us to fail to comply with these laws and regulations, but also could cause us to face litigation and penalties that could adversely affect our business, financial condition or results of operations. Our brand’s reputation and image as an employer could also be harmed by these types of security breaches or regulatory violations.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

The company has net operating loss carryforwards for tax purposes of $11 million in Japan, USA and China, which are available to offset future taxable income. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. In general, an “ownership change” generally occurs if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. We do not believe that we will experience an ownership change as a result of this issuance. However, we may experience ownership changes in the future as a result of this issuance and future transactions in our stock, some of which may be outside our control. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards, or other pre-change tax attributes, to offset U.S. federal and state taxable income may be subject to significant limitations. Those net operating loss carryforwards and general business tax credits resulted in a tax effected deferred tax asset of $2.4 million as of March 31, 2023.

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Risks Related to Doing Business in China

We require various approvals, licenses and permits to operate our business and the loss of or failure to obtain or renew any or all of these approvals, licenses and permits could adversely affect our business and results of operations.

In accordance with the laws and regulations of China, we are required to maintain various approvals, licenses, permits, registrations and filings in order to operate our restaurant business in the People’s Republic of China (“PRC”). Our subsidiary in China (the “Chinese Subsidiary”) is required to obtain (1) the food operation license; (2) registration or approval to sell alcoholic beverage; (3) the environmental protection assessment and inspection registration or approval; and (4) the fire safety inspection acceptance approval or other alternatives. These licenses and registrations are achieved upon satisfactory compliance with, among other things, the applicable food safety, hygiene, environmental protection, fire safety and alcohol laws and regulations. Most of these licenses are subject to periodic examinations or verifications by relevant authorities and some are valid only for a fixed period of time subject to renewal and accreditation.

Rapidly evolving laws and regulations, and inconsistent interpretations and enforcements thereof could impede our ability to obtain or maintain the required permits, licenses and certificates required to conduct our businesses in China. Difficulties or failure in obtaining the required permits, licenses and certificates could result in our inability to continue our business in China in a manner consistent with past practice. In such an event, our business and results of operations may be adversely affected. If (i) we have inadvertently concluded that such permissions, approvals, licenses or permits have been acquired or are not required, or (ii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions, approvals, licenses or permits in the future, then we may have to expend time and costs to procure them. If we are unable to do so on commercially reasonable terms or in a timely manner, it could cause significant disruption to our business operations and damage our reputation, which would in turn have a material adverse effect on our business, results of operations and financial condition.

Failure to comply with the existing or new government regulations relating to fire safety, food hygiene, environmental protection and control on indoor smoking of the restaurant industry in China may have a material adverse effect on our businesses and results of operation.

Our Chinese Subsidiary’s businesses are subject to the restriction of various compliance and operational regulations stipulated by the Chinese laws. Our Chinese Subsidiary fails to comply with the applicable laws and regulations (including but not limited to laws governing our relationship with employees) be subject to fines and penalties imposed by relevant Chinese government departments. Our Chinese Subsidiary is required to hold an operation license issued by the local government departments, and should carry out catering business within the business scope of the operation license. Chinses Subsidiary’s businesses are also subject to the restriction of various regulations, which affect various aspects of businesses in Shanghai where it operates, including but not limited to fire safety, food hygiene, environmental protection and control on indoor smoking. Our Chinese Subsidiary is required to obtain various licenses and permits in accordance with these regulations or carry out record filing procedures. Although our Chinese Subsidiary has not suffered any major fines or other penalties which materially and adversely affect its businesses and results of operation due to any violation of the regulations in the past, Chinese Subsidiary may be subject to fine, confiscation of income and termination of the operation of restaurant lacking all necessary licenses and permits required, or subject to suspension of sales of certain products in accordance with the latest laws and regulations if Chinese Subsidiary fails to deal with these non-compliance events in a timely manner. Such kind of circumstance may have a material adverse impact on the Chinese Subsidiary’s businesses and results of operation.

Chinese regulation of loans to, and direct investment in, Chinese entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from making loans or additional capital contributions to our Chinese subsidiary, which may materially and adversely affect our liquidity and our ability to fund and expand our business.

We are conducting our operations in China through our Chinese Subsidiary. We may make loans to our Chinese Subsidiary, or we may make additional capital contributions to our Chinese Subsidiary.

Most of these uses are subject to Chinese regulations and approvals. For example, loans by us to our Chinese Subsidiary to finance its activities cannot exceed statutory limits and must be registered with the local counterparts of SAFE. If we decide to finance our Chinese Subsidiary by means of capital contributions, in practice, we might be still required to obtain approval from the MOFCOM or its local counterparts.

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On April 8, 2015, SAFE promulgated the Circular on the Reform of the Administrative Method of the Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or Circular 19, which became effective as of June 1, 2015. Among other things, under Circular 19, foreign-invested enterprises may either continue to follow the payment-based foreign currency settlement system or elect to follow the conversion-at-will of foreign currency settlement system. Where a foreign-invested enterprise follows the conversion-at-will of foreign currency settlement system, it may convert any or 100% of the amount of the foreign currency in its capital account into RMB at any time. The converted RMB will be kept in a designated account known as “Settled but Pending Payment Account,” and if the foreign-invested enterprise needs to make further payment from such designated account, it still needs to provide supporting documents and go through the review process with its bank. If under special circumstances the foreign-invested enterprise cannot provide supporting documents in time, Circular 19 grants the banks the power to provide a grace period to the enterprise and make the payment before receiving the supporting documents. The foreign-invested enterprise will then need to submit the supporting documents within 20 working days after payment. In addition, foreign-invested enterprises are now allowed to use their converted RMB to make equity investments in China under Circular 19. However, foreign-invested enterprises are still required to use the converted RMB in the designated account within their approved business scope under the principle of authenticity and self-use. It remains unclear whether a common foreign-invested enterprise, other than such special types of enterprises as holding companies, venture capital or private equity firms, can use the converted RMB in the designated account to make equity investments if equity investment or similar activities are not within their approved business scope.

In light of the various requirements imposed by Chinese regulations on loans to and direct investment in Chinese entities by offshore holding companies as discussed above, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, or at all, with respect to future loans by us to our Chinese subsidiary or with respect to future capital contributions by us to our Chinese subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to capitalize or otherwise fund our Chinese operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Unauthorized access to, or improper use, disclosure, theft or destruction of, our customer or employee personal, financial or other data or our proprietary or confidential information that is stored in our information systems or by third parties on our behalf could result in substantial costs, expose us to litigation and damage our reputation.

We have been using, and plan to continue to use, digital technologies to improve the customer experience and drive sales growth. We, directly or indirectly, receive and maintain certain personal, financial and other information about our customers in various information systems that we maintain and in those maintained by third-party service providers when, for example, receiving orders through mobile or online platforms, accepting digital payments, and conducting digital marketing programs. Our information technology systems, such as those we use for administrative functions, including human resources, payroll, accounting and internal and external communications, can contain personal, financial or other information of our employees. We also maintain important proprietary and other confidential information related to our operations. As a result, we face risks inherent in handling and protecting large volumes of information.

If our security and information systems or the security and information systems of third-party service providers are compromised for any reason, including as a result of data corruption or loss, security breach, cyber-attack or other external or internal methods, or if our employees, franchisees or service providers fail to comply with laws, regulations and practice standards, and this information is obtained by unauthorized persons, used or disclosed inappropriately or destroyed, it could subject us to litigation and government enforcement actions, cause us to incur substantial costs, liabilities and penalties and/or result in a loss of customer confidence, any and all of which could adversely affect our business, reputation, ability to attract new customers, results of operations and financial condition.

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In addition, the use and handling of this information is regulated by evolving and increasingly demanding laws and regulations. The Chinese government has focused increasingly on regulation in the areas of information security and protection, including by implementing the PRC Cybersecurity Law effective June 1, 2017, which imposes tightened requirements on data privacy and cybersecurity practices. There are uncertainties with respect to the application of the cybersecurity law in certain circumstances. In addition, the PRC Data Security Law, which took effect on September 1, 2021, imposes data security and privacy obligations on entities and individuals carrying out data activities (including activities outside of the PRC), requires a national security review of data activities that may affect national security, and imposes restrictions on data transmissions. Furthermore, the PRC Personal Information Protection Law, which took effect on November 1, 2021, sets out the regulatory framework for handling and protection of personal information and transmission of personal information, and many specific requirements of the law remain to be clarified by the CAC and other regulatory authorities. The Revised Cybersecurity Review Measures, which took effect on February 15, 2022, require critical information infrastructure operators procuring network products and services and online platform operators carrying out data processing activities, which affect or may affect national security, to conduct a cybersecurity review pursuant to the provisions therein. The Measures for Security Assessment for Outbound Data Transfer, which took effect on September 1, 2022, mandate mandatory government security review by the CAC in advance of certain cross-border data transfer activities. We have established a professional team to formulate and implement internal data security policies to comply with the regulations and policies issued by the CAC, monitor our compliance practices and assess any non-compliance issues. We believe that we are compliant in all material respects with the applicable regulations and policies that have been issued by the CAC to date. As of the date of this prospectus, (i) we have not received any formal notice from any PRC cybersecurity regulator identifying us as a “critical information infrastructure operator” or requiring us to go through the cybersecurity review procedures pursuant to the Revised Cybersecurity Review Measures; and (ii) we are not aware of any investigations against us initiated by the CAC based on the Revised Cybersecurity Review Measures. The exact scope of “critical information infrastructure operators” under the current regulatory regime remains unclear, and the PRC government authorities may have wide discretion in the interpretation and enforcement of the applicable laws. Therefore, it is uncertain whether, in the future, we would be deemed to be a critical information infrastructure operator under PRC law. If we are deemed to be a critical information infrastructure operator under the PRC cybersecurity laws and regulations, we may be subject to obligations in addition to what we have fulfilled under the PRC cybersecurity laws and regulations.

Interpretation, application and enforcement of these laws, rules and regulations evolve from time to time and their scope may continually change, through new legislation, amendments to existing legislation or changes in enforcement. We have been taking and will continue to take reasonable measures to comply with applicable cybersecurity, data privacy and security laws. We cannot guarantee the effectiveness of the measures undertaken by us, and such measures may still be determined as insufficient, improper, or even as user-privacy invasive, by the relevant authorities, which may result in penalties against us.

Compliance with these laws, as well as additional regulations and standards regarding data privacy, data collection and information security that PRC regulatory bodies may enact in the future, may result in additional expenses to us as we may be required to upgrade our current information technology systems. Furthermore, as a result of legislative and regulatory rules, we may be required to notify the owners of information of any breach, theft or loss of their information, which could harm our reputation, as well as subject us to litigation or actions by regulatory bodies and adversely affect our financial results.

We expect that cybersecurity, data privacy and security will continue to be a focus of regulators, as well as attract continued or greater public scrutiny and attention going forward, which could increase our compliance costs and subject us to heightened risks and challenges associated with information security and protection. If we are unable to manage these risks, we could become subject to penalties, including fines, suspension of business, shutdown of websites and revocation of required licenses, and our reputation and results of operations could be materially and adversely affected.

Under the EIT Law, if we are classified as a China resident enterprise for Chinese enterprise income tax purposes, such classification would likely result in unfavorable tax consequences to us and our non-Chinese stockholders.

Under the EIT Law and its implementation rules, an enterprise established outside China with a “de facto management body” within China is considered a China resident enterprise for Chinese enterprise income tax purposes. A China resident enterprise is generally subject to certain Chinese tax reporting obligations and a uniform 25% enterprise income tax rate on its worldwide income. Furthermore, under the EIT Law, if we are a China resident enterprise (i) dividends paid by us to our non-Chinese stockholders would be subject to a 10% dividend withholding tax or a 20% individual income tax if the stockholder is an individual and (ii) such non-Chinese stockholders may become subject to Chinese tax and filing obligations as well as withholding with respect to any disposition of our stock, subject to certain treaty or other exemptions or reductions.

The Company and each of its subsidiaries that is organized outside of China intends to conduct its management functions in a manner that does not cause it to be a China resident enterprise, including by carrying on its day-to-day management activities and maintaining its key records, such as resolutions of its board of directors and resolutions of stockholders, outside of China. As such, we do not believe that the Company or any of its non-Chinese subsidiaries should be considered a China resident enterprise for purposes of the EIT Law. However, given the uncertainty regarding the application of the EIT Law to us and our future operations, there can be no assurance that we or any of our non-Chinese subsidiaries will not be treated as a China resident enterprise now or in the future for Chinese tax law purposes.

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General Risks

If we fail to maintain effective internal control over financial reporting, the price of our securities may be adversely affected.

Our internal controls over financial reporting have weaknesses and conditions that require correction or remediation. For the years ended March 31, 2023 and 2022, we identified three material weaknesses in our assessment of the effectiveness of disclosure controls and procedures. We have (i) deficiencies in the segregation of duties, (ii) deficiencies in the staffing of our financial accounting department and (iii) limited checks and balances in processing cash and other transactions. We are committed to improving our financial reporting processes.  We plan on contracting with an outside certified public accountant to assist us in maintaining our disclosure controls and procedures and the preparation of our financial statements for the foreseeable future. We also plan on increasing the size of our accounting staff at the appropriate time for our business and its size to ameliorate our concern that we do not effectively segregate certain accounting duties or have adequate staffing.  We believe the foregoing actions would resolve these material weaknesses in disclosure controls and procedures. However, there can be no assurances as to the timing of any such actions or that we will be able to do so. Any failure by us to implement the changes necessary to maintain an effective system of internal controls could harm our operating results materially and cause investors and financial analysts to lose confidence in our reported financial information. Any such loss of confidence in the investment community would have a negative effect on the trading and price of our common stock.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and have an adverse effect on the value of our securities.

As a public company, we would be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Further, we will be required to report any changes in internal controls on a quarterly basis. In addition, we would be required to furnish a report by management on the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We will design, implement, and test the internal controls over financial reporting required to comply with these obligations. If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the value of our securities could be negatively affected. We also could become subject to investigations by the Commission or other regulatory authorities, which could require additional financial and management resources.

Changes to accounting rules or regulations may adversely affect our business, financial condition or results of operations.

Changes to existing accounting rules or regulations may impact our business, financial condition or results of operations. Other new accounting rules or regulations and varying interpretations of existing accounting rules or regulations have occurred and may occur in the future. For instance, accounting regulatory authorities have recently issued new accounting rules which require lessees to capitalize operating leases in their financial statements in the next few years. When adopted, such a change would require us to record significant operating lease obligations on our balance sheet and make other changes to our financial statements. This and other future changes to accounting rules or regulations could materially adversely affect our business, financial condition or results of operations.

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As an emerging growth company, our auditor will not be required to attest to the effectiveness of our internal controls.

Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting while we are an emerging growth company. This means that the effectiveness of our financial operations may differ from our peer companies in that they may be required to obtain independent registered public accounting firm attestations as to the effectiveness of their internal controls over financial reporting and we are not. While our management will be required to attest to internal control over financial reporting and we will be required to detail changes to our internal controls on a quarterly basis, we cannot provide assurance that the independent registered public accounting firm’s review process in assessing the effectiveness of our internal controls over financial reporting, if obtained, would not find one or more material weaknesses or significant deficiencies. Further, once we cease to be an emerging growth company and cease to be a smaller reporting company (as described below), we will be subject to independent registered public accounting firm attestation regarding the effectiveness of our internal controls over financial reporting. Even if management finds such controls to be effective, our independent registered public accounting firm may decline to attest to the effectiveness of such internal controls and issue a qualified report.

We may need capital in the future, and we may not be able to raise that capital on favorable terms.

Developing our business will require significant capital in the future. Historically, we have partially relied on financial support from Onodera Group Co., Ltd. Onodera Group provided approximately $9 million in loans in the year ended March 31, 2022 and approximately $23 million in past debt settlement by shares in the year ended March 31, 2023. In the year ending March 31, 2024, Onodera Group will provide approximately $3.5 million in additional loans to fund the anticipated transition to public company status as a result of this offering and Kaiten Sushi Hawaii facilities. After the completion of this offering, we do not expect to receive any additional capital contributions from Onodera Group Co., Ltd. To meet our capital needs, we expect to rely on cash flows from operations, the proceeds from this offering, future offerings and other third-party financing. Third-party financing in the future may not, however, be available on terms favorable to us, or at all. Our ability to obtain additional funding will be subject to various factors, including market conditions, our operating performance, lender sentiment and our ability to incur additional debt in compliance with other contractual restrictions such as financial covenants under term loans or other debt documents. These factors may make the timing, amount, or terms and conditions of additional financing unattractive. Our inability to raise capital could impede our growth and could materially adversely affect our business, financial condition or results of operations.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency”; and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest to occur of: (i) the end of the first fiscal year in which our annual gross revenue is $1.235 billion or more; (ii) the end of the fiscal year in which the market value of our common shares that are held by non-affiliates is at least $700.0 million as of the last business day of our most recently completed second fiscal quarter; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and (iv) the end of the fiscal year during which the fifth anniversary of this offering occurs.

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Until such a time, however, we cannot predict if investors will find our securities less attractive because we may rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the price of our securities may be more volatile.

We believe we will be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	in the case of an initial registration statement under the Securities Act, or the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●	in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero or whose public float was less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements, and we will provide only two years of financial statements. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

The certificate of incorporation and bylaws provides that state or federal court located within the state of Delaware will be the sole and exclusive forum for substantially all disputes between us and our shareholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Section 21 of our certificate of incorporation and Section 7.4 of our bylaws provides that “[u]nless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located in the county in which the principal office of the corporation in the State of Delaware is established, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange of 1934, as amended, the Securities Act of 1933, as amended, or any claim for which the federal courts have exclusive or concurrent jurisdiction.” Therefore, the exclusive forum provision in our certificate of incorporation and our bylaws will not relieve us of our duty to comply with the federal securities laws and the rules and regulations thereunder, and shareholders will not be deemed to have waived our compliance with these laws, rules and regulations.

This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us or our directors, officers or other employees. In addition, shareholders who do bring a claim in the state or federal court in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The state or federal court of the State of Delaware may also reach different judgments or results than would other courts, including courts where a shareholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our shareholders. However, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation have been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision contained in our certificate of incorporation and our bylaws to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

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By purchasing common stock in this offering, you are bound by the fee-shifting provision contained in our bylaws, which may discourage you to pursue actions against us and could discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

Section 7.4 of our bylaws provides that “[i]f any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, provided that the provisions of this sentence shall not apply with respect to “internal corporate claims” as defined in Section 109(b) of the DGCL.”

Our bylaws provide that for this section, the term “attorneys’ fees” or “attorneys’ fees and costs” means the fees and expenses of counsel to the Company and any other parties asserting a claim subject to Section 7.4 of the bylaws, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding.

We adopted the fee-shifting provision to eliminate or decrease nuisance and frivolous litigation. We intend to apply the fee-shifting provision broadly to all actions except for claims brought under the Exchange Act and Securities Act.

There is no set level of recovery required to be met by a plaintiff to avoid payment under this provision. Instead, whoever is the prevailing party is entitled to recover the reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. Any party who brings an action, and the party against whom such action is brought under Section 7.4 of our bylaws, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, are subject to this provision. Additionally, any party who brings an action, and the party against whom such action is brought under Section 7.4 of our bylaws, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, would be able to recover fees under this provision.

In the event you initiate or assert a claim against us, in accordance with the dispute resolution provisions contained in our Bylaws, and you do not, in a judgment prevail, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any. Additionally, this provision in Section 7.4 of our bylaws could discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF COMMON STOCK OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

Risks Related to This Offering and Ownership of Our Common Stock

Once our common stock is listed on the Nasdaq Capital Market, there can be no assurance that we will be able to comply with Nasdaq Capital Market’s continued listing standards.

Prior to this offering, there has been no public market for shares of our common stock. As a condition to consummating this offering, our common stock offered in this prospectus must be listed on the Nasdaq Capital Market or another national securities exchange. Accordingly, in connection with the filing of the registration statement of which this prospectus forms a part, we have applied to list our common stock on the Nasdaq Capital Market under the symbol “ONDR.” Assuming that our common stock is listed and after the consummation of this offering, there can be no assurance any broker will be interested in trading our common stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. Our underwriters are not obligated to make a market in our common stock, and even if it makes a market, it can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our common stock will develop or, if developed, that such a market will continue.

Once our common stock is approved for listing on the Nasdaq Capital Market, there is no guarantee that we will be able to maintain such a listing for any period of time by perpetually satisfying Nasdaq Capital Market’s continued listing requirements. Our failure to continue to meet these requirements may result in our common stock being delisted from Nasdaq Capital Market.

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The price of our common stock could be subject to rapid and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, the common stock may be subject to rapid and substantial price volatility, low volumes of trade and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

In addition, if the trading volumes of our common stock are low, people buying or selling in relatively small quantities may easily influence the prices of our’ common stock. This low volume of trade could also cause the price of our common stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock. As a result of this volatility, investors may experience losses on their investment in our common stock. A decline in the market price of our common stock also could adversely affect our ability to sell additional shares or common stock or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our common stock will develop or be sustained. If an active market does not develop, holders of our common stock may be unable to readily sell the common stock they hold or may not be able to sell their common stock at all.

The market price of our common stock may be volatile, and you could lose all or part of your investment.

We cannot predict the prices at which our common stock will trade. The initial public offering price of our common stock will be determined by negotiations between us and the underwriters and may not bear any relationship to the market price at which our common stock will trade after this offering or to any other established criteria of the value of our business and prospects, and the market price of our common stock following this offering may fluctuate substantially and may be lower than the initial public offering price. The market price of our common stock following this offering will depend on a number of factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. In addition, the limited public float of our common stock following this offering will tend to increase the volatility of the trading price of our common stock. These fluctuations could cause you to lose all or part of your investment in our common stock, since you might not be able to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the market price of our common stock include, but are not limited to, the following:

●	actual or anticipated changes or fluctuations in our results of operations;

●	the financial projections we may provide to the public, any changes in these projections, or our failure to meet these projections;

●	announcements by us or our competitors of new products or new or terminated significant contracts, commercial relationships, or capital commitments;

●	industry or financial analyst or investor reaction to our press releases, other public announcements, and filings with the SEC;

●	rumors and market speculation involving us or other companies in our industry;

●	price and volume fluctuations in the overall stock market from time to time;

●	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

●	the expiration of market stand-off or contractual lock-up agreements and sales of shares of our common stock by us or our stockholders;

●	failure of industry or financial analysts to maintain coverage of us, changes in financial estimates by any analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

●	actual or anticipated developments in our business, or our competitors’ businesses, or the competitive landscape generally;

●	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

●	developments or disputes concerning our intellectual property rights, our products, or third-party proprietary rights;

●	announced or completed acquisitions of businesses or technologies by us or our competitors;

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●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	any major changes in our management or our Board of Directors;

●	general economic conditions and slow or negative growth of our markets; and

●	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market and industry factors may seriously affect the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market prices of a particular company’s securities, securities class action litigation has often been instituted against that company. Securities litigation, if instituted against us, could result in substantial costs and divert our management’s attention and resources from our business. This could materially adversely affect our business, financial condition, results of operations, and prospects.

If securities or industry analysts do not publish research or reports, or if they publish adverse or misleading research or reports, regarding us, our business or our market, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that securities or industry analysts publish about us, our business or our market. We do not currently have and may never obtain research coverage by securities or industry analysts. If no or few securities or industry analysts commence coverage of us, the stock price would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue adverse or misleading research or reports regarding us, our business model, our intellectual property, our stock performance or our market, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree.

The net proceeds from this offering will be immediately available to our management to use at their discretion. We currently intend to use the net proceeds from this offering to repay $0.8 million of existing loans from Onodera Group Co., Ltd. and the remaining net proceeds to fund capital investments and working capital for opening new restaurants. See “Use of Proceeds.” Other than the repayment of existing loans, we have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, and results of operation.

If we are unable to obtain additional funding when needed, our business operations will be harmed, and if we do obtain additional financing, our then-existing shareholders may suffer substantial dilution.

As we take steps in the commercialization and marketing of our products and services or respond to potential opportunities and/or adverse events, our working capital needs may change. We anticipate that if our cash and cash equivalents are insufficient to satisfy our liquidity requirements, we will require additional funding to sustain our ongoing operations and to continue our research and development activities. We do not have any contracts or commitments for additional funding, and there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all, if needed. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to conduct business operations. If we are unable to obtain additional financing to finance a revised growth plan, we will likely be required to curtail such plans or cease our business operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our common stock may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

Our common stock may be subject to “penny stock” rules (generally defined as non-exchange traded stock with a per-share price below $5.00) in the future. While our common stock will not be considered “penny stock” following this offering since they will be listed on the Nasdaq Capital Market, if we are unable to maintain that listing and our common stock is no longer listed on the Nasdaq Capital Market, unless we maintain a per-share price above $5.00, our common stock will become “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

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Legal remedies available to an investor in “penny stocks” may include the following:

● If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

● If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock will not be classified as a “penny stock” in the future.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to 1,066,667 shares of common stock offered in this offering, at an assumed public offering price of $7.50 per share, and after deducting the underwriters’ discounts and commissions and other estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of approximately $5.54 per share, or 73.87%, at the assumed public offering price.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months, subject only to the current public information requirement. Affiliates may sell after six months, subject to the Rule 144 volume, manner of sale (for equity securities), current public information, and notice requirements. Of the approximately 7,000,000 shares of our common stock and restricted stock awards outstanding as of September 30, 2023, none of such shares are tradable without restriction. Given the limited trading of our common stock, resale of even a small number of shares of our common stock pursuant to Rule 144 or an effective registration statement may adversely affect the market price of our common stock.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Company’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;

●	the ability of our board of directors to determine whether to issue shares of our preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	limiting the liability of, and providing indemnification to, our directors and officers;

●	providing that a special meeting of the stockholders may only be called by a majority of the board of directors;

●	providing that directors may be removed prior to the expiration of their terms by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding stock entitled to vote;

●	providing that the bylaws may be altered, amended or repealed by the board of directors by an affirmative vote of a majority of the board of directors at any regular meeting of the board of directors; and

●	advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay hostile takeovers and changes in control of the Company or changes in our board of directors and management.

Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our security holders to receive a premium for their securities and could also affect the price that some investors are willing to pay for our securities.

Provisions in our charter documents and Delaware law may delay or prevent our acquisition by a third party.

Our amended and restated certificate of incorporation and amended and restated bylaws, and Delaware law, contain several provisions that may make it more difficult for a third party to acquire control of us without the approval of our Board of Directors. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding equity interests. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock. See “Description of Securities.”

We have never paid dividends on our common stock and have no plans to do so in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have paid no cash dividends on our shares of common stock, and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for the operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. See “Dividend Policy.”

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We will indemnify and hold harmless our officers and directors to the maximum extent permitted by Delaware law.

Our certificate of incorporation, as amended, provides that we will indemnify and hold harmless our officers and directors against claims arising from our activities to the maximum extent permitted by Delaware law. If we were called upon to perform under our indemnification obligations, then the portion of our assets expended for such a purpose would reduce the amount otherwise available for our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained principally in “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In some cases, you can identify forward-looking statements by terms such as “target,” “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “continue,” “predict,” “potential,” “plan,” “anticipate” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these assumptions, risks and uncertainties, you should not place undue reliance on these forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected, including:

●	our ability to successfully maintain increases in our comparable restaurant sales and AUVs;

●	our ability to successfully execute our growth strategy and open new restaurants that are profitable;

●	the impact of the COVID-19 pandemic or future pandemics;

●	our ability to expand in existing and new markets;

●	our projected growth in the number of our restaurants;

●	macroeconomic conditions and other economic factors;

●	our ability to compete with many other restaurants;

●	our reliance on vendors, suppliers and distributors, including Onodera Group Co., Ltd.;

●	concerns regarding food safety and foodborne illness;

●	changes in consumer preferences and the level of acceptance of our restaurant concept in new markets;

●	minimum wage increases and mandated employee benefits that could cause a significant increase in our labor costs;

●	the failure of our automated equipment or information technology systems or the breach of our network security;

●	the loss of key members of our management team;

●	the impact of governmental laws and regulations; and

●	volatility in the price of our common stock.

●	those other risk factors described in this prospectus supplement and our reports filed with the SEC and incorporated by reference into this prospectus supplement.

We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Unless required by United States federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, governmental publications, reports by market research firms or other independent sources. Some data are also based on our good faith estimates. Although we believe these third-party sources are reliable, we have not independently verified the information attributed to these third-party sources and cannot guarantee its accuracy and completeness. Similarly, our estimates have not been verified by any independent source.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be $6,501,397 based on an assumed initial public offering price of $7.50 per share, which is the midpoint of the price range set forth on the cover of this prospectus, after deducting the underwriting discounts and commissions of $560,000 and estimated offering expenses of $938,603 payable by us. If the underwriters’ option to purchase additional shares in this offering from us is exercised in full, our net proceeds will be $7,605,397 after deducting the underwriting discounts and commissions of $644,000 and estimated offering expenses of $950,603 payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $7.50 per share of common stock, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, would increase (decrease) net proceeds to us from this offering by approximately $981,340, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same. We may also increase or decrease the number of shares of common stock we are offering. Each 100,000 increase (decrease) in the number of shares of common stock we are offering would increase (decrease) the net proceeds to us from this offering by approximately $690,000, assuming no change in the assumed initial public offering price per share.

We intend to use approximately $1.3 million of the net proceeds we receive from this offering to repay $1.3 million outstanding principal and accrued interest of the long-term loans from Onodera Group Co., Ltd. to our two subsidiaries, Ginza Onodera USA Inc. and Sushi Ginza Onodera, Inc. On May 25, 2023, Onodera Group Co., Ltd. loaned 60,000,000 yen (approximately $452,000) to Onodera Food Service Co., Ltd. Such loan matures on August 24, 2023, and bears interest at a rate of 0.5 percent (0.5%) per year. Onodera Group Co., Ltd. loaned 20,000,000 yen (approximately $151,000) on May 18, 2023, and 80,000,000 yen (approximately $603,000) on July 19, 2023, to Ginza Onodera USA Inc. Such loans mature on May 17, 2024, and July 18, 2024, and bear interest at a rate of 0.5 percent (0.5%) per year.

We intend to use the balance of the net proceeds to fund the capital investments and working capital for opening new restaurants.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors. As a result, our management will have broad discretion in the application of the net proceeds of this offering, and investors will be relying on our judgment regarding the application of the net proceeds.

Pending use of the net proceeds from this offering as described above, we may invest the net proceeds in short-and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

DIVIDEND POLICY

No dividends have been declared or paid on our shares of common stock. We do not anticipate paying any cash dividends on shares of our common stock in the foreseeable future. We currently intend to retain any earnings to finance the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our Board of Directors and will be dependent upon then-existing conditions, including our earnings, capital requirements, results of operations, financial condition, business prospects and other factors that our Board of Directors considers relevant. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Certain Relationships and Related Party Transactions” for additional information regarding our financial condition.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2023:

●	on an actual basis;

●	on a pro forma basis to reflect long-term loans subsequent to September 30, 2023, in the aggregate principal amount of $1.2 million from Onodera Group Co., Ltd. to Sushi Ginza Onodera, Inc. and Ginza Onodera USA Inc. and approximately $1.9 million loan from financial institutions to Onodera Food Service Co., Ltd; and

●	on a pro forma as adjusted basis, and to give effect to the (i) sale of 1,066,667 shares of common stock in this offering at an assumed initial public offering price of $7.50 (the midpoint of the price range set forth on the cover page of this prospectus) after deducting estimated underwriting discounts and estimated offering expenses payable by us, and the application of the net proceeds thereof and (ii) repayment of $1.3 million of the outstanding principal and accrued interest of the long term loans from Onodera Group Co., Ltd. to Sushi Ginza Onodera, Inc. and Ginza Onodera USA Inc.

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The pro forma as-adjusted information below is illustrative only and our capitalization following the completion of the initial public offering is subject to adjustment based on the initial public offering price of our common stock and other terms of the initial public offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

		As of September 30, 2023
(in thousands, except share and per share data)	Actual (unaudited)	Pro Forma	Pro Forma As Adjusted(1)(2)
Cash and cash equivalents	$2,945	$6,045	$11,246

Total non-current liabilities	9,626	12,726	11,426

Stockholder’s Equity:
Common stock, $0.00001 par value per share; 100,000,000 shares authorized, 7,000,000 shares issued and outstanding, actual; 7,000,000 shares issued and outstanding, pro forma; and 8,066,667 shares issued and outstanding, pro forma as adjusted	-	-	-
Additional paid-in capital	23,228	23,228	29,729
Retained earnings (accumulated deficiency)	(12,853)	(12,853)	(12,853)
Accumulated other comprehensive loss	(1,266)	(1,266	(1,266)
Stockholders’ Equity	9,109	9,109	15,610
Noncontrolling interests	203	203	203
Total stockholders’ equity	9,312	9,312	15,813
Total capitalization	$18,938	$22,038	$27,239

(1)	The number of shares of common stock to be outstanding after this offering is based on 7,000,000 which is the number of shares outstanding on September 30, 2023, assumes no exercise by the Representative of its option to purchase up to an additional 160,000 shares of common stock to cover over-allotments, if any, and excludes (i) 89,467 shares of common stock underlying options to be granted under the Plan to key employees and directors immediately after the registration statement of which this prospectus is a part is declared effective at an exercise price equal to the initial public offering price, (ii) 1,050,000 shares of common stock reserved for future issuance under the Plan, of which we will grant options to purchase an aggregate of 89,467 shares of our common stock to key employees and directors immediately after the registration statement of which this prospectus is a part is declared effective (as described in the bullet immediately above), and (iii) 61,333 shares of common stock issuable upon exercise of the Representative’s Warrants to be issued upon completion of this offering, representing 5.0% of the aggregate number of shares of common stock sold in this offering, assuming the exercise of the Representative’s over-allotment option by in full. If the Representative’s over-allotment option is exercised in full, pro forma as adjusted cash and cash equivalents, total stockholders’ equity, total capitalization and common stock outstanding as of September 30, 2023, would be $12,350,397, $16,714,397, $28,343,397, and 1,226,667 shares, respectively.

(2)	Each $1.00 increase (decrease) in the assumed initial public offering price of $7.50 per share, the midpoint of the price range set forth on the cover of this prospectus, would increase (decrease) our as adjusted cash and cash equivalents, additional paid-in capital, total stockholder’s equity and total capitalization by approximately $981,340, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares of common stock we are offering. Each 100,000 increase (decrease) of in the number of shares of common stock we are offering would increase (decrease) our as adjusted cash and cash equivalents, additional paid-in capital, total stockholder’s equity and total capitalization by approximately $690,000, assuming no change in the assumed initial public offering price per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)

We intend to use approximately $1.3 million of the net proceeds we receive from this offering to repay $1.3 million of the outstanding principal and accrued interest under our term loans. The term loans have scheduled maturities on May 17, 2024, for approximately $0.1 million of indebtedness, July 18, 2024, for approximately $0.5 million of indebtedness, and October 18, 2024, for approximately $0.7 million of indebtedness.

In the year ending March 31, 2024, Onodera Group will provide approximately $3.5 million in additional loans including the above mentioned $1.3 million of the outstanding principal to fund the anticipated transition to public company status as a result of this offering and Kaiten Sushi Hawaii facilities. The Company plans to repay approximately $1 million per year from business revenues for the above new loans. Upon completion of this offering, the Company will not receive additional funding from Onodera Group and will use other available sources of liquidity, as further described below. For investment funds for new restaurants in Japan, we plan to borrow from Japanese financial institutions. On July 21, 2023, our subsidiary, Onodera Food Service Co., Ltd., entered into a 250 million yen ($1.7 million) overdraft agreement with Resona Bank, Ltd. and borrowed 210 million yen ($1.4 million) on July 25, 2023, and 40 million yen ($0.3 million) on August 31, 2023, to fund facilities for the Kaiten Sushi Kyoto restaurant. The company also plans to borrow 280 million yen ($1.9 million) from Japanese financial institutions to fund facilities for the Kaiten Sushi Osaka restaurant. The Company has not entered into agreements as of yet with regard to such anticipated loans with such Japanese financial institutions. These loans are planned to be repaid in 7 years from the earnings of the opened stores. There can be no assurance that the Company will enter into such agreements on the terms contemplated, if at all, or that such loans will be repaid with such earnings and within the time period describe in the preceding sentence. See “Use of Proceeds.”

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DILUTION

Dilution is the amount by which the initial public offering price paid by purchasers of shares of our common stock exceeds the net tangible book value per share of our equity interests immediately following the completion of the offering. Net tangible book value represents the amount of our total tangible assets reduced by our total liabilities. Net tangible book value per share represents our net tangible book value divided by the number of shares of our common stock outstanding. The Company defines total tangible assets as total assets less intangible assets (including deferred tax assets and deferred offering costs). As of September 30, 2023, prior to giving effect to the offering, our net tangible book value was $9.3 million and our net tangible book value per share was $1.32.

After giving effect to (i) the issuance and sale of the 1,066,667 shares of common stock offered in this offering and the application of the estimated net proceeds of this offering received by us, as described in “Use of Proceeds,” based upon an assumed initial public offering price of $7.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, (ii) incurrence of long-term loans subsequent to September 30, 2023 in the aggregate principal amount of $1.2 million from Onodera Group Co., Ltd. to Sushi Ginza Onodera, Inc. and Ginza Onodera USA Inc. and approximately $1.9 million loan from financial institutions to Onodera Food Service Co., Ltd, and (iii) repayment of $1.3 million of the outstanding principal and accrued interest of the long term loans from Onodera Group Co., Ltd. to our two subsidiaries, Sushi Ginza Onodera, Inc. and Ginza Onodera USA Inc., our net tangible book value as of September 30, 2023 would have been approximately $15.8 million, or $1.96 per share of common stock. This represents an immediate increase in the net tangible book value to our existing stockholder, LEOC Co., Ltd., of $0.64 per share and an immediate dilution to new investors in this offering of $5.54 per share. The following table illustrates this per share dilution net tangible book value to new investors after giving effect to this offering:

Assumed initial public offering price per share		$7.50
Net tangible book value per share as of September 30, 2023	$1.32
Increase in net tangible book value per share attributable to new investors	$0.64
Adjusted net tangible book value per share after this offering		$1.96
Dilution per share to new investors		$5.54

A $1.00 increase (decrease) in the assumed initial public offering price of $7.50 per share would increase (decrease) our net tangible book value to $16.9 million, the net tangible book value per share after this offering to $2.08 and the dilution per share to new investors to $5.42, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the Representative exercises its over-allotment option in full, the net tangible book value per share of our common stock after giving effect to this offering would be $2.05 per share, which amount represents an immediate increase in net tangible book value of $0.73 per share to LEOC Co., Ltd. and the immediate dilution in net tangible book value per share to new investors in this offering of $5.45 per share.

The following table presents, as of September 30, 2023, the differences between the number of shares purchased from us, the total consideration paid to us, and the average price per share paid by LEOC Co., Ltd. and by new investors purchasing common stock at the assumed initial offering price of $7.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
LEOC Co., Ltd.	7,000,000	86.78%	$22,805,000	74.03%	$3.26
New investors	1,066,667	13.22	8,000,000	25.97	7.50
Total	8,066,667	100.00%	30,805,000	$100.00%	$3.82

The foregoing table is based on 7,000,000 shares of common stock issued and outstanding as of September 30, 2023, and assumes no exercise by the Representative of its option to purchase up to an additional 160,000 shares of common stock to cover over-allotments, if any, and excludes (i) 89,467 shares of common stock underlying options to be granted under the Plan to key employees and directors immediately after the registration statement of which this prospectus is a part is declared effective at an exercise price equal to the initial public offering price, (ii) 1,050,000 shares of common stock reserved for future issuance under the Plan, of which we will grant options to purchase an aggregate of 89,467 shares of our common stock to key employees and directors immediately after the registration statement of which this prospectus is a part is declared effective (as described in the bullet immediately above), and (iii) 61,333 shares of common stock issuable upon exercise of the Representative’s Warrants to be issued upon completion of this offering, representing 5.0% of the aggregate number of shares of common stock sold in this offering, assuming the exercise of the Representative’s over-allotment option by in full. To the extent any outstanding options or other equity awards are exercised or become vested, or any additional options or other equity awards are granted and exercised or become vested or other issuances of shares of our common stock are made, there may be further economic dilution to new investors.

If the underwriters were to fully exercise their option to purchase 160,000 additional shares of our common stock, the percentage of shares of our common stock held by LEOC Co., Ltd. after this offering would be 85.09%, and the percentage of shares of our common stock held by new investors after this offering would be 14.91%.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Sushi Ginza Onodera, Inc., a Delaware corporation (the “Company”), is a food service company headquartered in the Otemachi district of the Chiyoda ward in Tokyo, Japan. The Company opened its first restaurant in Ginza, Tokyo in 2013. The Company now operates 13 sushi, tempura, teppanyaki, and makiyaki (firewood cuisine) restaurants in regions around the world. The restaurants in Japan that are operated by the Company consist of Kaiten Sushi Ginza Onodera Kyoto in Kyoto, Japan, as well as Sushi Ginza Onodera Souhonten, Sushi Ginza Onodera Honten, Tempura Ginza Onodera Higashi-ginza, Tempura Ginza Onodera Namiki Dori, Makiyaki Ginza Onodera, Sushi Ginza Onodera Otouto Honten, Sushi Ginza Onodera Toryumon, Kaiten Sushi Ginza Onodera Honten, and Tachiguisushi Ginza Onodera Honten in Tokyo, Japan. The Company also operates restaurants within the United States and China, consisting of Sushi Ginza Onodera in Los Angeles, California, Sushi Ginza Onodera in Honolulu, Hawaii and Ginza Onodera Shanghai in Shanghai, China. The Company’s slogan is “From Ginza to the World,” which embodies the Company’s mission of spreading refined Japanese culture throughout the world by providing a unique and culturally authentic food experience to every customer.

For the years ended March 31, 2023, and March 31, 2022, we generated revenues of $20,692 thousand and $17,714 thousand, respectively, we reported net income of $2,181 thousand and $1,857 thousand, respectively, and cash flow provided by operating activities of $1,308 thousand and cash flow used in operating activities of $284 thousand, respectively. For the six months ended September 30, 2023 and 2022, we generated revenues of $11,794 thousand and $9,416 thousand, respectively, we reported net income of $2,004 thousand and $2,393 thousand, respectively, and cash flow provided by operating activities of $435 thousand and $275 thousand, respectively. As of March 31, 2023, we had an accumulated deficit of 14,844 thousand and working capital deficit of $1,303 thousand.

Reorganization and Share Exchange

On August 1, 2023, Onodera Group Co., Ltd., a Japanese corporation, made an investment in kind of all issued and outstanding common shares of Onodera Food Service Co., Ltd. (100 shares) and Sushi Ginza Onodera Inc. (5 shares) to LEOC Co., Inc., a Japanese corporation. On August 22, 2023, pursuant to the terms of a share exchange agreement among Sushi Ginza Onodera, Inc. and LEOC Co., Ltd., we issued 29,999,995 shares of our common stock to LEOC Co., Ltd. in exchange for all outstanding shares of common stock of Onodera Food Service Co., Ltd., which holds 100% of the issued and outstanding capital stock of Ginza Onodera California, Inc. (formed in California) and Ginza Onodera USA Inc. (formed in Hawaii), and which holds 90% of the issued and outstanding capital stock of the Ginza Onodera Shanghai (formed in Shanghai, China).

The acquisition of Onodera Food Service Co., Ltd. was accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the transaction. The consolidation of Sushi Ginza Onodera, Inc. and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the transaction had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Reverse Stock Split

On November 27, 2023, our board of directors and shareholders holding a majority of the voting power of our issued and outstanding voting capital stock approved the Reverse Stock Split in a ratio of 1-for-4.28571429. On December 1, 2023, we filed a certificate of amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), implementing the reverse stock split in a ratio of 1-for-4.28571429, effective December 1, 2023.

Except as otherwise indicated, all references to our common stock, share data, per share data and related information has been adjusted for the Reverse Stock Split ratio of 1-for-4.28571429 as if it had occurred at the beginning of the earliest period presented. The Reverse Stock Split, combined each four point two eight five seven one four two nine shares of our outstanding common stock into one share of common stock, without any change in the par value per share, and the Reverse Stock Split correspondingly adjusted, among other things, the exercise rate of our warrants into our common stock. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share.

Growth

Comparing sales trends for stores that have been in operation for more than one year as of the end of March 2023, sales have more than doubled, growing 109.9% over the five-year period from the year ended March 31, 2018 to the year ended March 31, 2023, as shown in the table below (the number of stores has also grown from six in the year ended March 31, 2018 to 13 in the year ended March 31, 2023).

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The Kaiten Sushi Ginza Onodera Honten, which opened in October 2021, has grown into a high-margin business with sales of $4.8 million per restaurant and $1.1 million net income (22.9% of sales) for the year ended March 31, 2023. These Kaiten sushi establishments create a more accessible, value-oriented avenue for customers who seek to taste the high-quality associated with the Onodera brand at an affordable price. By targeting a new target market of individuals separate from the high-end establishments, we aim to diversify our offerings and broaden our customer base to reach more cost cautious individuals.

Business Trends

The food and beverage industry must continue to provide services that customers appreciate, depending on the economic situation at the time, customer preferences and trends, etc. We have been expanding our business opportunities by boldly trying to open new stores in new business categories and at different price points than before, rather than relying solely on sales at existing stores.

Sushi Ginza Onodera Otouto, which opened in October 2021, is the second line of Sushi Ginza Onodera, where you can enjoy sushi casually and at a reasonable price, while keeping to the same spirit and quality of food expected from Sushi Ginza Onodera. Sushi Ginza Onodera Toryumon, which opened in April 2022 and is located next to the Sushi Ginza Onodera Souhonten, uses the same ingredients as the main restaurant, but the price is set at a reasonable level to allow young, inexperienced chefs to study at the restaurant. The Kaiten Sushi Honten opened because we believe there are more customers who want to try the authentic Omakase course at the Sushi Ginza Souhonten or Honten after using Kaiten Sushi Ginza Onodera Honten, and each store has a synergistic effect.

The sushi industry has a high turnover rate, and it is very difficult to nurture artisans. Generally, it is said that sushi artisans need more than 10 years of training before they can make sushi, and many young apprentices cannot endure a long period of training and quit halfway through. However, we believe that by operating stores in different business categories and price ranges, we are able to give apprentices places to work and opportunities to learn according to their level of growth, and we believe we can reduce turnover and nurture artisans by giving them opportunities to practice making sushi from an early stage of their career. By doing so, we can continue to provide customers with high quality products even as we open new stores.

Key Performance Indicators

In assessing the performance of our business, we consider a variety of financial and performance measures. The key measures for determining how our business are performing include sales, EBITDA, Average Unit Volumes (AUVs), comparable restaurant sales growth, and number of restaurant openings and revenue per square foot.

Sales

Sales represents sales of food and beverages in restaurants, as shown in our statements of income. Several factors affect our restaurant sales in any given period including the number of restaurants in operation, guest traffic and average check.

EBITDA

EBITDA is defined as net income before interest, income taxes and depreciation and amortization.

We believe that the use of EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware when evaluating EBITDA that in the future we may incur expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

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Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA on a supplemental basis. You should review the reconciliation of net income to EBITDA below and not rely on any single financial measure to evaluate our business.4

The following table reconciled Net income to EBITDA for the years ended March 31, 2023, and 2022, and for the six months ended September 30, 2023 and September 30, 2022 respectively:

(amounts in thousands)	Fiscal Years Ended March 31,		Six Months Ended September 30,
	2023	2022	2023	2022
Net income, as reported	$1,094	$456	$936	$614
Interest expense	-	-	3	-
Interest expenses to related parties	64	68	1	33
Taxes	631	138	378	286
Depreciation and amortization	602	609	120	328
EBITDA	2,391	1,271	1,438	1,261

Comparable Restaurant Sales Growth

Comparable restaurant sales growth refers to the change in year-over-year sales for the comparable restaurant base. We include restaurants in the comparable restaurant base that have been in operation for at least 18 months prior to the start of the accounting period presented. Growth in comparable restaurant sales represents the percent change in sales from the same period in the prior year for the comparable restaurant base. For the years ended March 31, 2023, and March 31, 2022, there were eight and eight restaurants, respectively, in our comparable restaurant base. For the six months ended September 30, 2023 and September 30, 2022, there were eight and eight restaurants, respectively, in our comparable restaurant base. This measure highlights the performance of existing restaurants, as the impact of new restaurant openings is excluded. The small number of restaurants in our comparable restaurant base may cause this measure to fluctuate and be unpredictable. The comparable restaurant sales growth measure is calculated excluding one restaurant, which closed in the year ended March 31, 2021 and one restaurant, which closed in the year ended March 31, 2022 and one restaurant, which closed during the six months ended September 30, 2023.

Measuring our comparable restaurant sales growth allows us to evaluate the performance of our existing restaurant base. Various factors impact comparable restaurant sales, including:

●	consumer recognition of our brand and our ability to respond to changing consumer preferences;

●	overall economic trends, particularly those related to consumer spending;

●	our ability to operate restaurants effectively and efficiently to meet consumer expectations;

●	pricing;

●	guest traffic;

●	per-guest spend and average check;

●	marketing and promotional efforts;

●	local competition; and

●	opening of new restaurants in the vicinity of existing locations.

Since we expect opening new restaurants will be a significant component of our sales growth, comparable restaurant sales growth is only one measure of how we evaluate our performance. The following table shows the comparable restaurant sales growth for the year ended March 31, 2023, and March 31, 2022, and for the six months ended September 30, 2023 and September 30, 2022 respectively:

	Fiscal Years Ended March 31,		Six Months Ended September 30,
	2023	2022	2023	2022
Comparable restaurant sales growth (%)	(4.6)%	26.3%	22.4%	(10.7)%
- Japan	13.0%	16.7%	21.8%	30.3%
- China	(36.8)%	0.2%	60.1%	(61.2)%
- USA	10.3%	131.8%	3.8%	17.7%
Comparable restaurant base	8	8	8	8

In the year ended March 31, 2022, sales showed a significant recovery from the year ended March 31, 2021, when sales were restricted due to COVID-19, with an overall sales increase of 26.3% over the prior year. In the year ended March 31, 2023, sales in Japan and the U.S. grew steadily by 13.0% and 10.3%, which we believe is due to the positive brand recognition and marketing effects of aggressive new store openings, while sales in China declined by 36.8% due to COVID-19 restrictions in the first quarter of 2022. As a result of these situations, overall sales growth in the year ended March 31, 2023 declined 4.6% from the prior year.

The 22.4% increase of the comparable restaurant sales growth during the six months ended September 30, 2023, and the 10.7% decrease of the comparable restaurant sales growth during the six months ended September 30, 2022, were due to similar reasons as the changes from the year ended March 31, 2023, and the year ended March 31, 2022. The Shanghai restaurant was unable to open for business in April and May 2022 due to the government curfew imposed by COVID-19, and the impact of this curfew was significant during the six months ended September 30, 2022.

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Number of Restaurant Openings

The number of restaurant openings reflects the number of restaurants opened during a particular reporting period. Before we open new restaurants, we incur pre-opening costs. New restaurants may not be profitable, and their sales performance may not follow historical patterns. The number and timing of restaurant openings has had, and is expected to continue to have, an impact on our results of operations. The following table shows the growth in our restaurant base for the year ended March 31, 2023, March 31, 2022 and March 31, 2021, and for the six months ended September 30, 2023 and September 30, 2022, respectively:

(amounts in thousands)	Fiscal Years Ended March 31,			Six Months Ended September 30,
	2023	2022	2021	2023	2022
Restaurant activity
Beginning of period	12	10	11	13	12
Opening	1	3	-	1	1
Closing	-	1	1	1	-

End of period	13	12	10	13	13

Average Unit Volumes (AUVs)

“Average Unit Volumes” or “AUVs” consist of the average annual sales of all restaurants that have been open for 18 months or longer at the end of the fiscal year presented. AUVs are calculated by dividing (x) annual sales for the fiscal year presented for all such restaurants by (y) the total number of restaurants in that base. The AUVs measure is calculated excluding one restaurant, which closed in the year ended March 31, 2021 and one restaurant, which closed in the year ended March 31, 2022 and one restaurant, which closed in the six months ended September 30, 2023 (Discontinued operations). Since AUVs are calculated based on annual sales for the fiscal year presented, they are not presented in this prospectus on an interim basis, if any.

Typically, our new restaurants have historically tended to gain recognition and sales as the number of months in operation increases, with no “honeymoon” period during which sales generally rise at the time of opening. In new markets, the length of time before average sales for new restaurants stabilize is less predictable as a result of our limited knowledge of these markets and consumers’ limited awareness of our brand. First quarter sales for the three stores opened in the year ended March 31, 2022 increased 71.8% in the second year compared to the same period in the first year. New restaurants usually become profitable in the second or third quarter after opening. However, new restaurants may not be profitable, and their sales performance may not follow historical patterns. In addition, our average restaurant sales and comparable restaurant sales may not increase at the rates achieved over the past several years.

(in thousands)	Fiscal Years Ended March 31,
	2023	2022
Average Unit Volumes ($)	1,747	1,832

Revenue Per Square Foot

Revenue per square foot means the annual restaurant sales for all restaurants opened a full 18 months before the end of the period measured divided by the average square footage of such restaurants. This measurement allows management to assess the effectiveness of our approach to real estate selection and the overall performance of our restaurant base. The following table shows the revenue per square foot for the twelve-month periods ended March 31, 2023, and March 31, 2022

	Fiscal Years Ended March 31,
	2023	2022
Revenue per square foot ($)	1,132	1,090

Average check

Average check means the dollars spent per guest in our restaurants and aids management in identifying trends in guest preferences and the effectiveness of menu changes and price increases. The following table shows the average check for the twelve-month periods ended March 31, 2023, and March 31, 2022 and for the six months ended September 30, 2023 and September 30, 2022, respectively:

	Fiscal Years Ended March 31,		Six Months Ended September 30,
	2023	2022	2023	2022
Average check ($)	106.67	179.16	90.41	111.06

In the year ended March 31, 2023 average check decreased from $179.16 to $106.67, down 40.5% from the year ended March 31, 2022, this was due to the opening of new business categories, Sushi Ginza Onodera Otouto Honten, Sushi Ginza Onodera Toryumon, and Kaiten Sushi Ginza Onodera Honten, which have lower price points compared to the existing high-end restaurant. Although the overall average check has been lowered by widening the price range, the Company has succeeded in significantly increasing the number of customers (94% increase from the prior year), resulting in overall sales of $20.7 million (16.8% increase from the prior year) and net income of $2.2 million (17.4% increase from the prior year), achieving high growth.

In the six months ended September 30, 2023 average check decreased from $111.06 to 90.41, down 18.6% from the six months ended September 30, 2022, this was due to similar reasons as the changes from the year ended March 31, 2023, and the year ended March 31, 2022.

Financial Definitions

Sales. Sales represent sales of food and beverages in restaurants. Restaurant sales in each period are directly impacted by the number of restaurants we operate and comparable restaurant sales growth.

Food and beverage costs. Food and beverage costs are variable in nature, change with sales volume and are influenced by menu mix and subject to increases or decreases based on fluctuations in commodity costs. Other important factors causing fluctuations in food and beverage costs include seasonality and restaurant-level management of food waste. Food and beverage costs are a substantial expense and are expected to grow proportionally as our sales grow.

Labor and related expenses. Labor and related expenses include all restaurant-level management and hourly labor costs, including wages, employee benefits and payroll taxes. Similar to the food and beverage costs that we incur, labor and related expenses are expected to grow proportionally as our sales grow. Factors that influence fluctuations in our labor and related expenses include minimum wage and payroll tax legislation, the frequency and severity of workers’ compensation claims, healthcare costs and the performance of our restaurants.

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Occupancy and related expenses. Occupancy and related expenses include rent for all restaurant locations.

Depreciation and amortization expenses. Depreciation and amortization expenses are periodic non-cash charges that consist of depreciation of fixed assets, including equipment and capitalized leasehold improvements. Depreciation is determined using the straight-line method over the assets’ estimated useful lives, ranging from three to 18 years.

Other costs. Other costs include utilities, repairs and maintenance, credit card fees, and other restaurant-level expenses.

General and administrative expenses. General and administrative expenses include expenses associated with corporate and regional supervision functions that support the operations of existing restaurants and development of new restaurants, including compensation and benefits, travel expenses, legal and professional fees, marketing costs, information systems, corporate office rent and other related corporate costs. General and administrative expenses are expected to grow as our sales grow, including incremental legal, accounting, insurance and other expenses incurred as a public company.

Interest expense. Interest expenses include non-cash charges related to our capital lease obligations.

Interest income. Interest income includes income earned on our investments.

Income tax expense (benefit). Provision for income taxes represents federal, state and local current and deferred income tax expenses.

Results of Operations

Six months ended September 30, 2023, Compared to six months ended September 30, 2022.

The following table presents selected comparative results of operations from our unaudited financial statements for the six months ended September 30, 2023, compared to the six months ended September 30, 2022. Our financial results for these periods are not necessarily indicative of the financial results that we will achieve in future periods. Certain totals for the table below may not sum to 100% due to rounding. The data should be read in conjunction with our audited financial statements included elsewhere in this prospectus.

(amounts in thousands, except share and per share data)	Six Months Ended September 30,		Increase / (Decrease)
	2023	2022	Dollars	Percentage
Statements of operations Data:
Revenues	$11,794	$9,416	$2,378	25.3%
Restaurant operating costs:
Food and beverage costs	3,562	3,021	541	17.9
Labor and related costs	3,402	2,893	509	17.6
Occupancy and related expenses	1,293	1,099	194	17.7
Depreciation and amortization expenses	121	328	(207)	(63.1)
Costs to related parties	2	-	2	1,574.7
Other costs	1,354	985	369	37.5

Total restaurant operating costs	9,734	8,326	1,408	16.9

General and administrative expenses	1,443	1,018	425	41.7
Depreciation and amortization expenses	-	1	(1)	-
Total operating expenses	11,177	9,345	1,832	19.6
Income (loss) from continuing operations	617	71	546	769.0
Other income (expense):
Other income	701	902	(201)	22.3
Other expense	(4)	(73)	69	-
Total other income (expenses)	697	829	(132)	(15.9)
Income from continuing operations before income taxes	1,314	900	414	46.0
Income tax (benefit) expense	378	286	92	32.2
Income from continuing operations	936	614	322	52.4
Income from discontinued operations, net of income taxes	1,068	1,779	(711)	(40.0)
Net income	2,004	2,393	(389)	(16.3)
Less: net income (loss) attributable to noncontrolling interests	13	(18)	31	-
Net income attributable to Sushi Ginza Onodera, Inc.	$1,991	$2,411	$(420)	(17.4)%

Income per common share attributable to Sushi Ginza Onodera, Inc. – basic:
Continuing operations	$0.13	$0.09	$0.04	44.4%
Discontinued operations	0.15	0.25	(0.10)	(40.0)
Net income per share–- basic	$0.28	$0.34	$(0.06)	(17.6)
Income per common share attributable to Sushi Ginza Onodera, Inc. – diluted:
Continuing operations	$0.13	$0.09	$0.04	44.4%
Discontinued operations	0.15	0.25	(0.10)	(40.0)
Net income per share–- diluted	$0.28	$0.34	$(0.06)	(17.6)
Weighted average common shares outstanding
Basic	7,000,000	6,999,999	1	-
Diluted	7,000,000	6,999,999	1	-

Comprehensive income:
Net income	$2,004	$2,393	$(389)	(16.3)%
Other comprehensive income, net of tax
Foreign currency translation adjustment	(2,075)	405	(2,480)	(612.3)
Other comprehensive income, net of tax	(2,075)	405	(2,480)	(612.3)
Total comprehensive income	(71)	2,798	(2,869)	(102.5)
Comprehensive income (loss) attributable to noncontrolling interests	1	(43)	44	-
Comprehensive income attributable to Sushi Ginza Onodera, Inc.	$(72)	$2,841	$(2,913)	(102.5)%

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	Six Months Ended September 30,
	2023	2022
	(as a percentage of sales)
Statements of operations Data:
Revenues	100.0%	100.0%
Restaurant operating costs:
Food and beverage costs	30.2	32.1
Labor and related costs	28.9	30.7
Occupancy and related expenses	11.0	11.7
Depreciation and amortization expenses	1.0	3.5
Costs to related parties	0.0	0.0
Other costs	11.5	10.4

Total restaurant operating costs	82.6	88.4

General and administrative expenses	12.2	10.8
Depreciation and amortization expenses	0.0	0.0
Total operating expenses	94.8	99.2
Income (loss) from continuing operations	5.2	0.8
Other income (expense):
Other income	5.9	9.6
Other expense	(0.0)	(0.8)
Total other income (expenses)	5.9	8.8
Income from continuing operations before income taxes	11.1	9.6
Income tax (benefit) expense	3.2	3.0
Income from continuing operations	7.9	6.6
Income from discontinued operations, net of income taxes	9.1	18.8
Net income	17.0	25.4
Less: net income (loss) attributable to noncontrolling interests	(0.1)	(0.2)
Net income attributable to Sushi Ginza Onodera, Inc.	17.1%	25.6%

Comprehensive income:
Net income	17.0%	25.4%
Other comprehensive income, net of tax
Foreign currency translation adjustment	(17.6)	4.3
Other comprehensive income, net of tax	(17.6)	4.3
Total comprehensive income	(0.6)	29.7
Comprehensive income (loss) attributable to noncontrolling interests	(0.2)	(0.5)
Comprehensive income attributable to Sushi Ginza Onodera, Inc.	(0.4)%	30.2%

Sales. Sales were $11.8 million for the six months ended September 30, 2023 compared to $9.4 million for the six months ended September 30, 2022, representing an increase of approximately $2.4 million, or 25.3%. The increase in sales for the six months ended September 30, 2023 was primarily driven by $1.2 million increase in sales from the three new restaurants opened during the year ended March 31, 2022 and the one new restaurant opened during the year ended March 31, 2023 and the one new restaurant that opened during the six months ended September 30, 2023. Sales in China increased approximately $0.7 million from the six months ended September 30, 2022 to the six months ended September 30, 2023 due to recovery from the government curfew imposed by COVID-19. Our comparable restaurant sales in Japan and the U.S. grew steadily due to the positive brand recognition and marketing effects of aggressive new store openings.

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Food and beverage costs. Food and beverage costs were $3.6 million for the six months ended September 30, 2023 compared to $3.0 million for the six months ended September 30, 2022, representing an increase of approximately $0.6 million, or 17.9%. The increase in food and beverage costs for the six months ended September 30, 2023 was primarily driven by sales from the three new restaurants opened during the year ended March 31, 2022 and the one new restaurant opened during the year ended March 31 2023, and the one new restaurant opened during the six months ended September 30, 2023. As a percentage of sales, food and beverage costs decreased to 30.2% in the six months ended September 30, 2023 compared to 32.1% in the six months ended September 30, 2022. The decrease in food and beverage costs as a percentage of sales was primarily driven by the increases in our menu prices which resulted in an increase in sales.

Labor and related costs. Labor and related costs were $3.4 million for the six months ended September 30, 2023 compared to $2.9 million for the six months ended September 30, 2022, representing an increase of approximately $0.5 million, or 17.6%. The increase in labor and related costs was driven by additional labor costs incurred for the six months ended September 30, 2023 with respect to the three new restaurants opened during the year ended March 31, 2022 and the one new restaurant opened in the year ended March 31, 2023 and the one new restaurant opened during the six months ended September 30, 2023. As a percentage of sales, labor and related costs decreased to 28.8% in the six months ended September 30, 2023 compared to 30.7% in the six months ended September 30, 2022 as a result of the increase in sales in Japan, where the marginal cost of labor is cheaper.

Occupancy and related expenses. Occupancy and related expenses were $1.3 million for the six months ended September 30, 2023 compared to $1.1 million for the six months ended September 30, 2022, representing an increase of approximately $0.2 million, or 17.7%. The increase was primarily a result of an additional $0.2 million of occupancy expenses incurred with respect to the one new restaurants opened during the year ended March 31, 2023 and the one new restaurant opened in the six months ended September 30, 2023 and the one new restaurant that will be opened in the year ending March 31, 2024. As a percentage of sales, occupancy and related expenses decreased to 11.0% in the six months ended September 30, 2023, compared to 11.7% for the six months ended September 30, 2022.

Other costs. Other costs were $1.4 million for the six months ended September 30, 2023 compared to $1.0 million for the six months ended September 30, 2022, representing an increase in approximately $0.4 million, or 37.5%. The increase was primarily a result of an additional $0.1 million of other expenses incurred with respect to the one new restaurant opened during the six months ended September 30, 2023, $0.1 million in China due to recovery from the government curfew imposed by COVID-19, $0.1 million as a result of higher sales, and remaining year-over-year increase is due to individually insignificant items. As a percentage of sales, other costs increased to 11.5% in the six months ended September 30, 2023 from 10.5% in the six months ended September 30, 2022.

General and administrative expenses. General and administrative expenses were $1.4 million for the six months ended September 30, 2023 compared to $1.0 million for the six months ended September 30, 2022, representing an increase of approximately $0.4 million, or 41.8%. This increase was primarily a result of an additional $0.3 million of personnel for the anticipated transition to public company status as a result of this offering and due to the increase in the number of restaurants and the strengthening of headquarters personnel for future expansion strategies.

Other income. Other income was $0.7 million for the six months ended September 30, 2023 compared to $0.9 million for the six months ended September 30, 2022, representing an decrease $0.2 million, or 22.3%. This decrease was primarily a result of $0.1 million decrease of exchange gain from $0.8 million for the six months ended September 30, 2022 to $0.7 million for the six months ended September 30, 2023 and the six months ended September 30, 2022 includes $0.1 million subsidy income related to prevention of COVID-19 infections.

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Fiscal Year Ended March 31, 2023, Compared to Fiscal Year Ended March 31, 2022

The following table presents selected comparative results of operations from our audited financial statements for the year ended March 31, 2023, compared to the year ended March 31, 2022. Our financial results for these periods are not necessarily indicative of the financial results that we will achieve in future periods. Certain totals for the table below may not sum to 100% due to rounding. The data should be read in conjunction with our audited financial statements included elsewhere in this prospectus.

(amounts in thousands, except share and per share data)	Fiscal Years Ended March 31,		Increase / (Decrease)
	2023	2022	Dollars	Percentage
Statements of operations Data:
Revenues	$20,692	$17,714	$2,978	16.8%
Restaurant operating costs:
Food and beverage costs	6,536	5,376	1,160	21.6
Labor and related costs	5,956	5,512	444	8.1
Occupancy and related expenses	2,365	2,491	(126)	(5.1)
Depreciation and amortization expenses	601	608	(7)	(1.2)
Costs to related parties	9	451	(442)	(98.0)
Other costs	2,157	2,134	23	1.1

Total restaurant operating costs	17,624	16,572	1,052	6.3

General and administrative expenses	1,771	1,883	(112)	(5.9)
Depreciation and amortization expenses	1	1	-	0.0
Total operating expenses	19,396	18,456	940	5.1
Income (loss) from continuing operations	1,296	(742)	2,038	-
Other income (expense):
Other income	533	1,527	(994)	(65.1)
Other expense	(104)	(191)	87	-
Total other income (expenses)	429	1,336	(907)	(67.9)
Income from continuing operations before income taxes	1,725	594	1,131	190.4
Income tax (benefit) expense	631	138	493	357.2
Income from continuing operations	1,094	456	638	139.9
Income from discontinued operations, net of income taxes	1,087	1,401	(314)	(22.4)
Net income	2,181	1,857	324	17.4
Less: net income (loss) attributable to noncontrolling interests	(6)	70	(76)	-
Net income attributable to Sushi Ginza Onodera, Inc.	$2,187	$1,787	$400	22.4%

Income per common share attributable to Sushi Ginza Onodera, Inc. – basic:
Continuing operations	$0.16	$0.06	$0.10	166.7%
Discontinued operations	0.15	0.20	(0.05)	(25.0)
Net income per share–- basic	$0.31	$0.26	$0.05	19.2
Income per common share attributable to Sushi Ginza Onodera, Inc.–- diluted:
Continuing operations	$0.16	$0.06	$0.10	166.7%
Discontinued operations	0.15	0.20	(0.05)	(25.0)
Net income per share–- diluted	$0.31	$0.26	$0.05	19.2
Weighted average common shares outstanding
Basic	6,999,999	6,999,999	-	-
Diluted	6,999,999	6,999,999	-	-

Comprehensive income:
Net income	$2,181	$1,857	$324	17.4%
Other comprehensive income, net of tax
Foreign currency translation adjustment	188	492	(304)	(61.8)
Other comprehensive income, net of tax	188	492	(304)	(61.8)
Total comprehensive income	2,369	2,349	20	0.9
Comprehensive income (loss) attributable to noncontrolling interests	(23)	76	(99)	(130.3)
Comprehensive income attributable to Sushi Ginza Onodera, Inc.	$2,392	$2,273	$119	5.2%

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	Fiscal Years Ended March 31,
	2023	2022
	(as a percentage of sales)
Statements of operations Data:
Revenues	100.0%	100.0%
Restaurant operating costs:
Food and beverage costs	31.6	30.4
Labor and related costs	28.8	31.1
Occupancy and related expenses	11.4	14.1
Depreciation and amortization expenses	2.9	3.4
Costs to related parties	0.0	2.6
Other costs	10.4	12.0

Total restaurant operating costs	85.1	93.6

General and administrative expenses	8.6	10.6
Depreciation and amortization expenses	0.0	0.0
Total operating expenses	93.7	104.2
Income (loss) from continuing operations	6.3	(4.2)
Other income (expense):
Other income	2.6	8.6
Other expense	(0.5)	(1.1)
Total other income (expenses)	2.1	7.5
Income from continuing operations before income taxes	8.4	3.3
Income tax (benefit) expense	3.1	0.7
Income from continuing operations	5.3	2.6
Income from discontinued operations, net of income taxes	5.3	7.9
Net income	10.6	10.5
Less: net income (loss) attributable to noncontrolling interests	0.0	0.4
Net income attributable to Sushi Ginza Onodera, Inc.	10.6%	10.1%

Comprehensive income:
Net income	10.5%	10.5%
Other comprehensive income, net of tax
Foreign currency translation adjustment	0.9	2.8
Other comprehensive income, net of tax	0.9	2.8
Total comprehensive income	11.4	13.3
Comprehensive income (loss) attributable to noncontrolling interests	(0.1)	0.4
Comprehensive income attributable to Sushi Ginza Onodera, Inc.	11.5%	12.9%

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Sales Trends

Sales. Sales were $20.7 million for the year ended March 31, 2023, presenting growth in sales of approximately $3.0 million, 16.8% increase from the prior year. Our overall sales growth is primarily driven by an approximately $4.3 million increase in sales from the three new restaurants opened during the year ended March 31, 2022 and the one new restaurant opened during the year ended March 31, 2023. Our comparable restaurant sales in Japan and the U.S. grew steadily by approximately $0.5 million due to the positive brand awareness and marketing effects of aggressive new store openings, while sales in China declined approximately $1.8 million due to COVID-19 restrictions in the first quarter of 2022. Changes in comparable restaurant sales are driven by variations in guest traffic, as well as average check. We have opened restaurants in existing markets in Japan.

Restaurant Operating Expense Trends

Food and beverage costs. Food and beverage costs were $6.5 million for the year ended March 31, 2023 compared to $5.4 million for the year ended March 31, 2022, representing an increase of approximately $1.1 million, or 21.6%. The increase was primarily driven by sales from the three new restaurants opened during the year ended March 31, 2022 and the one new restaurant opened during the year ended March 2023. As a percentage of sales, food and beverage costs increased to 31.6% in the year ended March 31, 2023, compared to 30.3% in the year ended March 31, 2022 due to the rise in raw material prices.

Labor and related costs. Labor and related costs were $5.9 million for the year ended March 31, 2023 compared to $5.5 million for the year ended March 31, 2022, representing an increase of approximately $0.4 million, or 8.1%. The increase in labor and related costs was driven by additional labor costs incurred with respect to the three new restaurants opened during the year ended March 31, 2022 and the one new restaurant opened during the year ended March 31, 2023. As a percentage of sales, labor and related costs decreased to 28.8% in the year ended March 31, 2023, compared to 31.1% in the year ended March 31, 2022 as a result of the increase in sales in Japan, where the marginal cost of labor is cheaper.

Occupancy and related expenses. Occupancy and related expenses were $2.4 million for the year ended March 31, 2023 compared to $2.5 million for the year ended March 31, 2022, representing a decrease of approximately $0.1 million, or 5.1%. The decrease in rent was due to a $0.3 million decrease from exchange rate fluctuations at the Japan and Shanghai store, which offset a $0.2 million increase in rent from new store openings. As a percentage of sales, occupancy and other operating expenses decreased to 11.4% in the year ended March 31, 2023, compared to 14.1% for the year ended March 31, 2022.

Other costs. Other costs were $2.2 million for the year ended March 31, 2023 compared to $2.1 million for the year March 31, 2022, representing an increase in approximately $0.1 million, or 1.1%. The increase in other costs were driven by additional costs incurred with respect to the three new restaurants opened during the year ended March 31, 2022 and the one new restaurant opened during the year ended March 31, 2023. As a percentage of sales, other costs decreased to 10.4% in the year ended March 31, 2023 compared to 12.0% for the year ended March 31, 2022.

General and Administrative Trends

The overall increase in general and administrative expenses over the course of the periods presented is due to the increase in the number of restaurants and the strengthening of headquarters personnel for future expansion strategies.

Other Income (expense) Trends

The overall decrease in other income due to the year ended March 31, 2023 and 2022 includes $0.1 million and $0.7 million subsidy income related to prevention of COVID-19 infections.

Liquidity and Capital Resources

On August 27, 2014, FASB issued ASU 2014-05, Disclosure of Uncertainties about an Entity’s ability to Continue as a Going Concern, which requires management to assess a company’s ability to continue as a going concern within one year from financial statement issuance and to provide related footnote disclosures in certain circumstances. The accompanying consolidated financial statements and notes have been prepared assuming the Company will continue as a going concern. For the year ended March 31, 2023, the Company has an accumulated deficit of $14,844 thousand and working capital deficit of $1,303 thousand.

The main use of our cash is for operating expenditure and capital expenditure, such as new store openings, renovation costs, furniture and fixtures. Historically, our main sources of liquidity have been operating cash flows and financing from parent Onodera Group Co., Ltd. As of March 31, 2021, the outstanding loan balance to Onodera Group was $7.181 million. For the fiscal years ended March 31, 2022 and March 31, 2023 and for the period from April 1, 2023 through date of this prospectus, Onodera Group provided $9.1 million, $2.1 million, and $1.9 million in new loans (an aggregate of $13.1 million), respectively, to our subsidiary, Onodera Food Service Co., Ltd. For the fiscal year ended March 31, 2023, Onodera Food Services repaid $2.6 million of principal outstanding and $0.3 million of interest. For the period from April 1, 2023 through date of this prospectus, Onodera Food Services repaid $0.4 million of principal outstanding and $0.0 million of interest. On March 31, 2023, approximately $22 million in past loans (including $9.5 million of discontinued business loans with respect to Ginza Onodera New York) were forgiven by issuing shares of Onodera Food Services to Onodera Group. Onodera Group anticipates loaning Onodera Food Services an additional $2.0 million in additional loans at an interest rate of 0.5%, although no written agreement has been entered into as of yet, to fund the anticipated transition to public company status as a result of this offering and Kaiten Sushi Hawaii facilities. As of the date of this prospectus, the principal amount outstanding is $1.5 million plus $0.0 million accrued interest. The amount of loans forgiven for shares account for a decline in the exchange rate of the yen to US dollar. See also “ – Recent Developments – Affiliated Loans” below. The new loans from Parent will be repaid annually from business earnings in the amount of approximately $1 million. Upon completion of this offering, our company will not receive additional funding from Onodera Group and will use other available sources of liquidity, as further described below.

For investment funds for new restaurants in Japan, we plan to borrow from Japanese financial institutions. On July 21, 2023, our subsidiary, Onodera Food Service Co., Ltd., entered into a 250 million yen ($1.7 million) overdraft agreement with Resona Bank, Ltd. and borrowed 210 million yen ($1.4 million) on July 25, 2023, and 40 million yen ($0.3 million) on August 31, 2023 at an interest rate of 0.84% to fund facilities for the Kaiten Sushi Kyoto restaurant. Between April 1, 2022, and the date of this prospectus, Resona Bank Ltd. provided $1.7 million in loan to the Company and the Company repaid $0.1 million of principal and $0.0 million of interest. The largest aggregate amount of principal outstanding during the period is $1.7 million, and the amount thereof outstanding the date of this prospectus is $1.6 million, plus accrued interest, of 0.84%. The Company also plans to borrower 280 million yen ($1.9 million) from Japanese financial institutions to fund facilities for the Kaiten Sushi Osaka restaurant. The Company has not entered into agreements as of yet with respect to such anticipated loans with such Japanese financial institutions. These loans are planned to be repaid in 7 years from the earnings of the opened stores. There can be no assurance that the Company will enter into such agreements on the terms contemplated, if at all, or that any such loans will be repaid with such earnings and within the time period described in the preceding sentence.

The significant components of our working capital are liquid assets such as cash, cash equivalents and receivables, reduced by accounts payable and accrued expenses. Our working capital position benefits from the fact that we generally collect cash from sales to guests the same day or, in the case of credit or debit card transactions, within several days of the related sale, while we typically have longer payment terms with our vendors.

We believe that the funds generated from the loans discussed above as well as the expected cash flow from operations will be adequate to fund operating lease obligations, capital expenditures and working capital obligations for at least the next 12 months and should avoid any substantial doubt about the Company’s ability to continue as a going concern as defined by ASU 2014-05. We believe that the actions discussed above mitigate the substantial doubt raised by our accumulated deficit and working capital deficit and satisfy our estimated liquidity needs twelve months from the issuance of the financial statements. In light of the foregoing, our auditor did not include a going concern qualification in their audit report dated October 13, 2023, except for Notes 2, 3, 7, 17, 18, 19, 21, 22, 23, and 24 as to which the date is December 27, 2023, for the years ended March 31, 2023 and 2022 notwithstanding our accumulated deficit and working capital deficit. However, our ability to continue to meet these requirements and obligations will depend on, among other things, our ability to achieve anticipated levels of sales and cash flow and our ability to manage costs and working capital successfully. See “Risk Factors—Risks Related to Our Business and Industry—We may need capital in the future, and we may not be able to raise that capital on favorable terms.” We cannot predict, with certainty, the outcome of our actions to generate liquidity and the failure to do so could negatively impact our future operations.

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Summary of Cash Flows

Our primary sources of liquidity and cash flows are operating cash flows and cash on hand. We use this to fund investing expenditure for new restaurant openings, reinvest in our existing restaurants, and increase our working capital. Our working capital position benefits from the fact that we generally collect cash from sales to guests the same day, or in the case of credit or debit card transactions, within several days of the related sale, and we typically have at least 30 days to pay our vendors.

The following table summarizes our cash flows for the periods presented:

	Fiscal Years Ended March 31,		Six Months Ended September 30,
	2023	2022	2023	2022
Statement of Cash Flow Data:
Net cash provided by operating activities	$1,308	$(284)	$435	$275
Net cash used in investing activities	(1,294)	(7,374)	(2,614)	(36)
Net cash provided by (used in) financing activities	23	9,621	2,053	(595)

Cash Flows Provided by Operating Activities

Net cash provided by operating activities during the six months ended September 30, 2022 was $0.3 million, which resulted from net income of $0.6 million from continuing operations, non-cash charges of $0.3 million for depreciation and amortization, $0.3 million deferred income taxes, $0.3 million changes in operating assets and liabilities, offset by $0.7 million of foreign currency adjustment gain, and net cash used in discontinued operations of $0.5 million.

Net cash provided by operating activities during the six months ended September 30, 2023 was $0.4 million, which resulted from net income of $0.9 million from continuing operations, non-cash charges of $0.1 million for depreciation and amortization, $0.3 million of deferred income taxes, offset by $0.6 million for foreign currency adjustment gain, and net cash outflow of $0.3 million from changes in operating assets and liabilities.

Net cash used in operating activities during the year ended March 31, 2022 was $0.3 million, which resulted from net income of $0.5 million from continuing operations, non-cash charges of $0.6 million for depreciation and amortization, offset by net cash outflow of $0.4 million from changes in operating assets and liabilities, $0.5 million of foreign currency adjustment gain, $0.2 million of profit from debt forgiveness, and net cash used in discontinued operations of $0.3 million.

Net cash provided by operating activities during the year ended March 31, 2023 was $1.3 million, which resulted from net income of $1.1 million from continuing operations, non-cash charges of $0.6 million for depreciation and amortization, $0.6 million deferred income taxes, and net cash inflow of $0.3 million from changes in operating assets and liabilities, offset by $0.4 million for foreign currency adjustment gain, and net cash used in discontinued operations of $0.9 million.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the six months ended September 30, 2022 was $0.0 million due to no material investment during this period.

Net cash used in investing activities during the six months ended September 30, 2023 was $2.6 million, primarily due to purchases of property and equipment of $2.2 million, $0.4 million of payment for time deposits. The increase in purchases of property and equipment in the six month ended September 30, 2023 is primarily related to capital expenditures for Kaiten Sushi Ginza Onodera Kyoto, Kaiten Sushi Ginza Onodera Hawaii, maintaining our existing restaurants and other projects.

Net cash used in investing activities during the year ended March 31, 2022 was $7.4 million, primarily due to purchases of property and equipment of $7.3 million. $4.7 million of the purchases of property and equipment is due to the purchase of assets from related party LEOC, and the remaining were primarily related to capital expenditures of Kaiten Sushi Honten, Tachigui Sushi Ginza Onodera Honten, Sushi Ginza Onodera Otouto Honten, Sushi Ginza Onodera Toryumon, maintaining our existing restaurants and other projects.

Net cash used in investing activities during the year ended March 31, 2023 was $1.3 million, primarily due to purchases of property and equipment of $0.6 million, $0.7 million of payment for time deposits. The increase in purchases of property and equipment in the year ended March 31, 2023 is primarily related to capital expenditures for Kaiten Sushi Ginza Onodera Hawaii, maintaining our existing restaurants and other projects.

Cash Flows Provided by (Used in) Financing Activities

Net cash used in financing activities during the six months ended September 30, 2022 was $0.6 million, primarily due to repayment of a loan to the Parent in the amount of $1.3 million, offset by loan from Parent of $0.2 million and $0.5 million of net cash provided by discontinuing operations.

Net cash provided by financing activities during the six months ended September 30, 2023 was $2.1 million, primarily due to loan from Resona Bank Ltd. of $1.8 million and loan from Parent of $0.7 million and $0.1 million of net cash provided by discontinuing operations, offset by payment of deferred offering cost of $0.5 million.

Net cash provided by financing activities during the year ended March 31, 2022 was $9.6 million, primarily due to loan from Parent of $9.0 million and $0.6 million of net cash provided by discontinuing operations.

Net cash provided by financing activities during the year ended March 31, 2023 was $0.0 million, primarily due to loan from Parent of $2.1 million, loan repayment to Parent of $2.8 million, and net cash provided by discontinuing operations $0.7 million.

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Contractual Obligations

The following table presents our commitments and contractual obligations as of March 31, 2023, as well as our long-term obligations:

	Payments due by period as of May 31, 2023
	Total	Less than 1 Year	1 – 3 Years	4 – 5 Years	More than 5 years
	(amounts in thousands)
Operating lease payments	$11,996	$2,482	$5,243	$1,379	$2,892
Capital lease payments	-	-	-	-	-
Debt obligations payments	-	-	-	-	-
Total contractual obligations	$11,996	$2,482	$5,243	$1,379	$2,892

Off-Balance Sheet Arrangements

As of March 31, 2023, we did not have any material off-balance sheet arrangements, except for restaurant operating leases.

Recent Developments

Affiliated Loans

On October 19, 2023, Onodera Group Co., Ltd. loaned 40,000,000 yen (approximately $268,000) and 30,000,000 yen (approximately $201,000) on November 17, 2023 to Ginza Onodera USA Inc., and Onodera Group., Ltd. loaned 60,000,000 yen (approximately $402,000) on October 19, 2023 to Sushi Ginza Onodera, Inc. On January 18, 2024, Onodera Group Co., Ltd. loaned 40,000,000 yen (approximately $268 thousands) to Ginza Onodera USA Inc., and Onodera Group. Co., Ltd. loaned 10,000,000 yen (approximately $67 thousands) on January 18, 2024 to Sushi Ginza Onodera, Inc. Such loans mature on October 18, 2024, November 16, 2026, October 18, 2024, January 17, 2027 and January 17, 2025, respectively, and bear interest at a rate of 0.5 percent (0.5%) per year.

The loan agreements with respect to such loans are filed as Exhibits 10.12, 10.13, 10.14, 10.18 and 10.19 to the registration statement of which this prospectus forms a part.

Reverse Stock Split

On November 27, 2023, our board of directors and shareholders holding a majority of the voting power of our issued and outstanding voting capital stock approved the Reverse Stock Split in a ratio of 1-for-4.28571429. On December 1, 2023, we filed a certificate of amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), implementing the Reverse Stock Split in a ratio of 1-for-4.28571429, effective December 1, 2023.

New Lease

In December 2023, the Company entered into a new lease in Shibuya, Tokyo with a term of 66 months from January 11, 2024 to July 31, 2029 at a rate of JPY 903,247 ($6,052) per month to open a new sushi restaurant in Shibuya.

Business Consignment Agreement

In January 2024, the Onodera Food Service Co., Ltd entered into a business consignment agreement with NN Asset Management Co., Ltd. and Noboru Niida, the president of the NN Asset Management Co., Ltd., to provide operational support to all food service businesses operated by the Company, and Noboru Niida engage in such business as a vice president (non-policy making officer) of the Onodera Food Service Co., Ltd. The Onodera Food Service Co., Ltd pays NN Asset Management Co., Ltd. JPY 2,000,000 ($13,400) per month from February 2024 to January 2025.

The business consignment agreement is filed as Exhibit 10.20 to the registration statement of which this prospectus forms a part.

Quantitative and Qualitative Disclosure of Market Risks

Commodity and Food Price Risks

Our profitability is dependent on, among other things, our ability to anticipate and react to changes in the costs of key operating resources, including food and beverage and other commodities. We have been able to partially offset cost increases resulting from a number of factors, including market conditions, shortages or interruptions in supply due to weather or other conditions beyond our control, governmental regulations and inflation, by increasing our menu prices, as well as making other operational adjustments that increase productivity. However, substantial increases in costs and expenses could impact on our operating results to the extent that such increases cannot be offset by menu price increases or operational adjustments.

Inflation Risk

The primary inflationary factors affecting our operations are food and beverage costs, labor costs, and energy costs. Our restaurant operations are subject to federal and state minimum wage and other laws governing such matters as working conditions, overtime and tip credits. Significant numbers of our restaurant personnel are paid at rates related to the federal and/or state minimum wage and, accordingly, increases in the minimum wage increase our labor costs. To the extent permitted by competition and the economy, we have mitigated increased costs by increasing menu prices and may continue to do so if deemed necessary in future years. Substantial increases in costs and expenses could impact on our operating results to the extent such increases cannot be passed on to our guests. Historically, inflation has not had a material effect on the results of operations. Severe increases in inflation, however, could affect the global and U.S. economies and could have an adverse impact on our business, financial condition or results of operations.

While we have been able to partially offset inflation and other changes in the costs of core operating resources by gradually increasing menu prices, coupled with more efficient purchasing practices, productivity improvements and greater economies of scale, there can be no assurance that we will be able to continue to do so in the future. From time to time, competitive conditions could limit our menu pricing flexibility. In addition, macroeconomic conditions could make additional menu price increases imprudent. There can be no assurance that future cost increases can be offset by increased menu prices or that increased menu prices will be fully absorbed by our guests without any resulting change to their visit frequencies or purchasing patterns. In addition, there can be no assurance that we will generate the same sales growth in an amount sufficient to offset inflationary or other cost pressures.

Critical Accounting Policies and Estimates

Our discussion and analysis of operating results and financial condition are based upon our financial statements. The preparation of our financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales, expenses and related disclosures of contingent assets and liabilities. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis.

Our critical accounting policies are those that materially affect our financial statements and involve subjective or complex judgments by management. Although these estimates are based on management’s best knowledge of current events and actions that may impact us in the future, actual results may be materially different from the estimates. We believe the following critical accounting policies are affected by significant judgments and estimates used in the preparation of our financial statements and that the judgments and estimates are reasonable.

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Operating and Capital Leases

We currently lease all of our restaurant locations, corporate offices, and some of the equipment used in our restaurants. At the inception of each lease, we determine the appropriate classification as an operating lease or a capital lease. This lease accounting evaluation may require significant judgment in determining the fair value and useful life of the leased property and appropriate lease term, which typically does not change once determined at the inception of the lease. All of our restaurant and office leases are classified as operating leases and equipment leases are classified as capital leases.

Our office leases provide for fixed rent payments. For operating leases that include free-rent periods and rent escalation clauses, we recognize rent expense based on the straight-line method. For the purpose of calculating rent expenses under the straight-line method, the lease term commences on the date we obtain control of the property.

Impairment of Long-Lived Assets

Changes in projections or estimates, a deterioration of operating results and the related cash flow effect could decrease the estimated fair value of long-lived assets and result in impairments. We assess potential impairments of our long-lived assets in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360—Property, Plant and Equipment. An impairment review is performed whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Factors considered by us include but are not limited to: significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for the overall business; and significant negative industry or economic trends.

No major impairment loss was recognized during the year ended March 31, 2023, and 2022.

Common Stock Valuations

In the absence of a public trading market, the fair value of our common stock was determined by our Board of Directors, with input from management, taking into account the most recent valuations performed by an independent third-party valuation specialist. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we use in the valuation models were highly complex and subjective. These assumptions were based on future expectations combined with management judgment, and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:

●	our operating and financial performance;

●	the prevailing business conditions and projections;

●	the hiring of key personnel;

●	the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as an initial public offering, given prevailing market conditions;

●	any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;

●	the market performance of comparable publicly traded companies; and

●	the U.S. and global capital market conditions.

In valuing our common stock at various dates in the year ended March 31, 2023 and 2022, our board determined the equity value of our business using various valuation methods including combinations of income and market approaches. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar lines of business as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value considering an analysis of guideline public companies. The guideline public company method estimates value by applying a representative revenue multiple from a peer group of companies in similar lines of business to us to our forecasted sales.

The equity values implied by the income and market approaches reasonably approximated each other as of each valuation date.

For financial reporting purposes, we considered the amount of time between the valuation date and the grant date to determine whether to use the latest common stock valuation. This determination included an evaluation of whether the subsequent valuation indicated that any significant change in valuation had occurred between the previous valuation and the grant date.

Once we are operating as a public company, we will rely on the closing price of our common stock as reported by the Nasdaq Stock Market on the date of the grant to determine the fair value of our common stock.

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Jumpstart Our Business Startups Act of 2012

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act enacted in 2012 (the “JOBS Act”). As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We may use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.07 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

CORPORATE HISTORY AND STRUCTURE

Overview

Sushi Ginza Onodera, Inc. was incorporated in the State of Delaware on February 24, 2023. We conduct business activities principally through our wholly owned operating Subsidiaries indicated below.

Upon incorporation, we were authorized to issue 1,000 shares of common stock, par value $0.00001 per share, and 100 shares of preferred stock, par value $0.00001 per share. On August 21, 2023, we increased the number of authorized shares of common stock from 1,000 shares to 100,000,000 shares of common stock, and increased the number of authorized shares of preferred stock, from 100 shares to 1,000,000 shares of preferred stock. The total number of outstanding shares of common stock were 7,000,000 and 6,999,999 as of March 31, 2023 and 2022, and no outstanding shares of preferred stock as of March 31, 2023 and 2022, respectively.

Historical Common Equity Transactions

On February 27, 2023, we issued five (5) shares of common stock, par value $0.00001 per share, to Onodera Group Co., Ltd., for $2,000 per share for a total subscription of $10,000.

On August 1, 2023, Onodera Group Co., Ltd., a Japanese corporation, made an investment in kind of all issued and outstanding common shares of Onodera Food Service Co., Ltd. (100 shares) and common stock of our company (Sushi Ginza Onodera, Inc.) (5 shares) to LEOC Co., Inc., a Japanese corporation.

On August 22, 2023, we issued 29,999,995 shares of our common stock to LEOC Co., Ltd. in exchange for all outstanding shares of common stock of Onodera Food Service Co., Ltd., which holds 100% of the issued and outstanding capital stock of Ginza Onodera California, Inc. (formed in California) and Ginza Onodera USA Inc. (formed in Hawaii), and which holds 90% of the issued and outstanding capital stock of the Ginza Onodera Shanghai (formed in Shanghai, China). The acquisition of Onodera Food Service Co., Ltd. was accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the transaction. The consolidation of Sushi Ginza Onodera, Inc. and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the transaction had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

On November 27, 2023, our board of directors and shareholders holding a majority of the voting power of our issued and outstanding voting capital stock approved the Reverse Stock Split in a ratio of 1-for-4.28571429. On December 1, 2023, we filed a certificate of amendment to our Certificate of Incorporation, as amended (the “Certificate of Incorporation”), implementing the Reverse Stock Split in a ratio of 1-for-4.28571429, effective December 1, 2023.

Except as otherwise indicated, all references to our common stock, share data, per share data and related information has been adjusted for the Reverse Stock Split as if it had occurred at the beginning of the earliest period presented. The Reverse Stock Split, combined each four point two eight five seven one four two nine shares of our outstanding common stock into one share of common stock, without any change in the par value per share, and the Reverse Stock Split correspondingly adjusted, among other things, the exercise rate of our warrants into our common stock. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share.

The above issuances/sales were made pursuant to an exemption from registration as set forth in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.

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Corporate Structure

The following diagram depicts our organization structure prior to this offering:

* Ginza Onodera Shanghai is a “limited liability company”. Ownership share (equity interest) is determined by the amount of subscribed capital of each shareholder; in other words, the degree to which each shareholder has a vote in company decisions and a right to the company’s profits is dependent on the capital subscribed to at the time the company incorporated. Accela Catering Group Limited (formerly Sun Restaurant Group Limited) invested 10% of the total investment in Ginza Onodera Shanghai, representing a 10% equity interest, and it has voting rights corresponding to the same percentage of investment.

The following diagram depicts our organization structure following this offering (assuming no exercise of the overallotment option):

* Ginza Onodera Shanghai is a “limited liability company”. Ownership share (equity interest) is determined by the amount of subscribed capital of each shareholder; in other words, the degree to which each shareholder has a vote in company decisions and a right to the company’s profits is dependent on the capital subscribed to at the time the company incorporated. Accela Catering Group Limited (formerly Sun Restaurant Group Limited) invested 10% of the total investment in Ginza Onodera Shanghai, representing a 10% equity interest, and it has voting rights corresponding to the same percentage of investment.

BUSINESS

Company Overview

Sushi Ginza Onodera, Inc., a Delaware corporation, is a food service company headquartered in the Otemachi district of the Chiyoda ward in Tokyo, Japan. The Company opened its first restaurant in Ginza, Tokyo in 2013. The Company now operates thirteen sushi, tempura, teppanyaki, and makiyaki (firewood cuisine) restaurants in regions around the world. The restaurants in Japan that are operated by the Company consist of Kaiten Sushi Ginza Onodera Kyoto in Kyoto, Japan, as well as Sushi Ginza Onodera Souhonten, Sushi Ginza Onodera Honten, Tempura Ginza Onodera Higashi-ginza, Tempura Ginza Onodera Namiki-dori, Makiyaki Ginza Onodera, Sushi Ginza Onodera Otouto Honten, Sushi Ginza Onodera Toryumon, Kaiten Sushi Ginza Onodera Honten, and Tachigui Sushi Ginza Onodera Honten in Tokyo, Japan. The Company also operates restaurants within the United States and China, consisting of Sushi Ginza Onodera in Los Angeles, California, Sushi Ginza Onodera in Honolulu, Hawaii and Ginza Onodera Shanghai in Shanghai, China. The Company’s slogan is “From Ginza to the World,” which embodies the Company’s mission of spreading refined Japanese culture throughout the world by providing a unique and culturally authentic food experience to every customer.

The Company is a wholly owned subsidiary of LEOC Co., Ltd., a Japan limited company. LEOC Co., Ltd., founded in September 2008, established the “Ginza Onodera” brand in 2013 and began operations in the U.S. and Tokyo. LEOC Co., Ltd. is a wholly owned subsidiary of Onodera Group Co., Ltd., a Japan limited company which is in turn owned by Hiroshi Onodera. The Company was established in February 2023 with the goal of further expanding its sushi business in the U.S. Hiroshi Onodera indirectly beneficially owns through LEOC Co., Ltd. an aggregate of 30,000,000 shares of our Common Stock, which represents 100% of the voting power of our outstanding capital stock. Following this offering, Mr. Onodera will control indirectly through Onodera Group Co., Ltd. and LEOC Co., Ltd. approximately % of the voting power of our outstanding capital stock if all the Common Stock being offered hereby are sold (or % of our outstanding voting power if the underwriters’ option to purchase additional shares is exercised in full). As a result of his voting power, Mr. Onodera will be able to control any action requiring the general approval of our stockholders, including the election of our Board of Directors, the adoption of amendments to our certificate of incorporation and bylaws and the approval of any merger or sale of substantially all of our assets. If we obtain a listing on Nasdaq, we will be a “controlled company” as defined in Rule 5615(c)(1) of the Nasdaq listing standards because more than 50% of our voting power will be held by LEOC Co., Ltd., which is indirectly controlled by Mr. Onodera after this offering. As a “controlled company,” we are exempt by Rule 5615(c)(2) of the Nasdaq listing standards from the requirements of Rule 5605(b), (d) and (e) of the Nasdaq listing standards that would otherwise require us to have (i) a majority of the Board of Directors consist of “independent” directors under the listing standards of Nasdaq, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the requirements of Nasdaq, and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of Nasdaq. Consequently, we are exempt from independent director requirements of Rule 5605(b), (d) and (e) of the Nasdaq listing standards, except for the requirements under subsection (b)(2) thereof pertaining to executive sessions of independent directors and those under subsection (c) thereof pertaining to the Audit Committee. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq. In addition, Mr. Onodera can exercise significant voting influence over fundamental and important corporate matters and transactions and may have interests that differ from yours. For details, please see “Risk Factors - Risk Related to Our Business and Industry - If the voting power of our capital stock continues to be highly concentrated, it may prevent you and other minority stockholders from influencing significant corporate decisions and may result in conflicts of interest.”

Our Philosophy

What we value most is “people.” Our corporate philosophy is to “delight and impress our customers,” “provide growth and happiness to partner,” and “contribute to society.” We deliver happiness by facing each and every customer with our high-quality dishes to create an authentic Japanese cuisine that immerses customers in a rich, traditional cultural experience.

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Our Strengths

Our Company has established the Ginza Onodera brand in Japan and the United States during the last ten years of our operations. Each of our restaurants follows a traditional Japanese style of sushi called “Edomae sushi,” which is a style of sushi that emerged a few hundred years ago in Tokyo, Japan. “Edo” is a historical name for the location currently known as Tokyo and “Mae” means in front or “waterfront.” Each piece of Edomae sushi is well prepared using a variety of techniques depending on the available raw ingredients, such as utilizing salt, two types of red vinegar, and/or soy sauce to marinate and cure the raw fish, as well as boiling water to flash blanch the raw fish. The techniques encompassed by the “Edomae” approach to sushi serve a dual purpose – it reveals flavors not otherwise present in the raw fish prior to the application of the technique (including but not limited to the umami taste) and promotes aging in order to maximize the original flavor of the fish, rather than just placing raw fish on top of the sushi. The rice component of our sushi is made combined with carefully selected high quality sake lees (pressed lees leftover from the production of sake) that are kept airtight for a long period of time, as well as aged red vinegar, which creates an exquisite harmony with the final raw fish components of Edomae sushi and is highly appreciated by our customers.

The skills cultivated by our itamae (skilled sushi chefs) have been recognized by the Michelin Restaurant Guide, which shows the rating of exemplary restaurants by a number of stars. Two of our existing restaurants, Sushi Ginza Onodera in Los Angeles, California and Makiyaki (Firewood Cuisine) in Tokyo, Japan, have received Michelin stars. Furthermore, Sushi Ginza Onodera in Los Angeles, California has received two Michelin stars for four consecutive years (2020, 2021, 2022, and 2023) and our closed Sushi Ginza Onodera New York was listed in the Michelin Guide five times in a row through 2022.

To secure a firm foothold in the sushi industry, we have strategically established a two-pronged business strategy to differentiate ourselves and target two distinct customer segments. At one end of the spectrum, the high-end Sushi Ginza Onodera restaurants offer an exclusive dining experience for individuals with higher-than-average disposable income, seeking an intimate, one-on-one experience with the head chef in a traditional, Edo Japan atmosphere with desires to savor the Michelin-quality sushi artistry. On the other spectrum, the recently developed Kaiten Sushi establishments are designed for cost-conscious individuals who are passionate about quality sushi but may not have the available financial resources for the high-end omakase experience. By providing this alternative, we can offer a diverse range of options that maintain the brand’s quality commitment while ensuring that a broader audience can enjoy the dishes and traditions integral to the Onodera brand.

Restaurants in the United States. The Company operates two restaurants in the United States, consisting of Sushi Ginza Onodera in Los Angeles, California and Sushi Ginza Onodera in Honolulu, Hawaii. Our restaurants in the United States import fish several times a week from the Toyosu Fish Market in Tokyo, Japan, to ensure fresh authentic Edomae sushi. Additionally, the rice is imported from the Niigata prefecture and other famous Japanese production areas and tinted in red vinegars. These restaurants generally offer our customers a prix fixe lunch and dinner menu dining experience at set rates with limited seating. The menu for each of these seats can include appetizer courses, Edomae sushi, specialty nigiri, soup, and dessert. This permits us to cultivate a more private and authentic dining event as well as showcase our Ginza Onodera style specialties. Our menus may vary according to both daily and seasonal availability, especially since we import many of our food items. We also offer beverage pairing upon request, which generally includes sake, Japanese whiskey, champagne, and wine. Our dinner course experience is intended to be enjoyed by our customers over the course of at least a two-hour period. The Edomae sushi style involves using the aging process to preserve the fish, develop umami flavors, and create a more tender texture. A variety of methods are employed, including but not limited to marinating raw fish in soy sauce, simmering raw fish in broth, and curing raw fish in salt or kombu sea kelp. Each of these methods may be employed from a few hours to several days. Each time fresh fish arrives at our restaurants in the United States from Japan, our artisans examine it and decide the best Edomae techniques to use.

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Restaurants in Japan. The Company operates 10 restaurants in Japan, consisting of Kaiten Sushi Ginza Onodera Kyoto in Kyoto, Japan, as well as Sushi Ginza Onodera Souhonten, Sushi Ginza Onodera Honten, Tempura Ginza Onodera Higashi-ginza, Tempura Ginza Onodera Namiki-dori, Makiyaki (Firewood Cuisine) Ginza Onodera, Sushi Ginza Onodera Otouto Honten, Sushi Ginza Onodera Toryumon, Kaiten Sushi Ginza Onodera Honten, and Tachigui Sushi Ginza Onodera Honten in Tokyo, Japan. Each of our restaurants in Japan adheres to a traditional Japanese style of sushi called “Edomae sushi.” In order to encourage more people to enjoy the thorough attention to authenticity that our restaurants strive to offer to its customers, we opened the Kaiten Sushi Ginza Onodera Honten in Tokyo, Japan in October 2021 and Kaiten Sushi Ginza Onodera Kyoto, Japan in July 2023. These restaurants were intended to provide a more casual dining experience with the use of Kaiten style (customer access to sushi through use of a conveyer belt) at an affordable pricing while retaining the quality that is expected of our Ginza Onodera brand. Our executive chefs thoroughly supervise the restaurant and pursue uncompromising service and quality to provide well-prepared Edomae sushi at a more affordable price. At Kaiten Sushi Ginza Onodera Honten and Kaiten Sushi Ginza Onodera Kyoto, we are creating a Kaiten style sushi culture that combines the traditional practice of Edomae sushi with an innovative restaurant space. The Kaiten service model at our two Kaiten style restaurants allows our guests to control their dining experience, from food variety to time spent on a meal, and from portions to check size. With access to food on the revolving conveyor belt, our guests can drop in for a quick meal or stay longer for a more relaxed dining experience. Our guests can enjoy high-quality dishes at affordable prices because of our efficient kitchen operations and low front-of-house labor needs. We believe that our authentic approach to a popular Japanese cuisine coupled with our unique and flexible dining experience appeal to a wide range of demographics. In addition, we believe our commitment to high-quality and non-artificial ingredients in our food is at the forefront of current dining trends as consumers continue to seek healthy and natural food options. We also improve the customer’s experience in various locations in Japan by frequently holding events, such as the pairing and comparison of various Japanese Sakes.

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Site Development and Expansion

Site Selection Process and Expansion Strategy

As of March 31, 2023, the Company had been operating 13 stores in three countries (Japan, China and United States) since the launch of the “Ginza Onodera” brand in 2013. Despite negative impacts from the pandemic in recent years, the Company has been aggressively opening new stores in different business categories and implementing new price ranges, opening three new stores in the year ended March 31, 2022 and one new store in the year ended March 31, 2023.

Restaurants Name	State / City	Opened
Sushi Ginza Onodera Souhonten	Ginza / Tokyo	March-2013
Sushi Ginza Onodera Hawaii	Honolulu / Hawaii	November-2013
Tempura Ginza Onodera Namiki-dori	Ginza / Tokyo	October-2015
Ginza Onodera Shanghai	Shanghai / China	March-2016
Sushi Ginza Onodera California	Los Angeles / California	January-2016
Sushi Ginza Onodera New York	New York / New York	May-2016
Sushi Ginza Onodera Honten	Ginza / Tokyo	December-2018
Tempura Higashi-ginza	Ginza / Tokyo	January-2019
Makiyaki Ginza Onodera	Ginza / Tokyo	July-2019
Kaiten Sushi Ginza Onodera Honten	Omotesando / Tokyo	October-2021
Tachigui Sushi Ginza Onodera Honten	Omotesando / Tokyo	October-2021
Sushi Ginza Onodera Otouto Honten	Futakotamagawa / Tokyo	October-2021
Sushi Ginza Onodera Toryumon	Ginza / Tokyo	April-2022

Sushi Ginza Onodera Otouto, which opened in October 2021, is the second line of Sushi Ginza Onodera, where you can enjoy sushi casually and at a reasonable price, while keeping to the same spirit and quality of food expected from Sushi Ginza Onodera. Sushi Ginza Onodera Toryumon, which opened in April 2022 and is located next to the Sushi Ginza Onodera Souhonten, uses the same ingredients as the main restaurant, but the price is set at a reasonable level to allow young, inexperienced chefs to study at the restaurant. The Kaiten Sushi Honten opened because we believe there are more customers who want to try the authentic Omakase course at the Sushi Ginza Souhonten or Honten after using Kaiten Sushi Ginza Onodera Honten, and each store has a synergistic effect.

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The sushi industry has a high turnover rate, and it is very difficult to nurture artisans. Generally, it is said that sushi artisans need more than 10 years of training before they can make sushi, and many young apprentices cannot endure a long period of training and quit halfway through. However, we believe that by operating stores in different business categories and price ranges, we are able to give apprentices places to work and opportunities to learn according to their level of growth, and we can reduce turnover and nurture artisans by giving them opportunities to practice making sushi from an early stage of their career. By doing so, we can continue to provide customers with high quality products even as we open new stores.

Site Selection Process

Our establishments share a common target market demographic characterized by similar age groups, income level, lifestyle preferences, and culinary tastes, with variation depending on the specific restaurant type. The high-end Sushi Ginza Onodera establishments caters to individuals and families with high disposable income, primarily from the older generation and those in well-paying jobs or enjoying retirement, who values and have a taste for the authenticity of Japanese cuisines and enjoy dining out for the unique niche experience of sushi omakase. In contrast, the Kaiten Sushi establishments target a similar audience in terms of lifestyle, eating habits, and taste preference, but caters to a younger generation who values the experience of a revolving sushi bar but also desires a more upscale and sophisticated ambiance at a more affordable price point compared industry competitors.

We strategically target regions with a high concentration of individuals who align with the mentioned demographics, often leading to a focus on cities with dense populations. We also evaluate foot traffic patterns in potential areas while conducting comprehensive analysis of competitor presence. Moreover, we consider prime tourist attraction spots as potential locations, recognizing the opportunity to cater to both the local population and tourists seeking the authentic, Japanese dining experience. As we continue to expand our global footprint, we aim to leverage our high-end image cultivated to attract the existing clientele and maximize interest and customer engagement at our strategically located restaurant establishments.

Expansion Strategy

Since launching the brand in 2013, Ginza Onodera has tried various styles of restaurants, but the most successful of these has been the Kaiten Sushi style of restaurant. After 10 years of testing different types of stores in different regions, we believe the Kaiten Sushi business has the highest profit margins and growth potential.

Kaiten Sushi is a style of restaurant that typically offers sushi with a high quality image at a low price, thanks to automation and cost reductions attendant machines. We believe Kaiten Sushi Ginza Onodera revolutionized the industry.

Generally speaking, compared to other Kaiten Sushi style restaurants, which mainly sell sushi at the 100 yen (less than $1) level for two pieces per plate, the most popular product of Kaiten Sushi Ginza Onodera is the “Yamayuki Medium-Fatty Tuna” at a price of 564 yen ($4) for one piece per plate, which is about 10 times the price of other stores. We believe customers are drawn to our Kaiten Sushi restaurants because they appreciate the quality produced by the artisans of the Ginza Onodera, who use the machines but also use the artisans’ skills cultivated by Onodera in the final process of preparing materials and making nigiri sushi. We also believe that our ability to sell sushi at $4.00 per piece allows us to achieve higher average customer checks and profit margins than our competitors, while paying for the same store space.

We believe that opening new Kaiten Sushi restaurants that utilize the techniques of Michelin Guide-listed Ginza Onodera will further broaden our customer base, increase awareness, and increase the number of Ginza Onodera fans, thereby supporting the growth of food services as a whole.

Each Sushi Ginza Onodera restaurant offers a chef’s special Omakase course using seasonal ingredients. Despite the high price range of 27,500 yen (approximately $200) for the Omakase dinner course at the Sushi Ginza Souhonten and Honten, $300 at the Sushi Ginza Onodera Hawaii, and $400 at the Sushi Ginza Onodera California, our restaurants often have a waiting list.

We think that what makes the experience of eating sushi more delicious is a clean and lively atmosphere in a restaurant that seeks to convey a sense of Edo (Japan) and the meticulous attention of the artisans and employees. We believe this atmosphere and attention by our artisans and employees satisfies people and creates unforgettable new experiences. In the Kaiten Sushi Ginza Onodera, various events are held once or twice an hour, such as the sale of recommended products using seasonal ingredients at a special price for a limited time to savor unique dishes depending on the current season and the blind tasting of the different kinds of Japanese sake which allow customers to get a taste of rich and diverse flavors which pairs seamlessly with traditional Edomae sushi. The company holds an event planning contest for store staff, and we invite our staff who come up with ideas to attract customers to dine at Ginza Onodera restaurant. Additionally, in collaboration with Yamayuki Co., Ltd., we have established the bi-monthly fish dismantling demonstration, an event that has quickly become a favorite among customers and provides them with a unique opportunity to gain insight into the meticulous preparation process and skill that goes into crafting their sushi dishes. In order to memorialize the whole wonderful experience, we offer a free photography service by our staff in the store, which we believe is another reason why customers seek out and remain loyal to our restaurants.

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We closed Sushi Ginza Onodera New York in August 2023 after seven years of operation on New York’s prestigious Fifth Avenue. Sushi Ginza Onodera New York was listed in the Michelin Guide five times in a row until the year ended March 31, 2023, and was one of our flagship restaurants in the U.S. It helped create an Omakase sushi boom in New York and raised the awareness of “Ginza Onodera.” However, this location was not profitable due to the high store operating costs created by its prime location. Closing this unprofitable store, allowed us to make further investments in growth areas, consistent with our primary strategic focus on store profitability and we are trying to shorten the time from store opening to positive return on capital within 3.5 years.

Going forward, the Company plans to utilize the skills and recognition gained from its existing high-end restaurants and concentrate its investment of human resources (artisans) and capital on the high-margin Kaiten Sushi business to expand the number of restaurants while maintaining profitability, thereby achieving further synergies.

We have already opened the Kaiten Sushi Ginza Onodera Kyoto in July 2023, and plan to open the following restaurants in the next twelve month: the Kaiten Sushi Ginza Onodera Hawaii in the beginning of 2024, the Kaiten Sushi Ginza Onodera Osaka in the Spring of 2024 and the Kaiten Sushi Ginza Onodera Houston, Texas in the summer of 2024. We plan to open approximately thirty stores over the next five years, mainly in the United States, Japan and China, where we have existing high-end restaurants. The Kaiten Sushi Ginza Onodera Honten has achieved a return on investment in a year and a half from its opening. Our plan is to achieve steady growth through the opening of new stores in the future, each of which will target a positive return on capital within 3.5 years from opening.

In addition, we have received requests from various commercial facilities to open stores due to the high brand awareness and evaluation from customers through our existing high-end restaurants, and there have been cases where we can open new restaurants without making initial investment in stores. The Sushi Ginza Onodera in “The Royal Park Hotel Iconic Nagoya,” is scheduled to open without any capital investment on our part in spring 2024.

We believe that opening new Kaiten Sushi restaurants that utilize the techniques of Michelin Guide-listed Ginza Onodera will further broaden our customer base, increase awareness, and increase the number of Ginza Onodera fans, thereby supporting the growth of food services as a whole.

We established the Ginza Onodera Sushi Academy in October 2017 and have operated the academy since October 2017, believing that by actively educating and recruiting future sushi artisans from an early stage based on the skills and experience that Ginza Onodera has cultivated, we can provide our high-quality services to even more people. In order to focus our resources as a result on COVID-19’s negative impact on the entire restaurant industry and on our aggressive new store development, we suspended the Academy in June 2022, but with the growing popularity of Sushi in Japan and abroad, and the demand for Sushi artisans rapidly increasing, we have reopened the Ginza Onodera Sushi Academy in October 2023 in order to develop sushi artisans. A significant impediment experienced in the sushi industry is the decade-long development and working experience required for a sushi artisan to qualify as a head chef. This challenge is particularly profound in the echelon of high-end establishments in which our restaurants operate, as these venues heavily rely on the head chef’s skillset to consistently deliver the highest quality dishes and provide an intimate, one-on-one omakase experience to each customer. We believe the Academy serves as an innovative solution to the industry-wide impediment described above to qualify as a head chef and strive to cultivate the next generation of Sushi artisans who embody the Onodera brand’s high standards and commitment to preserving the traditional art of Edomae sushi. After graduating from the Academy, we will support a variety of employment opportunities the graduates, including employment at Sushi Ginza Onodera, to continue fostering the growth and development of the young artisans. We believe that through the Ginza Onodera Sushi Academy, we can further ensure future expansion by training our own sushi artisans, which is essential to our overall future expansion strategy.

Our wholly owned subsidiary, Onodera Food Service Co., Ltd., completed the development of an authentic “Edomae Frozen Sushi” in September 2023. The objective is to allow those living far away from our restaurants, who cannot go to our restaurants, who cannot order on the go (for pick-up or delivery), or do not have time to eat at our restaurants, to enjoy the taste of “Sushi Ginza Onodera.” In October 2023, Onodera Food Service Co., Ltd., our subsidiary, launched this business line by making limited sales to clients of LEOC Co., Ltd., our parent company, but has only generated nominal sales to date. Onodera Food Service Co., Ltd. is currently building a frozen sushi factory and anticipates that it will be ready to sell to general consumers by the fall of 2024. Edomae Frozen Sushi can be bought for everyday enjoyment as well as sent as a gift to yourself or others for special occasions. We have realized through our subsidiary, Onodera Food Service Co., Ltd., the commercialization of high-quality frozen sushi through the most advanced special freezing technology. Sushi Ginza Onodera Edomae Frozen Sushi was jointly developed using a special freezer called the “Art Lock Freezer” by DayBreak Co. Ltd. This special freezer ensures that the fish will retain its freshness and flavor even after thawing because of the small ice crystals it forms to keep the moisture.

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Restaurant Design

The restaurant design and concept of the Kaiten Sushi restaurants is to efficiently serve comfortable and delicious meals to a large number of customers by Michelin-starred Ginza Onodera’s artisans. One LCD order panel is placed for each customer at each seat, and customers can order the items they want to eat from the LCD panel while referring to the pictures, descriptions, and recommendations of each item on the panel. Customers can easily create their own original course with only the items they want to eat and can request the amount of shari (rice) and wasabi from the LCD panel. Customer order information is promptly transmitted to the kitchen, and Artisans of Ginza Onodera complete the Edomae Sushi quickly using ingredients prepared by artisans using Edomae techniques, utilizing robot techniques such as Shari-making robot, Nori-maki robot, and Gunkanmaki robot. Finished products are speedily delivered by high-speed lanes directly to the lane in front of the customer’s seat where the order was placed. Based on our past experience in store operations, we consider the smoothest and most efficient in-store traffic flow and layout, and the store layout is designed accordingly.

The existing upscale restaurant will entertain customers with a luxurious interior and tableware appropriate for the service and price range offered. The interior of the restaurant, reminiscent of a hideout away from the hustle and bustle of the city, has a counter made of Ise hinoki, a wood synonymous with Ginza Onodera, and its back wall is lavishly covered with Bizen porcelain, creating a warmer space. In addition to the interior design, Bizen porcelain, Edo faceted glass, Baccarat, Arita porcelain, and Kiyomizu porcelain are used for tableware, allowing diners to enjoy the rich harmony with the excellent products that the executive chef has carefully selected from the finest ingredients to the finest details. The seasonal designs can be enjoyed on chopsticks, coasters, and even lap blankets.

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Photo of Ginza Onodera Souhonten

In addition, the design image is different for each business category and each restaurant because we want our regular customers who love “Ginza Onodera” to be newly impressed and excited by each restaurant they visit. The orange walls of the Kaiten Sushi Ginza Onodera Honten restaurant evoke the image of the sunset, while the “corrugated plate finish” ceiling is reminiscent of sparkling waves, and the lights, which are reminiscent of the fishing fires hung from fishing boats at night, illuminate the restaurant, creating an atmosphere that is both warm and lively.

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Photo of Kaiten Sushi Ginza Onodera Honten

The interior of Kaiten Sushi Ginza Onodera Kyoto, which opened in July, was designed by Yasumichi Morita, a representative/designer of GLAMOROUS Co., Ltd. who is active both in Japan and abroad, as a restaurant suitable for Kyoto, a city that has inherited authentic traditional culture and history. The interior is designed with traditional Kyoto craftsmanship, modern materials and lighting design to create a luxurious and sophisticated space, and a one-of-a-kind store where customers can experience the spirit of hospitality that “Ginza Onodera” has embodied over the years.

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Photo of Kaiten Sushi Ginza Onodera Kyoto

Construction

The time required to open a store varies greatly depending on the type of business and size of the store. In some cases, stores can be opened in as little as six months, while in other cases, it may take two years or more to open a store due to licensing requirements in other countries. Our new restaurant project manager works closely with the construction contractor and holds regular weekly meetings to monitor progress and ensure that the project proceeds as planned. The cost of store investment varies greatly depending on the type, size and location of the store. The average investment in the four new stores opened between 2021 and 2022 was approximately $0.5 million. The investment amount of the Kaiten Sushi Kyoto store, which opened in July 2023, is about 1.7 million dollars.

New menu development

We believe that the development of new menu items is especially important for restaurant operations, and we anticipate that new menus will attract customer interest and thereby increase sales. Therefore, our business managers and artisans gather feedback from customers routinely, analyze markets and trends, and accumulate ideas. Then, the concept of the new menu is finalized, and the artisan and the business manager examine the balance of flavors and the combination of ingredients, repeatedly making prototypes in pursuit of the optimum taste. In the end, we review the resulting promotion of the new menu with our Company’s marketing staff and then offer it to our customers. The company holds a new food menu planning contest for store staff, and we invite our staff who come up with ideas to attract customers to dine at Ginza Onodera restaurant.

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Restaurant Management and Operations

Training and Employee Programs

We hold training programs for all of the employees who become store staff. This training program is designed to provide employees with the knowledge and skills needed in store operations and is intended to improve employee competence and overall company productivity. The content of the training program is wide-ranging. First, we provide team-building training to strengthen cooperation and communication skills among employees. By fostering teamwork, we ensure that cooperation among staff members is smooth and efficient store operations are achieved.

We also provide training on food safety standards to help employees understand the importance of food hygiene. Adherence to strict standards in food handling is essential, and we ensure that our employees are well-informed to protect the health and safety of our customers. The program also provides training on the basic operating rules of alcohol checks and develops the ability to prevent alcohol-related problems. We train our employees to make appropriate decisions in order to provide appropriate services to our customers. In a further effort to improve the work environment and promote respect for our employees, we also provide sexual harassment training. We emphasize the importance of creating a safe working environment for all staff.

When opening a new restaurant, we conduct training at an existing restaurant to strengthen team building before opening the new restaurant to ensure smooth operations. Employees work together and understand each other before starting work in a new branch to ensure effective operations from day one. These efforts have improved the Company’s overall productivity and contributed to a lower turnover rate.

Nurturing Skillful Sushi Artisan through Comprehensive Human Resource Development

In April 2022, we proudly inaugurated Sushi Ginza Onodera Toryumon, a meticulously crafted establishment with the intention of becoming a haven fostered by our valued customers. Unlike the conventional approach prevalent in the sushi industry, where mastery was often acquired through observing seasoned masters over a span of a decade to confidently command the sushi counter, we discerned the imperative for a transformative paradigm. The turnover rate in the restaurant industry is higher than in other industries, and many young apprentice quit at the early stage because they could not endure a decade of training to become proficient at making sushi.

Our vision comes to life through the tactile connection with the essence of fish and the ceaseless refinement of craftsmanship, all while creating priceless experiences for our esteemed customers. The Sushi Ginza Onodera Toryumon venture emerged as a crucible, nurturing these pivotal encounters from an early age, with aspirations spanning the globe. We manifest this vision by utilizing ingredients sourced from Sushi Ginza Onodera Souhonten, astutely framing a reasonable sales price as tuition fee for emerging sushi talents.

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Our company meticulously designs a tailored developmental journey for our aspiring sushi artisans, an odyssey that can be embarked upon in as little as three years. In the initial phases, encompassing the first and second years, meticulous guidance in ingredient selection and management is imparted. Moreover, we offer extracurricular opportunities for practicing nigiri outside of formal hours. As the journey advances into its third year, the landscape shifts, allowing for the tangible creation of sushi and the accumulation of invaluable experience. The culmination of this expedition is marked by the sagacious oversight of the executive chef, influencing pivotal decisions regarding nigiri craftsmanship and operational methodology.

Looking beyond the horizon of the fourth year, clarity transforms into concrete placements, encompassing esteemed establishments like Sushi Ginza Onodera Honten or venturing across oceans to places like the heart of America. Our unwavering commitment to perpetuating this training paradigm underscores our dedication to nurturing the next generation of sushi virtuosos.

Marketing and Advertising

We use various marketing and advertising methods to increase awareness of the “Ginza Onodera” brand. Our marketing objectives include raising the profile of products and services, creating demand, promoting sales, and building a brand image. Our public relations staff has set up target audiences, created promotional materials, and understand customer characteristics and needs, and continue to deliver effective messages to target audiences. In addition to disseminating information through a variety of media channels, we also actively provide catering services to corporations and other organizations to create fans of “Ginza Onodera” in a variety of settings.

Our restaurants in Japan target foreigners with marketing. Since concierges play a significant role as a point of contact with foreign guests, they play a very important role in attracting guests to our company by building good relationships with concierges in hotels, especially for high-end hotels. We also believe it is important to measure the effectiveness of marketing advertising and analyze the results. Our public relations staff evaluates the effectiveness of our advertising and makes the necessary adjustments to maximize return on investment (ROI) and optimize it on a daily basis.

First auction “Ichiban-Maguro”

Tuna from the first auction (Hatsu-Seri), also called Ichiban-Maguro, is considered a traditional Japanese food culture and a symbol of good luck. Hatsu-Seri is believed to celebrate the beginning of the New Year and bring prosperity and good fortune to business. Auctions and trading of the Hatsu-Seri at high prices have been widely reported in the media not only in Japan but also internationally, and has improved the brand awareness of “Ginza Onodera”. We won the action of the first tuna of Hatsu-Seri in 2018, 2021, 2022, and 2023. Each of our restaurants has previously offered dishes made with this first tuna, which we believe entices customers to dine at our restaurants.

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Suppliers

We carefully select suppliers based on product quality and authenticity and their understanding of our brand, and we seek to develop long-term relationships with them. We identify and procure high-quality ingredients at competitive prices. We make a portion of our purchases annually in bulk at fixed prices, and we do not engage in any hedging agreements to manage our exposure to fluctuations in the price of seafood or other food commodities.

We do not have formal contracts with most of our suppliers, the Company’s years of established operations in Japan have facilitated the development of relationships with key vendors renowned for their reputation and quality, specifically with Toyosu Fish Market, where we engage in frequent face-to-face interactions with the native suppliers to establish trust and nurture enduring relationships with the market’s individuals, aligning seamlessly with the Japanese cultural norms for building a solid, long-lasting business connections.

We rely on Yamayuki Co., Ltd. as one of our primary suppliers in Japan. Yamayuki Co., Ltd. provided us with food products, mostly fresh fish, equalling approximately 11.6% and 6.6% of our total food and beverage costs in the year ended March 31, 2023 and 2022, respectively. We rely on US Sakasyu, Inc. as one of our primary suppliers in the US. US Sakasyu, Inc. provided us with food products and fresh fish equalling approximately 9.4% and 7.1% of our total food and beverage costs for the year ended March 31, 2023 and 2022, respectively. We rely on Miaoxinmaiye Co., Ltd. as one of our primary suppliers in China. Miaoxinmaiye Co., Ltd. provided us with food products equalling approximately 3.2% and 5.7% of our total food and beverage costs in the year ended March 31, 2023 and 2022, respectively.

Our relationship with Yamayuki Co., Ltd. has been in place since year 2016, and from the beginning the partnership has been built through a consultancy agreement with Yukitaka Yamaguchi of Yamayuki Co., Ltd. The material terms of this consultancy agreement with Yamayuki Co., Ltd. are as follows:

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●	Signing Date

○	April 1, 2023

●	Termination Date

○	March 31, 2025

●	Termination Provisions & Penalties

○	Either party may terminate this agreement prior to the expiration date by giving the other party two months’ notice.

○	Both parties separately agree to extend the term of this agreement, a written agreement to that effect shall be executed.

●	Fees Payable Under the Agreement

○	Monthly fee of 1,000,000 yen (approximately $7,000) as an advisory fee.

We refer you to the copy of this agreement is attached as Exhibit 10.15 to the registration statement of which this prospectus forms a part, as this summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such agreement.

We continue to have a good relationship with our main supplier in China, Miaoxinmaiye Co., Ltd. with whom we have entered into a long-term business agreement with no fixed expiration date in January 2021. The material terms of this business agreement with Miaoxinmaiye Co., Ltd. are as follows:

●	Signing Date

○	January 1, 2021.

●	Termination Date

○	None.

●	Termination Provisions & Penalties

○	The Agreement is effective for the long term in the absence of objection on both sides.

●	Fees Payable Under the Agreement

○	Based on purchase (no fixed fee payable).

We refer you to the copy of this agreement is attached as Exhibit 10.16 to the registration statement of which this prospectus forms a part, as this summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such agreement.

We do not have a formal agreement (written or verbal) with US Sakasyu, Inc. Rather, US Sakasyu, Inc. issues invoices to us for payment for the food products and fresh fish they supply to us.

We also source from other distributors. Our suppliers deliver to our restaurants approximately five times per week. If we were no longer able to source through any of our suppliers, we would intend to replace the supplier with a different source, but there can be no assurance that any such replacement would provide goods at the prices and level of quality of our current suppliers.

Competition

We face significant competition from a variety of locally owned restaurants and national chain restaurants offering both Asian and non-Asian cuisine, as well as takeaway options from grocery stores. We believe that we compete primarily based on product quality, dining experience, ambience, location, convenience, value perception, and price. Our competition continues to intensify as competitors increase the breadth and depth of their product offerings and open new restaurants.

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Seasonally

Seasonal factors and the timing of holidays cause our sales to fluctuate from quarter to quarter. Adverse weather conditions may also affect guest traffic. As a result of these factors, our financial results for any single quarter or for periods less than a year are not necessarily indicative of the results that may be achieved for a full fiscal year.

Business Support

On September 1, 2023, our wholly owned subsidiary, Onodera Food Services Co., Ltd., entered into a Business Support Agreement with LEOC Co., Ltd. pursuant to which LEOC Co., Ltd. will provide strategic, operational or other support to us. The material terms of this Business Support Agreement with LEOC Co., Ltd. are as follows:

●	Signing Date

○	September 1, 2023

●	Termination Date

○	March 31, 2024

●	Termination Provisions & Penalties

○	However, if neither of the parties to the agreement offers to cancel the agreement by one month prior to the deadline, the agreement shall be continued for one-year and the same shall apply thereafter

●	Fees Payable Under the Agreement

○	Monthly fixed fee of 1,952,000 yen (approximately $14,400 per month)

We refer you to the copy of this agreement is attached as Exhibit 10.17 to the registration statement of which this prospectus forms a part, as this summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such agreement. See “Risk Factors – Risks Related to Our Business and Industry – We have historically received strategic, operational and financial support from Ondera Group Co., Ltd. and affiliated companies, and as we increase our independence from Onodera Group, we may face difficulties replacing certain services, supplies and financial assistance Onodera Group as provided to us.”

Government Regulation and Environmental Matters

Japan

Restaurant Licensing and Quality Control

The main law that governs food quality and integrity in Japan is the Food Sanitation Act. The Food Sanitation Act (i) establishes standards and specifications for food, additives, apparatus, and food containers and packaging, (ii) provides for inspection to see whether the established standards are met, (iii) provides for hygiene management in the manufacture and sale of food, (iv) and requires food businesses to be licensed. Under the Food Sanitation Act, additives and foods containing additives must not be sold, or be produced, imported, processed, used, stored, or displayed for marketing purposes unless the Minister of Health, Labour and Welfare (“MHLW”) has declared them as having no risk to human health after seeking the views of the Pharmaceutical Affairs and Food Sanitation Council. In addition, it is not permissible to add any processing aids, vitamins, minerals, novel foods or nutritive substances to food unless they have been expressly declared by the MHLW as having no risk to human health. The MHLW may, pursuant to the Food Sanitation Act, establish specifications for methods of producing, processing, using, cooking, or preserving food or additives to be served to the public for marketing purposes, and may establish standards for food ingredients or additives to be served to the public for marketing purposes. Accordingly, where substances are allowed to be added to food, they may only be used within the limits expressly set by the MHLW.

In order to operate a restaurant in Japan, the operator must apply for and obtain a restaurant license (“Restaurant License”) as described above pursuant to the Food Sanitation Act (Act No. 233 of December 24, 1947) from the local health department overseeing the prefecture in which the restaurant is located. This license system is in place to ensure that proper safety and sanitation is maintained in restaurants where food is cooked and served.

The core requirements for a Restaurant License generally relate to the equipment and facilities within the restaurant. These typically include requirements such as having certain refrigeration, dish washing and hot water facilities, as well as requirements to maintain the store’s cleanliness by making sure that all utensils and plates are stored in cupboards with doors, and that the kitchen is separated from the seating space, among others.

It is the responsibility of each individual restaurant operator of the Company to obtain the Restaurant License. To do so, the operator must file an application with the local health department prior to opening for business. After the application has been submitted, an officer of the health department will conduct an on-site inspection of the restaurant to determine if the restaurant meets the relevant standards. After passing such an inspection, a license may be granted, making it possible for the operator to begin its restaurant business.

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Food Sanitation

The purpose of the Food Sanitation Act is to prevent sanitation risks and further the interest of public health in Japan. Under the Food Sanitation Act, any individual or entity that intends to conduct a covered business which has a significant impact on public health, such as restaurants and others, must obtain approval from the prefectural governor (through the local health department). The prefectural governor may set out necessary conditions such as a valid period of not less than five years from the time of approval to operate the establishment. In order to operate the business, the business must meet facility standards set out for each type of business by the prefectural governor. Any such individual or entity that intends to conduct a covered business such as restaurant business, cafe business, and food sales, must appoint a “Food Sanitation Manager” based on the standards determined by the prefectural governor.

We maintain the following principal measures, among others, to prevent against food contamination:

●	Store Hygiene Management Office, a department specializing in hygiene management;

●	hygiene management manual;

●	planned maintenance calendar;

●	temperature check table;

●	hygiene check sheet as a management form for the headquarters;

●	process for the Hygiene Management Office to conduct hygiene checks of stores; and

●	process for supervisors to conduct an operations check and hygiene management check during the supervisor’s monthly store visit.

Disabilities Laws

In Japan, with respect to persons with disabilities, the Act for Eliminating Discrimination against Persons with Disabilities (Act No. 65 of 2013, hereinafter referred to as the “Disability Discrimination Act”) prohibits governments and businesses from engaging in unfair discriminatory treatment on the grounds of disability and prescribes that they are required to provide reasonable accommodation (companies must endeavor to provide reasonable accommodation). The Act on Employment Promotion Etc. of Persons with Disabilities (Act No. 123 of 1960) prohibits businesses from taking discriminatory measures in the area of employment based on disability and requires provision of reasonable accommodation.

Labor Laws

There are various labor-related laws in Japan, including the Labor Standards Act (Act No. 49 of April 7, 1947, as amended), the Industrial Safety and Health Act (Act No. 57 of June 8, 1972, as amended), and the Labor Contracts Act (Act No. 128 of December 5, 2007). The Labor Standards Act regulates, among others, minimum standards for working conditions such as working hours, leave period, and leave days. The Industrial Safety and Health Act requires, among others, the implementation of measures to secure employee safety and protect the health of workers in the workplace. The Labor Contracts Act regulates, among others, the change of terms of employment contracts and working rules, and dismissal and disciplinary action. We comply with these regulations.

Environmental Regulations

There are various environmental-related laws in Japan, including the Air Pollution Control Act (Act No. 97 of June 10, 1968, as amended), Water Pollution Prevention Act (Act No. 138 of December 25, 1970, as amended), Soil Contamination Countermeasures Act (Act No. 53 of May 29, 2002, as amended), and Noise Regulation Act (Act No. 98 of June 10, 1968, as amended). Our business and operations do not include any type of business which is specifically subject to these environmental regulations.

Regulations on Advertising

The Premiums and Representations Act (Act No. 134 of May 15, 1962) stipulates the restricted methods and means of various advertisements, representations, and sales promotions, in a broad sense. When we advertise our restaurants, we must provide appropriate information under this act, so as not to mislead our customers. We comply with these regulations.

Regulations on Lease Agreements

Our lease agreements are generally subject to the Civil Code (Act No. 89 of April 27, 1896, as amended) and Act on Land and Building Leases (Act No. 90 of October 4, 1991, as amended). The terms and conditions of our lease agreements are consistent with these laws and are valid and enforceable as provided for in these agreements.

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Regulations for Liquor Retailing

Our restaurants sell liquor in Japan, and we are subject to laws and regulations for liquor retailing.

The Liquor Tax Act (Act No.6 of February 28, 1953, as amended) imposes tax on liquor and stipulates tax thresholds and tax rates according to types of liquor, etc. In order to operate the business of selling liquor, the operator shall, pursuant to Article 9 of this act, obtain a license for selling liquor. The license remains in effect until it is revoked by the relevant governmental authority. We have duly obtained and maintain such licenses for each of our directly-operated physical restaurants which sell liquor in Japan. We are prohibited from selling liquor to minors (under 20 years old) under Minor Drinking Prohibition Act (Act No. 20 of March 30, 1922, as amended), and must check the ID of customers if they appear to be under 20 years old.

United States

We are subject to extensive and varied federal, state, and local government regulations, including regulations relating, among others, to public and occupational health and safety, nutritional menu labeling, healthcare, the environment, sanitation, and fire prevention. We operate each of our restaurants in accordance with standards and procedures designed to comply with applicable codes and regulations. However, an inability to obtain or retain health department or other licenses would adversely affect our operations.

We are also subject to laws and regulations relating to information security, privacy, cashless payments, gift cards and consumer credit, protection and fraud, and any failure or perceived failure to comply with these laws could harm our reputation or lead to litigation, which could adversely affect our business, financial condition or results of operations.

Furthermore, we are subject to import laws and tariffs which could impact our ability to source and secure food products, other supplies and equipment necessary to operate our restaurants.

Following the declaration of the COVID-19 pandemic in March 2020, federal, state and local governments responded by implementing numerous regulations that have had an effect on, and continue to have an effect on, our business. Regulations relating to employee sick leave, opening and closing of restaurants and dining rooms, business hours, sanitation practices, guest spacing within dining rooms and other social distancing practices and personal protective equipment usage by both our employees and guests have materially affected the way we operate our business and serve our customers.

For a discussion of the various risks, we face from regulation and compliance matters, see “Risk Factors.”

Licensure, Zoning, and Alcohol Regulations

Although we have not experienced, and do not anticipate, any significant difficulties, delays or failures in obtaining required licenses, permits or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular restaurant or group of restaurants. Additionally, difficulties, delays or failure to retain or renew licenses, permits or approvals, or increased compliance costs due to changed regulations, could adversely affect operations at existing restaurants.

In addition, to develop and construct restaurants, we must comply with applicable zoning and land use regulations. Stringent and varied requirements of local governmental bodies with respect to zoning and land use could delay or even prevent construction and increase development costs for new restaurants. We are also required to comply with the accessibility standards mandated by the U.S. Americans with Disabilities Act, which generally prohibits discrimination in accommodation or employment based on disability. We may in the future have to modify restaurants, for example, by adding access ramps or redesigning certain architectural fixtures, to provide service to or make reasonable accommodations for disabled persons. While these expenses could be material, our current expectation is that any such action will not require us to expend substantial funds.

Some of our sales are attributable to the sale of alcoholic beverages. Alcoholic beverage control regulations require each of our restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license that must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of our restaurants, including minimum age of patrons and employees, hours of operation, advertising, trade practices, wholesale purchasing, other relationships with alcohol manufacturers, wholesalers and distributors, inventory control and handling, storage and dispensing of alcoholic beverages. We are also subject in certain states to “dram shop” statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our existing comprehensive general liability insurance. We may decide not to obtain liquor licenses in certain jurisdictions due to the high costs associated with obtaining liquor licenses in such jurisdictions.

Labor Laws

Further, we are subject to the U.S. Fair Labor Standards Act, the U.S. Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act and various other federal and state laws governing similar matters including minimum wages, overtime, workplace safety and other working conditions. Significant numbers of our food service and preparation personnel are paid at rates related to the applicable minimum wage, and further increases in the minimum wage or other changes in these laws could increase our labor costs. Our ability to respond to minimum wage increases by increasing menu prices will depend on the responses of our competitors and guests. Our distributors and suppliers also may be affected by higher minimum wage and benefit standards, which could result in higher costs of goods and services supplied to us. We may also be subject to lawsuits from our employees, the U.S. Equal Employment Opportunity Commission or others alleging violations of federal and state laws regarding workplace and employment matters, discrimination and similar matters.

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Food Safety and Health

There has been increased regulation of certain food establishments in the United States, such as the requirements to maintain a HACCP system. HACCP refers to a management system in which food safety is addressed through the analysis and control of potential hazards from production, procurement and handling, to manufacturing, distribution and consumption of the finished product. Many states have required restaurants to develop and implement HACCP systems and the U.S. government continues to expand the sectors of the food industry that must adopt and implement HACCP programs. Although we have implemented a HACCP system for managing food safety and quality at our restaurants for sushi rice and other foods which require time and temperature control for safety, we cannot provide assurance that we will not have to expend additional time and resources to comply with new food safety requirements either required by current or future federal food safety regulation or legislation. Additionally, our suppliers may initiate or otherwise be subject to food recalls that may impact the availability of certain products, result in adverse publicity or require us to take actions that could be costly for us or otherwise harm our business.

A number of states, counties and cities have enacted menu labeling laws requiring multi-unit restaurant operators to disclose to consumers certain nutritional information or have enacted legislation restricting the use of certain types of ingredients in restaurants. Many of these requirements are inconsistent or interpreted differently from one jurisdiction to another. These requirements may be different or inconsistent with requirements that we are subject to under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”), which establishes a uniform, federal requirement for certain restaurants to post nutritional information on their menus. Specifically, the ACA requires chain restaurants with 20 or more locations in the United States operating under the same name and offering substantially the same menus to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake. The ACA also requires covered restaurants to provide to consumers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information upon request. While our ability to adapt to consumer preferences is a strength of our concepts, the effect of such labeling requirements on consumer choices, if any, is unclear at this time.

Environmental

We are subject to federal, state and local environmental laws and regulations concerning waste disposal, pollution, protection of the environment, and the presence, discharge, storage, handling, release and disposal of, or exposure to, hazardous or toxic substances (“environmental laws”). Federal and state environmental regulations have not had a material effect on our operations to date, however, these environmental laws can provide for significant fines and penalties for non-compliance and liabilities for remediation, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of the hazardous or toxic substances. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of, or actual or alleged exposure to, such substances. We are not aware of any environmental laws that will materially affect our earnings or competitive position, or result in material capital expenditure relating to our restaurants. However, we cannot predict what environmental laws will be enacted in the future, how existing or future environmental laws will be administered, interpreted or enforced, or the amount of future expenditures that we may need to make to comply with, or to satisfy claims relating to, environmental laws. It is possible that we will become subject to environmental liabilities on our properties, and any such liabilities could materially affect our business, financial condition or results of operations.

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China

The Company is subject to various laws in China affecting its Chinese subsidiary, namely Ginza Onodera Shanghai (“Chinese Subsidiary”), in China, including the following:

●	Our subsidiary in China is required to obtain (1) the food operation license; (2) registration or approvals regarding sale of alcoholic beverages; (3) the environmental protection assessment and inspection registration or approval; and (4) the fire safety inspection acceptance approval or other alternatives. Please see “Risk Factors—Risks Related to Doing Business in China—We require various approvals, licenses and permits to operate our business and the loss of or failure to obtain or renew any or all of these approvals, licenses and permits could adversely affect our business and results of operations;”

●	Cash transfers from the Company’s Chinese Subsidiary to any entities outside of China are subject to PRC government control of currency conversion. Shortages in the availability of foreign currency may restrict the ability of the Chinese Subsidiary to remit sufficient foreign currency to pay dividends or make other payments to the Company, or otherwise satisfy their foreign currency-denominated obligations. See “—Regulations Relating to Dividend Distribution” and “—Regulations Relating to Taxation” for more information;

●	We are subject to Chinese regulations on loans to and direct investment in Chinese entities by offshore holding companies. Thus, loans by us to our Chinese subsidiary to finance their activities cannot exceed statutory limits and must be registered with the local counterparts of the State Administration of Foreign Exchange (“SAFE”). If we decide to finance our Chinese subsidiary by means of capital contributions, in practice, we might be still required to obtain approval from China’s Ministry of Commerce (“MOFCOM”) or its local counterparts. See “Risk Factors—Risks Related to Doing Business in China—Chinese regulation of loans to, and direct investment in, Chinese entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from making loans or additional capital contributions to our Chinese subsidiary, which may materially and adversely affect our liquidity and our ability to fund and expand our business” for more information;

●	Chinese Subsidiary is subject to cybersecurity regulations, including those enforced by the Cyberspace Administration of China (“CAC”) including the PRC Cybersecurity Law, which imposes tightened requirements on data privacy and cybersecurity practices, the PRC Data Security Law, which imposes data security and privacy obligations on entities and individuals carrying out data activities (including activities outside of the PRC), requires a national security review of data activities that may affect national security, and imposes restrictions on data transmissions, the PRC Personal Information Protection Law, which sets out the regulatory framework for handling and protection of personal information and transmission of personal information, among others. See “Risk Factors—Risks Related to Our Business and Industry—Unauthorized access to, or improper use, disclosure, theft or destruction of, our customer or employee personal, financial or other data or our proprietary or confidential information that is stored in our information systems or by third parties on our behalf could result in substantial costs, expose us to litigation and damage our reputation;” and

●	Chinese Subsidiary is also subject to tariffs and regulations on imported commodities and equipment and laws regulating foreign investment, as well as anti-bribery and corruption laws. Compliance with applicable laws and regulations has not had a material effect on the Company’s capital expenditures, earnings and competitive position. The Company has not historically been materially and adversely affected by such requirements or by any difficulty, delay or failure to obtain required approvals, licenses, permits, registrations or filings and has obtained all material required approvals. As of this date, no material permissions have been denied to us by relevant government authorities in China, and we have not received any inquiry, notice, warning, or sanctions regarding our business operations and corporate structure from the relevant PRC governmental agency that would have a material impact on our business, results of operations or financial condition. However, we cannot predict the effect that the compliance with laws and regulations may have on our capital expenditures, earnings and competitive position in the future, or how we may be affected if we do not receive or maintain any required permissions or approvals, inadvertently conclude that such permissions or approvals are not required, or if applicable laws, regulations or interpretations change and we are required to obtain additional permissions or approvals in the future. If (i) we have inadvertently concluded that such permissions, approvals, licenses or permits have been acquired or are not required, or (ii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions, approvals, licenses or permits in the future, then we may have to expend time and costs to procure them. If we are unable to do so on commercially reasonable terms or in a timely manner, it could cause significant disruption to our business operations and damage our reputation, which would in turn have a material adverse effect on our business, results of operations and financial condition. See “Risk Factors” for a discussion of additional risks relating to federal, state, provincial, local and international governmental regulation of our business.

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Regulations Relating to Dividend Distribution

The Chinese laws, rules and regulations applicable to our Chinese Subsidiary permits payments of dividends only out of their accumulated profits, if any, determined in accordance with applicable accounting standards and regulations. In addition, under Chinese law, an enterprise incorporated in China is required to set aside at least 10% of its after-tax profits each year, after making up previous years’ accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. As a result, our Chinese Subsidiary is restricted in its ability to transfer a portion of its net assets to us in the form of dividends.

Regulations Relating to Taxation

Enterprise Income Tax.

Under the China Enterprise Income Tax Law (the “EIT Law”) and its implementation rules, a China resident enterprise is subject to Chinese enterprise income tax in respect of its net taxable income derived from sources inside and outside China. The term “resident enterprise” refers to any enterprise established in China and any enterprise established outside China with a “de facto management body” within China.

Our Chinese Subsidiary is regarded as a China resident enterprise by virtue of its incorporation in China, and is generally subject to Chinese enterprise income tax on its worldwide income at the current uniform rate of 25%, unless reduced under certain specific qualifying criteria. Our Chinese Subsidiary may deduct reasonable expenses that are actually incurred and are related to the generation of their income, including interest and other borrowing expenses, amortization of land use rights and depreciation of buildings and certain fixed assets, subject to any restrictions that may be imposed under the EIT Law, its implementation regulations and any applicable tax notices and circulars issued by the Chinese government or tax authorities.

The Company and its subsidiaries that are organized outside of China intend to conduct their management functions in a manner that does not cause them to be a China resident enterprise, including by carrying on its day-to-day management activities and maintaining its key records, such as resolutions of its board of directors and resolutions of stockholders, outside of China. As such, we do not believe that the Company or any of its non-Chinese subsidiaries should be considered a China resident enterprise for purposes of the EIT Law, and should not be subject to Chinese enterprise income tax on that basis. See “Risk Factors—Risks Related to Doing Business in China—Under the EIT Law, if we are classified as a China resident enterprise for Chinese enterprise income tax purposes, such classification would likely result in unfavorable tax consequences to us and our non-Chinese stockholders.”

Repatriation of Dividends from Our Chinese Subsidiary.

Dividends (if any) paid by our Chinese Subsidiary to its direct offshore parent companies are subject to Chinese withholding income tax at the rate of 10%, provided that such dividends are not effectively connected with any establishment or place of the offshore parent company in China. The 10% withholding income tax rate may be reduced or exempted pursuant to the provisions of any applicable tax treaties or tax arrangements. See “Risk Factors—Risks Related to Doing Business in China—We rely to an extent on dividends and other distributions on equity paid by our operating subsidiary in China to fund offshore cash requirements.”

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Gains on Direct Disposal of Equity Interests in Our Chinese Subsidiary.

Under the EIT Law and its implementation rules, gains derived by non-resident enterprises from the sale of equity interests in a China resident enterprise are subject to Chinese withholding income tax at the rate of 10%. The 10% withholding income tax rate may be reduced or exempted pursuant to applicable tax treaties or tax arrangements. The gains are computed based on the difference between the sales proceeds and the original investment basis. Stamp duty is also payable upon a direct transfer of equity interest in a China resident enterprise. The stamp duty is calculated at 0.05% on the transfer value, payable by each of the transferor and transferee. We may be subject to these taxes in the event of any future sale by us of our Chinese Subsidiary.

Gains on Indirect Disposal of Equity Interests in Our China Subsidiary.

In February 2015, the STA issued the STA’s Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (“Bulletin 7”). Pursuant to Bulletin 7, an “indirect transfer” of Chinese taxable assets, including equity interests in a China resident enterprise (“Chinese interests”), by a non-resident enterprise, may be re-characterized and treated as a direct transfer of Chinese taxable assets, if such arrangement does not have reasonable commercial purpose and the transferor avoids payment of Chinese enterprise income tax. Where a non-resident enterprise conducts an “indirect transfer” of Chinese interests by disposing of equity interests in an offshore holding company, the transferor, transferee and/or the China resident enterprise being indirectly transferred may report such indirect transfer to the relevant Chinese tax authority, which may in turn report upward to the STA. Using general anti-tax avoidance provisions, the STA may treat such indirect transfer as a direct transfer of Chinese interests if the transfer avoids Chinese tax by way of an arrangement without reasonable commercial purpose. As a result, gains derived from such indirect transfer may be subject to Chinese enterprise income tax, and the transferee or other person who is obligated to pay for the transfer would be obligated to withhold the applicable taxes, currently at a rate of up to 10% of the capital gain in the case of an indirect transfer of equity interests in a China resident enterprise. Both the transferor and the party obligated to withhold the applicable taxes may be subject to penalties under Chinese tax laws if the transferor fails to pay the taxes and the party obligated to withhold the applicable taxes fails to withhold the taxes.

The above regulations do not apply if either (i) the selling non-resident enterprise recognizes the relevant gain by purchasing and selling equity of the same listed enterprise in the open market (the “listed enterprise exception”); or (ii) the selling non-resident enterprise would have been exempted from enterprise income tax in China pursuant to applicable tax treaties or tax arrangements, if it had directly held and transferred such Chinese interests that were indirectly transferred. The China indirect transfer rules do not apply to gains recognized by individual stockholders. However, in practice, there have been a few reported cases of individuals being taxed on the indirect transfer of Chinese interests and the law could be changed so as to apply to individual stockholders, possibly with retroactive effect. In addition, the PRC Individual Income Tax Law and relevant regulations (“IITL”), revised effective January 1, 2019, impose general anti-avoidance tax rules (“GAAR”) on transactions conducted by individuals. As a result, if the China tax authority invokes the GAAR and deems that indirect transfers made by individual stockholders lack reasonable commercial purposes, any gains recognized on such transfers might be subject to individual income tax in China at the standard rate of 20%.

Intellectual Property and Trademarks

We do not license any specific intellectual property related to our business, except for the trademark rights owned by our subsidiary, ONDOERA Food Service Co. Ltd.

We believe that the trademarks rights that we license from Onodera Food Service Co., Ltd. have significant value and are important to the marketing and reputation of our brand. Although “Ginza Onodera” is a federally registered service mark owned by Onodera Food Service Co., Ltd., such marks could be imitated in ways that we or Onodera Food Service Co., Ltd. cannot prevent. It is our policy to pursue registration of our intellectual property whenever possible and to oppose vigorously any infringement thereof. However, we cannot predict whether steps taken to protect such rights will be adequate or whether Onodera Food Service Co., Ltd. and Onodera Group Co., Ltd. will take steps to enforce such rights with regard to any intellectual property that we license from them. See “Risk Factors—We may become involved in lawsuits involving Onodera Food Service Co., Ltd. as the owner of intellectual property, or us as a licensee of intellectual property from Onodera Food Service Co., Ltd., to protect or enforce intellectual property rights, which could be expensive, time consuming, and unsuccessful.” We are aware of third-party restaurants with names similar to our restaurant name in certain limited geographical areas. However, we believe such uses will not adversely affect us.

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Recent Developments

Formation

Sushi Ginza Onodera, Inc. was incorporated in the State of Delaware on February 24, 2023. Upon incorporation, we were authorized to issue 1,000 shares of common stock, par value $0.00001 per share, and 100 shares of preferred stock, par value $0.00001 per share. On February 27, 2023, we issued five (5) shares of common stock, par value $0.00001 per share, to Onodera Group Co., Ltd., for $2,000 per share for a total subscription of $10,000.

Independent Director Agreement

On July 1, 2023, Mr. Ferdinand Groenewald was appointed as an independent director of the Board of Directors of the Company. Ferdinand Groenewald entered into an Independent Director Agreement with the Company dated as of July 1, 2023. For a detailed description of the terms of the Independent Director Agreement, see “Executive and Director Compensation —Independent Director Agreements” on page 95 of this prospectus.

Increase in Authorized Shares

On August 21, 2023, we increased the number of authorized shares of common stock from 1,000 shares to 100,000,000 shares of common stock, and increased the number of authorized shares of preferred stock, from 100 shares to 1,000,000 shares of preferred stock.

Reorganization and Share Exchange Agreement

On August 1, 2023, Onodera Group Co., Ltd., a Japanese corporation, made an investment in kind of all issued and outstanding common shares of Onodera Food Service Co., Ltd. (100 shares) and Sushi Ginza Onodera Inc. (5 shares) to LEOC Co., Inc., a Japanese corporation.

On August 22, 2023, pursuant to the terms of a share exchange agreement among Sushi Ginza Onodera, Inc. and LEOC Co., Ltd., we issued 29,999,995 shares of our common stock to LEOC Co., Ltd. in exchange for all outstanding shares of common stock of Onodera Food Service Co., Ltd., which holds 100% of the issued and outstanding capital stock of Ginza Onodera California, Inc. (formed in California) and Ginza Onodera USA Inc. (formed in Hawaii), and which holds 90% of the issued and outstanding capital stock of the Ginza Onodera Shanghai (formed in Shanghai, China).

Business Support Agreement

On September 1, 2023, our wholly owned subsidiary, Onodera Food Services Co., Ltd., entered into a Business Support Agreement with LEOC Co., Ltd., our parent company, pursuant to which LEOC Co., Ltd. will provide strategic, operational or other support to us. For additional information regarding this Business Support Agreement, see “Description of Business – Business Support” on page 78 of this prospectus.

Approval of the Onodera 2023 Equity Incentive Plan

On October 3, 2023, our Board of Directors and stockholder holding a majority of our outstanding ordinary shares approved the Onodera 2023 Equity Incentive Plan (the “Plan”). The Plan covers up to 1,050,000 shares of common stock (“Shares”) which may be used for Awards. The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Cash-Based Awards and Other Stock-Based Awards and as discussed below. Nonstatutory Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to employees, directors and consultants/contractors, and Incentive Stock Options may be granted only to employees.

The foregoing description of the 2023 Equity Incentive Plan is qualified in its entirety by reference to the 2023 Equity Incentive Plan, a copy of which is filed as Exhibit 10.1 to the registration statement of which this prospectus forms a part.

Intercompany Loans

On May 25, 2023, Onodera Group Co., Ltd. loaned 60,000,000 yen (approximately $452,000) to Onodera Food Service Co., Ltd. Such loan matures on August 24, 2023, and bears interest at a rate of 0.5 percent (0.5%) per year.

Onodera Group Co., Ltd. loaned 20,000,000 yen (approximately $151,000) on May 18, 2023, and 80,000,000 yen (approximately $603,000) on July 19, 2023, to Ginza Onodera USA Inc. Such loans mature on May 17, 2024, and July 18, 2024, respectively, and bear interest at a rate of 0.5 percent (0.5%) per year.

On October 19, 2023, Onodera Group Co., Ltd. loaned 40,000,000 yen (approximately $268,000) and 30,000,000 yen (approximately $201,000) on November 17, 2023 to Ginza Onodera USA Inc., and Onodera Group., Ltd. loaned 60,000,000 yen (approximately $402,000) on October 19, 2023 to Sushi Ginza Onodera, Inc. On January 18, 2024, Onodera Group Co., Ltd. loaned 40,000,000 yen (approximately $268 thousands) to Ginza Onodera USA Inc., and Onodera Group. Co., Ltd. loaned 10,000,000 yen (approximately $67 thousands) on January 18, 2024 to Sushi Ginza Onodera, Inc. Such loans mature on October 18, 2024, November 16, 2026, October 18, 2024, January 17, 2027 and January 17, 2025, respectively, and bear interest at a rate of 0.5 percent (0.5%) per year.

The loan agreements are filed as Exhibits 10.7, 10.8, 10.9, 10.12, 10.13, 10.18 and 10.19 to the registration statement of which this prospectus forms a part.

Bank Loans

On July 21, 2023, our subsidiary, Onodera Food Service Co., Ltd., entered into a 250 million yen ($1.7 million) overdraft agreement with Resona Bank, Ltd. and borrowed 210 million yen ($1.4 million) on July 25, 2023, and 40 million yen ($0.3 million) on August 31, 2023 at an interest rate of 0.84% to fund facilities for the Kaiten Sushi Kyoto restaurant.

The loan agreements are filed as Exhibits 10.10 and 10.11 to the registration statement of which this prospectus forms a part.

Employment Agreements

On October 3, 2023, the Company entered into executive employment agreements with Shinji Nagao to serve as Chief Executive Officer and President, Keiichi Yamamoto to serve as Chief Administrative Officer, Executive Vice President and Secretary, and Shinichi Miyazawa to serve as Chief Financial Officer of Sushi Ginza Onodera, Inc. See” Executive and Director Compensation – Employment Agreements” for a description of these agreements, which are filed as Exhibits 10.2, 10.3, and 10.4 to the registration statement of which this prospectus forms a part.

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Stock Split

On November 27, 2023, our board of directors and shareholders approved the Reverse Stock Split and on December 1, 2023, we filed a certificate of amendment to our Certificate of Incorporation implementing the Reverse Stock Split in a ratio of 1-for-4.28571429, effective December 1, 2023. Therefore, on December 1, 2023, following the Reverse Stock Split, Hiroshi Onodera indirectly beneficially owned through LEOC Co., Ltd., a Japanese corporation, and Onodera Group Co., Ltd., a Japanese corporation which owned 100% of LEOC Co., Ltd., an aggregate of 7,000,000 shares of our common stock, which represents 100% of the voting power of our outstanding capital stock.

New Lease

In December 2023, the Company entered into a new lease in Shibuya, Tokyo with a term of 66 months from January 11, 2024 to July 31, 2029 at a rate of JPY 903,247 ($6,052) per month to open a new sushi restaurant in Shibuya.

Business Consignment Agreement

In January 2024, the Onodera Food Service Co., Ltd entered into a business consignment agreement with NN Asset Management Co., Ltd. and Noboru Niida, the president of the NN Asset Management Co., Ltd., to provide operational support to all food service businesses operated by the Company, and Noboru Niida engage in such business as a vice president (non-policy making officer) of the Onodera Food Service Co., Ltd. The Onodera Food Service Co., Ltd pays NN Asset Management Co., Ltd. JPY 2,000,000 ($13,400) per month from February 2024 to January 2025.

The business consignment agreement is filed as Exhibit 10.20 to the registration statement of which this prospectus forms a part.

Employees

As of July 31, 2023, we had a total of 147 full-time employees and 124 part-time employees. 211 of these employees are temporarily assigned employees from LEOC Co., Ltd. LEOC Co., Ltd. makes payroll payments to these assigned employees while Onodera Food Service Co., Ltd., an operating subsidiary of the Company, reimburses LEOC Co., Ltd. for such payroll payments.  LEOC Co., Ltd. is a member of a labor union called the UI Zensen Union, which calls itself the All-LEOC Union. Labor-management relations are stable. See “Risk Factors – Risks Related to Our Business and Industry – We have historically received strategic, operational and financial support from Onodera Group Co., Ltd. and affiliated companies, and as we increase our independence from Onodera Group, we may face difficulties replacing certain services, supplies and financial assistance Onodera Group has provided to us.”

Legal Proceedings

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business. There are no pending legal proceedings to which we are a party or in which any director, officer or affiliate of ours, any owner of record or beneficially of more than 5% of any class of our voting securities, or security holder is a party adverse to us or has a material interest adverse to us.

Description of Real Property

Our corporate headquarters are located at 1-1-3 Otemachi Chiyoda-ku, Tokyo 100-0004, Japan, where Onodera Food Service Co., Ltd. leases approximately 1,661 rentable square feet of office space from an affiliated company, Onodera Healthcare Service Co., Ltd. This lease has an original term ending in November 2024 with an automatic 2-year renewal option. The terms of the office lease provide for a base rent payment of 1,210 thousand yen (approximately $9 thousand) per month including common area expenses.

We currently operate 13 restaurants through standard tenancy agreements out of leased properties located at:

(1) Sushi Ginza Onodera	Lower ground floor, Sunlit Ginza Building Ⅲ, 5-14-14 Ginza, Chuo-ku,
Souhonten	Tokyo 104-0061, Japan

(2) Sushi Ginza Onodera	2nd floor, Sunlit Ginza Building Ⅲ, 5-14-14 Ginza, Chuo-ku,
Honten	Tokyo 104-0061, Japan

(3) Sushi Ginza Onodera	1st floor, Belle Flat Tamagawa, 3-4-2 Tamagawa, Setagaya-ku,
Otouto Honten	Tokyo 158-0094, Japan

(4) Sushi Ginza Onodera	1st floor, Ginza USB, 5-14-17 Ginza, Chuo-ku,
Toryumon	Tokyo 104-0061, Japan

(5) Kaiten Sushi Ginza Onodera	1st floor, Il PALAZZINO Omotesando, 5-1-6 jingumae, Shibuya-ku,
Honten	Tokyo 150-0001, Japan

(6) Tachigui Sushi Ginza Onodera	1st floor, Il Palazzino Omotesando, 5-1-6 jingumae, Shibuya-ku,
Honten	Tokyo 150-0001, Japan

(7) Tempura Ginza Onodera	4th floor, Sunlit Ginza Building Ⅲ, 5-14-14 Ginza, Chuo-ku,
Higashi-ginza	Tokyo 104-0061, Japan

(8) Tempura Ginza Onodera	6th floor, Kinsei Building, 8-5-10 Ginza, Chuo-ku,
Namiki-dori	Tokyo 104-0061, Japan

(9) Makiyaki Ginza Onodera	9th floor, Sunlit Ginza Building Ⅲ, 5-14-14 Ginza, Chuo-ku,
Tokyo 104-0061, Japan

(10) Sushi Ginza Onodera	609 La Cienega Blvd, West Hollywood, California 90069
California

(11) Sushi Ginza Onodera Hawaii	808 Kapahulu Ave, Honolulu, Hawaii 96816

(12) Ginza Onodera Shanghai	3rd floor, Bund 18, Zhongshan Dong Yi Rd, Huangpu, Shanghai

(13) Kaiten Sushi Ginza Onodera Kyoto	Shijo Kawaramachi Bldg. 1F, 305 Junpo-cho, Shimogyo-ku, Kyoto-shi, Kyoto

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We currently lease premises for the foregoing 13 restaurants, ranging in terms of two to ten years, with monthly lease rates ranging from $3,475 to $48,808.

We believe that our facilities are suitable to meet our current needs.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name and age as of January 26, 2024, and position of the individuals who currently serve as directors and executive officers of Sushi Ginza Onodera, Inc.

Name	Age	Position
Shinji Nagao	44	Chief Executive Officer, President and a Director
Keiichi Yamamoto	52	Chief Administrative Officer, Executive Vice President, Secretary, and a Director
Shinichi Miyazawa	41	Chief Financial Officer
Ferdinand Groenewald	39	Independent Director
Yasuo Okamoto	75	Independent Director
Akemi Fukuoji	67	Independent Director

Set forth below is a brief biography of each of our executive officers and directors.

Executive Officers

Shinji Nagao. Mr. Nagao has been the Chief Executive Officer, President and a director of Sushi Ginza Onodera, Inc. since February 27, 2023. Mr. Nagao has served as president of Onodera Food Service Co., Ltd., Ginza Onodera USA, Inc., Ginza Onodera California, Inc., Ginza Onodera New York, Inc., and Ginza Onodera Shanghai since February 2021. From November 2021 to June 2022, Mr. Nagao served as vice president of LEOC Co., Ltd. From October 2020 to February 2021, Mr. Nagao served as a senior managing executive officer of LEOC Co., Ltd. From April 2020 to October 2020, Mr. Nagao served as a managing executive officer of LEOC Co., Ltd. From June 2019 to April 2020, Mr. Nagao served as a senior executive officer of LEOC Co., Ltd. From December 2017 to June 2019, Mr. Nagao served as an officer of LEOC Co., Ltd. Each of LEOC Co., Ltd. and Onodera Food Service Co, Ltd. is a Japanese corporation and an affiliate of Sushi Ginza Onodera, Inc. Mr. Nagao does not hold, and has not previously held, any directorships in any reporting companies.

Keiichi Yamamoto. Mr. Yamamoto has been the Chief Administrative Officer of Sushi Ginza Onodera, Inc. and Vice President of Finance of LEOC Co., Ltd since August 1, 2023. In addition, since February 2023, Mr. Yamamoto served as Executive Vice President and Secretary as well as a director of Sushi Ginza Onodera, Inc. From February 2023 to August 8, 2023, Mr. Yamamoto served as the Chief Financial Officer of Sushi Ginza Onodera, Inc. From November 2022 to January 2023, Mr. Yamamoto served as the Chief Operating Officer of UD Oliveirense SAD. From July 2021 to November 2022, Mr. Yamamoto served as a managing executive officer of the finance department of Onodera Group Co., Ltd. From June 2019 to July 2021, Mr. Yamamoto served as a senior executive officer of the finance department of LEOC Co., Ltd. From August 2018 to June 2019, Mr. Yamamoto served as an employee in the finance department of LEOC Co., Ltd. Each of Onodera Group Co., Ltd., LEOC Co., Ltd. and UD Oliveirense SAD is an affiliate of Sushi Ginza Onodera, Inc. Mr. Yamamoto received a Bachelor’s degree in Business Law from Nihon University in March 1995. Mr. Yamamoto does not hold, and has not previously held, any directorships in any reporting companies.

Shinichi Miyazawa. Mr. Miyazawa has been the Chief Financial Officer of Sushi Ginza Onodera, Inc. since August 8, 2023. From March 2023 to July 2023, Mr. Miyazawa served as consulting manager at Univis America LLC. From December 2016 to February 2023 Mr. Miyazawa served as senior consultant at Frankus. Mr. Miyazawa received a Bachelor’s degree in Economics from Nagoya University in March 2005. Mr. Miyazawa is a Certified Public Accountant of Japan and USA. Mr. Miyazawa does not hold, and has not previously held, any directorships in any reporting companies.

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Non-Employee Directors

Ferdinand Groenewald. Mr. Groenewald has been an independent member of our Board of Directors since July 1, 2023. Since July 31, 2022, Mr. Groenewald has served in several capacities at the CFO Squad which provides outsourced accounting and consulting services. From January 2, 2022 to July 31, 2022, Mr. Groenewald had served as the Chief Accounting Officer of Muscle Maker, Inc., a Nasdaq listed company. From September 2018 to January 2, 2022, Mr. Groenewald served as the Chief Financial Officer of Muscle Maker, Inc. From January 25, 2018 through May 29, 2018, Mr. Groenewald served as the Vice President of Finance, Principal Financial Officer and Principal Accounting Officer of Muscle Maker, Inc., Muscle Maker Development, LLC and Muscle Maker Corp., LLC. In addition, from October 2017 through May 29, 2018, he served as the controller of Muscle Maker, Inc. Mr. Groenewald is a certified public accountant with significant experience in finance and accounting. From July 2018 through August 2018, he served as senior financial reporting accountant of Wrinkle Gardner & Company, a full-service tax, accounting and business consulting firm. From February 2017 to October 2017, Mr. Groenewald served as Senior Financial Accounting Consultant at Pharos Advisors, Inc. serving a broad range of industries. From November 2013 to February 2017, he served as a Senior Staff Accountant at Financial Consulting Strategies, LLC where he provided a broad range of accounting, financial reporting, and pre-auditing services to various industries. From August 2015 to December 2015, Mr. Groenewald served as a Financial Reporting Analyst at Valley National Bank. Mr. Groenewald holds a Bachelor of Science in accounting from the University of South Africa. Mr. Groenewald is a Certified Public Account. Mr. Groenewald serves as a member of the Board of Directors of HeartCore Enterprises, Inc., a publicly reporting company that is listed on the Nasdaq Capital Market, since January 24, 2022. Mr. Groenewald also serves as a member of the Board of Directors of SYLA Technologies Co., Ltd., a publicly reporting company that is listed on the Nasdaq Capital Market, since December 1, 2022.

Akemi Fukuoji. Ms. Fukuoji has been the independent director since April 1, 2023. Since June 2018, Ms. Fukuoji served as the Chief Executive Officer of Philouge, Inc. From June 1997 to January 2018, Ms. Fukuoji served as a Chief Executive Officer of AHKAH Co., Ltd. Ms. Fukuoji received a Bachelor’s degree in Faculty of Arts and Literature from Seijo University in March 1974. Ms. Fukuoji does not hold, and has not previously held, any directorships in any reporting companies.

Yasuo Okamoto. Mr. Okamoto has been the independent director since April 1, 2023. Mr. Okamoto has been the Senior Counselor of the Asia Pacific, Banking & Financial Services, Corporate and Mergers & Acquisitions department of Hughes Hubbard & Reed since 1989. Mr. Okamoto received a Bachelor’s degree in Law from Tokyo University in March 1972. Mr. Okamoto does not hold, and has not previously held, any directorships in any reporting companies.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Board Committees and Director Independence

Prior to this offering, there has been no public market for our common stock. Our common stock is not currently listed on any national securities exchange market or quoted on the OTC Markets. We have applied to list our common stock on the Nasdaq Capital Market. In order to list our common stock on the Nasdaq Capital Market, we are required to comply with the Nasdaq Capital Market standards.

Controlled Company and Director Independence

The “controlled company” exception to the rules of the Nasdaq Capital Market provides that a company of which more than 50% of the voting power is held by an individual, group or another company, a “controlled company,” need not comply with certain requirements of Nasdaq Capital Market corporate governance rules. As stated above, Hiroshi Onodera indirectly beneficially owns through LEOC Co., Ltd., a Japanese corporation, an aggregate of 30,000,000 shares of our Common Stock, which represents 100% of the voting power of our outstanding capital stock. As a result, the Company is a “controlled company” under the Nasdaq Capital Market corporate governance standards. As a controlled company, the Company does not have to comply with certain corporate governance requirements under the Nasdaq Capital Market rules, including the following:

●	A majority of the Company’s Board of Directors to consist of “independent directors” as defined by the applicable rules and regulations of the Nasdaq Capital Market;

●	The compensation of the Company’s executive officers to be determined, or recommended to the Board of Directors for determination, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a Compensation Committee comprised solely of independent directors; and

●	That director nominees to be selected, or recommended to the Board of Directors for selection, by independent directors constituting a majority of the independent directors of the Board in a vote in which only independent directors participate or by a nomination committee comprised solely of independent directors.

The Company intends to avail itself of these exemptions. Therefore, for as long as the Company remains a “controlled company,” the Company will not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. If at any time the Company ceases to be a “controlled company” under the rules of Nasdaq Capital Market, the Company’s Board of Directors will take all action necessary to comply with the corporate governance rules of the Nasdaq Capital Market, including establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Notwithstanding the Company’s status as a controlled company, the Company will remain subject to the corporate governance standard of the Nasdaq Capital Market that requires the Company to have an audit committee with at least three independent directors as well as composed entirely of independent directors. As a result, the Company must have at least one independent director on our audit committee at the time of listing on the Nasdaq Capital Market, at least two independent directors within 90 days of listing on the Nasdaq Capital Market and at least three independent directors within one year of listing on the Nasdaq Capital Market, where at least one of the independent directors qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq Capital Market rules.

The Company’s Board of Directors has affirmatively determined that two of its five directors, including Shinji Nagao and Keiichi Yamamoto are non-independent directors of the Company and three of its five directors, including Yasuo Okamoto, Akemi Fukuoji and Ferdinand Groenewald are independent directors of the Company. Therefore, more than a majority of the members of the Board of Directors consist of independent directors.

Committees of the Board of Directors

Audit Committee

We have established an audit committee, which consists of three independent directors, including Yasuo Okamoto, Akemi Fukuoji and Ferdinand Groenewald. Mr. Ferdinand qualifies as an audit committee financial expert under SEC rules and as a financially sophisticated audit committee member under the Nasdaq Listing Rules. Ferdinand Groenewald is the chair of the audit committee. Our audit committee adopted a written charter, a copy of which is posted on the Corporate Governance section of our website, at https://sushionodera.com.

Our audit committee is authorized to:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;
●	review the proposed scope and results of the audit;
●	review and pre-approve audit and non-audit fees and services;
●	review accounting and financial controls with the independent auditors and our financial and accounting staff;
●	review and approve transactions between us and our directors, officers and affiliates;
●	recognize and prevent prohibited non-audit services;
●	establish procedures for complaints received by us regarding accounting matters; and
●	oversee internal audit functions, if any.

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Compensation Committee

Because we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq, we will not be required to, and do not currently expect to, have a compensation committee. If and when we are no longer a “controlled company”, we will be required to establish a compensation committee. We anticipate that such a compensation committee would consist of three directors who will be “independent” under the rules of the SEC, subject to the permitted “phase-in” period pursuant to the rules of Nasdaq. Upon formation of a compensation committee, we would expect to adopt a compensation committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and Nasdaq standards.

Nominating and Corporate Governance Committee

Because we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq, we will not be required to, and do not currently expect to, have a nominating and corporate governance committee. If and when we are no longer a “controlled company”, we will be required to establish a nominating and corporate governance committee. We anticipate that such a nominating and corporate governance committee would consist of three directors who will be “independent” under the rules of the SEC, subject to the permitted “phase-in” period pursuant to the rules of Nasdaq. Upon formation of a nominating and corporate governance committee, we would expect to adopt a nominating and corporate governance committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and Nasdaq standards.

A stockholder may nominate one or more people for election as a director at an annual meeting of stockholders if the stockholder complies with the notice and information provisions contained in our bylaws. Such notice must be in writing to our Company not less than 90 days and not more than 120 days prior to the anniversary date of the preceding year’s annual meeting of stockholders or as otherwise required by the requirements of the Exchange Act. In addition, stockholders furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of stockholders entitled to vote at such meeting.

Code of Ethics

The Company has adopted a Code of Ethics and Business Conduct that applies to all of its directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, and any person performing similar functions) and employees. The Code of Ethics and Business Conduct is available on our website at https://sushionodera.com.

We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure, as permitted by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

Limitation on Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the General Corporation Law of the State of Delaware.

We intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation and bylaws.

Our certificate of incorporation also permits us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We intend to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

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These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions and the insurance are necessary to attract and retain talented and experienced officers and directors.

Any repeal or amendment of provisions of our certificate of incorporation affecting indemnification rights, whether by our Board of Directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation paid by our subsidiaries during the year ended March 31, 2023, and 2022 to Shinji Nagao, our chief executive officer (principal executive officer) and Keiichi Yamamoto, our chief administrative officer. We refer to these individuals as our “named executive officers.” No other executive officers received total compensation in excess of $100,000.

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Shinji Nagao	2023	$177,161	-		$			$5,305	(1)	$182,466
Chief Executive Officer (principal executive officer)	2022	$115,679	33,547		$			$6,407	(1)	$155,633

Keiichi Yamamoto	2023	$81,494	31,538		$			$182	(1)	$113,214
Chief Administrative Officer	2022	$89,696	26,012		$			$173	(1)	$115,881

(1)

For Messrs. Nagao and Yamamoto includes the following company housing allowance and home allowance: For 2023, (i) $442 per month ($5,305) per year for Mr. Nagao, (ii) $15 per month ($182) per year for Mr. Yamamoto. For 2022, (i) $534 per month ($6,407) per year for Mr. Nagao, (ii) $14 per month ($174) per year for Mr. Yamamoto.

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Employment Agreements

Executive Employment Agreement with Shinji Nagao

On October 3, 2023, we entered into an Executive Employment Agreement with Shinji Nagao, who will serve as the Chief Executive Officer of Sushi Ginza Onodera, Inc. Mr. Nagao’s agreement provides that he will be paid an annual salary of 30,000,000 yen (approximately $221,000). Mr. Nagao’s agreement provides that he is eligible to be paid bonuses as may be determined by the Board of Directors of the Company, and his agreement also has the terms and conditions which are described below in the section entitled “Provisions Applicable to All Executive Employment Agreements.” A copy of the Employment Agreement with Shinji Nagao is filed herewith as Exhibit 10.2.

Executive Employment Agreement with Keiichi Yamamoto

On October 3, 2023, we entered into an Executive Employment Agreement with Keiichi Yamamoto, who will serve as the Chief Administrative Officer of Sushi Ginza Onodera, Inc. Mr. Yamamoto’s agreement provides that he will be paid an annual salary of 24,000,000 yen (approximately $177,000). Mr. Yamamoto’s agreement provides that he is eligible to be paid bonuses as may be determined by the Board of Directors of the Company, and his agreement also has the terms and conditions which are described below in the section entitled “Provisions Applicable to All Executive Employment Agreements.” A copy of the Employment Agreement with Keiichi Yamamoto is filed herewith as Exhibit 10.3.

Executive Employment Agreement with Shinichi Miyazawa

On October 3, 2023, we entered into an Executive Employment Agreement with Shinichi Miyazawa who will serve as the Chief Financial Officer of Sushi Ginza Onodera, Inc. Mr. Miyazawa’s agreement provides that he will be paid an annual salary of $110,000. His agreement also has the terms and conditions which are described below in the section entitled “Provisions Applicable to All Executive Employment Agreements.” A copy of the Employment Agreement with Shinichi Miyazawa is filed herewith as Exhibit 10.4.

Provisions Applicable to All Executive Employment Agreements

Each of the Executive Employment Agreements described above include the following terms, unless otherwise noted below:

An initial term of 3 years, provided that the term of each agreement will automatically be extended for one or more additional terms of one year each unless either the Company or applicable executive provides notice to the other of their desire to not so renew the initial term or renewal term (as applicable) at least 30 days prior to the expiration of then-current initial term or renewal term (as applicable). Each of the agreements provide that the applicable executive’s employment with the Company shall be “at will,” meaning that either applicable executive or the Company may terminate the applicable executive’s employment at any time and for any reason, subject to the other provisions of the agreement.

Each of the agreements provide that they may be terminated by the Company, either with or without “Cause”, or by the applicable executive, either with or without “Good Reason”.

For purposes of each agreement, “Cause” means:

● a violation of any material written rule or policy of the Company for which violation any employee may be terminated pursuant to the written policies of the Company reasonably applicable to an executive employee;

● misconduct by the applicable executive to the material detriment of the Company;

● the applicable executive’s conviction (by a court of competent jurisdiction, not subject to further appeal) of, or pleading guilty to, a felony;

● the applicable executive’s gross negligence in the performance of the applicable executive’s duties and responsibilities to the Company as described in this Agreement; or

● the applicable executive’s material failure to perform the applicable executive’s duties and responsibilities to the Company as described in the agreement (other than any such failure resulting from the applicable executive’s incapacity due to physical or mental illness or any such failure subsequent to the applicable executive being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company), in either case after written notice from the Board to the applicable executive of the specific nature of such material failure and the applicable executive’s failure to cure such material failure within 10 days following receipt of such notice.

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For purposes of each agreement, “Good Reason” means:

● at any time following a Change of Control (as defined below), a material diminution by the Company of compensation and benefits (taken as a whole) provided to the applicable executive immediately prior to a Change of Control;

● a reduction in base salary or target or maximum bonus, other than as part of an across-the-board reduction in salaries of management personnel;

● the relocation of the applicable executive’s principal executive office to a location more than 50 miles further from the applicable executive’s principal executive office immediately prior to such relocation; or

● a material breach by the Company of any of the terms and conditions of the agreement which the Company fails to correct within 10 days after the Company receives written notice from the applicable executive of such violation.

For purposes of each agreement a “Change of Control” of the Company will be deemed to have occurred if, after the effective date of the applicable agreement, (i) the beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than 50% of the combined voting power of the Company is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company), (ii) the merger or consolidation of the Company with or into another corporation where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any) in substantially the same proportion as their ownership of the Company immediately prior to such merger or consolidation, or (iii) the sale or other disposition of all or substantially all of the Company’s assets to an entity, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of the Company immediately prior to such sale or disposition.

In the event that the Company terminates the term of the applicable agreement or the applicable executive’s employment with Cause, or if the applicable executive terminates their agreement without Good Reason, then, subject to any other agreements between the Company with respect to other equity grants made to such executive, we expect that each of the agreements will provide that:

● the Company will pay to the applicable executive any unpaid base salary and benefits then owed or accrued, and any unreimbursed expenses;

● any unvested portion of any equity granted to the applicable executive under the applicable agreement or any other agreements with the Company will immediately be forfeited; and

● all of the parties’ rights and obligations under the agreement will cease, other than those rights or obligations which arose prior to the termination date or in connection with such termination, and subject to the survival provisions of the agreements.

Each of the agreements provides that, in the event that the Company terminates the term of the applicable agreement or the applicable executive’s employment without Cause, or if the applicable executive terminates their agreement with Good Reason, then, subject to any other agreements between the Company with respect to other equity grants made to such executive:

● the Company will pay to the applicable executive any base salary, bonuses, and benefits then owed or accrued, and any unreimbursed expenses;

● any unvested portion of any equity granted to the applicable executive under the applicable agreement or any other agreements with the Company will, to the extent not already vested, be deemed automatically vested; and

● all of the parties’ rights and obligations under the agreement will cease, other than those rights or obligations which arose prior to the termination date or in connection with such termination, and subject to the survival provisions of the agreements.

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Each of the agreements provides that, in the event of the applicable executive’s death or total disability during the term of the applicable agreement, the term of the applicable agreement and the applicable executive’s employment shall terminate on the date of death or total disability. In the event of such termination, the Company’s sole obligations to the applicable executive (or the applicable executive’s estate) will be for unpaid base salary, accrued but unpaid bonus and benefits (then owed or accrued and owed in the future), a pro-rata bonus for the year of termination based on the applicable executive’s target bonus for such year and the portion of such year in which the applicable executive was employed, and reimbursement of expenses pursuant to the terms hereon through the effective date of termination, and any unvested portion of any equity granted to the applicable executive under the applicable agreement or any other agreements with the Company will immediately be forfeited as of the termination date.

Each of the agreements provides that in the event that the term of the applicable agreement is not renewed by either party, any unvested portion of any equity granted to the applicable executive under the applicable agreement or any other agreements with the Company will immediately be forfeited as of the expiration of the term of the applicable agreement without any further action of the parties.

Each of the agreements, other than the agreements with Shinji Nagao and Shinichi Miyazawa, provides that if it is determined that any payment provided to the applicable executive under the applicable agreement or otherwise, whether or not in connection with a Change of Control (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such that the Payment would be subject to an excise tax under section 4999 of the Code (the “Excise Tax”), the Company will pay to the applicable executive an additional amount (the “Gross-Up Payment”) such that the net amount of the Gross-Up Payment retained by the applicable executive after the payment of any Excise Tax and any federal, state and local income and employment tax on the Gross-Up Payment, shall be equal to the Excise Tax due on the Payment and any interest and penalties in respect of such Excise Tax.

During the term of the applicable agreement, each of the agreements provides that the applicable executive will be entitled to fringe benefits consistent with the practices of the Company, and to the extent the Company provides similar benefits to the Company’s executive officers, and is entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by the applicable executive in connection with the performance of the applicable executive’s duties hereunder and in accordance with the Company’s expense reimbursement policies and procedures.

Each of the agreements provides that, during the term of the applicable agreement, the applicable executive will be entitled to indemnification and insurance coverage for officers’ liability, fiduciary liability and other liabilities arising out of the applicable executive’s position with the Company in any capacity, in an amount not less than the highest amount available to any other executive, and such coverage and protections, with respect to the various liabilities as to which the applicable executive has been customarily indemnified prior to termination of employment, shall continue for at least six years following the end of the term of the applicable agreement. Any indemnification agreement entered into between the Company and the applicable executive shall continue in full force and effect in accordance with its terms following the termination of the applicable.

Each of the agreements contains customary confidentiality provisions, and customary provisions related to Company ownership of intellectual property conceived or made by the applicable executive in connection with the performance of their duties under the applicable agreement (i.e., a “work-made-for-hire” provision).

Each of the agreements, other than the agreement with Shinichi Miyazawa, contains a non-compete provision which provides that, for the term of the applicable agreement and for a period of 2 years thereafter, the applicable executive shall not, directly or indirectly: (i) engage in any other business, association or relationship of any kind with any business which provides, in whole or in part, the same or similar services and/or products offered by the which directly or indirectly competes with Company; nor (ii) solicit or accept, or induce any person or entity to reduce goods or services to Company, or in any manner assist others in the solicitation, acceptance, or inducement of, any business transactions with Company’s existing and prospective clients, accounts, suppliers and/or other persons or entities with whom the Company has had business relationships (or whom Company had specifically identified for a prospective business relationship). These restrictions extend to the geographic area in which the Company actively conducted business immediately prior to termination of the applicable agreement.

Each of the agreements other than the agreement with Shinichi Miyazawa, also contains a customary non-solicitation provision, in which the applicable executive agrees that, for the term of the applicable agreement and for a period of 3 years thereafter, the applicable executive will not, directly or indirectly solicit or discuss with any employee of Company the employment of such Company employee by any other commercial enterprise other than Company, nor recruit, attempt to recruit, hire or attempt to hire any such Company employee on behalf of any commercial enterprise other than Company, provided that this provision does not prohibit the applicable executive from undertaking a general recruitment advertisement provided that the foregoing is not targeted towards any person or entity identified above, or from hiring, employing or engaging any such person or entity who responds to such general recruitment advertisement.

Due to the application of various jurisdiction’s laws, there is no assurance that any non-compete provisions or the non-solicitation provisions as set forth above will be enforced. We expect that each of the agreements which contain these provisions will contain a “blue pencil” provision that, in the event that a court determines that any of these restrictions are unenforceable, the parties to the agreement agreed that it is their desire that the court substitute an enforceable restriction in place of any restriction deemed unenforceable, and that the substitute restriction be deemed incorporated in the agreement and enforceable against the applicable executive.

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Each of the agreements contains customary representations and warranties by the applicable executive, relating to the agreement, and any securities of the Company that may be issued to the executive, and contains other customary miscellaneous provisions relating to waivers, assignments, third party rights, survival of provisions following termination, severability, notices, waiver of jury trials and other provisions.

Each of the agreements provides that the agreement is governed by and construed and enforced in accordance with the internal laws of the State of Delaware, and for all purposes shall be construed in accordance with such laws, without giving effect to the choice of law provisions thereof. Each of the agreements provides that all legal proceedings concerning the applicable agreement will be in either (i) the courts of the State of New York and the federal courts of the United States of America in each case located in New York City, New York; or (ii) the Tokyo District Courts, provided that each agreement also includes a provision relating to any disputes being settled by arbitration, with such arbitration to take place in New York City, New York.

Director Compensation

We did not pay any compensation or make any equity awards or non-equity awards to any of our directors during the year ended March 31, 2023. Directors may be reimbursed for travel and other expenses directly related to their activities as directors. Directors who serve as employees receive no additional compensation for their service as directors.

Agreements with Independent Directors

The Company has entered into and expects to enter into Independent Director Agreements (each, a “Director Agreement”) with each of its independent directors, providing for certain matters related to each such person’s service as an independent director of the Company.

Pursuant to the Director Agreement, each independent director agrees to serve as an independent director of the Company and to devote as much time as is reasonably necessary to perform director’s duties as a director of the Company, including duties as a member of one or more committees of the Board, to which the director may hereafter be appointed. The director party to the Director Agreement agrees that he or she will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of Director’s duties, services and responsibilities to the Company or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing will not limit the applicable director’s activities on behalf of any current employer and its affiliates the Board of Directors of any entities on which applicable director currently sits. The Director Agreements provide that the Board may require the resignation of the director if it determines that the director’s other business activity materially interferes with the performance of the Director’s duties, services and responsibilities to the Company.

The Director Agreements provide that the applicable director confirms that they are an “independent director” with respect to the Company (as such term has been construed under Cayman Islands law with respect to directors of Cayman Islands companies and the OTC Markets, the NASDAQ Stock Exchange and the New York Stock Exchange), and the director will also provide certain customary representations and warranties as to such director’s “accredited investor” status with respect to the receipt of any securities of the Company.

Each Director Agreement provides the compensation payable to the applicable director, which is expected to be as follows: approximately $30,000 per year. In addition, the Company may grant to director certain Shares or other options or awards related thereto, as may be determined by the Board or a committee thereof, and the Director Agreement also provides that the Company will reimburse the applicable director for all reasonable out-of-pocket expenses incurred by the director in attending any in-person meetings or incurred in good faith in connection with the performance of the director’s duties for the Company.

The Director Agreements include customary confidentiality provisions, and provisions related to the assignment of intellectual property rights to the Company. The Director Agreements contain customary miscellaneous provisions relating to successors and assigns, interpretation, enforcement, amendments and waivers. The Director Agreements are governed by Delaware law and are subject to jurisdiction in (i) the federal courts of the United States of America or the courts of the State of Florida, in each case located in Palm Beach County, Florida; or (ii) the Tokyo District Courts.

The term of the Director Agreements continue until the director resigns or is removed in accordance with the Articles, or the death of the Director.

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On July 1, 2023, the Company entered into an Independent Director Agreement with Mr. Ferdinand Groenewald in connection with his services as a director of the Company.

A copy of the Form of Director Agreement is filed herewith as Exhibit 10.5.

Equity Incentive Plan

2023 Plan

On October 3, 2023, shareholders and directors have adopted a share incentive plan. The purpose of the Sushi Ginza Onodera, Inc. 2023 Equity Inventive Plan (the “Plan”) is to provide the Company with the ability to make certain grants of equity securities, or rights to receive equity securities, of the Company, for the purpose of attracting and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants of the Company, and to promote the success of the Company’s business. Recipients of awards under the Plan are referred to as “Participants.”

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Cash-Based Awards and Other Stock-Based Awards, and as discussed below, each of which are referred to as “Awards”). Nonstatutory Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to employees, directors and consultants/contractors, and Incentive Stock Options may be granted only to employees (all of whom may be referred to as “Service Providers”). Each Award will be evidenced by an Award agreement in the form as attached to the Plan for the particular form of Award, with may have such changes as the Administrator, in its sole discretion, will determine.

The Plan covers up to 1,050,000 shares of common stock (“Shares”) which may be used for Awards. If an Award expires or becomes un-exercisable without having been exercised in full, is surrendered or forfeited, the unacquired Shares will become available for future grant or sale under the Plan (unless the Plan has terminated). There were 1,050,000 Shares available for award as of January 26, 2024 under the Plan.

The Plan will initially be administered by the Board, but the Board may also designate a committee of the Board to administer the Plan. The body administering the Plan at any time is referred to as the “Administrator.” The Administrator will have general powers to implement and administer the Plan, including determining the value of Shares and the Award, to select the recipients of Awards, to approve the agreements related to Awards, and to determine the determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award, to modify any Awards made, and to make all other determinations deemed necessary or advisable for the operations of the Plan.

Option Awards

Options, which may be either an Incentive Stock Option or a Nonstatutory Stock Option, represent the right to acquire Shares for a specific exercise price. The two different forms of options have differing tax treatment under U.S. tax laws, and have different requirements and restrictions, and as recipients. Generally, Incentive Stock Options may only be issued to employees. Each option Award will have a term of 10 years, provided that the Administrator may modify this, or any other term related to an option Award or any other Award, as the Administrator may determine.

If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or disability, the Participant may exercise his or her Option within such period of time as is specified in the Award agreement, and, in the absence of a specified time in the Award agreement, the Option will remain exercisable for three months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If a Participant ceases to be a Service Provider as a result of the Participant’s disability, the Participant may exercise his or her Option within such period of time as is specified in the Award agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award agreement). In the absence of a specified time in the Award agreement, the Option will remain exercisable for twelve months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award agreement), by the Participant’s designated beneficiary or personal representative and, in the absence of a specified time in the Award agreement, the Option will remain exercisable for twelve months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan.

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Stock Appreciation Rights.

Stock Appreciation Rights (“SARs”) represent the right to receive, upon exercise thereof, an amount in cash as set forth in the Plan and the applicable Award agreement, which are generally the increase in value, if any, of the Shares between the date of grant and the date of exercise of the applicable SAR. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of an SAR will be determined by the Administrator and will be no less than 100% of the fair market value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the fair market value of a Share on the date of exercise over the exercise price; and (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

Restricted Stock.

Awards under the Plan may be made in restricted stock, which are grants of Shares which are subject to vesting and forfeiture. A Participant receiving a grant of restricted stock may vote the applicable Shares prior to vesting and will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise, but may not sell or transfer the Shares until vested. The Administrator may determine the amount, vesting period and other terms and conditions of the restricted stock award.

Restricted Stock Units.

Restricted Stock Units (“RSUs”) are units which may, once vested, be settled by the Company via the issuance of Shares, or via the payment of cash based on the value of the Shares at such time. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of RSUs that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion. Participants have no voting rights with respect to Shares represented by RSU until the date of the issuance of such Shares. However, the Administrator may provide in the Award agreement evidencing any RSU that the Participant shall be entitled to dividend equivalent rights with respect to the payment of cash dividends on the Shares during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated.

Performance Units and Performance Shares.

Performance Units and Performance Shares are Awards which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing. The Administrator will set performance objectives or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” The Administrator may also set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion, as set forth in the Plan, with respect to the vesting or payment of Performance Units and Performance Shares. Participants have no voting rights with respect to Shares represented by Performance Share Awards until the date of the issuance of such Shares, if any. However, the Administrator, in its discretion, may provide in the Award evidencing any Performance Share Award that the Participant shall be entitled to dividend equivalent rights with respect to the payment of cash dividends on the Shares during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited.

Cash-Based Awards and Other Stock-Based Awards.

The Plan also permits other cash-based Awards and stock-based Awards as the Administrator may determine, which may include equity-based or equity-related Awards not otherwise described by the terms of the Plan, in such amounts and subject to such terms and conditions as the Administrator shall determine. Form of Award agreements. A form of Award agreement for a grant of Options is attached hereto as Exhibit A, a form of Award agreement for a grant of SARs is attached hereto as Exhibit B, a form of Award agreement for a grant of Restricted Stock is attached hereto as Exhibit C; and a form of Award agreement for a grant of Restricted Stock Units is attached hereto as Exhibit D, provided that the Administrator shall have the discretion to modify such forms and to replace such forms with any other agreement as determined by the Administrator. In the event of a conflict between the terms of any Award agreement and the provisions in the body of the Plan, the terms of the Award agreement shall control.

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Additional Provisions

As noted above, the Plan includes form agreements for Awards of Options, restricted stock, SARs and RSUs, and the Administrator generally has the power to modify the terms and conditions of these form agreements as the Administrator may determine.

The Plan provides that any Director who is not an employee (an “Outside Director”) may not be granted, in any fiscal year, Awards with a grant date fair value (computed as of the date of grant in accordance with U.S. generally accepted accounting principles) of more than $300,000.

Unless the Administrator provides otherwise, vesting of Awards granted under the Plan will be suspended during any unpaid leave of absence. A Participant will not cease to be an employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its parent or subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant.

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share subdivision, share consolidation, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and the numerical Share limits as set forth above. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the Plan) without a Participant’s consent, including, without limitation, that (i) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and SARs, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable Award agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, if an Option or SAR is not assumed or substituted in the event of a merger or change in control, the Administrator will notify the Participant in writing or electronically that the Option or SAR will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or SAR will terminate upon the expiration of such period.

In the event of a Change in Control, with respect to Awards granted to an Outside Director, the Outside Directors will fully vest in and have the right to exercise Options and/or SARs as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award agreement or other written agreement between the Participant and the Company or any of its subsidiaries or parents.

All Awards under the Plan will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award agreement as the Administrator determines necessary or appropriate.

98

If the Participant’s service to the Company or any of its affiliates as a service provider is terminated for any reason, then any Award which has not vested as of such time in accordance with its terms shall automatically be forfeited and cancelled and shall cease to vest, be exercisable or otherwise provide any benefit to Participant. This forfeiture provision may be amended in any Award agreement.

Members of the Board or the Administrator and any officers or employees of the Company or any of its affiliates to whom authority to act for the Board, the Administrator or the Company is delegated will be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith, intentional misconduct, dishonesty, willful default or fraud in duties.

The Plan will be effective upon its adoption by the Board and will continue in effect for a term of 10 years from the date adopted by the Board, unless terminated as set forth in the Plan. The Administrator may at any time amend, alter, suspend or terminate the Plan. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award agreement is governed by the laws of the Delaware, without regard to its conflict of law rules.

A copy of the Plan is filed herewith as Exhibit 10.1.

Equity Compensation Plan Information

The table below sets forth information as of March 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	—

The Board of Directors and stockholders of the Company approved the 2023 Equity Incentive Plan (the “2023 Plan”) on October 3, 2023. Under the 2023 Plan, 1,050,000 shares of common stock are authorized for issuance to employees, directors and independent contractors (except those performing services in connection with the offer or sale of the Company’s securities in a capital raising transaction or promoting or maintaining a market for the Company’s securities) of the Company or its subsidiaries. The 2023 Plan authorizes equity-based and cash-based incentives for participants.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Under Item 404 of SEC Regulation S-K, a related person transaction is any actual or proposed transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including those involving indebtedness not in the ordinary course of business, to which we or our subsidiaries were or are a party, or in which we or our subsidiaries were or are a participant, in which the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any of our directors, nominees for director, executive officers, beneficial owners of more than 5% of any class of our voting securities (a “significant shareholder”), or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

99

We recognize that transactions between us and any of our directors or executives or with a third party in which one of our officers, directors or significant shareholders has an interest can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of our Company and stockholders.

The Audit Committee of the Board of Directors is charged with responsibility for reviewing, approving and overseeing any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K), including the propriety and ethical implications of any such transactions, as reported or disclosed to the Audit Committee by the independent auditors, employees, officers, members of the Board of Directors or otherwise, and to determine whether the terms of the transaction are not less favorable to us than could be obtained from an unaffiliated party.

From time to time, we engage in transactions with related parties. The related parties had material transactions for the years ended March 31, 2023, 2022, and 2021 consist of the following:

Name of Related Party	Nature of Relationship as of March 31, 2023
ONODERA GROUP	Parent Company
Hiroshi Onodera	Parent company shareholders
LEOC	Parent company as of August 2023
LEOC Foods	Subsidiary of LEOC Co., Ltd.
Little Happiness	Subsidiary of Onodera Group Co., Ltd.
ONODERA Agribusiness	Subsidiary of LEOC Co., Ltd.
GINZA ONODERA HAINAN	Subsidiary of Onodera Food Service Co., Ltd. (Liquidated)
ONODERA Healthcare service	Subsidiary of Onodera Group Co., Ltd.
ONODERA Medical	Subsidiary of Onodera Group Co., Ltd.
ONODERA Nursing Home	Subsidiary of Onodera Group Co., Ltd.
ONODERA Universal Kitchen	Subsidiary of Onodera Group Co., Ltd.
ONODERA User Run	Subsidiary of Onodera Group Co., Ltd.
Saice	Subsidiary of Onodera User Run Co., Ltd.
Yokohama Furie Sport Club	Subsidiary of Onodera Group Co., Ltd.

Our Company is a wholly owned subsidiary of ONODERA GROUP Co., Ltd., which was incorporated in Japan and has its head office in Japan. ONODERA GROUP is also the sole shareholder of Our Company. On August 1, 2023, ONODERA GROUP made in-kind contributions of all shares of ONODERA Food Service Co., Ltd. and Sushi Ginza Onodera Inc. to LEOC Co., Ltd., and LEOC Co., Ltd. is the parent company of Sushi Ginza Onodera Inc. LEOC Co., Ltd. provides management services to each company and accounts for the service fee income to each subsidiary. The Company generates restaurant sales from each affiliate company when each affiliate company listed above uses the Company’s restaurants for company entertainment purposes, and the Company generates operational guidance fee income from GINZA ONODERA HAINAN by providing its expertise and know-how. GINZA ONODERA HAINAN liquidated in May 2022.

Other receivables due from related parties as of March 31, 2023, 2022, and 2021 are as follows:

Other receivable due from related parties		As of March 31,
(in thousands)		2023	2022	2021

LEOC	Business consignment fee (1), restaurant sales (2)	$84	$117	$880
ONODERA GROUP	Restaurant sales (2)	59	20	11
Little Happiness	Restaurant sales (2)	1	-	-
ONODERA User Run	Restaurant sales (2)	-	-	-
LEOC Foods	Restaurant sales (2)	-	-	-
ONODERA Universal Kitchen	Restaurant sales (2)	-	-	-
GINZA ONODERA HAINAN	Restaurant sales (2)	-	65	16
Total		$144	$202	$907

(1) Business consignment fee is the revenue generated when accounting, payroll, general administration, marketing, etc. are outsourced.

(2) Restaurant sales presented above are revenues generated when a related party uses the Company’s restaurant for Company entertainment purposes.

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Payables due to related parties, which were included in other current liabilities on the consolidated financial statements, as of March 31, 2023, 2022, and 2021 are as follows:

Payable due to related parties		As of March 31,
(in thousands)		2023	2022	2021

LEOC	Business consignment fee, advance payment, interest	$578	$1,339	$7,385
ONODERA GROUP	Loan, interest	-	176	114
GINZA ONODERA HAINAN	Advance payment	-	-	195
Total		$578	$1,515	$7,694

In February 2021, LEOC Co., Ltd. transferred the operations of Sushi Ginza Onodera Souhonten, Sushi Ginza Onodera Honten, Tempura Ginza Onodera Namiki-dori, Tempura Ginza Onodera Higashi-ginza, Makiyaki Ginza Onodera, and Blue Globe Tokyo (closed in May 2021) to Onodera Food Service Co., Ltd. and sold the related assets to Onodera Food Service Co., Ltd. An accrued amount of $5,512 thousand (for the fixed assets and inventories) related to this sale is included in the figures for the year ending March 31, 2021.

Loan from related parties for the years ended March 31, 2023, 2022, and 2021 are as follows:

Loan from related parties		As of March 31,
(in thousands)		2023	2022	2021

ONODERA GROUP	Long-term loan	$-	$14,842	$7,181
Total		$-	$14,842	$7,181

As of March 31, 2021, the outstanding loan balance to Onodera Group was $7.181 million. For the fiscal years ended March 31, 2022 and March 31, 2023 and for the period from April 1, 2023 through date of this prospectus, Onodera Group provided $9.1 million, $2.1 million, and $1.9 million in new loans (an aggregate of $13.1 million), respectively, to our subsidiary, Onodera Food Service Co., Ltd. For the fiscal year ended March 31, 2023, Onodera Food Services repaid $2.6 million of principal outstanding and $0.3 million of interest. For the period from April 1, 2023 through date of this prospectus, Onodera Food Services repaid $0.4 million of principal outstanding and $0.0 million of interest. On March 31, 2023, approximately $22 million in past loans (including $9.5 million of discontinued business loans with respect to Ginza Onodera New York) were forgiven by issuing shares of Onodera Food Services to Onodera Group. Onodera Group anticipates loaning Onodera Food Services an additional $2.0 million in additional loans at an interest rate of 0.5%, although no written agreement has been entered into as of yet, to fund the anticipated transition to public company status as a result of this offering and Kaiten Sushi Hawaii facilities. As of the date of this prospectus, the principal amount outstanding is $1.5 million plus $0.0 million accrued interest. The amount of loans forgiven for shares account for a decline in the exchange rate of the yen to US dollar.

A security deposit that has been entered into between the lessor and a related party and is due to be returned to the related party for the years ended March 31, 2023, 2022, and 2021 are as follows:

Sublease contract with related parties		As of March 31,
(in thousands)		2023	2022	2021

LEOC	Security deposit	$653	$1,232	$777
Total		$653	$1,232	$777

The above security deposit is obligated to be returned to Onodera Food Service Co., Ltd. after it has been returned to the related party.

Revenues generated by related parties for the years ended March 31, 2023, 2022, and 2021 are as follows:

Revenues generated by related parties		As of March 31,
(in thousands)		2023	2022	2021

ONODERA Universal Kitchen	Business consignment fee	$133	$-	$-
LEOC	Business consignment fee, restaurant sales	88	258	4
Hiroshi Onodera	Restaurant sales	28	97	14
ONODERA User Run	Restaurant sales	9	-	-
ONODERA Medical	Restaurant sales	6	-	-
ONODERA Nursing Home	Restaurant sales	2	-	-
LEOC Foods	Restaurant sales	2	-	-
Saice	Restaurant sales	1	-	-
ONODERA Agribusiness	Restaurant sales	1	-	-
ONODERA Healthcare service	Restaurant sales	-	-	-
Little Happiness	Restaurant sales	-	-	-
GINZA ONODERA HAINAN	Business guidance fee (1)	-	29	-
Yokohama Furie Sport Club	Restaurant sales	-	1	-
Total		$270	$385	$18

(1)	Business guidance fee is the revenues generated when the Company provides operational guidance by providing its expertise and know-how.

101

Costs to related parties for the years ended March 31, 2023, 2022, and 2021 are as follows:

Costs to related parties		As of March 31,
(in thousands)		2023	2022	2021

LEOC	Purchase of raw materials, Business consignment fee	$9	$450	$489
Little Happiness	Entertainment expenses	-	-	-
Yokohama Furie Sport Club	Purchase of consumable supplies	-	1	-
Total		$9	$451	$489

Expenses to related parties for the years ended March 31, 2023, 2022, and 2021 are as follows:

Expenses to related parties		As of March 31,
(in thousands)		2023	2022	2021
LEOC	Business consignment fee	$86	$87	$203
Little Happiness	Entertainment expenses	1	-	-
Total		$87	$87	$203

Interest expenses to related parties for the years ended March 31, 2023, 2022, and 2021 are as follows:

Interest expenses to related parties		As of March 31,
(in thousands)		2023	2022	2021

ONODERA GROUP	Loan interest	$64	$68	$36
Total		$64	$68	$36

Payment for acquisition of property and equipment to related parties for the years ended March 31, 2023, and 2022 are as follows:

Acquisition of property and equipment	As of March 31,
(in thousands)	2023	2022

LEOC	$-	$4,704
Total	-	4,704

The assets purchased from LEOC Co., Ltd. in February 2021 and paid during the year ended March 31, 2022 was impaired and recorded $2,918 thousand impairment loss during in the year ended March 31, 2021.

Other income from related parties for the years ended March 31, 2023, and 2022

Foreign exchange gain from related parties	As of March 31,
(in thousands)	2023	2022

LEOC	$-	$16
ONODERA GROUP	374	500
Total	374	516

Foreign exchange gain from related parties resulted from the settlement of foreign currency receivables and payables and period-end revaluation.

The related parties had material transactions for the six months ended September 30, 2023 and 2022 consist of the following:

Name of Related Party	Nature of Relationship as of September 30, 2023
ONODERA GROUP	Parent Company
Hiroshi Onodera	Parent company shareholders
LEOC	Parent company as of August 2023
LEOC Foods	Subsidiary of LEOC Co., Ltd.
Little Happiness	Subsidiary of Onodera Group Co., Ltd.
ONODERA Healthcare service	Subsidiary of Onodera Group Co., Ltd.
ONODERA Medical	Subsidiary of Onodera Group Co., Ltd.
ONODERA Nursing Home	Subsidiary of Onodera Group Co., Ltd.
ONODERA Universal Kitchen	Subsidiary of Onodera Group Co., Ltd.
ONODERA User Run	Subsidiary of Onodera Group Co., Ltd.
Renee Clinic	Controlled by the relative of Hiroshi Onodera who indirectly controls LEOC Co., Ltd.
GINZA Onodera New York Inc.	Subsidiary of Onodera Group Co., Ltd.

Our Company is a wholly owned subsidiary of ONODERA GROUP Co., Ltd., which was incorporated in Japan and has its head office in Japan. ONODERA GROUP is also the sole shareholder of Our Company. On August 1, 2023, ONODERA GROUP made in-kind contributions of all shares of ONODERA Food Service Co., Ltd. and Sushi Ginza Onodera Inc. to LEOC Co., Ltd., and LEOC Co., Ltd. is the parent company of Sushi Ginza Onodera Inc. LEOC Co., Ltd. provides management services to each company and accounts for the service fee income to each subsidiary. The Company generates restaurant sales from each affiliate company when each affiliate company listed above uses the Company’s restaurants for company entertainment purposes.

Other receivable due from related parties as of September 30, 2023, and March 31, 2023 are as follows:

Due from related parties

		September 30,	March 31,
(in thousands)		2023	2023
		(Unaudited)
	Business consignment fee (1),
LEOC	Restaurant sales (2)	$26	$84
ONODERA GROUP	Restaurant sales (2)	10	59
ONODERA User Run	Restaurant sales (2)	3	-
ONODERA Medical	Restaurant sales (2)	1	-
ONODERA Nursing Home	Restaurant sales (2)	-	-
Little Happiness	Restaurant sales (2)	-	1
Ginza Onodera New York Inc.	Interest income	10	-
Allowance for doubtful accounts	Interest income	(10)	-
		$40	$144

(1) Business consignment fee is the revenue generated when accounting, payroll, general administration, marketing, etc. are outsourced.

(2) Restaurant sales are revenues generated when a related party uses the Company’s restaurant for the related party’s entertainment purposes.

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Payable due to related parties, which were included in other current liabilities on the consolidated financial statements, as of September 30, 2023, and March 31, 2023 are as follows:

Due to related parties

		September 30,	March 31,
(in thousands)		2023	2023
		(Unaudited)
	Business consignment fee,
LEOC	advance payment, interest	$582	$578
Ginza Onodera New York Inc.	Advance payment	56	-
ONODERA Medical	Rent expenses	9	-
ONODERA GROUP	Loan, interest	1	-
Little Happiness	Purchase of raw materials	-	-
		$648	$578

Loan from related parties for the six months ended September 30, 2023, and the year ended March 31, 2023 are as follows:

Loan from related parties

		September 30,	March 31,
(in thousands)		2023	2023
		(Unaudited)
ONODERA GROUP	Short-term loan	$670	$-

A sublease agreement has been entered into between LEOC Co., Ltd. as the sublessor and Onodera Food Service Co., Ltd. as the sublessee. Onodera Food Service Co., Ltd. paid the security deposit for the sublease to LEOC Co., Ltd. It is recorded under other non-current assets. The balance of security deposit as of September 30, 2023, and March 31, 2023 are as follows:

Sublease contract with related parties

		September 30,	March 31,
(in thousands)		2023	2023
		(Unaudited)
LEOC	Security deposit	$570	$653

The above security deposit is obligated to be returned to Onodera Food Service Co., Ltd. upon the end of lease.

103

Revenues generated by related parties for the six months ended September 30, 2023, and 2022 are as follows:

Revenues generated by related parties

		September 30,
(in thousands)		2023	2022
		(Unaudited)	(Unaudited)
	Business consignment fee,
LEOC	restaurant sales	$91	$25
ONODERA GROUP	Restaurant sales	13	-
Ginza Onodera New York Inc.	Business consignment fee	9	-
Renee Clinic	Restaurant sales	6	-
ONODERA User Run	Restaurant sales	3	2
ONODERA Medical	Restaurant sales	1	5
ONODERA Nursing Home	Restaurant sales	1	-
ONODERA Universal Kitchen	Business consignment fee	-	136
Total		$124	$168

Costs to related parties for the six months ended September 30, 2023, and 2022 are as follows:

Costs to related parties

		September 30,
(in thousands)		2023	2022
		(Unaudited)	(Unaudited)
LEOC Foods	Purchase of raw materials	$1	$-
Little Happiness	Purchase of raw materials	1	-
Total		$2	$-

General and administrative expenses to related parties for the six months ended September 30, 2023, and 2022 are as follows:

General and administrative expenses to related parties

		September 30,
(in thousands)		2023	2022
		(Unaudited)	(Unaudited)
LEOC	Business consignment fee	$23	$58
Ginza Onodera New York Inc.	Provision of allowance for doubtful accounts	11	-
Little Happiness	Freight costs	-	-
Total		$34	$58

Other income from related parties for the six months ended September 30, 2023, and 2022 are as follows:

Foreign exchange gain from related parties	As of September 30,
(in thousands)	2023	2022
	(Unaudited)	(Unaudited)
LEOC	$1	$8
ONODERA GROUP	50	779
Total	51	787

Foreign exchange gain from related parties resulted from the settlement of foreign currency receivables and payables and period-end revaluation.

Interest expenses to related parties for the six months ended September 30, 2023, and 2022 are as follows:

Interest expenses to related parties

		September 30,
(in thousands)		2023	2022
		(Unaudited)	(Unaudited)
ONODERA GROUP	Loan interest	$1	$33

Trademark

We license the “Ginza Onodera” trademark rights owned by our wholly-owned subsidiary, ONDOERA Food Service Co. Ltd. This licensing arrangement is unwritten (verbal) without specific terms.

Business Support Agreement

On September 1, 2023, our wholly owned subsidiary, Onodera Food Services Co., Ltd., entered into a Business Support Agreement with LEOC Co., Ltd. pursuant to which LEOC Co., Ltd. will provide strategic, operational or other support to us. The material terms of this Business Support Agreement with LEOC Co., Ltd. are as follows:

●	Signing Date

○	September 1, 2023

●	Termination Date

○	March 31, 2024

●	Termination Provisions & Penalties

○	However, if neither of the parties to the agreement offers to cancel the agreement by one month prior to the deadline, the agreement shall be continued for one-year and the same shall apply thereafter

●	Fees Payable Under the Agreement

○	Monthly fixed fee of 1,952,000 yen (approximately $14,400 per month)

We refer you to the copy of this agreement attached as Exhibit 10.17 to the registration statement of which this prospectus forms a part, as this summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such agreement. See “Risk Factors – Risks Related to Our Business and Industry – We have historically received strategic, operational and financial support from Ondera Group Co., Ltd. and affiliated companies, and as we increase our independence from Onodera Group, we may face difficulties replacing certain services, supplies and financial assistance Onodera Group as provided to us.”

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director and executive officer to the fullest extent permitted under the Delaware General Corporation Law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. For further information, see “Description of Securities—Limitations on Liability and Indemnification Matters.”

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of and percent of the Company’s common stock beneficially owned as of January 26, 2024 by all directors, our named executive officers, our directors and executive officers as a group, and persons or groups known by us to own beneficially 5% or more of our common stock, immediately prior to this offering, and immediately after the closing of this offering, as adjusted to reflect the sale of 1,226,667 shares of our common stock in this offering, which assumes the Representative exercises its over-allotment option in-full to purchase additional shares of our common stock.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person’s name. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of January 26, 2024. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of January 26, 2024, are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person. The share ownership numbers after this offering for the beneficial owners indicated below exclude any potential purchases that may be made by such persons in this offering. The business address of each of the beneficial owners listed below is c/o Sushi Ginza Onodera, Inc. 1-1-3 Otemachi Chiyoda-ku, Tokyo 100-0004, Japan.

	Common Stock Beneficially Owned Prior to this Offering(1)		Common Stock Beneficially Owned After this Offering(2)
Name of Beneficial Owner	Shares	Percent	Shares	Percent
Directors and Executive Officers
Shinji Nagao	-	-%	-	-%
Keiichi Yamamoto	-	-%	-	-%
Shinichi Miyazawa	-	-%	-	-%
Ferdinand Groenewald	-	-%	-	-%
Yasuo Okamoto	-	-%	-	-%
Akemi Fukuoji
All directors and officers as a group (6 persons) (3)	-	-%	-	-%
Principal Shareholders (more than 5%):
Hiroshi Onodera (4)	7,000,000	100%	7,000,000	85.09%

*	less than 1%.

(1)	Based on 7,000,000 shares of our common stock outstanding as of January 26, 2024.

(2)	Based on 8,226,667 shares of common stock issued and outstanding after this offering, which assumes the Representative exercises its over-allotment option in-full to purchase additional shares of our common stock.

(3)	Includes the directors and named executive officers listed above.

(4)	Represents shares owned by LEOC Co., Ltd., a Japanese corporation, a wholly owned subsidiary of Onodera Group Co., Ltd., a Japanese corporation. Hiroshi Onodera has sole voting and dispositive power directly over the shares of Onodera Group Co., Ltd.

DESCRIPTION OF SECURITIES

The following description of our capital stock is based upon our certificate of incorporation, as amended, our bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, as amended, and our bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.00001 per share, and 1,000,000 shares of preferred stock, par value $0.00001 per share.

On January 26, 2024, we had 7,000,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. As of such date, there were 1 holder of record of our common stock and no holders of record of our preferred stock.

Stock Split

On November 27, 2023, our board of directors and shareholders approved the Reverse Stock Split and on December 1, 2023, we filed a certificate of amendment to our Certificate of Incorporation implementing the Reverse Stock Split in a ratio of 1-for-4.28571429, effective December 1, 2023. Therefore, on December 1, 2023, following the Reverse Stock Split, Hiroshi Onodera indirectly beneficially owned through LEOC Co., Ltd., a Japanese corporation, and Onodera Group Co., Ltd., a Japanese corporation which owned 100% of LEOC Co., Ltd., an aggregate of 7,000,000 shares of our common stock, which represents 100% of the voting power of our outstanding capital stock.

Except as otherwise indicated, all references to our common stock, share data, per share data and related information has been adjusted for the Reverse Stock Split of 1-for-4.28571429 as if it had occurred at the beginning of the earliest period presented. The Reverse Stock Split combined each 4.285714285 shares of pre-split common stock into one share of the common stock. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share.

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Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. There shall be no cumulative voting.

Subject to the rights of holders of preferred stock, the holders of shares of our common stock are entitled to dividends when and as declared by the Board from funds legally available therefor if, as and when determined by the Board of Directors of the Company in their sole discretion, subject to provisions of law, and any provision of the Company’s certificate of incorporation, as amended from time to time. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the common stock.

All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes our Board to issue up to 1,000,000 shares of preferred stock in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our Board of Directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock, and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

2023 Equity Incentive Plan

As of the date of this prospectus, 1,050,000 shares of common stock are authorized for issuance pursuant to the Plan. There are currently no options outstanding under the Plan.

Exclusive Forum Provision

Section 21 of our certificate of incorporation and Section 7.4 of our bylaws provide that “[u]nless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located in the county in which the principal office of the corporation in the State of Delaware is established, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange of 1934, as amended, the Securities Act of 1933, as amended, or any claim for which the federal courts have exclusive or concurrent jurisdiction.”

This choice of forum provision may limit a bondholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court could find these provisions of our certificate of incorporation and our bylaws to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

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Fee Shifting Provision

Section 7.4 of our bylaws provides that “[i]f any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action, provided that the provisions of this sentence shall not apply with respect to “internal corporate claims” as defined in Section 109(b) of the DGCL.”

Our bylaws provide that for this section, the term “attorneys’ fees” or “attorneys’ fees and costs” means the fees and expenses of counsel to the Company and any other parties asserting a claim subject to Section 7.4 of the bylaws, which may include printing, photocopying, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding.

We adopted the fee-shifting provision to eliminate or decrease nuisance and frivolous litigation. We intend to apply the fee-shifting provision broadly to all actions except for claims brought under the Exchange Act and Securities Act.

There is no set level of recovery required to be met by a plaintiff to avoid payment under this provision. Instead, whoever is the prevailing party is entitled to recover the reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. Any party who brings an action, and the party against whom such action is brought under Section 7.4 of our bylaws, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, are subject to this provision. Additionally, any party who brings an action, and the party against whom such action is brought under Section 7.4 of our bylaws, which could include, but is not limited to former and current shareholders, Company directors, officers, affiliates, legal counsel, expert witnesses and other parties, would be able to recover fees under this provision.

In the event you initiate or assert a claim against us, in accordance with the dispute resolution provisions contained in our Bylaws, and you do not, in a judgment prevail, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any. Additionally, this provision in Section 7.4 of our bylaws could discourage shareholder lawsuits that might otherwise benefit the Company and its shareholders.

THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF COMMON STOCK OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, as Amended, and Our Bylaws

The provisions of our certificate of incorporation and our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Removal of Directors. Our certificate of incorporation and bylaws provide that directors may be removed prior to the expiration of their terms by the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of the issued and outstanding stock entitled to vote.

Vacancies. Our certificate of incorporation and bylaws provide the exclusive right of our Board of Directors to elect a director to fill a vacancy created by the expansion of the Board of Directors or the resignation, death, or removal of a director, which prevents stockholders from being able to fill vacancies on our Board of Directors

Preferred Stock. Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors in their sole discretion. Our Board of Directors may, without stockholder approval, issue a series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Amendment of Bylaws. The certificate of incorporation and bylaws provide that the bylaws may be altered, amended or repealed by the Board of Directors by an affirmative vote of a majority of the Board of Directors at any regular meeting of the Board of Directors.

Limitation of Liability. The certificate of incorporation provides for the limitation of liability of, and provides indemnification to, our directors and officers.

Special Stockholders Meeting. The certificate of incorporation provides that a special meeting of the stockholders may only be called by a majority of the Board of Directors.

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Nominations of Directors. The bylaws provide for advance notice procedures that stockholders must comply with in order to nominate candidates to our Board of Directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Transfer Agent

The transfer agent and registrar for our common stock is Nevada Agency and Transfer Company. The transfer agent and registrar’s address is 50 West Liberty Street, Suite 880, Reno, Nevada 89501 and its telephone number is 775-322-0626.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have 8,066,667 shares of common stock issued and outstanding. In the event the Representative exercises its over-allotment option in full, we will have 8,226,667 shares of common stock issued and outstanding. The common stock sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued shares of common stock that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our common stock then outstanding; or
●	1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We and all of our directors and executive officers have agreed not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock without the prior written consent of the representative for a period of twelve (12) months from the date of this prospectus, subject to certain limited exceptions. Our holders of our outstanding common stock (or securities convertible into shares of our common stock) have agreed not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock without the prior written consent of the representative for a period of twelve (12) months from the date of this prospectus, subject to certain limited exceptions. See “Underwriting—Lock-Up Agreements.”

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MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of certain material U.S. federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

➢ an individual citizen or resident of the United States;

➢ a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

➢ an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

➢ a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Code, and the Treasury Regulations promulgated thereunder, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. We cannot assure you that such a change in law will not alter significantly the U.S. federal income and estate tax considerations we describe in this summary. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, foreign pension fund, financial institution, insurance company, tax-exempt organization, trader, broker or dealer in securities “controlled foreign corporation,” “passive foreign investment company,” a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor in such a pass-through entity), a person who acquired shares of our common stock as compensation or otherwise in connection with the performance of services, or a person who has acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Distributions

As discussed above under “Dividend Policy,” we do not currently anticipate paying cash dividends on shares of our common stock in the foreseeable future. If we make distributions of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common stock, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, but not below zero. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits and a non-U.S. holder’s adjusted basis in our common stock, the excess will be treated as described below under “— Gain on Disposition of Common Stock.”

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a “United States person” as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

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A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

➢ the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

➢ the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

➢ we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale under regular graduated U.S. federal income tax rates. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). An individual non-U.S. holder described in the second bullet point immediately above will be subject to a tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses.

We believe we are not, and have not been at any time since formation, and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

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Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING

ThinkEquity LLC is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the Representative (the “Underwriting Agreement”), we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
ThinkEquity LLC
Total

The underwriters have committed to purchase all of the Common Stock offered by us in this offering, other than those covered by the over-allotment option described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the Underwriting Agreement. Furthermore, pursuant to the Underwriting Agreement, the underwriters’ obligations are subject to customary conditions, representations, and warranties, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the Common Stock subject to prior sale when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the Common Stock to the public at the public offering price set forth on the cover of the prospectus. After the shares of Common Stock are released for sale to the public, the underwriters may from time to time change the offering price and other selling terms.

Over-Allotment Option

We have granted a 45-day option to the Representative to purchase up to 160,000 additional shares of our common stock (15% of the shares sold in this offering), solely to cover over-allotments, if any. If the representative exercises all or part of this option, it will purchase shares covered by the option at the initial public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the gross proceeds from this offering will be $9,200,000 and the total net proceeds, before expenses, to us will be $8,556,000.

Discounts and Commissions

The underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $_____ per share of common stock, of which up to $_____ may be re-allowed to other dealers. If all of the shares of common stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

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The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the Representative.

		Per Share		Total Without Over- allotment Option		Total With Over- allotment Option
Assumed Initial Public offering price	$	[●]	$	[●]	$	[●]
Underwriting discount (7.0%)	$	[●]	$	[●]	$	[●]
Proceeds, before expenses, to us	$	[●]	$	[●]	$	[●]
Non-accountable expense allowance (1%)	$	[●]	$	[●]	$	[●]

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the closing of the offering.

We have paid an expense deposit of $25,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A). We have agreed to reimburse the Representative for the fees and expenses of its legal counsel in connection with this offering in an amount not to exceed $125,000, the fees and expenses related to the use of Ipero’s book building, prospectus tracking and compliance software for this offering in the amount of $29,500, the costs associated with bound volumes of the offering materials as well as commemorative mementos and lucite tombstones in an amount not to exceed $3,000, data services and communications expenses up to $10,000, the actual accountable “road show” expenses up to $10,000 and up to $30,000 of the Representative’s market making and trading, and clearing firm settlement expenses for this offering, provided that the aggregate accountable expense reimbursement for which we are responsible will not exceed $200,000 (inclusive of the $25,000 expense deposit referenced above).

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $1,125,000.

Representative’s Warrants

Upon closing of this offering, we have agreed to issue to the Representative as compensation warrants to purchase up to shares of common stock (5.0% of the aggregate number of shares of common stock sold in this offering) (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering, which would be a maximum of 61,333 shares underlying such Representative’s Warrants assuming a total of 1,226,667 shares are issued in this offering. We are registering hereby the Representative’s Warrants and the shares of common stock issuable upon exercise of the Representative’s Warrants. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part.

The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The Representative (or permitted assignees under Rule 5110(e)(1)(A)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part. In addition, the warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

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Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and our stockholders prior to completion of this offering, have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of one year after the date of this prospectus in the case of us, our directors, and executive officers, and twelve months with respect to our stockholders.

Right of First Refusal

Until twenty-four (24) months from the closing date of this offering, the Representative will have an irrevocable right of first refusal, in its sole discretion, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such twenty-four (24) month period, on terms customary to the representative. The Representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation. The Representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.

Tail Financing Payments

We have also agreed to pay the Representative a tail fee equal to the cash and warrant compensation in this offering, if any investor, who was contacted or introduced to us by the Representative during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the 12-month period following the termination or expiration of our engagement agreement with the Representative.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of common stock offered hereby to any accounts over which they have discretionary authority.

Nasdaq Capital Market Listing

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “ONDR.”

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the underwriters. Factors considered in determining the public offering price of the shares include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Other

From time to time, certain of the underwriters and/or their affiliates may in the future provide various investment banking and other financial services for us for which they may receive customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

113

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of common stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities and may discontinue any of these activities at any time without notice. These transactions may be affected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some, or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

114

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

115

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be affected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

●	Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damage suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comiss&abreve;o do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it, or the information contained in it to any other person.

116

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant people. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

117

LEGAL MATTERS

The validity of the securities covered by the registration statement of which this prospectus is a part has been passed upon for us by Anthony, Linder & Cacomanolis, PLLC, West Palm Beach, Florida. Certain legal matters relating to this offering will be passed upon for the representative by Greenberg Traurig, LLP, New York, New York.

EXPERTS

The financial statements of Sushi Ginza Onodera, Inc. for the years ended March 31, 2023, and 2022, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of TAAD, LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of Common Stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

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SUSHI GINZA ONODERA, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of SUSHI GINZA ONODERA, INC.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SUSHI GINZA ONODERA, INC. and its subsidiaries (the Company) as of March 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended March 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ TAAD LLP
We have served as the Company’s auditor since 2023.

Diamond Bar, California

October 13, 2023, except for Notes 2, 3, 7, 17, 19, 21, 22, 23 and 24 as to which the date is December 27, 2023; and Note 18 as to which the date is January 26, 2024

F-2

SUSHI GINZA ONODERA, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for number of shares)	March 31,	March 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$3,372	$3,411
Accounts receivable, net	682	536
Inventories	481	632
Other receivable	87	3
Advances and prepayments to suppliers	186	146
Deferred offering costs	194	-
Due from related parties	144	202
Other current assets	727	-
Current assets of discontinued operations	260	409
Total current assets	6,133	5,339

Non-current assets
Property and equipment, net	3,124	3,458
Intangible assets, net	40	37
Operating lease right-of-use assets	10,885	10,631
Deferred tax assets	2,430	3,196
Other non-current assets	670	504
Other non-current assets from related parties	653	1,232
Non-current assets of discontinued operations	1,064	1,064
Total non-current assets	18,866	20,122

Total assets	$24,999	$25,461

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	622	491
Other payable	958	287
Accrued expenses	317	261
Other current liabilities	50	35
Operating leases liabilities-current	2,228	2,431
Due to related parties	578	1,515
Current liabilities of discontinued operations	1,966	1,690
Total current liabilities	6,719	6,710

Non-current liabilities
Loan from related parties	-	14,842
Asset Retirement Obligations	309	411
Operating leases liabilities-non-current	8,815	8,341
Other non-current liabilities	193	168
Non-current liabilities of discontinued operations	14	11,194
Total non-current liabilities	9,331	34,956

Total liabilities	16,050	41,666

Stockholder’s equity:
Common stock, par value $0.00001, 100,000,000 shares authorized: 7,000,000 and 6,999,999 shares issued and outstanding as of March 31, 2023 and 2022*	-	-
Preferred stock, par value $0.00001, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Additional paid-in capital	22,805	10
Accumulated deficit	(14,844)	(17,032)
Subscription Receivable	(10)	-
Accumulated other comprehensive income	797	593
Stockholders’ equity (deficit) of Sushi Ginza Onodera, Inc.	8,748	(16,429)
Noncontrolling interests	201	224
Total stockholder’s equity (deficit)	8,949	(16,205)

Total Liabilities and Stockholders’ Equity (Deficit)	$24,999	$25,461

*On December 1, 2023, the Company effected a reverse stock split of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-4.28571429 such that every holder of common stock of the Company shall receive one share of common stock for every four point two eight five seven one four two nine shares of common stock held and to reduce the number of authorized shares of common stock from 30,000,000 to 7,000,000. All references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

F-3

SUSHI GINZA ONODERA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(in thousands, except for earnings per share and number of shares)	March 31,	March 31,
	2023	2022

Revenues:
Revenues from third parties	$20,374	$17,329
Royalty income	48	-
Revenues from related parties	270	385
Total revenues	20,692	17,714
Restaurant operating costs:
Food and beverage costs	6,536	5,376
Labor and related costs	5,956	5,512
Occupancy and related expenses	2,365	2,491
Depreciation and amortization expenses	601	608
Costs to related parties	9	451
Other costs	2,157	2,134
Total restaurant operating costs	17,624	16,572
General and administrative expenses	1,684	1,796
General and administrative expenses - related parties	87	87
Depreciation and amortization expenses	1	1
Total operating expenses	19,396	18,456
Income (loss) from continuing operations	1,296	(742)
Other income (expenses):
Other income	159	1,011
Other income from related parties	374	516
Other expenses to third parties	(40)	(123)
Interest expenses to related parties	(64)	(68)
Total other income (expenses)	429	1,336
Income from continuing operations before income taxes	1,725	594
Income tax expense (benefit)	631	138
Net income from continuing operations	1,094	456
Income from discontinued operations, net of income taxes	1,087	1,401
Net income	2,181	1,857
Less: net income (loss) attributable to noncontrolling interests	(6)	70
Net income attributable to SUSHI GINZA ONODERA, INC.	$2,187	$1,787

Income per common share attributable to Sushi Ginza Onodera, Inc. - basic:
Continuing operations	$0.16	$0.06
Discontinued operations	0.15	0.20
Net income per share - basic	$0.31	$0.26
Income per common share attributable to Sushi Ginza Onodera, Inc.- diluted:
Continuing operations	$0.16	$0.06
Discontinued operations	0.15	0.20
Net income per share - diluted	$0.31	$0.26
Weighted average common shares outstanding
Basic	6,999,999	6,999,999
Diluted	6,999,999	6,999,999

Comprehensive income:
Net Income	$2,181	$1,857
Other comprehensive income, net of tax
Foreign currency translation adjustment	188	493
Other comprehensive income, net of tax	188	493
Total comprehensive income	$2,369	$2,349
Comprehensive income (loss) attributable to noncontrolling interests	(23)	76
Comprehensive income attributable to SUSHI GINZA ONODERA, INC.	2,392	2,273

*On December 1, 2023, the Company effected a reverse stock split of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-4.28571429 such that every holder of common stock of the Company shall receive one share of common stock for every four point two eight five seven one four two nine shares of common stock held and to reduce the number of authorized shares of common stock from 30,000,000 to 7,000,000. The computation of basic and diluted net income per share were retroactively adjusted for all periods presented.

F-4

SUSHI GINZA ONODERA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

(in thousands, except for number of shares)	Common Stock*		Preferred stock		Additional Paid-in (Registered)	Retained Earnings (Accumulated	Subscription	Accumulated Other Comprehensive	Total Sushi Ginza Onodera’s	Noncontrolling
	Shares	Amount	Shares	Amount	Capital	Deficit)	Receivable	Income	Equity	Interests	Totals
Balance at April 1, 2021	6,999,999	$-	-	$-	$10	$(18,819)		$106	$(18,703)	$148	$(18,555)
Net income	-	-	-	-	-	1,787		-	1,787	70	1,857
Other comprehensive income	-	-	-	-	-	-		487	487	6	493
Balance at March 31, 2022	6,999,999	$-		$-	$10	$(17,032)		$593	$(16,429)	$224	$(16,205)
Net income(loss)	-	-	-	-	-	2,187		-	2,187	(6)	2,181
Share issued for cash	1		-	-	10		(10)				-
Forgiveness of debt	-	-	-	-	22,785	-		-	22,785	-	22,785
Other comprehensive income	-	-	-	-	-	-		205	205	(17)	188
Balance at March 31, 2023	7,000,000	$-		$-	$22,805	$(14,844)	$(10)	$797	$8,748	$201	$8,949

*On December 1, 2023, the Company effected a reverse stock split of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-4.28571429 such that every holder of common stock of the Company shall receive one share of common stock for every four point two eight five seven one four two nine shares of common stock held and to reduce the number of authorized shares of common stock from 30,000,000 to 7,000,000. All references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

F-5

SUSHI GINZA ONODERA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	March 31,	March 31,
	2023	2022

Operating activities
Net income	$2,181	$1,857
Net income from discontinued operation	1,087	1,401
Net income from continuing operation	1,094	456

Adjustment to reconcile net income to cash provided by operations
Depreciation and amortization	602	609
Deferred income taxes	594	(72)
Bad debt expenses (revert of bad debt expenses)	-	31
Foreign currency adjustment	(403)	(506)
Impairment loss	6	-
Gain on disposal of fixed assets	-	(27)
Loss on disposal of fixed assets	-	110
PPP forgiveness	-	(183)
Changes in operating assets and liabilities	-	-
Accounts receivable, net	(157)	(273)
Inventories	104	192
Other current and non-current assets	559	(334)
Other current and non-current assets, related party	58	764
Accounts payable	161	128
Other current and non-current liabilities	666	5,735
Other current and non-current liabilities, related party	(1,113)	(6,564)
Lease assets and liabilities	15	2
Net cash provided by continuing operations	2,187	67
Net cash used in by discontinued operations	(879)	(351)
Net cash provided by (used in) operating activities	1,308	(284)

Investing activities
Payment for acquisition of property and equipment	(558)	(2,636)
Payment for acquisition of property and equipment, related party	-	(4,704)
Proceeds from disposal of property and equipment	-	(34)
Payments for time deposits	(729)	-
Net cash used in continuing operations	(1,287)	(7,374)
Net cash used in discontinuing operations	(7)	-
Net cash used in investing activities	(1,294)	(7,374)

Financing activities
Long-term financing, related party	2,122	9,059
Long-term financing repayment	(2,842)	-
Net cash provided by (used in) continuing operations	(720)	9,059
Net cash provided by discontinuing operations	743	562
Net cash provided by financing activities	23	9,621

Effect of exchange rates on cash and cash equivalents	(218)	(92)
Net increase (decrease) in cash and cash equivalents during the year	(181)	1,875
Cash and cash equivalents
Cash and cash equivalents at beginning of year	3,411	1,748
Cash and cash equivalents at beginning of year held by discontinued operation	279	67
Cash and cash equivalents at the end of year held by discontinued operation	137	279
Cash and cash equivalents at end of year	$3,372	$3,411

Supplemental Disclosures of Cash Flow Information:
Cash paid during year for:
Interest	$64	$68
Income taxes	$128	$2

Supplemental disclosure of non-cash financing activities:
Subscription receivable	$10	$-
Forgiveness of debt	$22,785	$-

F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Organization and Description of Business

SUSHI GINZA ONODERA, INC. is currently incorporated and in good standing in the State of Delaware where we were formed on February 24, 2023. Our original name was Sushi Onodera, Inc., and we changed our name to SUSHI GINZA ONODERA, INC. on July 31, 2023.

SUSHI GINZA ONODERA, INC. and its subsidiaries (collectively referred to as “we,” “us,” “our,” and the “Company”) are a food service company within ONODERA GROUP Co., Ltd. which operates globally with four core businesses: food, human resources, health, and entertainment.

ONODERA GROUP Co., Ltd. started its meal service business in 1983 and currently provides meals at about 2,800 locations throughout Japan. Based on the skills cultivated so far in the 30th anniversary of the group’s founding, the “Ginza ONODERA” brand was established in 2013 with the aim of “spreading refined Japanese culture throughout the world through food,” and this was the beginning of the food service business that culminated in SUSHI GINZA ONODERA, INC.

On August 1, 2023, Onodera Group Co., Ltd., a Japanese corporation, made an investment in kind of all issued and outstanding common shares of Onodera Food Service Co., Ltd. (100 shares) and Sushi Ginza Onodera Inc. (5 shares) to LEOC Co., Inc., a Japanese corporation. On August 22, 2023, pursuant to the terms of a share exchange agreement among Sushi Ginza Onodera, Inc. and LEOC Co., Ltd., SUSHI GINZA ONODERA, INC. issued 29,999,995 shares of our common stock to LEOC Co., Ltd. in exchange for all outstanding shares of common stock of Onodera Food Service Co., Ltd., which holds 100% of the issued and outstanding capital stock of Ginza Onodera California, Inc. (formed in California) and Ginza Onodera USA Inc. (formed in Hawaii), and which holds 90% of the issued and outstanding capital stock of the Ginza Onodera Shanghai (formed in Shanghai, China). The acquisition of Onodera Food Service Co., Ltd. was accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the transaction. The consolidated financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods. This includes a retrospective presentation for all equity related disclosures, including issued shares and earnings per share, which have been revised to reflect the effects of the reorganization in accordance with ASC 250 as of April 1, 2021. ASC 250 requires that a change in the reporting entity from reorganization entities under common control, be retrospectively applied to the financials statements of all prior periods when the financial statements are issued for a period that includes the date the change in reporting entity of the transaction occurred. The consolidation of Sushi Ginza Onodera, Inc. and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the transaction had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Under the slogan “From Ginza to the World,” the Ginza Onodera restaurant brand headquartered in Ginza, Tokyo, operates thirteen sushi, tempura, teppanyaki, and Makiyaki (firewood cuisine) restaurants in three countries around the world, and is constantly improving its techniques to provide every customer with the drama of every bite.

The following tables list the Company’s entities in operation as of March 31, 2023:

Company Name	Operating Name	Location (store)	Purpose
Onodera Food Service Co., Ltd.	Sushi Ginza Onodera Souhonten	Tokyo	Restaurant
	Sushi Ginza Onodera Honten	Tokyo	Restaurant
	Sushi Ginza Otouto Honten	Tokyo	Restaurant
	Sushi Ginza Toryumon	Tokyo	Restaurant
	Kaiten Sushi Ginza Onodera Honten	Tokyo	Restaurant
	Tachigui Sushi Ginza Onodera	Tokyo	Restaurant
	Tempura Ginza Onodera Namiki-dori	Tokyo	Restaurant
	Tempura Ginza Onodera Higashi-ginza	Tokyo	Restaurant
	Makiyaki Ginza Onodera	Tokyo	Restaurant
Ginza Onodera California Inc.	Sushi Ginza Onodera California	Los Angeles	Restaurant
Ginza Onodera USA Inc.	Sushi Ginza Onodera Hawaii	Honolulu	Restaurant
Ginza Onodera New York Inc.	Sushi Ginza Onodera New York	New York	Restaurant
Ginza Onodera Shanghai	Ginza Onodera Shanghai	Shanghai	Restaurant

F-7

NOTE 2 - Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company’s fiscal year begins on April 1 and ends on March 31.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all intercompany accounts and transactions.

Foreign Currency Translation

The Company maintains its books and record in its local currency, Japanese yen (“JPY”), Chinese yuan (“CNY”), and the United States Dollars (“US$”) which are functional currency as being the primary currency of the economic environment in which its operation is conducted. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statements of income and comprehensive income.

The reporting currency of the Company is the United States Dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$. In accordance with ASC Topic 830-30, “Translation of Financial Statement,” assets and liabilities of the Company are translated into US$, using the exchange rate on the balance sheet date. Revenue and expenses are translated at the average rates prevailing during the period. Shareholders’ equity is translated at the historical exchange rate at the time of transaction. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	March 31, 2023		March 31, 2022
Year-end spot rate
	JPY	0.00754	JPY	0.00820
	CNY	0.14540	CNY	0.15746
Average rate
	JPY	0.00738	JPY	0.00890
	CNY	0.14575	CNY	0.15585

Stock Split

On November 27, 2023, the Company effected a one for four point two eight five seven one four two nine (1-for-4.28571429) reverse stock split whereby the Company (i) decreased the number of issued and outstanding shares of common stock at $0.0001 par value per share and (ii) decreased by a ratio of one for four point two eight five seven one four two nine (1-for-4.28571429) the number of retroactively issued and outstanding shares of common stock, which was retroactively reflected in the Company’s par value and additional paid in capital.

Noncontrolling Interests

Non-controlling interest in the consolidated balance sheets represents a portion of the equity in the subsidiary not attributable, directly or indirectly, to the Company. The portion of the income or loss applicable to the non-controlling interest in subsidiary is also separately reflected in the consolidated statements of operations and comprehensive income (loss).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented.

F-8

Significant items subject to such estimates include asset retirement obligations, the useful lives of assets, the assessment of the recoverability of accounts receivable and long-lived assets, and income taxes. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could differ materially from those estimates and assumptions.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and cash equivalents with financial institutions, and, at times, the balance may exceed the Federal Deposit Insurance Corporation federally insured limits. The Company has never experienced any losses related to these balances.

Concentration of Significant Suppliers

The Company relies on third parties for specified food products and supplies. In instances where these parties fail to perform their obligations, the Company may be unable to find alternative suppliers. The Company is subject to supplier concentration risk as Yamayuki Group, a fish broker at Toyosu Market in Tokyo, accounted for approximately 11.6% and 6.6% of total food and beverage costs for the years ended March 31, 2023 and 2022, respectively. The Company also relies on another fish broker at Toyosu Market, Yamaharu Company, which accounted for approximately 5.2% of total food and beverage costs for the year ended March 31, 2023. Additionally, the Company relies on US Sakasyu, Inc., which accounted for approximately 9.4% of total food and beverage costs in the year ended March 31, 2023.

Segment Information

Management has determined that the Company has one operating segment and therefore one reportable segment. The Company’s chief operating decision maker, who is its Chief Executive Officer, reviews financial performance.

Cash and Cash Equivalents

Cash and cash equivalents consist of primarily cash on hand, deposits with banks, and term deposits with maturities of three months or less. Cash and cash equivalents are maintained at financial institutions with strong credit ratings. The Company considers all highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

Accounts Receivable, Net

Accounts receivable consist primarily of receivables from landlords for tenant allowances and credit card receivables. The Company does not extend credit to customers and thus does not have credit risk from customers. Accounts receivable balances are stated at the amounts management expects to collect from balances outstanding at fiscal year-end, accordingly no allowance for doubtful accounts is recorded as of March 31, 2023, and March 31, 2022.

Inventories

Inventories consist of food, beverage and other goods, and are stated at the lower of cost or net realizable value with cost determined on a first-in, first-out basis.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with the Company’s initial public offering as deferred offering costs until such offering is consummated. After consummation of the initial public offering, these costs are recorded in stockholders’ equity as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process initial public offering be abandoned, the deferred offering costs will be expensed immediately as a charge to general and administrative expenses in the condensed statements of income. As of March 31, 2023, $194 thousand of deferred offering costs are capitalized on the balance sheet.

F-9

Property and Equipment, Net

Property and equipment consist of computer equipment, furniture and fixtures, leasehold improvements and leased assets. Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization on property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets. The following table represents the various types of property and equipment and their respective useful lives:

Property and Equipment	Useful Life
Leasehold improvements	8 – 18 years
Equipment	3 - 9 years
Furniture and fixtures	3 - 15 years

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may be impaired. If an impairment loss has occurred, a charge is recorded to reduce the carrying amount of the asset to its estimated fair value.

Leases

In accordance with the Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) the Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. Lease terms of certain operating leases include the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain.

The Company leases office facilities which are classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases on the commencement date:

(i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Operating leases are included in operating lease right-of-use assets, operating lease liabilities, current, and operating lease liabilities, non-current in the consolidated balance sheet.

The operating lease right-of-use asset also includes any prepaid lease payments and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term. All operating lease right-of-use assets are reviewed for impairment annually.

As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

The Company has elected the short-term lease exception, and therefore operating lease right-of-use assets and liabilities do not include leases with a lease term of twelve months or less.

Impairment of Long-Lived Assets

The Company assesses potential impairments of its long-lived assets, which includes property and equipment and operating lease right-of-use assets, in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360—Property, Plant and Equipment. An impairment test is performed on an annual basis or whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. In determining the recoverability of the asset value, an analysis is performed at the individual restaurant level. Assets are grouped at the individual restaurant level for purposes of the impairment assessment because a restaurant represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The recoverability of an asset group is measured by a comparison of the carrying amount of an asset group to its estimated undiscounted forecasted restaurant cash flows expected to be generated by the asset group. Factors considered by the Company in estimating future cash flows include but are not limited to: significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets; and significant negative industry or economic trends. The estimated undiscounted forecasted cash flows include assumptions made by management regarding certain items such as revenue, food and beverage costs, labor costs, occupancy costs, and other restaurant operating costs and therefore are subject to uncertainty as the Company’s actual results may differ from its estimates. If the carrying amount of the asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

F-10

The assumptions and estimated undiscounted forecasted cash flows used in the estimate have not changed materially during the year, and no impairment loss was recognized during the year ended March 31, 2023 and March 31, 2022.

Asset Retirement Obligations

Asset retirement obligations (“ARO”) represents the estimated present value of future expenses the Company expects to incur at the end of a lease to restore the location to its original condition. The ARO is recorded as a liability at its estimated present value at inception with an offsetting increase in the carrying amount of the related property and equipment in the accompanying balance sheet. Periodic accretion of the discount of the estimated liability is recorded as an interest expense in the accompanying statements of income. Asset retirement obligations are amortized on a straight-line basis over the shorter of the remaining lease term or estimated life of the leasehold improvements. The Company’s ARO liability is approximately $309 thousand and $411 thousand as of March 31, 2023 and March 31, 2022, respectively, and is included in other liabilities in the accompanying balance sheets.

Projected benefit Obligations

One of the subsidiaries, Onodera Food Service Co., Ltd. has qualified defined benefit pension plans covering regular employees who work more than ten years in the company since April 2017. Project benefit obligation (“PBO”) for employees is recorded based on the estimated amount of projected benefit obligations as of the end of each fiscal year. The Company’s PBO liability is approximately $193 thousand and $168 thousand as of March 31, 2023 and March 31, 2022, respectively, and is included in other non-current liabilities in the accompanying balance sheets.

Income Taxes

The provision for income taxes, income taxes payable, and deferred income taxes are determined using the asset and liability method. Deferred income tax assets and liabilities are determined based on temporary differences between the financial carrying amounts and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to reverse. The Company establishes a valuation allowance to the extent that it is more likely than not that deferred tax assets will not be recoverable against future taxable income. Income tax expense or benefit is the income tax payable or refundable for the period, plus or minus the change during the period to deferred income tax assets and liabilities.

The Company regularly evaluates the likelihood of realizing the benefit for income tax positions it has taken in federal and state filings by considering all facts, circumstances, and information available. For those benefits that the Company believes it is more likely than not will be sustained, it recognizes the largest amount it believes is cumulatively greater than 50% likely to be realized.

Revenue Recognition

Revenue from sales is recognized when food and beverages are sold to customers. Sales are presented net of discounts and sales taxes collected from customers. Royalty income is derived from sales-based royalties, and it is recognized based on the monthly actual sales reports provided by the royalty receiver.

Sales Taxes

Sales taxes are imposed by state, county, and city governmental authorities, collected from customers and remitted to the appropriate governmental agency. The Company’s policy is to record the sales taxes collected as a liability on the books and then remove the liability when the sales tax is remitted. There is no impact on the statements of operations income as restaurant sales are recorded net of sales tax.

Other Costs

Other costs in restaurant operating costs in the accompanying statements of operations and comprehensive income include utilities, repairs and maintenance, credit card fees, and other restaurant-level expenses. The Company incurred approximately $2,157 thousand and $2,134 thousand in other costs for the year ended March 31, 2023, and March 31, 2022, respectively.

Advertising Costs

Advertising costs are expensed as incurred on the restaurant level and are included in other costs in the accompanying statements of income. The Company incurred approximately $173.4 thousand and $167.2 thousand in advertising expenses for the year ended March 31, 2023, and March 31, 2022, respectively.

Fair Value Measurements

The Company defines fair value as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value measurement accounting guidance creates a fair value hierarchy to prioritize the inputs used to measure fair value into three categories. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input significant to the fair value measurement, where Level 1 is the highest and Level 3 is the lowest. The three levels are defined as follows:

Level 1 – Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets. Active markets are those in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

F-11

Level 2 – Observable inputs other than Level 1 prices, such as unadjusted quoted prices for similar assets or liabilities in active markets, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

These inputs are based on the Company’s own assumptions used to measure assets and liabilities at fair value and require significant management judgment or estimation. The Company’s financial statements include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities, and salaries and wages payable for which the carrying amounts approximate fair value due to their short-term maturity. The fair value of all of the Company’s assets and liabilities are determined using Level 1 input. The fair value of payments due to or from the Parent is not determinable due to its related-party nature.

Comprehensive Income

ASC Topic 220, “Comprehensive Income”, establishes standards for reporting and display of comprehensive income or loss, its components and accumulated balances. Comprehensive income or loss as defined includes all changes in equity during a period from non-owner sources.

Earnings Per Share

Earnings per share is calculated by dividing net income by the weighted average shares outstanding during the period, without consideration of common stock equivalents. Diluted earnings per share assumes the conversion, exercise or issuance of all potential dilutive common stock equivalents outstanding for the period. For the purposes of this calculation, options are considered to be common stock equivalents and are only included in the calculation of diluted earnings per share when their effect is dilutive. Diluted earnings per share are calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method.

Related Party Transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards. Parties, which can be an entity or individual, are considered to be related if they have the ability, directly or indirectly, to control the Company or exercise significant influence over the Company in making financial and operational decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Recently Adopted Accounting Pronouncements

In November 2021, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2021-10, “Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance,” which provides guidance on disclosures for transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. The Company adopted this update effective April 1, 2022. The adoption of this update did not have a material impact on the consolidated financial statements.

NOTE 3— Management Liquidity Plans

On August 27, 2014, FASB issued ASU 2014-05, Disclosure of Uncertainties about an Entity’s ability to Continue as a Going Concern, which requires management to assess a company’s ability to continue as a going concern within one year from financial statement issuance and to provide related footnote disclosures in certain circumstances. The accompanying consolidated financial statements and notes have been prepared assuming the Company will continue as a going concern. As of March 31, 2023, the Company has an accumulated deficit of $14,844 thousand and working capital deficit of $586 thousand.

The main use of the Company’s cash is for operating expenditure and capital expenditure, such as new store openings, renovation costs, furniture and fixtures. Historically, the Company’s main sources of liquidity have been operating cash flows and financing from its parent Onodera Group Co., Ltd. Onodera Group provided approximately $9 million in loans in the year ended March 31, 2022 and approximately $23 million in past debt settlement by shares in the year ended March 31, 2022. In the year ending March 31, 2024, Onodera Group will provide necessary additional loans to fund the anticipated transition to public company status as a result of this offering preparation and Kaiten Sushi Hawaii facilities. The new loans from Onodera Group Co., Ltd will be repaid annually from business earnings in the amount of approximately $1 million. Upon completion of the Company’s anticipated initial public offering, the Company will not receive additional funding from Onodera Group and will use other available sources of liquidity, as further described below.

F-12

For investment funds for new restaurants in Japan, the Company plans to borrow from Japanese financial institutions. The Company has already concluded a 250 million yen ($1.7 million) overdraft agreement with Resona Bank, Ltd. and borrowed 210 million yen ($1.4 million) on July 25, 2023, and 40 million yen ($0.3 million) on August 31, 2023 at an interest rate of 0.84% to fund facilities for the Kaiten Sushi Kyoto restaurant. These loans are planned to be repaid in 7 years from the earnings of the opened stores.

The significant components of the Company’s working capital are liquid assets such as cash, cash equivalents and receivables, reduced by accounts payable and accrued expenses. The Company’s working capital position benefits from the fact that the Company generally collects cash from sales to guests the same day or, in the case of credit or debit card transactions, within several days of the related sale, while the Company typically has longer payment terms with its vendors.

The Company believes that the funds generated from the loans discussed above as well as the expected cash flow from operations will be adequate to fund operating lease obligations, capital expenditures and working capital obligations for at least the next 12 months and should avoid any substantial doubt about the Company’s ability to continue as a going concern as defined by ASU 2014-05. The Company believes that the actions discussed above mitigate the substantial doubt raised by its accumulated deficit and working capital deficit and satisfies the Company’s estimated liquidity needs twelve months from the issuance of the financial statements. We cannot predict, with certainty, the outcome of our actions to generate liquidity and the failure to do so could negatively impact our future operations.

NOTE 4— Cash and Cash Equivalents

We classify time deposits that have maturities of three months or less at the date of purchase as other assets. Time deposits are included in the line item other assets on our consolidated balance sheets.

Cash and Cash Equivalents as of March 31, 2023, and March 31, 2022, consist of the following:

	As of March 31,
(in thousands)	2023	2022

Cash and cash equivalents	$2,282	$3,411
Time deposit	1,090	-
	$3,372	$3,411

NOTE 5— Accounts receivable, net

Accounts receivable as of March 31, 2023, and March 31, 2022, consist of the following:

	As of March 31,
(in thousands)	2023	2022

Accounts receivable	$682	$536
Allowance for doubtful accounts	-	-
	$682	$536

F-13

NOTE 6—Inventories

Inventories as of March 31, 2023, and March 31, 2022, consist of the following:

	As of March 31,
(in thousands)	2023	2022

Goods	$1	$4
Material	471	620
Supplies	9	8

	$481	$632

There was no obsolescence of inventories during the year ended March 31,2023 and March 31, 2022.

NOTE 7—Other receivable

Others receivable as of March 31, 2023, and March 31, 2022, consist of the following:

	As of March 31,
(in thousands)	2023	2022

Other receivable	$-	$3
Income taxes receivable	87	-
	$87	$3

NOTE 8—Advances and prepayments to suppliers

Advances and prepayments to suppliers as of March 31, 2023, and March 31, 2022, consist of the following:

	As of March 31,
(in thousands)	2023	2022

Advance payment	$-	$17
Prepaid expenses	186	128
Suspense payments	-	1
	$186	$146

F-14

NOTE 9— Other current assets

We classify time deposits that have maturities of more than three months and less than twelve months at the date of purchase as other current assets. Time deposit is included in the line item other current assets on our consolidated balance sheets.

	As of March 31,
(in thousands)	2023	2022

Time deposit	727	-
	$727	$-

NOTE 10—Property and Equipment, net

Property and equipment, net as of March 31, 2023, and March 31, 2022, consist of the following:

	As of March 31,
(in thousands)	2023	2022

Leasehold improvements	$3,650	$3,897
Equipment	1,188	1,215
Furniture and fixtures	1,866	2,003
Construction in progress	560	65
Property and equipment, gross	7,264	7,180
Less: accumulated depreciation and amortization	(4,140)	(3,722)
Total property and equipment, net	$3,124	$3,458

Depreciation and amortization expenses for property and equipment were approximately $602 thousand and $609 thousand for the year ended March 31, 2023, and March 31, 2022, respectively.

NOTE 11—Leases

Lease related costs recognized in the statements of operations for the year ended March 31,2023 and March 31, 2022 are as follows:

	As of March 31,
(in thousands)	2023	2022

Operating lease cost
Occupancy and related expenses	$2,365	$2,491
General and administrative expenses	96	171
Total operating lease cost	$2,461	$2,662

Supplemental balance sheet information related to leases is as follows:

Operating Leases

	As of March 31,
(in thousands)	2023	2022

Right-of-use assets	$10,885	$10,631

Lease liabilities – current	$2,228	$2,431
Lease liabilities – non-current	8,815	8,341
Total lease liabilities	$11,043	$10,772

	As of March 31,
	2023	2022
Weighted Average Remaining Lease Term (Years)
Operating leases	5.5	5.1

Weighted Average Discount Rate
Operating leases	2.63%	1.94%

F-15

Operating lease arrangements primarily consist of office leases expiring in various years through 2032. These leases have original terms of approximately 2 to 10 years and some contain options to extend the lease up to 5 years or terminate the lease, which are included in right-of-use assets and lease liabilities when the Company is reasonably certain it will renew the underlying leases. Since the implicit rate of such leases is unknown and the Company is not reasonably certain to renew its leases, the Company has elected to apply a collateralized incremental borrowing rate to facility leases on the original lease term in calculating the present value of future lease payments. As of March 31, 2023 and March 31, 2022, the weighted average discount rate for operating leases was 2.63% and 1.94%.

Supplemental disclosures of cash flow information related to leases are as follows:

	As of March 31,
(in thousands)	2023	2022

Operating cash flows paid for operating lease liabilities	$3,362	$3,414

Maturities of lease liabilities are as follows as of March 31:

Operating Leases
(in thousands)
2024	$2,482
2025	2,236
2026	1,620
2027	1,387
2028	1,379
Thereafter	2,892
Total lease payments	11,996
Less: imputed interest	(954)
Present value of lease liabilities	$11,042

NOTE 12—Other non-current assets

Others non-current assets as of March 31, 2023, and March 31, 2022, consist of the following:

	As of March 31,
(in thousands)	2023	2022

Security deposit	$670	$504
Security deposit from related parties	653	1,232
	$1,323	$1,736

NOTE 13—Other payable

Others payable as of March 31, 2023, and March 31, 2022, consist of the following:

	As of March 31,
(in thousands)	2023	2022

Sales tax payable	$741	$64
Other payable	217	223
	$958	$287

NOTE 14 — Debt

The Company’s outstanding debts borrowed from parent company are as follows.

Indebtedness	Weighted Average interest rate*	Weighted Average Years to Maturity*	As of March 31,
(in thousands)			2023	2022
ONODERA GROUP	0.50%	-	-	14,842
Less: current portion			-	-
Non-current portion			$-	$14,842

*Pertained to information for loans outstanding as of March 31, 2023.

F-16

Interest expenses for long-term loans were $64 thousand and $68 thousand for the years ended March 31, 2023, and 2022, respectively.

As of March 2023, Onodera Group Co., Ltd. held the following receivables totaling $22,785 thousand to each of its subsidiaries, and the forgiveness of debt effective March 31, 2023, exempts all receivables from repayment. The debt forgiveness is recorded under additional paid in capital.

(in thousands)	Loan balance	Accrued interest	Total debt
Company
ONODERA Food Service Co., Ltd.	$8,068	109	8,177
Ginza Onodera USA Inc.	2,654	58	2,712
Ginza Onodera New York Inc.	9,455	216	9,671
Ginza Onodera California Inc.	2,172	53	2,225
Total	$22,349	436	22,785

As of March 31, 2023, there are no minimum future payments.

NOTE 15—Asset Retirement Obligation

These obligations include estimated cost arising from a contractual obligation to a landlord to remove leasehold improvements from the leased property for the Company at the end of the lease term. The associated asset retirement cost is capitalized as part of the carrying amount of the long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depleted over the lease term, which has been determined to be 3 to 15 years. The following is a depreciation of the changes to its beginning and ending amount of asset retirement obligation for the years ended March 31, 2023 and 2022.

(in thousands)	2023	2022
Beginning balance	411	243
Liabilities incurred during the period	40	182
Liabilities settled during the period	(114)	-
Exchange rate difference	(31)	(17)
Accretion expense	3	4
Ending balance	$309	$412

NOTE 16—Commitments and Contingencies

The Company is party to various legal proceedings arising in the normal course of business. While it is not possible to predict the outcome of the litigation, the Company does not expect that the ultimate resolution for such matters, considering insurance coverage available, will have a material adverse effect on its financial statements.

NOTE 17—Equity

The Company was incorporated in Delaware on February 24, 2023. The Company was authorized to issue 1,000 shares of common stock, par value $0.00001 per share, and 100 shares of preferred stock, par value $0.00001 per share. On August 21, 2023, the Company increased the number of authorized shares of common stock from 1,000 shares to 100,000,000 shares of common stock, and increased the number of authorized shares of preferred stock, from 100 shares to 1,000,000 shares of preferred stock. On December 1, 2023, the Company effected a reverse stock split of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-4.28571429 such that every holder of common stock of the Company shall receive one share of common stock for every four point two eight five seven one four two nine shares of common stock held and to reduce the number of authorized shares of common stock from 30,000,000 to 7,000,000. All references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted. The total number of outstanding shares of common stock were 7,000,000 and 6,999,999 as of March 31, 2023 and 2022, respectively, and no outstanding shares of preferred stock as of March 31, 2023 and 2022, respectively.

On February 27, 2023, the Company issued 5 shares of common stock, par value $0.00001 per share, to Onodera Group Co., Ltd., for $2 thousand per share for a total subscription of $10 thousand which has not been received by the Company.

NOTE 18—Related Party Transactions

The related parties had material transactions for the years ended March 31, 2023, and 2022 consist of the following:

Name of Related Party	Nature of Relationship as of March 31, 2023
ONODERA GROUP	Parent Company
Hiroshi Onodera	Parent company shareholders
LEOC	Parent company as of August 2023
LEOC Foods	Subsidiary of LEOC Co., Ltd.
Little Happiness	Subsidiary of Onodera Group Co., Ltd.
ONODERA Agribusiness	Subsidiary of LEOC Co., Ltd.
GINZA ONODERA HAINAN	Subsidiary of Onodera Food Service Co., Ltd. (Liquidated)
ONODERA Healthcare service	Subsidiary of Onodera Group Co., Ltd.
ONODERA Medical	Subsidiary of Onodera Group Co., Ltd.
ONODERA Nursing Home	Subsidiary of Onodera Group Co., Ltd.
ONODERA Universal Kitchen	Subsidiary of Onodera Group Co., Ltd.
ONODERA User Run	Subsidiary of Onodera Group Co., Ltd.
Saice	Subsidiary of Onodera User Run Co., Ltd.
Yokohama Furie Sport Club	Subsidiary of Onodera Group Co., Ltd.

Our Company is a wholly owned subsidiary of ONODERA GROUP Co., Ltd., which was incorporated in Japan and has its head office in Japan. ONODERA GROUP is also the sole shareholder of Our Company. On August 1, 2023, ONODERA GROUP made in-kind contributions of all shares of ONODERA Food Service Co., Ltd. and Sushi Ginza Onodera Inc. to LEOC Co., Ltd., and LEOC Co., Ltd. is the parent company of Sushi Ginza Onodera Inc. LEOC Co., Ltd. provides management services to each company and accounts for the service fee income to each subsidiary. The Company generates restaurant sales from each affiliate company when each affiliate company listed above uses the Company’s restaurants for company entertainment purposes, and the Company generates operational guidance fee income from GINZA ONODERA HAINAN by providing its expertise and know-how. GINZA ONODERA HAINAN liquidated in May 2022.

F-17

Other receivable due from related parties as of March 31, 2023, and 2022 are as follows:

Due from related parties		As of March 31,
(in thousands)		2023	2022

LEOC	Business consignment fee, restaurant sales	$84	$117
ONODERA GROUP	Restaurant sales	59	20
Little Happiness	Restaurant sales	1	-
ONODERA User Run	Restaurant sales	-	-
LEOC Foods	Restaurant sales	-	-
ONODERA Universal Kitchen	Restaurant sales	-	-
GINZA ONODERA HAINAN	Restaurant sales	-	65
Total		$144	$202

Payable due to related parties, which were included in other current liabilities on the consolidated financial statements, as of March 31, 2023, and 2022 are as follows:

Due to related parties		As of March 31,
(in thousands)		2023	2022

LEOC	Business consignment fee, advance payment, interest	$578	$1,339
ONODERA GROUP	Loan, interest	-	176
Total		578	1,515

Loan from related parties for the years ended March 31, 2023, and 2022 are as follows:

Loan from related parties		As of March 31,
(in thousands)		2023	2022

ONODERA GROUP	Long-term loan	$-	$14,842
Total		-	14,842

Sublease agreement have been entered into between LEOC Co., Ltd. as the sublessor and Onodera Food Service Co., Ltd. as the sublessee. Onodera Food Service Co., Ltd. paid the security deposit for the sublease to LEOC Co., Ltd.. It is recorded under other non current assets. The balance of security deposit as of March 31, 2023, and 2022 are as follows:

Sublease contract with related parties		As of March 31,
(in thousands)		2023	2022

LEOC	Security deposit	$653	$1,232
Total		$653	$1,232

F-18

The above security deposit is obligated to be returned to Onodera Food Service Co., Ltd. upon the end of lease.

Revenues generated by related parties for the years ended March 31, 2023, and 2022 are as follows:

Revenues generated by related parties		As of March 31,
(in thousands)		2023	2022

ONODERA Universal Kitchen	Business consignment fee	$133	$-
LEOC	Business consignment fee, restaurant sales	88	258
Hiroshi Onodera	Restaurant sales	28	97
ONODERA User Run	Restaurant sales	9	-
ONODERA Medical	Restaurant sales	6	-
ONODERA Nursing Home	Restaurant sales	2	-
LEOC Foods	Restaurant sales	2	-
Saice	Restaurant sales	1	-
ONODERA Agribusiness	Restaurant sales	1	-
ONODERA Healthcare service	Restaurant sales	-	-
Little Happiness	Restaurant sales	-	-
GINZA ONODERA HAINAN	Business guidance fee	-	29
Yokohama Furie Sport Club	Restaurant sales	-	1
Total		270	385

Costs to related parties for the years ended March 31, 2023, and 2022 are as follows:

Costs to related parties		As of March 31,
(in thousands)		2023	2022

LEOC	Business consignment fee, purchase of raw materials	$9	$450
Little Happiness	Entertainment expenses	-	-
Yokohama Furie Sport Club	Purchase of consumable supplies	-	1
Total		9	451

General and administrative expenses to related parties for the years ended March 31, 2023, and 2022 are as follows:

General and administrative expenses to related parties		As of March 31,
(in thousands)		2023	2022
LEOC	Business consignment fee	86	87
Little Happiness	Entertainment expenses	1	-
Total		87	87

F-19

Interest expenses to related parties for the years ended March 31, 2023, and 2022 are as follows:

Interest expenses to related parties		As of March 31,
(in thousands)		2023	2022

ONODERA GROUP	Loan interest	$64	$68
Total		64	68

Payment for acquisition of property and equipment to related parties for the years ended March 31, 2023, and 2022 are as follows:

Acquisition of property and equipment	As of March 31,
(in thousands)	2023	2022

LEOC	$-	$4,704
Total	-	4,704

The assets purchased from LEOC Co., Ltd. in February 2021 and paid during the year ended March 31, 2022 was impaired and recorded $2,918 thousand impairment loss during in the year ended March 31, 2021.

Other income from related parties for the years ended March 31, 2023, and 2022 are as follows:

Foreign exchange gain from related parties	As of March 31,
(in thousands)	2023	2022

LEOC	$-	$16
ONODERA GROUP	374	500
Total	374	516

Foreign exchange gain from related parties resulted from the settlement of foreign currency receivables and payables and period-end revaluation.

NOTE 19—Earnings Per Share

Basic net income per share is calculated on the basis of weighted average outstanding common shares.

The following table sets forth the computation of the Company’s basic and diluted net income per share:

	Fiscal Year Ended March 31,
(in thousands, except for number of shares)	2023	2022
Numerator:
Net income from continuing operations attributable to SUSHI GINZA ONODERA, INC.	$1,100	$386
Income from discontinued operations attributable to SUSHI GINZA ONODERA, INC.	1,087	1,401
Net income attributable to SUSHI GINZA ONODERA, INC.’s shareholders	$2,187	$1,787

Denominator:
Weighted average shares outstanding—basic and diluted	6,999,999	6,999,999

Income per common share attributable to Sushi Ginza Onodera, Inc. – basic:
Continuing operations	$0.16	$0.06
Discontinued operations	0.15	0.20
Net income per share - basic	$0.31	$0.26
Income per common share attributable to Sushi Ginza Onodera, Inc. -diluted:
Continuing operations	$0.16	$0.06
Discontinued operations	0.15	0.20
Net income per share - diluted	$0.31	$0.26

F-20

NOTE 20—Income Taxes

The components of the provision for income taxes are as follows:

	For the years ended March 31,
(in thousands)	2023	2022
Current:
US	$2	$1
Japan	26	208
China	9	-
Total Current	$37	$209

Deferred:
US	$154	$83
Japan	456	(381)
China	(17)	226
Total Deferred	$593	$(72)

Total	$630	$137

The Company had an effective tax rate of 36.6% and 23.2% for the year ended March 31, 2023 and March 31, 2022, respectively. The reconciliation of the statutory federal income tax rate to the Company’s effective tax rate was as follows:

	For the years ended in March 31,
	2023	2022

Tax at federal statutory rate	21.0%	21.0%
Effect of Non-U.S. operations	12.2%	28.4%
Minimum Tax	2.2%	0.7%
Other	1.2%	(26.8)%

Effective tax rate	36.6%	23.2%

The tax effects of the major items of temporary differences giving rise to the deferred tax assets and liabilities as of March 31, 2023, and 2022 are as follows:

	For the years ended in March 31,
(in thousands)	2023	2022
Deferred tax assets:
Operating Lease liabilities	$3,317	$4,274
Net Operating Loss	1,906	2,430
Depreciation	572	655
Provision for Retirement Benefits	67	58
Accrued Expenses	49	118
Deposit	32	-
Paid Absence	29	18
Asset Retirement Obligation	13	13
Other	38	74

Gross Deferred Tax Assets	$6,023	$7,640

Deferred tax liabilities:
Right of Use Assets	$(3,260)	$(4,224)
Unrealized Exchange Gain	(239)	(124)
State Taxes	(80)	(90)
Other	(13)	(5)

Gross Deferred Tax Liabilities	$(3,592)	$(4,443)

Net Deferred Tax Assets	$2,431	$3,197

F-21

The realization of deferred tax assets is dependent upon the generation of sufficient taxable income of the appropriate character in future periods. The Company regularly assesses the ability to realize its deferred tax assets and establishes a valuation allowance if it is more-likely-than-not that some portion of the deferred tax assets will not be realized. The Company weighs all available positive and negative evidence, including its earnings history and results of recent operations, projected future taxable income, and tax planning strategies. The Company determined it was not more-likely-than-not that the deferred tax assets will be realized.

The company has net operating loss carryforwards for tax purposes of $11,581 thousand, which is available to offset future taxable income. These carryforwards are scheduled to expire as follows:

(in thousands)
Year	Amount
2024 – 2028	$675
2029 – 2033	1,724
2034 –	9,182
Total	$11,581

NOTE 21—Disaggregation of Revenue

The revenue generated from different region types is as follows:

	For the Years Ended March 31,
(in thousands)	2023	2022
Region:
Japan	$13,243	$8,833
China	3,147	4,980
US	4,302	3,901
Total	$20,692	$17,714

The breakdown of revenue from each service line is as follows:

	For the Years Ended March 31,
(in thousands)	2023	2022
Service line:
Restaurant sales	$20,619	$17,202
Royalty sales	48	-
Academy sales (1)	18	59
EC sales	7	24
Foodstuff sales	-	429
Total	$20,692	$17,714

(1) Academy sales is tuition revenue from the Ginza Onodera Sushi Academy, which operated until June 2022.

The Company’s revenues are presented net of consumption tax collected on behalf of governments.

F-22

NOTE 22 – Discontinued Operations

Since its opening in May 2016, the NY store has served as our U.S. flagship store and has contributed to the improvement of the Ginza Onodera brand, including the acquisition of a Michelin star. However, seven years have passed since its opening, and it has completed its role as the flagship store. In addition, prior to the renewal of the lease agreement and listing on the U.S. market, we have decided to close the store once again to concentrate our management resources and human resources on the Kaiten Sushi business, which will be our focus in the U.S. expansion.

The following table presents financial results from discontinued operations, net of income taxes in our consolidated statements of operation and comprehensive income for the period indicated:

	For the Years Ended March 31,
	2023	2022

Revenues, net	$3,256	$2,966
Restaurant operating costs
Food and beverage costs	759	727
Labor and related costs	913	868
Occupancy and related expenses	51	108
Costs to related parties	13	16
Other costs	810	636
Total restaurant operating costs	2,546	2,355
Operating expenses
General and administrative expenses	322	219
Total operating expenses	2,868	2,574
Operating profit from discontinued operations	388	392

Other income (expenses)
Other Income	$67	$19
Other Income from related parties	747	1,048
Other expenses	(70)	-
Other expenses to related parties	(45)	(50)
Total other income (expenses)	699	1,017

Income from discontinued operations before income taxes	$1,087	$1,409
Income tax expenses	-	8
Income from discontinued operations, net of income taxes	$1,087	$1,401

F-23

The following table presents the aggregate carrying amounts of the assets and liabilities of discontinued operations of the restaurant business in the consolidated balance sheets as of the date indicated:

	As of March 31,
	2023	2022

ASSETS OF DISCONTINUED OPERATIONS
Current assets
Cash and cash equivalents	$137	$279
Accounts receivable, net	24	32
Inventories	85	76
Other receivable	-	16
Advances and prepayments to suppliers	7	6
Due from related parties	7	-
Total current assets	260	409

Non-current assets
Other non-current assets	1,064	1,064
Total non-current assets	$1,064	$1,064

Total assets of discontinued operations, net	$1,324	$1,473

LIABILITIES OF DISCONTINUED OPERATIONS
Current liabilities
Accounts payable	$77	$66
Accrued expenses	106	80
Other payable	42	63
Operating leases liabilities-current	1,718	874
Due to related parties	23	607
Total current liabilities	$1,966	$1,690

Non-current liabilities
Loan from related parties	$-	$9,463
Operating leases liabilities-non-current	-	1,718
Other non-current liabilities	14	13
Total non-current liabilities	$14	$11,194

Total liabilities of discontinued operations	$1,980	$12,884

F-24

NOTE 23— Correction of Immaterial Misstatements in Prior Period Financial Statement

In accordance with Staff Accounting Bulletin (“SAB”) No. 99, Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company evaluated the errors and determined that the impact was not material to any of our previously issued financial statements.

The Company’s Consolidated Balance Sheet as of March 31, 2023 contained reclassification of due from related parties of $10 thousand to other receivable of $10 thousand and other payable of $23 thousand to current liabilities of discontinued operations of $23 thousand. The errors had no impact on Total assets, and Total liabilities and Stockholder’s equity.

The Company’s Consolidated Statements of Operations for the year ended March 31, 2023 contained reclassification of other income of $374 thousand to other income from related parties. The errors had no impact on Net income.

The Company’s Consolidated Statement of Cash Flows for the year ended March 31, 2023 contained reclassification of other current and non-current assets of $10 thousand to other current and non-current assets, related party of $10 thousand in relations to operating activities, and net cash used in discontinued operations of $13 thousand in relation to investing activities to net cash provided by discontinuing operations of $13 thousand in relation to operating activities, from investing activities to operating activities in the statement of cash flow.

The following table presents a summary of the impact by financial statement line item of the corrections as of and for the year ended March 31, 2023:

	March 31, 2023
(in thousands)	As previously reported	Adjustment	As revised

Consolidated Balance Sheet:
Other receivable	77	10	87
Due from related party	154	(10)	144
Other payable	981	(23)	958
Current liabilities of discontinued operations	1,943	23	1,966
Accumulated other comprehensive income	798	(1)	797
Consolidated statements of operations
Other income	533	(374)	159
Other income from related parties	-	374	374
Consolidated Statement of Cash Flows:
Operating activities:
Other current and non-current assets	569	(10)	559
Other current and non-current assets, related party	48	10	58
Net cash used in discontinued operations	(892)	13	(879)
Net cash provided by operating activities	1,295	13	1,308
Investing activities:
Net cash provided by (used in) discontinuing operations	6	(13)	(7)
Net cash used in investing activities	(1,281)	(13)	(1,294)

The Company’s Consolidated Balance Sheet as of March 31, 2022 contained reclassification of due to related party of $177 thousand to other payable $84 thousand and current liabilities of discontinued operations of $93 thousand. The errors had no impact on Total assets, and Total liabilities and Stockholder’s equity.

The Company’s Consolidated Statements of Operations for the year ended March 31, 2022 contained reclassification of other income of $516 thousand to other income from related parties. The errors had no impact on Net income.

The Company’s Consolidated Statement of Cash Flows for the year ended March 31, 2022 contained reclassification of other current and non-current assets, related party of $176 thousand to other current and non-current assets of $176 thousand in relations to operating activities in the statement of cash flow.

The following table presents a summary of the impact by financial statement line item of the corrections as of and for the year ended March 31, 2022:

	March 31, 2022
(in thousands)	As Previously Reported	Adjustment	As Revised

Consolidated Balance Sheet:
Other payable	203	84	287
Due to related party	1,692	(177)	1,515
Current liabilities of discontinued operations	1,597	93	1,690
Consolidated statements of operations:
Other income	1,527	(516)	1,011
Other income from related parties	-	516	516
Consolidated Statement of Cash Flows:
Operating activities:
Other current and non-current liabilities	5,559	176	5,735
Other current and non-current liabilities, related party	(6,388)	(176)	(6,564)

F-25

NOTE 24—Subsequent Events

The Company evaluated subsequent events through December 27, 2023, which is the date the consolidated financial statements are issued, and concluded that no subsequent events have occurred that would require recognition or disclosure in the consolidated financial statements other than as disclosed below.

In April 2023, the company established Ginza Onodera Texas Inc. in Dallas, Texas as a wholly owned subsidiary to expand Kaiten sushi business in Texas and the five-year lease agreement has been signed in June 2023 to open a new Kaiten sushi Ginza Onodera in Houston.,

On May 25, 2023, Onodera Group Co., Ltd. loaned 60,000,000 yen (approximately $452 thousands) to Onodera Food Service Co., Ltd., and Onodera Group Co., Ltd. loaned 20,000,000 yen (approximately $151 thousand) on May 18, 2023, and 80,000,000 yen (approximately $603 thousands) on July 19, 2023, to Ginza Onodera USA Inc.

On July 21, 2023, Onodera Food Service Co., Ltd. contracted a 250 million yen ($1.7 million) overdraft agreement with Resona Bank, Ltd. and borrowed 210 million yen ($1.4 million) on July 25, 2023, and 40 million yen ($0.3 million) on August 31, 2023 to fund facilities for the Kaiten Sushi Kyoto restaurant. On September 29, 2023, the Company entered into a loan agreement for these two loans totaling 250 million yen ($1.7 million) with an interest rate of 0.84%, repayable in 7-year equal installments of approximately 3 million yen per month, due September 30, 2030.

In August 2023, the company closed the store operation of Sushi Ginza Onodera New York as noted in Note 14 and prior to closure.

In June 2023, prior to this store closure, Onodera Food Services Co., Ltd. distributed all shares of Ginza Onodera New York Inc. to Onodera Group Co. as dividends in kind.

On August 1, 2023, Onodera Group Co., Ltd., a Japanese corporation, made an investment in kind of all issued and outstanding shares of Onodera Food Service Co., Ltd. (100 shares) and Sushi Ginza Onodera, Inc. (5 shares) to LEOC Co., Inc., a Japanese corporation.

On August 21, 2023, the Company increased the number of authorized shares of common stock from 1,000 shares to 100,000,000 shares of common stock, and increased the number of authorized shares of preferred stock, from 100 shares to 1,000,000 shares of preferred stock.

In August 2023, Onodera Group Co., Ltd. and Sushi Ginza Onodera Inc. conducted a share exchange for all shares of Onodera Food Service Co., Ltd. Sushi Ginza Onodera Inc. issued 29,999,995 shares of stock to Onodera Group Co., Ltd. in exchange for the acquisition of all shares of Onodera Food Service Co., Ltd.

On October 19, 2023, Onodera Group Co., Ltd. loaned 40,000,000 yen (approximately $268 thousands) to Ginza Onodera USA Inc., and loaned 60,000,000 yen (approximately $402 thousand) to Sushi Ginza Onodera, Inc.

On November 27, 2023, our board of directors and shareholders approved a reverse stock split in a ratio of 1-for-4.28571429 and on December 1, 2023, we filed a certificate of amendment to our Certificate of Incorporation implementing the reverse stock split in a ratio of 1-for-4.28571429, effective December 1, 2023.

F-26

SUSHI GINZA ONODERA, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(amounts in thousands, except number of shares)

	September 30,	March 31,
	2023	2023
Assets
Current assets:
Cash and cash equivalents	$2,945	$3,372
Accounts receivable, net	689	682
Inventories	403	481
Other receivable	43	87
Advances and prepayments to suppliers	131	186
Deferred offering costs	715	194
Due from related party	40	144
Other current assets	1,028	727
Current assets of discontinued operations	-	260
Total current assets	5,994	6,133
Non-current assets:
Property and equipment, net	4,950	3,124
Intangible assets, net	44	40
Operating lease right-of-use assets	9,657	10,885
Deferred tax assets	1,951	2,430
Other non-current assets	766	670
Other non-current assets from related parties	570	653
Non-current assets of discontinued operations	-	1,064
Total non-current assets	17,938	18,866
Total assets	$23,932	$24,999
Liabilities and stockholder’s equity
Current Liabilities:
Accounts payable	$545	$622
Other payable	406	958
Accrued expenses	297	317
Other current liabilities	70	50
Operating leases liabilities-current	2,358	2,228
Due to related party	648	578
Loan from related parties	670	-
Current portion of long-term loan	239	-
Current liabilities of discontinued operations	-	1,966
Total current liabilities	5,223	6,719
Non-current liabilities:
Asset retirement obligation	281	309
Operating leases liabilities-non-current	7,455	8,815
Other non-current liabilities	215	193
Long-term loan	1,436	-
Non-current liabilities of discontinued operations	-	14
Total non-current liabilities	9,387	9,331
Total liabilities	14,620	16,050
Stockholder’s equity:
Common stock, par value $0.00001, 100,000,000 shares authorized; 7,000,000 shares issued and outstanding as of September 30, 2023 and March 31, 2023 *	-	-
Preferred stock, par value $0.00001, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Additional Paid-in capital	23,228	22,805
Accumulated deficit	(12,853)	(14,844)
Subscription receivable	-	(10)
Accumulated other comprehensive income	(1,266)	797
Total stockholder’s equity attributable to Sushi Ginza Onodera, Inc.	9,109	8,748
Noncontrolling interests	203	201
Total stockholder’s equity	9,312	8,949
Total liabilities and stockholder’s equity	$23,932	$24,999

*On December 1, 2023, the Company effected a reverse stock split of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-4.28571429 such that every holder of common stock of the Company shall receive one share of common stock for every four point two eight five seven one four two nine shares of common stock held and to reduce the number of authorized shares of common stock from 30,000,000 to 7,000,000. All references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

See accompanying notes to consolidated financial statements

F-27

SUSHI GINZA ONODERA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)

(amounts in thousands, except number of shares and per share data)

	Six Months Ended September 30,
	2023	2022
Revenues:
Revenues from third parties	$11,646	$9,238
Royalty income	24	10
Revenues from related parties	124	168
Total revenues	11,794	9,416
Restaurant operating costs:
Food and beverage costs	3,562	3,021
Labor and related costs	3,402	2,893
Occupancy and related expenses	1,293	1,099
Depreciation, amortization and accretion expenses	121	328
Costs to related parties	2	-
Other costs	1,354	985
Total restaurant operating costs	9,734	8,326
General and administrative expenses	1,409	960
General and administrative expenses to related parties	34	58
Depreciation and amortization expenses	-	1
Total operating expenses	11,177	9,345
Income from continuing operations	617	71
Other income (expenses):
Other income	650	115
Other income from related parties	51	787
Other expenses to third parties	(3)	(40)
Interest expenses to related parties	(1)	(33)
Total other income (expenses)	697	829
Income from continuing operations before income taxes	1,314	900
Income tax expense	378	286
Income from continuing operations	936	614
Income from discontinued operations, net of income taxes	1,068	1,779
Net income	2,004	2,393
Less: net income (loss) attributable to noncontrolling interests	13	(18)
Net income attributable to Sushi Ginza Onodera, Inc.	$1,991	$2,411

Income per common share attributable to Sushi Ginza Onodera, Inc. - basic:
Continuing operations	$0.13	$0.09
Discontinued operations	0.15	0.25
Net income per share - basic	$0.28	$0.34
Income per common share attributable to Sushi Ginza Onodera, Inc. - diluted:
Continuing operations	$0.13	$0.09
Discontinued operations	0.15	0.25
Net income per share - diluted	$0.28	$0.34
Weighted average common shares outstanding
Basic	7,000,000	6,999,999
Diluted	7,000,000	6,999,999
Comprehensive income:
Net income	$2,004	$2,393
Other comprehensive income (loss), net of tax
Foreign currency translation adjustment	(2,074)	405
Other comprehensive income (loss), net of tax	(2,074)	405
Total comprehensive income (loss)	(70)	2,798
Comprehensive loss attributable to noncontrolling interests	2	(42)
Comprehensive income (loss) attributable to Sushi Ginza Onodera, Inc.	$(72)	$2,840

*On December 1, 2023, the Company effected a reverse stock split of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-4.28571429 such that every holder of common stock of the Company shall receive one share of common stock for every four point two eight five seven one four two nine shares of common stock held and to reduce the number of authorized shares of common stock from 30,000,000 to 7,000,000. The computation of basic and diluted net income per share were retroactively adjusted for all periods presented.

See accompanying notes to consolidated financial statements

F-28

SUSHI GINZA ONODERA, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY) (UNAUDITED)

(amounts in thousands, except number of shares)

					Additional	Retained		Accumulated	Total Sushi
					Paid-in	Earnings		Other	Ginza		Total
	Common Stock *		Preferred Stock		(Registered)	(Accumulated	Subscription	Comprehensive	Onodera’s	Noncontrolling	Stockholder’s
	Shares	Amount	Shares	Amount	Capital	Deficit)	Receivable	Income	Equity	Interests	Equity
Balance as of April 1, 2022	6,999,999	$-	-	$-	$10	$(17,032)	$-	$593	$(16,429)	$224	$(16,205)
Net income	-	-	-	-	-	2,411	-	-	2,411	(18)	2,393
Other comprehensive income	-	-	-	-	-	-	-	429	429	(24)	405
Balance as of September 30, 2022	6,999,999	$-	-	$-	$10	$(14,621)	$-	$1,022	$(13,589)	$182	$(13,407)

					Additional	Retained		Accumulated	Total Sushi
					Paid-in	Earnings		Other	Ginza		Total
	Common Stock *		Preferred Stock		(Registered)	(Accumulated	Subscription	Comprehensive	Onodera’s	Noncontrolling	Stockholder’s
	Shares	Amount	Shares	Amount	Capital	Deficit)	Receivable	Income	Equity	Interests	Equity
Balance as of April 1, 2023	7,000,000	$0	-	$-	$22,805	$(14,844)	$(10)	$797	$8,748	$201	$8,949
Net income	-	-	-	-	-	1,991	-	-	1,991	13	2,004
Share issued for cash	-	-	-	-	-	-	10	-	10	-	10
Dividends in kind - other capital surplus	-	-	-	-	(8,871)	-	-	-	(8,871)	-	(8,871)
Change in scope of consolidation	-	-	-	-	9,294	-	-	-	9,294	-	9,294
Other comprehensive income	-	-	-	-	-	-	-	(2,063)	(2,063)	(11)	(2,074)
Balance as of September 30, 2023	7,000,000	$0	-	$-	$23,228	$(12,853)	$-	$(1,266)	$9,109	$203	$9,312

*On December 1, 2023, the Company effected a reverse stock split of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-4.28571429 such that every holder of common stock of the Company shall receive one share of common stock for every four point two eight five seven one four two nine shares of common stock held and to reduce the number of authorized shares of common stock from 30,000,000 to 7,000,000. All references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

See accompanying notes to consolidated financial statements

F-29

SUSHI GINZA ONODERA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(amounts in thousands)

	Six Months Ended September 30,
	2023	2022
Operating activities:
Net income	$2,004	$2,393
Net income from discontinued operations	1,068	1,779
Net income from continuing operations	936	614
Adjustments to reconcile net income to cash provided by operations:
Depreciation, amortization and accretion	120	328
Deferred income taxes	343	286
Impairment losses	-	6
Foreign currency adjustment	(589)	(756)
Changes in operating assets and liabilities:
Accounts receivable, net	(82)	(24)
Inventories	40	67
Other current and non-current assets	(64)	32
Other current and non-current assets, related party	104	535
Accounts payable	(23)	145
Other current and non-current liabilities	(430)	311
Other current and non-current liabilities, related party	139	(702)
Lease assets and liabilities	2	(61)
Net cash provided by continuing operating activities	496	781
Net cash used in discontinued operating activities	(61)	(506)
Net cash provided by operating activities	435	275
Investing activities:
Purchase of property and equipment	(2,247)	(16)
Purchase of intangible assets	(10)	(14)
Payments into time deposits	(351)	-
Net cash used in continuing investing activities	(2,608)	(30)
Net cash used in discontinued investing activities	(6)	(6)
Net cash used in investing activities	(2,614)	(36)
Financing activities:
Proceeds from short-term loans from related parties	720	-
Proceeds from long-term loans payable	1,770	-
Proceeds from long-term loans from related parties	-	234
Repayments of long-term loans from related parties	-	(1,280)
Payments of deferred offering costs	(521)	-
Proceeds from issuance of shares	10	-
Net cash provided by (used in) continuing financing activities	1,979	(1,046)
Net cash provided by discontinued financing activities	74	451
Net cash provided by (used in) financing activities	2,053	(595)
Effect of exchange rate changes on cash and cash equivalents	(294)	(394)
Net decrease in cash and cash equivalents during the period	(420)	(750)
Decrease in cash and cash equivalents resulting from exclusion of subsidiaries
from consolidation	144	-
Cash and cash equivalents
Cash and cash equivalents at beginning of period	3,372	3,411
Cash and cash equivalents at beginning of period held by discontinued operations	137	279
Cash and cash equivalents at end of period held by discontinued operations	-	218
Cash and cash equivalents of continuing operations at end of period	$2,945	$2,722
Supplemental cash flow disclosure:
Interest paid	$1	$587
Income taxes paid	$2	$2
Supplemental disclosure of non-cash financing activities:
Dividends in kind - other capital surplus	$8,871	$-

See accompanying notes to consolidated financial statements

F-30

SUSHI GINZA ONODERA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in thousands, except share, per share)

NOTE 1 - Organization and Description of Business

SUSHI GINZA ONODERA, INC. is currently incorporated and in good standing in the State of Delaware where we were formed on February 24, 2023. Our original name was Sushi Onodera, Inc., and we changed our name to SUSHI GINZA ONODERA, INC. on July 31, 2023.

SUSHI GINZA ONODERA, INC. and its subsidiaries (collectively referred to as “we,” “us,” “our,” and the “Company”) are a food service company within ONODERA GROUP Co., Ltd. which operates globally with four core businesses: food, human resources, health, and entertainment.

ONODERA GROUP Co., Ltd. started its meal service business in 1983 and currently provides meals at about 2,800 locations throughout Japan. Based on the skills cultivated so far in the 30th anniversary of the group’s founding, the “Ginza ONODERA” brand was established in 2013 with the aim of “spreading refined Japanese culture throughout the world through food,” and this was the beginning of the food service business that culminated in SUSHI GINZA ONODERA, INC.

On August 1, 2023, Onodera Group Co., Ltd., a Japanese corporation, made an investment in kind of all issued and outstanding common shares of Onodera Food Service Co., Ltd. (100 shares) and Sushi Ginza Onodera Inc. (5 shares) to LEOC Co., Inc., a Japanese corporation. On August 22, 2023, pursuant to the terms of a share exchange agreement among Sushi Ginza Onodera, Inc. and LEOC Co., Ltd., SUSHI GINZA ONODERA, INC. issued 29,999,995 shares of our common stock to LEOC Co., Ltd. in exchange for all outstanding shares of common stock of Onodera Food Service Co., Ltd., which holds 100% of the issued and outstanding capital stock of Ginza Onodera California, Inc. (formed in California) and Ginza Onodera USA Inc. (formed in Hawaii), and which holds 90% of the issued and outstanding capital stock of the Ginza Onodera Shanghai (formed in Shanghai, China). The acquisition of Onodera Food Service Co., Ltd. was accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the transaction. The consolidated financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods. This includes a retrospective presentation for all equity related disclosures, including issued shares and earnings per share, which have been revised to reflect the effects of the reorganization in accordance with ASC 250 as of April 1, 2021. ASC 250 requires that a change in the reporting entity from reorganization entities under common control, be retrospectively applied to the financials statements of all prior periods when the financial statements are issued for a period that includes the date the change in reporting entity of the transaction occurred. The consolidation of Sushi Ginza Onodera, Inc. and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the transaction had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Under the slogan “From Ginza to the World,” the Ginza Onodera restaurant brand headquartered in Ginza, Tokyo, operates thirteen sushi, tempura, teppanyaki, and Makiyaki (firewood cuisine) restaurants in three countries around the world, and is constantly improving its techniques to provide every customer with the drama of every bite.

The following tables list the Company’s entities in operation as of September 30, 2023:

Company Name	Operating Name	Location (store)	Purpose
Onodera Food Service Co., Ltd.	Sushi Ginza Onodera Souhonten	Tokyo	Restaurant
	Sushi Ginza Onodera Honten	Tokyo	Restaurant
	Sushi Ginza Otouto Honten	Tokyo	Restaurant
	Sushi Ginza Toryumon	Tokyo	Restaurant
	Kaiten Sushi Ginza Onodera Honten	Tokyo	Restaurant
	Kaiten Sushi Ginza Onodera Kyoto	Kyoto	Restaurant
	Tachigui Sushi Ginza Onodera	Tokyo	Restaurant
	Tempura Ginza Onodera Namiki-dori	Tokyo	Restaurant
	Tempura Ginza Onodera Higashi-ginza	Tokyo	Restaurant
	Makiyaki Ginza Onodera	Tokyo	Restaurant
Ginza Onodera California Inc.	Sushi Ginza Onodera California	Los Angeles	Restaurant
Ginza Onodera USA Inc.	Sushi Ginza Onodera Hawaii	Honolulu	Restaurant
Ginza Onodera Shanghai	Ginza Onodera Shanghai	Shanghai	Restaurant

F-31

NOTE 2 - Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company’s fiscal year begins on April 1 and ends on March 31.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all intercompany accounts and transactions.

Foreign Currency Translation

The Company maintains its books and record in its local currency, Japanese yen (“JPY”), Chinese yuan (“CNY”), and the United States Dollars (“US$”) which are functional currency as being the primary currency of the economic environment in which its operation is conducted. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statements of income and comprehensive income.

The reporting currency of the Company is the United States Dollars (“US$”) and the accompanying consolidated financial statements have been expressed in US$. In accordance with ASC Topic 830-30, “Translation of Financial Statement,” assets and liabilities of the Company are translated into US$, using the exchange rate on the balance sheet date. Revenue and expenses are translated at the average rates prevailing during the period. Shareholders’ equity is translated at the historical exchange rate at the time of transaction. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	September 30, 2023		March 31, 2023		September 30, 2022
Year-end spot rate
	JPY	0.00670	JPY	0.00754	JPY	0.00692
	CNY	0.13705	CNY	0.14540	CNY	0.13969
Average rate
	JPY	0.00708	JPY	0.00738	JPY	0.00753
	CNY	0.14054	CNY	0.14575	CNY	0.14866

Stock Split

On November 27, 2023, the Company effected a one for four point two eight five seven one four two nine (1-for-4.28571429) reverse stock split whereby the Company (i) decreased the number of issued and outstanding shares of common stock at $0.0001 par value per share and (ii) decreased by a ratio of one for four point two eight five seven one four two nine (1-for-4.28571429) the number of retroactively issued and outstanding shares of common stock, which was retroactively reflected in the Company’s par value and additional paid in capital.

F-32

Noncontrolling Interests

Non-controlling interest in the consolidated balance sheets represents a portion of the equity in the subsidiary not attributable, directly or indirectly, to the Company. The portion of the income or loss applicable to the non-controlling interest in subsidiary is also separately reflected in the consolidated statements of operations and comprehensive income (loss).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented.

Significant items subject to such estimates include asset retirement obligations, the useful lives of assets, the assessment of the recoverability of accounts receivable and long-lived assets, and income taxes. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could differ materially from those estimates and assumptions.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and cash equivalents with financial institutions, and, at times, the balance may exceed the Federal Deposit Insurance Corporation federally insured limits. The Company has never experienced any losses related to these balances.

Concentration of Significant Suppliers

The Company relies on third parties for specified food products and supplies. In instances where these parties fail to perform their obligations, the Company may be unable to find alternative suppliers. The Company is subject to supplier concentration risk as Yamayuki Group, a fish broker at Toyosu Market in Tokyo, accounted for approximately 8.3% and 8.2% of total food and beverage costs for the six months ended September 30, 2023 and September 30, 2022, respectively. The Company also relies on another fish broker at Toyosu Market, Yamaharu Company, which accounted for approximately 6.3% of total food and beverage costs for the six months ended September 30, 2023. Additionally, the Company relies on US Sakasyu, Inc., which accounted for approximately 6.6% and 8.3% of total food and beverage costs in the six months ended September 30, 2023 and September 30, 2022.

Segment Information

Management has determined that the Company has one operating segment and therefore one reportable segment. The Company’s chief operating decision maker, who is its Chief Executive Officer, reviews financial performance.

Cash and Cash Equivalents

Cash and cash equivalents consist of primarily cash on hand, deposits with banks, and term deposits with maturities of three months or less. Cash and cash equivalents are maintained at financial institutions with strong credit ratings. The Company considers all highly liquid investments with an original maturity at the date of purchase of three months or less to be cash equivalents.

F-33

Accounts Receivable, Net

Accounts receivable consist primarily of receivables from landlords for tenant allowances and credit card receivables. The Company does not extend credit to customers and thus does not have credit risk from customers. Accounts receivable balances are stated at the amounts management expects to collect from balances outstanding at fiscal year-end, accordingly no allowance for doubtful accounts is recorded as of September 30, 2023, and March 31, 2023.

Inventories

Inventories consist of food, beverage and other goods, and are stated at the lower of cost or net realizable value with cost determined on a first-in, first-out basis.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with the Company’s initial public offering as deferred offering costs until such offering is consummated. After consummation of the initial public offering, these costs are recorded in stockholders’ equity as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process initial public offering be abandoned, the deferred offering costs will be expensed immediately as a charge to general and administrative expenses in the condensed statements of income. As of September 30, 2023 and March 31, 2023, $715 thousand and $194 thousand of deferred offering costs are capitalized on the balance sheet.

Property and Equipment, Net

Property and equipment consist of computer equipment, furniture and fixtures, leasehold improvements and leased assets. Property and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization on property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets. The following table represents the various types of property and equipment and their respective useful lives:

Property and Equipment	Useful Life
Leasehold improvements	8 – 18 years
Equipment	3 - 9 years
Furniture and fixtures	3 - 15 years

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may be impaired. If an impairment loss has occurred, a charge is recorded to reduce the carrying amount of the asset to its estimated fair value.

Leases

In accordance with the Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) the Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. Lease terms of certain operating leases include the non-cancellable period for which the Company has the right to use the underlying asset, together with renewal option periods when the exercise of the renewal option is reasonably certain.

The Company leases office facilities which are classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases on the commencement date:

(i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Operating leases are included in operating lease right-of-use assets, operating lease liabilities, current, and operating lease liabilities, non-current in the consolidated balance sheet.

F-34

The operating lease right-of-use asset also includes any prepaid lease payments and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term. All operating lease right-of-use assets are reviewed for impairment annually.

As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

The Company has elected the short-term lease exception, and therefore operating lease right-of-use assets and liabilities do not include leases with a lease term of twelve months or less.

Impairment of Long-Lived Assets

The Company assesses potential impairments of its long-lived assets, which includes property and equipment and operating lease right-of-use assets, in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360—Property, Plant and Equipment. An impairment test is performed on an annual basis or whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. In determining the recoverability of the asset value, an analysis is performed at the individual restaurant level. Assets are grouped at the individual restaurant level for purposes of the impairment assessment because a restaurant represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The recoverability of an asset group is measured by a comparison of the carrying amount of an asset group to its estimated undiscounted forecasted restaurant cash flows expected to be generated by the asset group. Factors considered by the Company in estimating future cash flows include but are not limited to: significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets; and significant negative industry or economic trends. The estimated undiscounted forecasted cash flows include assumptions made by management regarding certain items such as revenue, food and beverage costs, labor costs, occupancy costs, and other restaurant operating costs and therefore are subject to uncertainty as the Company’s actual results may differ from its estimates. If the carrying amount of the asset group exceeds its estimated undiscounted future cash flows, an impairment charge is recognized as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

The assumptions and estimated undiscounted forecasted cash flows used in the estimate have not changed materially during the year, and no impairment loss was recognized during the six months ended September 30, 2023 and September 30, 2022.

Asset Retirement Obligations

Asset retirement obligations (“ARO”) represents the estimated present value of future expenses the Company expects to incur at the end of a lease to restore the location to its original condition. The ARO is recorded as a liability at its estimated present value at inception with an offsetting increase in the carrying amount of the related property and equipment in the accompanying balance sheet. Periodic accretion of the discount of the estimated liability is recorded as an interest expense in the accompanying statements of income. Asset retirement obligations are amortized on a straight-line basis over the shorter of the remaining lease term or estimated life of the leasehold improvements. The Company’s ARO liability is approximately $281 thousand and $309 thousand as of September 30, 2023 and March 31, 2023, respectively, and is included in other liabilities in the accompanying balance sheets.

Projected benefit Obligations

One of the subsidiaries, Onodera Food Service Co., Ltd. has qualified defined benefit pension plans covering regular employees who work more than ten years in the company since April 2017. Project benefit obligation (“PBO”) for employees is recorded based on the estimated amount of projected benefit obligations as of the end of each fiscal year. The Company’s PBO liability is approximately $215 thousand and $193 thousand as of September 30, 2023 and March 31, 2023, respectively, and is included in other non-current liabilities in the accompanying balance sheets.

F-35

Income Taxes

The provision for income taxes, income taxes payable, and deferred income taxes are determined using the asset and liability method. Deferred income tax assets and liabilities are determined based on temporary differences between the financial carrying amounts and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to reverse. The Company establishes a valuation allowance to the extent that it is more likely than not that deferred tax assets will not be recoverable against future taxable income. Income tax expense or benefit is the income tax payable or refundable for the period, plus or minus the change during the period to deferred income tax assets and liabilities.

The Company regularly evaluates the likelihood of realizing the benefit for income tax positions it has taken in federal and state filings by considering all facts, circumstances, and information available. For those benefits that the Company believes it is more likely than not will be sustained, it recognizes the largest amount it believes is cumulatively greater than 50% likely to be realized.

Revenue Recognition

Revenue from sales is recognized when food and beverages are sold to customers. Sales are presented net of discounts and sales taxes collected from customers. Royalty income is derived from sales-based royalties, and it is recognized based on the monthly actual sales reports provided by the royalty receiver.

Sales Taxes

Sales taxes are imposed by state, county, and city governmental authorities, collected from customers and remitted to the appropriate governmental agency. The Company’s policy is to record the sales taxes collected as a liability on the books and then remove the liability when the sales tax is remitted. There is no impact on the statements of operations income as restaurant sales are recorded net of sales tax.

Other Costs

Other costs in restaurant operating costs in the accompanying statements of operations and comprehensive income include utilities, repairs and maintenance, credit card fees, and other restaurant-level expenses. The Company incurred approximately $1,354 thousand and $985 thousand in other costs for the six months ended September 30, 2023, and September 30, 2022, respectively.

Advertising Costs

Advertising costs are expensed as incurred on the restaurant level and are included in other costs in the accompanying statements of income. The Company incurred approximately $85.2 thousand and $107.2 thousand in advertising expenses for the six months ended September 30, 2023, and September 30, 2022, respectively.

Fair Value Measurements

The Company defines fair value as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value measurement accounting guidance creates a fair value hierarchy to prioritize the inputs used to measure fair value into three categories. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input significant to the fair value measurement, where Level 1 is the highest and Level 3 is the lowest. The three levels are defined as follows:

Level 1 – Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets. Active markets are those in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 – Observable inputs other than Level 1 prices, such as unadjusted quoted prices for similar assets or liabilities in active markets, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

F-36

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

These inputs are based on the Company’s own assumptions used to measure assets and liabilities at fair value and require significant management judgment or estimation. The Company’s financial statements include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities, and salaries and wages payable for which the carrying amounts approximate fair value due to their short-term maturity. The fair value of all of the Company’s assets and liabilities are determined using Level 1 input. The fair value of payments due to or from the Parent is not determinable due to its related-party nature.

Comprehensive Income

ASC Topic 220, “Comprehensive Income”, establishes standards for reporting and display of comprehensive income or loss, its components and accumulated balances. Comprehensive income or loss as defined includes all changes in equity during a period from non-owner sources.

Earnings Per Share

Earnings per share is calculated by dividing net income by the weighted average shares outstanding during the period, without consideration of common stock equivalents. Diluted earnings per share assumes the conversion, exercise or issuance of all potential dilutive common stock equivalents outstanding for the period. For the purposes of this calculation, options are considered to be common stock equivalents and are only included in the calculation of diluted earnings per share when their effect is dilutive. Diluted earnings per share are calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method.

Related Party Transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards. Parties, which can be an entity or individual, are considered to be related if they have the ability, directly or indirectly, to control the Company or exercise significant influence over the Company in making financial and operational decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

Recently Adopted Accounting Pronouncements

In November 2021, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2021-10, “Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance,” which provides guidance on disclosures for transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. The Company adopted this update effective April 1, 2022. The adoption of this update did not have a material impact on the consolidated financial statements.

F-37

NOTE 3 - Management Liquidity Plans

On August 27, 2014, FASB issued ASU 2014-05, Disclosure of Uncertainties about an Entity’s ability to Continue as a Going Concern, which requires management to assess a company’s ability to continue as a going concern within one year from financial statement issuance and to provide related footnote disclosures in certain circumstances. The accompanying consolidated financial statements and notes have been prepared assuming the Company will continue as a going concern. As of September 30, 2023, the Company has an accumulated deficit of $3,566 thousand and working capital deficit of $713 thousand.

The main use of the Company’s cash is for operating expenditure and capital expenditure, such as new store openings, renovation costs, furniture and fixtures. Historically, the Company’s main sources of liquidity have been operating cash flows and financing from its parent Onodera Group Co., Ltd. In the six months ended September 30, 2023, Onodera Group provided approximately $0.7 million in additional loans at an interest rate of 0.5% to fund listing preparation and Kaiten Sushi Hawaii facilities. The new loans from Onodera Group Co., Ltd will be repaid annually from business earnings in the amount of approximately $1 million. Upon completion of the Company’s anticipated initial public offering, the Company will not receive additional funding from Onodera Group and will use other available sources of liquidity, as further described below.

For investment funds for new restaurants in Japan, the Company plans to borrow from Japanese financial institutions. The Company has already concluded a 250 million yen ($1.7 million) overdraft agreement with Resona Bank, Ltd. and borrowed 210 million yen ($1.4 million) on July 25, 2023, and 40 million yen ($0.3 million) on August 31, 2023 at an interest rate of 0.84% to fund facilities for the Kaiten Sushi Kyoto restaurant. These loans are planned to be repaid in 7 years from the earnings of the opened stores.

The significant components of the Company’s working capital are liquid assets such as cash, cash equivalents and receivables, reduced by accounts payable and accrued expenses. The Company’s working capital position benefits from the fact that the Company generally collects cash from sales to guests the same day or, in the case of credit or debit card transactions, within several days of the related sale, while the Company typically has longer payment terms with its vendors.

The Company believes that the funds generated from the loans discussed above as well as the expected cash flow from operations will be adequate to fund operating lease obligations, capital expenditures and working capital obligations for at least the next 12 months and should avoid any substantial doubt about the Company’s ability to continue as a going concern as defined by ASU 2014-05. The Company believes that the actions discussed above mitigate the substantial doubt raised by its accumulated deficit and working capital deficit and satisfies the Company’s estimated liquidity needs twelve months from the issuance of the financial statements. We cannot predict, with certainty, the outcome of our actions to generate liquidity and the failure to do so could negatively impact our future operations.

NOTE 4 - Cash and Cash Equivalents

We classify time deposits that have maturities of three months or less at the date of purchase as other assets. Time deposits are included in the line item other assets on our consolidated balance sheets.

Cash and Cash Equivalents as of September 30, 2023, and March 31, 2023, consist of the following:

	September 30,	March 31,
(in thousands)	2023	2023
	(Unaudited)
Cash and cash equivalents	$2,260	$2,282
Time deposit	685	1,090
	$2,945	$3,372

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NOTE 5 - Accounts receivable, net

Accounts receivable as of September 30, 2023, and March 31, 2023, consist of the following:

	September 30,	March 31,
(in thousands)	2023	2023
	(Unaudited)
Accounts receivable	$689	$682
Allowance for doubtful accounts	-	-
	$689	$682

NOTE 6 - Inventories

Inventories as of September 30, 2023, and March 31, 2023, consist of the following:

	September 30,	March 31,
(in thousands)	2023	2023
	(Unaudited)
Goods	$2	$1
Material	395	471
Supplies	6	9
	$403	$481

There was no obsolescence of inventories during the six months ended September 30, 2023, and the year ended March 31, 2023.

NOTE 7 - Other receivable

Others receivable as of September 30, 2023, and March 31, 2023, consist of the following:

	September 30,	March 31,
(in thousands)	2023	2023
	(Unaudited)
Income taxes receivable	$43	$87
Other receivable	-	-
	$43	$87

NOTE 8 - Advances and prepayments to suppliers

Advances and prepayments to suppliers as of September 30, 2023, and March 31, 2023, consist of the following:

	September 30,	March 31,
(in thousands)	2023	2023
	(Unaudited)
Prepaid expenses	$127	$186
Advance payment	4	-
	$131	$186

NOTE 9 - Other current assets

We classify time deposits that have maturities of more than three months and less than twelve months at the date of purchase as other current assets. Time deposit is included in the line item other current assets on our consolidated balance sheets.

	September 30,	March 31,
(in thousands)	2023	2023
	(Unaudited)
Time deposit	$1,028	$727

F-39

NOTE 10 - Property and Equipment, net

Property and equipment, net as of September 30, 2023, and March 31, 2023, consist of the following:

	September 30,	March 31,
(in thousands)	2023	2023
	(Unaudited)
Leasehold improvements	$4,533	$3,650
Equipment	1,325	1,188
Furniture and fixtures	1,790	1,866
Construction in progress	1,394	560
Property and equipment, gross	9,042	7,264
Less: accumulated depreciation and amortization	(4,092)	(4,140)
Total property and equipment, net	$4,950	$3,124

Depreciation and amortization expenses for property and equipment were approximately $118 thousand and $327 thousand for the six months ended September 30, 2023, and September 30, 2022, respectively.

NOTE 11 - Leases

Lease related costs recognized in the statements of operations for the six months ended September 30, 2023, and September 30, 2022 are as follows:

	September 30,
(in thousands)	2023	2022
	(Unaudited)	(Unaudited)
Operating lease cost
Occupancy and related expenses	$1,293	$1,099
General and administrative expenses	58	35
Total operating lease cost	$1,351	$1,134

Supplemental balance sheet information related to leases is as follows:

Operating Leases

	September 30,	March 31,
(in thousands)	2023	2023
	(Unaudited)
Right-of-use assets	$9,657	$10,885

Lease liabilities – current	2,358	2,228
Lease liabilities – non-current	7,455	8,815
Total lease liabilities	$9,813	$11,043

	September 30,	March 31,
	2023	2023
	(Unaudited)
Weighted Average Remaining Lease Term (Years)
Operating leases	5.1	5.5
Weighted Average Discount Rate
Operating leases	2.66%	2.63%

Operating lease arrangements primarily consist of office leases expiring in various years through 2032. These leases have original terms of approximately 2 to 10 years and some contain options to extend the lease up to 5 years or terminate the lease, which are included in right-of-use assets and lease liabilities when the Company is reasonably certain it will renew the underlying leases. Since the implicit rate of such leases is unknown and the Company is not reasonably certain to renew its leases, the Company has elected to apply a collateralized incremental borrowing rate to facility leases on the original lease term in calculating the present value of future lease payments. As of September 30, 2023 and March 31, 2023, the weighted average discount rate for operating leases was 2.66% and 2.63%.

F-40

Supplemental disclosures of cash flow information related to leases are as follows:

	September 30,
(in thousands)	2023	2022
	(Unaudited)	(Unaudited)
Operating cash flows paid for operating lease liabilities	$1,900	$1,487

Maturities of lease liabilities are as follows as of September 30:

(in thousands)	Operating Leases
2024	$2,584
2025	1,944
2026	1,430
2027	1,289
2028	1,294
Thereafter	2,066
Total lease payments	10,607
Less: imputed interest	(794)
Present value of lease liabilities	$9,813

NOTE 12 - Other non-current assets

Others non-current assets as of September 30, 2023, and March 31, 2023, consist of the following:

	September 30,	March 31,
(in thousands)	2023	2023
	(Unaudited)
Security deposit	$750	$594
Long-term prepaid expenses	12	19
Guarantee deposits	4	5
Start-up cost	-	52
	$766	$670

NOTE 13 - Other payable

Others payable as of September 30, 2023, and March 31, 2023, consist of the following:

	September 30,	March 31,
(in thousands)	2023	2023
	(Unaudited)
Sales tax payable	$35	$741
Other payable	371	217
	$406	$958

NOTE 14 – Debt – Related Party

The Company’s outstanding debts borrowed from affiliated companies are as follows.

		Weighted
	Weighted	Average
	Average	Years to
Indebtedness	interest rate*	Maturity*	September 30,	March 31,
(in thousands)			2023	2023
			(Unaudited)
ONODERA GROUP	0.50%	-	$670	$-

*Pertained to information for loans outstanding as of September 30, 2023.

F-41

Interest expenses for short-term loans were $1 thousand for the six months ended September 30, 2023, and interest expenses for long-term loans were $64 thousand and $33 thousand for the year ended March 31, 2023, and for the six months ended September 30, 2022, respectively.

As of September 30, 2023, there are no minimum future payments.

NOTE 15 - Asset Retirement Obligation

These obligations include estimated cost arising from a contractual obligation to a landlord to remove leasehold improvements from the leased property for the Company at the end of the lease term. The associated asset retirement cost is capitalized as part of the carrying amount of the long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depleted over the lease term, which has been determined to be 3 to 15 years. The following is a depreciation of the changes to its beginning and ending amount of asset retirement obligation for the years ended September 30, 2023 and March 31, 2023.

	September 30,	March 31,
(in thousands)	2023	2023
	(Unaudited)
Beginning balance	$309	$411
Liabilities incurred during the period	1	40
Liabilities settled during the period	-	(114)
Exchange rate difference	(30)	(31)
Accretion expense	1	3
Ending balance	$281	$309

NOTE 16 - Other non-current liabilities

Others non-current liabilities as of September 30, 2023, and March 31, 2023, consist of the following:

	September 30,	March 31,
(in thousands)	2023	2023
	(Unaudited)
Provision for retirement benefits	215	193
	$215	$193

NOTE 17 – Loan

Long-term loan as of September 30, 2023, and March 31, 2023, consist of the following:

	September 30,	March 31,
(in thousands)	2023	2023
	(Unaudited)
Long-term loan, unsecured, maturing serially through 2023-2030, (weighted average: Sep 2023 – 0.84%)	1,675	-
Less: current portion	(239)	-
Long-term loan, net of current portion	$1,436	$-

On September 29, 2023, the Company entered into a 250-million-yen ($1.7 million) loan agreement with Resona Bank Ltd. repayable in 7-year equal instalments due September 30, 2030.

The interest rate on the loan is the one-month TIBOR plus 0.8% per annum and as of September 30, 2023, the weighted average interest rate during the period is 0.84%.

Annual maturities for the year subsequent to September 30, 2023 are as follows:

(amounts in thousands)	US$
Year ending September 30,
2024	$239
2025	239
2026	239
2027	239
2028	239
2029	239
2030	239
Total	$1,675

NOTE 18 - Commitments and Contingencies

The Company is party to various legal proceedings arising in the normal course of business. While it is not possible to predict the outcome of the litigation, the Company does not expect that the ultimate resolution for such matters, considering insurance coverage available, will have a material adverse effect on its financial statements.

NOTE 19 - Equity

The Company was incorporated in Delaware on February 24, 2023. The Company was authorized to issue 1,000 shares of common stock, par value $0.00001 per share, and 100 shares of preferred stock, par value $0.00001 per share. On August 21, 2023, the Company increased the number of authorized shares of common stock from 1,000 shares to 100,000,000 shares of common stock and increased the number of authorized shares of preferred stock, from 100 shares to 1,000,000 shares of preferred stock. On December 1, 2023, the Company effected a reverse stock split of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-4.28571429 such that every holder of common stock of the Company shall receive one share of common stock for every four point two eight five seven one four two nine shares of common stock held and to reduce the number of authorized shares of common stock from 30,000,000 to 7,000,000. All references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted. The total number of outstanding shares of common stock were 7,000,000 as of September 30, 2023, and March 31, 2023, and no outstanding shares of preferred stock as of September 30, 2023, and March 31, 2023, respectively.

F-42

On February 27, 2023, the Company issued 5 shares of common stock, par value $0.00001 per share, to Onodera Group Co., Ltd., for $2 thousand per share for a total subscription of $10 thousand, which was collected on September 28, 2023.

On June 30, 2023, the Company distributed a dividend in kind to its parent company, Onodera Group Co., Ltd., drawing from its capital surplus. The dividend in kind consisted of the following assets:

June 30,
(in thousands)	2023
Subsidiary stock	$-
Long-term loan to subsidiaries	8,673
Accrued interest	$198
$8,871

These assets comprised subsidiary stock of Ginza Onodera New York Inc. and a long-term loan extended to Ginza Onodera New York Inc., inclusive of accrued interest income. They were transferred at their historical carrying values under common control, taking into account the following considerations:

1.	According to ASC 805-50-05-5, certain common control transactions are recognized as changes in the reporting entity, and it provides accounting guidance for the entity that acquires the net assets. However, ASC 805 remains silent on the accounting treatment for the entity that contributes the net assets or equity interests.
2.	ASC 860-10-55-78 stipulates that the transfer of a financial asset between subsidiaries of a common parent is accounted for as a sale in the transferring subsidiary’s standalone financial statements if all the conditions specified in ASC 860-10-40-5 are met, provided that the transferee subsidiary is not consolidated in the transferring entity’s standalone financial statements. It’s important to note that this guidance does not apply to transfers of financial assets between a parent company and its subsidiaries.
3.	A commonly practiced method, known as “de-pooling,” has been developed by the transferring entity. In a de-pooling process, the assets, liabilities, and related operations of the transferred business are retrospectively removed from the financial statements of the transferring entity at their historical carrying values, aligning with the financial reporting for the receiving entity.

Consequently, Ginza Onodera New York Inc. was excluded from the consolidation scope as of June 30, 2023, and its balance sheet on that date is as follows:

June 30,
(in thousands)	2023
Assets
Current Assets:
Cash and cash equivalents	$144
Accounts receivable, net	39
Inventories	72
Advances and prepayments to suppliers	17
Due from related party	12
Total current assets	284
Non-current assets:
Other non-current assets	1,061
Total non-current assets	1,061
Total assets	$1,345
Liabilities and stockholder’s equity
Current Liabilities:
Accounts payable	$58
Other payable	45
Accrued expenses	55
Operating leases liabilities-current	1,489
Due to related party	235
Total current liabilities	1,882
Non-current liabilities:
Loan from related parties	8,743
Asset retirement obligation	14
Total non-current liabilities	8,757
Total liabilities	10,639
Stockholder’s equity:
Accumulated deficit	(9,294)
Total stockholder’s equity	(9,294)
Total liabilities and stockholder’s equity	$1,345

F-43

NOTE 20 - Related Party Transactions

The related parties had material transactions for the six months ended September 30, 2023, and the year ended March 31, 2023 consist of the following:

Name of Related Party	Nature of Relationship as of September 30, 2023
ONODERA GROUP	Parent Company
Hiroshi Onodera	Parent company shareholders
LEOC	Parent company as of August 2023
LEOC Foods	Subsidiary of LEOC Co., Ltd.
Little Happiness	Subsidiary of Onodera Group Co., Ltd.
ONODERA Healthcare service	Subsidiary of Onodera Group Co., Ltd.
ONODERA Medical	Subsidiary of Onodera Group Co., Ltd.
ONODERA Nursing Home	Subsidiary of Onodera Group Co., Ltd.
ONODERA Universal Kitchen	Subsidiary of Onodera Group Co., Ltd.
ONODERA User Run	Subsidiary of Onodera Group Co., Ltd.
Renee Clinic	Controlled by the relative of Hiroshi Onodera who indirectly controls LEOC Co., Ltd.
GINZA Onodera New York Inc.	Subsidiary of Onodera Group Co., Ltd.

Our Company is a wholly owned subsidiary of ONODERA GROUP Co., Ltd., which was incorporated in Japan and has its head office in Japan. ONODERA GROUP is also the sole shareholder of Our Company. On August 1, 2023, ONODERA GROUP made in-kind contributions of all shares of ONODERA Food Service Co., Ltd. and Sushi Ginza Onodera Inc. to LEOC Co., Ltd., and LEOC Co., Ltd. is the parent company of Sushi Ginza Onodera Inc. LEOC Co., Ltd. provides management services to each company and accounts for the service fee income to each subsidiary. The Company generates restaurant sales from each affiliate company when each affiliate company listed above uses the Company’s restaurants for company entertainment purposes.

Other receivable due from related parties as of September 30, 2023, and March 31, 2023 are as follows:

Due from related parties

		September 30,	March 31,
(in thousands)		2023	2023
		(Unaudited)
	Business consignment fee (1),
LEOC	Restaurant sales (2)	$26	$84
ONODERA GROUP	Restaurant sales (2)	10	59
ONODERA User Run	Restaurant sales (2)	3	-
ONODERA Medical	Restaurant sales (2)	1	-
ONODERA Nursing Home	Restaurant sales (2)	-	-
Little Happiness	Restaurant sales (2)	-	1
Ginza Onodera New York Inc.	Interest income	10	-
Allowance for doubtful accounts	Interest income	(10)	-
		$40	$144

(1) Business consignment fee is the revenue generated when accounting, payroll, general administration, marketing, etc. are outsourced.

(2) Restaurant sales are revenues generated when a related party uses the company’s restaurant for company entertainment purposes.

F-44

Payable due to related parties, which were included in other current liabilities on the consolidated financial statements, as of September 30, 2023, and March 31, 2023 are as follows:

Due to related parties

		September 30,	March 31,
(in thousands)		2023	2023
		(Unaudited)
	Business consignment fee,
LEOC	advance payment, interest	$582	$578
Ginza Onodera New York Inc.	Advance payment	56	-
ONODERA Medical	Rent expenses	9	-
ONODERA GROUP	Loan, interest	1	-
Little Happiness	Purchase of raw materials	-	-
		$648	$578

Loan from related parties for the six months ended September 30, 2023, and the year ended March 31, 2023 are as follows:

Loan from related parties

		September 30,	March 31,
(in thousands)		2023	2023
		(Unaudited)
ONODERA GROUP	Short-term loan	$670	$-

A sublease agreement has been entered into between LEOC Co., Ltd. as the sublessor and Onodera Food Service Co., Ltd. as the sublessee. Onodera Food Service Co., Ltd. paid the security deposit for the sublease to LEOC Co., Ltd. It is recorded under other non-current assets. The balance of security deposit as of September 30, 2023, and March 31, 2023 are as follows:

Sublease contract with related parties

		September 30,	March 31,
(in thousands)		2023	2023
		(Unaudited)
LEOC	Security deposit	$570	$653

The above security deposit is obligated to be returned to Onodera Food Service Co., Ltd. upon the end of lease.

F-45

Revenues generated by related parties for the six months ended September 30, 2023, and 2022 are as follows:

Revenues generated by related parties

		September 30,
(in thousands)		2023	2022
		(Unaudited)	(Unaudited)
	Business consignment fee,
LEOC	restaurant sales	$91	$25
ONODERA GROUP	Restaurant sales	13	-
Ginza Onodera New York Inc.	Business consignment fee	9	-
Renee Clinic	Restaurant sales	6	-
ONODERA User Run	Restaurant sales	3	2
ONODERA Medical	Restaurant sales	1	5
ONODERA Nursing Home	Restaurant sales	1	-
ONODERA Universal Kitchen	Business consignment fee	-	136
Total		$124	$168

Costs to related parties for the six months ended September 30, 2023, and 2022 are as follows:

Costs to related parties

		September 30,
(in thousands)		2023	2022
		(Unaudited)	(Unaudited)
LEOC Foods	Purchase of raw materials	$1	$-
Little Happiness	Purchase of raw materials	1	-
Total		$2	$-

General and administrative expenses to related parties for the six months ended September 30, 2023, and 2022 are as follows:

General and administrative expenses to related parties

		September 30,
(in thousands)		2023	2022
		(Unaudited)	(Unaudited)
LEOC	Business consignment fee	$23	$58
Ginza Onodera New York Inc.	Provision of allowance for doubtful accounts	11	-
Little Happiness	Freight costs	-	-
Total		$34	$58

Other income from related parties for the six months ended September 30, 2023, and 2022 are as follows:

Foreign exchange gain from related parties	As of September 30,
(in thousands)	2023	2022
	(Unaudited)	(Unaudited)
LEOC	$1	$8
ONODERA GROUP	50	779
Total	51	787

Foreign exchange gain from related parties resulted from the settlement of foreign currency receivables and payables and period-end revaluation.

Interest expenses to related parties for the six months ended September 30, 2023, and 2022 are as follows:

Interest expenses to related parties

		September 30,
(in thousands)		2023	2022
		(Unaudited)	(Unaudited)
ONODERA GROUP	Loan interest	$1	$33

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NOTE 21 - Earnings Per Share

Basic net income per share is calculated on the basis of weighted average outstanding common shares.

The following table sets forth the computation of the Company’s basic and diluted net income per share:

	September 30,
(in thousands, except for number of shares)	2023	2022
	(Unaudited)	(Unaudited)
Numerator:
Net income from continuing operations attributable to
Sushi Ginza Onodera, Inc.	$923	$632
Income from discontinued operations attributable to
Sushi Ginza Onodera, Inc.	1,068	1,779
Net income attributable to Sushi Ginza Onodera, Inc.’s shareholders	$1,991	$2,411
Denominator:
Weighted average shares outstanding—basic and diluted	7,000,000	6,999,999
Net income per common share attributable to Sushi Ginza Onodera, Inc. -basic:
Continuing operations	$0.13	$0.09
Discontinued operations	0.15	0.25
Net income per share - basic	$0.28	$0.34
Income per common share attributable to Sushi Ginza Onodera, Inc. – diluted:
Continuing operations	$0.13	$0.09
Discontinued operations	0.15	0.25
Net income per share - diluted	$0.28	$0.34

NOTE 22 - Disaggregation of Revenue

The revenue generated from different region types is as follows:

	September 30,
(in thousands)	2023	2022
	(Unaudited)	(Unaudited)
Region:
Japan	$7,734	$6,092
US	2,259	2,179
China	1,801	1,145
Total	$11,794	$9,416

The breakdown of revenue from each service line is as follows:

	September 30,
(in thousands)	2023	2022
	(Unaudited)	(Unaudited)
Service line:
Restaurant sales	$11,718	$9,295
Commission income	51	91
Royalty sales	24	10
EC sales	1	5
Foodstuff sales	-	-
Academy sales (1)	-	15
Total	$11,794	$9,416

(1)	Academy sales is tuition revenue from the Ginza Onodera Sushi Academy, which operated until June 2022.

The Company’s revenues are presented net of consumption tax collected on behalf of governments.

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NOTE 23 - Discontinued Operations

Since its opening in May 2016, the NY store has served as our U.S. flagship store and has contributed to the improvement of the Ginza Onodera brand, including the acquisition of a Michelin star. However, seven years have passed since its opening, and it has completed its role as the flagship store. In addition, prior to the renewal of the lease agreement and listing on the U.S. market, we have decided to close the store once again to concentrate our management resources and human resources on the Kaiten Sushi business, which will be our focus in the U.S. expansion.

The following table presents financial results from discontinued operations, net of income taxes in our consolidated statements of operation and comprehensive income for the period indicated. It is important to note that the scope of discontinued operations pertains solely to Ginza Onodera New York Inc. As previously detailed in NOTE 19 - Equity, Ginza Onodera New York Inc. ceased to be included in our consolidation as of June 30, 2023. Consequently, the data in the table covers the periods from April 1 to June 30, 2023, and April 1 to September 30, 2022, respectively.

	June 30,	September 30,
	2023	2022
(in thousands)	(Unaudited)	(Unaudited)
Revenues, net	$924	$1,758
Restaurant operating costs:
Food and beverage costs	206	400
Labor and related costs	205	484
Occupancy and related expenses	(3)	51
Other costs	151	460
Total restaurant operating costs	559	1,395
General and administrative expenses	96	87
Total operating expenses	655	1,482
Income from discontinued operations	269	276
Other income (expenses):
Other income	801	14
Other income from related parties	4	1,580
Other expenses to third parties	(6)	(69)
Interest expenses to related parties	-	(22)
Total other income (expenses)	799	1,503
Income from discontinued operations before income taxes	1,068	1,779
Income tax expense	-	-
Income from discontinued operations, net of income taxes	1,068	1,779

The following table presents the aggregate carrying amounts of the assets and liabilities of discontinued operations of the restaurant business in the consolidated balance sheets as of the date indicated:

	June 30,	March 31,
	2023	2023
(in thousands)	(Unaudited)
Assets of discontinued operations
Current Assets:
Cash and cash equivalents	$-	$137
Accounts receivable, net	-	24
Inventories	-	85
Advances and prepayments to suppliers	-	7
Due from related party	-	7
Total current assets	-	260
Non-current assets:
Other non-current assets	-	1,064
Total non-current assets	-	1,064
Total assets of discontinued operations	$-	$1,324
Liabilities of discontinued operations
Current Liabilities:
Accounts payable	$-	$77
Other payable	-	42
Accrued expenses	-	106
Operating leases liabilities-current	-	1,718
Due to related party	-	23
Total current liabilities	-	1,966
Non-current liabilities:
Asset retirement obligation	-	14
Total non-current liabilities	-	14
Total liabilities of discontinued operations	$-	$1,980

NOTE 24—Subsequent Events

The Company evaluated subsequent events through December 27, 2023, which is the date the consolidated financial statements are issued.

On October 19, 2023, Onodera Group Co., Ltd. loaned 40,000,000 yen (approximately $268 thousands) and 30,000,000 yen (approximately $201,000) on November 17, 2023 to Ginza Onodera USA Inc., and Onodera Group., Ltd. loaned 60,000,000 yen (approximately $402 thousands) on October 19, 2023 to Sushi Ginza Onodera, Inc.

On November 27, 2023, our board of directors and shareholders approved a reverse stock split in a ratio of 1-for-4.28571429 (“Reverse Stock Split”) and on December 1, 2023, we filed a certificate of amendment to our Certificate of Incorporation implementing the Reverse Stock Split in a ratio of 1-for-4.28571429, effective December 1, 2023.

In December 2023, the Company entered into a new lease in Shibuya, Tokyo with a term of 66 months from January 11, 2024 to July 31, 2029 at a rate of JPY 903,247 ($6,052) per month to open a new sushi restaurant in Shibuya.

On January 18, 2024, Onodera Group Co., Ltd. loaned 40,000,000 yen (approximately $268 thousands) to Ginza Onodera USA Inc., and Onodera Group. Co., Ltd. loaned 10,000,000 yen (approximately $67 thousands) on January 18, 2024 to Sushi Ginza Onodera, Inc.

In January 2024, the Onodera Food Service Co., Ltd entered into a business consignment agreement with NN Asset Management Co., Ltd. and Noboru Niida, the president of the NN Asset Management Co., Ltd., to provide operational support to all food service businesses operated by the Company, and Noboru Niida engage in such business as a vice president (non-policy making officer) of the Onodera Food Service Co., Ltd. The Onodera Food Service Co., Ltd pays NN Asset Management Co., Ltd. JPY 2,000,000 ($13,400) per month from February 2024 to January 2025.

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Shares of Common Stock

Sushi Ginza Onodera, Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

      , 2024

Through and including             , 2024 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with this offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”), filing fee and the Nasdaq Capital Market listing fee.

Description	Amount
U.S. Securities and Exchange Commission registration fee	$1,539
Financial Industry Regulatory Authority filing fee	2,064
Nasdaq Capital Market entry fee	50,000
Accounting fees and expenses	300,000
Legal fees and expenses	375,000
Roadshow expenses	10,000
Other accountable expenses	65,000
Printing expenses	5,000
Non-accountable expenses	80,000
Miscellaneous	50,000
Total	$938,603

Item 14. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the General Corporation Law of the State of Delaware.

We intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation and bylaws.

Our certificate of incorporation also permits us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We intend to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

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We believe that these provisions and the insurance are necessary to attract and retain talented and experienced officers and directors.

Any repeal or amendment of provisions of our certificate of incorporation affecting indemnification rights, whether by our Board of Directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities issued by us since February 17, 2023. Also included is the consideration received by us for such unregistered securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

On February 27, 2023, we issued five (5) shares of common stock, par value $0.00001 per share, to Onodera Group Co., Ltd., for $2,000.00 per share for a total subscription of $10,000.

On August 1, 2023, Onodera Group Co., Ltd. made an investment in kind of 100 shares (all the outstanding shares) of Onodera Food Service Co., Ltd. and 5 shares of Sushi Ginza Onodera Inc. to LEOC Co., Inc.

On August 22, 2023, pursuant to the terms of a share exchange agreement among Sushi Ginza Onodera, Inc. and LEOC Co., Ltd., we issued 29,999,995 shares of our common stock to LEOC Co., Ltd. in exchange for all outstanding shares of common stock of Onodera Food Service Co., Ltd., which holds 100% of the issued and outstanding capital stock of Ginza Onodera California, Inc. (formed in California) and Ginza Onodera USA Inc. (formed in Hawaii), and which holds 90% of the issued and outstanding capital stock of the Ginza Onodera Shanghai (formed in Shanghai, China).

The offer and sale of all securities listed in this item 15 was made to a limited number of accredited investors in reliance upon exemptions from the registration requirements pursuant to Section 4(a)(2) under the Securities Act and Regulation D promulgated under the Securities Act. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1 **	Certificate of Incorporation of Sushi Ginza Onodera, Inc. filed with Secretary of State of Delaware
3.2 **	Amendment to Certificate of Incorporation of Sushi Ginza Onodera, Inc. filed with Secretary of State of State of Delaware on July 27, 2023
3.3 **	Amendment to Certificate of Incorporation of Sushi Ginza Onodera, Inc. filed with Secretary of State of State of Delaware on December 1, 2023
3.4 **	Amended and Restated Bylaws of Sushi Ginza Onodera, Inc.
4.1 *	Form of Representative ’s Warrant
5.1 *	Opinion of Anthony , Linder & Cacomanolis, PLLC
10.1 †**	2023 Stock Incentive Plan
10.2 †**	Form of Employment Agreement for Shinji Nagao
10.3 †**	Form of Employment Agreement for Keiichi Yamamoto
10.4 †**	Form of Employment Agreement for Shinichi Miyazawa
10.5 †*	Form of Independent Director Agreement
10.6 *	Form of Indemnification Agreement
10.7 **	Loan Agreement, dated August May 19, 2023, between Ginza Onodera USA Inc. and Onodera Group
10.8 **	Loan Agreement, dated August July 19, 2023, between Ginza Onodera USA Inc. and Onodera Group
10.9 **	Loan Agreement, dated May 25, 2023, between Onodera Food Service Co., Ltd. and Onodera Group
10.10 **	Loan Agreement, dated July 21, 2023, between Onodera Food Service Co., Ltd and Resona Bank Ltd.
10.11 **	Loan Agreement, dated September 29, 2023, between Onodera Food Service Co., Ltd. and Resona Bank Ltd.
10.12 **	Loan Agreement, dated October 19, 2023, between Ginza Onodera USA Inc. and Onodera Group
10.13 **	Loan Agreement, dated October 19, 2023, between Sushi Ginza Onodera, Inc. and Onodera Group
10.14 **	Loan Agreement, dated November 17, 2023, between Ginza Onodera USA Inc. and Onodera Group
10.15 **	Consultancy Agreement, dated April 1, 2023, between Yamayuki Co., Ltd and Onodera Food Service Co., Ltd.
10.16 **	Business Agreement, dated January 1, 2021, between Miaoxinmaiye Co., Ltd. and Ginza Onodera Shanghai Co., Ltd.
10.17 **	Business Support Agreement, dated September 1, 2023, between Onodera Food Service Co., Ltd. and LEOC Co., Ltd.
10.18*	Loan Agreement, dated January 18, 2024, between Ginza Onodera USA Inc. and Onodera Group
10.19*	Loan Agreement, dated January 18, 2024, between Sushi Ginza Onodera, Inc. and Onodera Group
10.20*	Business Consignment Agreement, dated January 24, 2024, between Onodera Food Service Co., Ltd. and NN Asset Management Co., Ltd.
21.1 **	List of Subsidiaries of Sushi Ginza Onodera, Inc.
23.1*	Consent of Independent Registered Public Accounting Firm
23.2 *	Consent of Anthony , Linder & Cacomanolis, PLLC (included in Exhibit 5.1)
24.1 **	Power of Attorney (included on signature page)
107*	Filing Fee Table

*	Filed herewith.
**	Previously filed.
†	Includes management contracts and compensation plans and arrangements

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

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Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act “may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	Rule 415 Offering. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(i)	The undersigned Registrant hereby undertakes that it will:

a.	for determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the SEC declared it effective.

b.	for determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tokyo, Japan, on this January 26, 2024.

SUSHI GINZA ONODERA, INC.

By:	/s/ Shinji Nagao
Shinji Nagao
Chief Executive Officer and Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Shinji Nagao	Chief Executive Officer, President and a	January 26, 2024
Shinji Nagao	Director (principal executive officer)

*	Chief Administrative Officer, Executive	January 26, 2024
Keiichi Yamamoto	Vice President, Secretary and a Director

*	Chief Financial Officer	January 26, 2024
Shinichi Miyazawa	(principal financial officer and principal accounting officer)

*	Independent Director	January 26, 2024
Yasuo Okamoto
*	Independent Director	January 26, 2024
Akemi Fukuoji

*	Independent Director	January 26, 2024
Ferdinand Groenewald

By:	/s/ Shinji Nagao
Shinji Nagao
Attorney-in-fact*

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